As filed with the Securities and Exchange Commission on March 5, 2015

Registration No. 333-191106

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 3
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global REIT II, Inc.
(Exact name of registrant as specified in governing instruments)
 __________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
 __________________________________
With copies to:
Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
 _________________________________
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________

This Post-Effective Amendment No. 3 consists of:

•
Sticker Supplement No. 7, dated March 5, 2015, which supersedes and replaces Supplement No. 1, dated December 24, 2014, Supplement No. 2 dated December 30, 2014, Supplement No. 3 dated January 8, 2015, Supplement No. 4 dated February 5, 2015, Supplement No. 5 dated February 25, 2015 and Supplement No. 6 dated February 26, 2015;

•	our Prospectus, date December 12, 2014, previously filed pursuant to Rule 424(b)(3) and re-filed herewith;

•	Part II, included herewith; and

•	signatures, included herewith.

Hines Global REIT II, Inc.

Sticker Supplement No. 7

This Sticker Supplement No. 7, dated March 5, 2015, to our prospectus dated December 12, 2014 (the “Prospectus”), supplements and/or updates information in the “Prospectus Summary,” “Management,” “Management Compensation, Expense Reimbursement and Operating Partnership OP Units and Special OP Units,” “Our Real Estate Investments,” “Security Ownership of Certain Beneficial Owners and Management,” “Plan of Distribution,” “the Operating Partnership,” “Material U.S. Federal Income Tax Considerations,” “ERISA Considerations,” “Experts,” “Incorporation by Reference,” and the “Index to Financial Statements” sections of our Prospectus as well as Appendix A and Appendix B to our Prospectus. This Sticker Supplement No. 7 supplements, modifies or supersedes certain information in our Prospectus and must be read in conjunction with our Prospectus.

Hines Global REIT II, Inc.
Supplement No. 7 dated March 5, 2015
To the Prospectus dated December 12, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT II, Inc., dated December 12, 2014 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

TABLE OF CONTENTS

		Supplement No. 7	Prospectus
		Page Number	Page Number
A.	Status of Our Current Public Offering	1	N/A
B.	Distributions Declared	1	19, 146
C.	Waiver of Asset Management Fee	2	13, 97
D.	Updates to the Prospectus Summary Section	2	20
E.	Updates to the Management Section	2	86
F.	Updates to the Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units Section	3	101
G.	Updates to the Our Real Estate Investments Section	3	102
H.	Updates to the Security Ownership of Certain Beneficial Owners and Management Section	7	86, 103
I.	Updates to the Plan of Distribution Section	8	159
J.	Updates to the Operating Partnership Section	8	164
K.	Qualification as a REIT	8	various, 171, 173
L.	Updates to the ERISA Considerations Section	9	199
M.	Updates to the Experts Section	10	202
N.	Addition of the Incorporation by Reference Section	10	N/A
O.	Updates to the Financial Statements Section	11	F-1
P.	Updates to Appendix A to the Prospectus	12	A-7
Q.	Updates to Appendix B to the Prospectus	13	B-1

A. Status of Our Current Public Offering

As of March 2, 2015, we had received gross proceeds of $11.4 million from the sale of 1.2 million of our common shares in our current public offering, including $19,000 of shares issued under our distribution reinvestment plan. As of March 2, 2015, approximately $1,988.6 million of shares (approximately 198.9 million shares using the $10.00 per share offering price) remained available for sale pursuant to our current public offering, exclusive of approximately $500.0 million of shares (approximately 52.6 million shares using the $9.50 per share distribution reinvestment plan price) available under our distribution reinvestment plan.

B. Distributions Declared

The following information supplements and should be read in conjunction with the “Prospectus Summary— Description of Capital Stock— Distribution Objectives” and “Description of Capital Stock— Distribution Objectives” sections beginning on pages 19 and 146 of the Prospectus, respectively.

We have declared distributions for the months of October 2014 through March 2015 at an amount equal to $0.001575342 per share, per day. In our initial quarters of operations, and from time to time thereafter, our cash flows from operations have been and may continue to be insufficient to fund distributions to stockholders. We have not placed a cap on the amount of our distributions that may be paid from sources other than cash flows from operations, including proceeds from our debt financings, proceeds from our public offerings, cash advances by our Advisor and cash resulting from a waiver or deferral of fees.

1

Distributions are paid monthly on the first business day following the completion of each month to which they relate. All distributions were or will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan.
In addition to the distributions described above, our board of directors has authorized special stock dividends as of daily record dates for the period from October 1, 2014 through March 31, 2015. Stock dividends for our common shares will be calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of common stock per share, per day. These stock dividends will be issued on the first business day of April 2015.

C. Waiver of Asset Management Fee

The following information supplements the Prospectus and the related disclosure throughout the Prospectus is hereby updated in accordance with the following:

As described under the caption “Asset Management Fee—Our Advisor” in the “Prospectus Summary—Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” section beginning on page 13 of the Prospectus, we have agreed to pay a monthly asset management fee to our Advisor and our Advisor has agreed to waive this fee for the quarter ended December 31, 2014 to the extent that our modified funds from operations, MFFO, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014, does not exceed distributions declared to stockholders for that period.

In December 2014, our Advisor also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2015, to the extent that our MFFO for the quarter ended March 31, 2015, as disclosed in our Quarterly Report on Form 10-Q for such quarter, amounts to less than 100% of the aggregate distributions declared to our stockholders for the quarter ended March 31, 2015. As a result of the waiver of these fees, if any, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. This fee waiver is not a deferral and accordingly, any fees that are waived will not be paid to the Advisor in cash at any time in the future.

D. Updates to the Prospectus Summary Section

The following disclosure updates the “Prospectus Summary — Description of Capital Stock-Share Redemption Program” section of the Prospectus:

As of March 2, 2015, we had not received any requests for redemption.

E. Updates to the Management Section

The paragraph following the “Commercial Real Estate Managed by Hines and its Affiliates” chart on page 86 of the Prospectus is hereby superseded in its entirety and replaced with the following:

Hines also has extensive experience in disposition services. During the 10 years ended December 31, 2013, Hines sponsored 25 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, two other publicly-offered real estate investment programs, Hines REIT and Hines Global I, and one publicly-offered business development company, HMS. During this period, these funds disposed of 119 investments. The aggregate sales price of such underlying properties was approximately $12.8 billion and the aggregate original cost was approximately $8.9 billion. 74 of these properties were located outside of the United States, which had an aggregate sales price of approximately $6.4 billion and an aggregate cost of approximately $3.5 billion.

F. Updates to the Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units Section

The following is inserted following footnote 18 on page 101 of the Prospectus:

The table below outlines fees and expense reimbursements incurred that are payable by us to Hines and its affiliates for the quarter ended September 30, 2014 and amounts unpaid as of September 30, 2014:

Type and Recipient	Incurred During the Quarter Ended September 30, 2014	Unpaid as of September 30, 2014
Issuer Costs and Organizational Expenses- the Advisor	$3,104,168	3,104,168
Other (1) - the Advisor	$169,560	169,560
Due to Affiliates (2)		$3,273,728

(1)
Includes amounts the Advisor paid on our behalf, such as general and administrative expenses and acquisition-related expenses.  These amounts are generally reimbursed to the Advisor during the month following the period in which they are incurred.

(2)	No selling commissions or dealer manager fees had been incurred or paid as of September 30, 2014.

G. Updates to the Our Real Estate Investments Section

The section titled “Our Real Estate Investments” beginning on page 102 of the Prospectus is hereby deleted and replaced in its entirety with the following:

As of March 5, 2015, we owned two real estate investments: 2819 Loker Avenue East, an industrial property located in Carlsbad, California and in Bishop’s Square, an office building located in Dublin, Ireland. Set forth below is additional information regarding our acquisitions.

2819 Loker Avenue East

On December 17, 2014, we, through a wholly-owned subsidiary, acquired 2819 Loker Avenue East, an industrial building located in Carlsbad, California. The seller, Canoga-Rincon is not affiliated with us or our affiliates.

2819 Loker Avenue East was constructed in 1998 and consists of 161,310 square feet of net rentable area that is 100% leased to the Acushnet Company, the parent company of Titleist, FootJoy, BV-Vokey Design, Scotty Cameron, Pinnacle, and the Titleist Performance Institute, under a lease that expires in July 2019.

The contract purchase price for 2819 Loker Avenue East was approximately $25.4 million, exclusive of transaction costs and working capital reserves. We funded the acquisition using proceeds from this offering and a credit facility provided by Hines (described below under “Our Permanent Debt”).

The estimated going-in capitalization rate for 2819 Loker Avenue East is approximately 6.5%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenant will perform under its lease agreement during the next 12 months.

In connection with this acquisition, we will pay our Advisor approximately $570,000 in acquisition fees.

Our management currently has no plans for material renovations or other capital improvements to the property and believes 2819 Loker Avenue East is suitable for its intended purpose and adequately covered by insurance. The cost of 2819 Loker Avenue East (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis.

3

The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual net rent per leased square foot, for 2819 Loker Avenue East during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
2009	100%	$5.41
2010	100%	$9.58
2011	100%	$9.87
2012	100%	$10.20
2013	100%	$10.47

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (excluding operating expense recoveries) by the weighted average square footage under lease during such year.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for the period from December 17, 2014 through December 31, 2014 and for each of the years ending December 31, 2015 through 2023 for 2819 Loker Avenue East:

Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases	% of Total Annual Base Rental Income
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	1	161,310	100%	$1,845,226	100%
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—

Bishop’s Square

On March 3, 2015, we, through a wholly-owned subsidiary, acquired Bishop’s Square, a Class A office building located in Dublin, Ireland. The seller, Violet Yarrow Real Estate (Dublin) Limited, is not affiliated with us or our affiliates. The building consists of 153,529 square feet of net rentable area that is 100% leased to five tenants. Three of these tenants individually lease more than 10% of the net rentable area of the complex, as described below:

•
The Commissioners of Public Works in Ireland, a state agency of Ireland, leases 90,017 square feet or approximately 59% of the building’s net rentable area, under a lease that expires in January 2028. The annual base rent under the lease is currently €3.4 million ($3.8 million assuming a rate of $1.12 per EUR as of the acquisition date).

•
International Financial Data Services, an investor record keeping and transfer agency provider, leases 32,916 square feet or approximately 21% of the building’s net rentable area, under a lease that expires in June 2024. The annual base rent under the lease is approximately €1.0 million ($1.1 million assuming a rate of $1.12 per EUR as of the acquisition date).

•
News Corp UK & Ireland Limited, a newspaper publisher, leases 16,153 square feet or approximately 11% of the building’s net rentable area, under a lease that expires in August 2027. The annual base rent under the lease is currently €0.5 million ($0.6 million assuming a rate of $1.12 as of the acquisition date). In addition, the lease has a termination option which permits the tenant to terminate the lease if notice is given 12 months in advance of August 2027.

The contract purchase price for Bishop’s Square was €92.0 million (approximately $103.5 million assuming a rate of $1.12 per EUR as of the acquisition date), exclusive of transaction costs, fees and working capital reserves. We funded the acquisition using proceeds from this offering, an advance under our credit facility with Hines, and a €55.2 million

(approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) secured facility agreement (both of which are described below under “Our Permanent Debt”).

The estimated going-in capitalization rate for Bishop’s Square is approximately 6.1%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months.
In connection with this acquisition, we will pay our Advisor approximately $2.3 million in acquisition fees.

Our management currently has no plans for material renovations or other capital improvements at the property and believes the property is suitable for its intended purpose and adequately covered by insurance. The cost of Bishop's Square (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis.
The following table shows the weighted average occupancy rate, expressed as a percentage of net rentable square feet, and the average effective annual net rent per leased square foot, for Bishop’s Square during the past five years ended December 31:

	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
Year		Euro	USD
2010	99%	€43.47	$57.82
2011	99%	€43.47	$56.08
2012	100%	€43.67	$57.64
2013	100%	€43.67	$60.26
2014	100%	€36.64	$44.70

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (excluding operating expense recoveries) by the weighted average square footage under lease during such year. All Euro amounts were translated to USD using the corresponding yearly average exchange rate.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for the period from March 3, 2015 through December 31, 2015 and for each of the years ending December 31, 2016 through December 31, 2024 for Bishop’s Square:

Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases (1)	% of Total Annual Base Rental Income
2015	1	2,048	1.3%	$11,619	0.2%
2016	—	—	—%	$—	—%
2017	—	—	—%	$—	—%
2018	—	—	—%	$—	—%
2019	—	—	—%	$—	—%
2020	—	—	—%	$—	—%
2021	—	—	—%	$—	—%
2022	1	12,395	8.1%	$660,059	10.7%
2023	—	—	—%	$—	—%
2024	1	32,916	21.4%	$1,112,531	18.1%
Thereafter	2	106,170	69.2%	$4,363,298	71.0%

(1)	Assuming an exchange rate of $1.12 per Euro based on the exchange rate in effect on March 3, 2015.

Our Permanent Debt

Hines Credit Facility

On December 15, 2014, we entered into a credit facility with Hines (the “Hines Credit Facility”) with a maximum principal amount of $75.0 million. Interest on each advance is charged monthly at a variable rate, which is (i) Hines’ then-current borrowing rate under its revolving credit facility and (ii) if we enter into a revolving credit facility through the Operating Partnership, the rate under such facility. Each advance under Hines Credit Facility must be repaid within six months, subject to one six-month extension at our option and subject to the satisfaction of certain conditions. The Hines Credit Facility will terminate on the earlier of a) the termination of the availability period as determined by Hines at its discretion (which will not impact the maturity date of any outstanding or previously approved advance under the loan agreement); b) December 15, 2016; and c) the date Hines accelerates the repayment of the loan agreement pursuant to any event of default.

As of February 24, 2015, we have borrowed $74.5 million under the Hines Credit Facility which was used to fund the acquisition of 2819 Loker Avenue East, the acquisition of Bishop’s Square and additional working capital needs.

Notwithstanding that each advance under the Hines Credit Facility matures six months after it is made, we are required to repay each advance with proceeds from this offering as such proceeds are raised, unless we, through the Operating Partnership, enter into a revolving credit facility, which we refer to as the OP Facility, at which point we may use our offering proceeds to repay the OP Facility, if any, prior to repaying any advances under the Hines Credit Facility. The loan agreement also permits voluntary prepayment of principal and accrued interest.

The Hines Credit Facility requires the maintenance of certain financial covenants beginning the earlier of a) December 15, 2015 or b) the effective date of the OP Facility, if any, which includes covenants concerning indebtedness to total asset value. In addition, the Hines Credit Facility contains customary affirmative and negative covenants, which, among other things, prohibit us from: (i) merging with other companies or changing ownership interest; (ii) selling all or substantially all of our assets or properties; and (iii) if in default under Hines Credit Facility, paying distributions to our stockholders other than as required to maintain our status as a real estate investment trust. The Hines Credit Facility also requires us to deliver to Hines certain quarterly and annual financial information.

The Hines Credit Facility contains various customary events of default. As is customary in such financings, if an event of default occurs under the Hines Credit Facility, Hines may accelerate the repayment of amounts outstanding under the Hines Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Bishop’s Square Facility

On March 3, 2015, we, through a wholly-owned subsidiary, entered into a secured facility agreement (the “Bishop’s Square Facility”) with DekaBank Deutsche Girozentrale (“DekaBank”) totaling €55.2 million (approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) to fund the acquisition of Bishop’s Square, including associated costs. DekaBank is not affiliated with us or our affiliates. The Bishop’s Square Facility is secured by a mortgage and related security interests in Bishop’s Square and is non-recourse with respect to us. The Bishop’s Square Facility also includes assignments of rent, leases and permits for the benefit of DekaBank.

The Bishop’s Square Facility requires quarterly interest payments beginning in July 2015 and repayment of principal upon the maturity of the Bishop’s Square Facility on March 2, 2022. The Bishop’s Square Facility has a floating interest rate of EURIBOR plus 1.30%. The Bishop’s Square Facility may be repaid in full prior to maturity, subject to a prepayment premium if it is repaid in the first three years. In accordance with the terms of the Bishop’s Square Facility, we entered into a €55.2 million (approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) three-year interest rate cap at 2% to limit exposure to interest rate fluctuations.

The Bishop’s Square Facility contains customary events of default with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, customary financial covenants regarding the debt service coverage ratio, sale of assets, failure to maintain insurance on Bishop’s Square and the failure of certain representations and warranties in the Bishop’s Square Facility to be true and correct in all material respects, and customary covenants, including limitation on the incurrence of debt and granting liens. If an event of default has not been cured and is continuing, DekaBank may declare that the principal and any unpaid interest are immediately due and payable.

H. Updates to the Security Ownership of Certain Beneficial Owners and Management Section

The section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 103 of the Prospectus is hereby deleted and replaced in its entirety with the following:
The following table shows the number and percentage of our outstanding common shares that were owned as of March 2, 2015 by:

•	persons known to us to beneficially own more than 5% of our common shares;

•	each director and executive officer; and

•	all directors and executive officers as a group.

		Common Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Position	Number of Common Shares		Percentage of Class
Jeffrey C. Hines	Chairman of the Board	223,896.256	(3)	18.9%
Charles M. Baughn	Director	11,267.779		1.0%
Sherri W. Schugart	President and Chief Executive Officer	11,136.682		*
Ryan T. Sims	Chief Financial Officer and Secretary	2,777.930		*
David L. Steinbach	Chief Investment Officer	2,778.387		*
Kevin L. McMeans	Asset Management Officer	2,778.463		*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	2,781.568		*
John O. Niemann, Jr.	Independent Director	11,135.160		*
Humberto “Burt” Cabañas	Independent Director	11,111.111		*
Dougal A. Cameron	Independent Director	—		—
Hines Global REIT II Associates Limited Partnership(4)		—	(4)	—	(4)
All directors and executive officers as a group		279,663.336		23.6%
 * Amount represents less than 1%

(1)	The address of each person listed is c/o Hines Global REIT II, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of our stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of March 2, 2015 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)
Includes all common shares owned directly by Hines Global REIT II Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT II Investor Limited Partnership. Mr. Hines may also be deemed to be the beneficial owner of interests held by Hines Global REIT II Associates Limited Partnership.

(4)
Hines Global REIT II Associates Limited Partnership owns (i) 21,111 OP Units in the Operating Partnership and (ii) the Special OP Units. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units.” The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. Please see “The Operating Partnership—Special OP Units” for a description of these distributions. In addition, under our Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.”

I. Updates to the Plan of Distribution Section

The “Plan of Distribution” section of the Prospectus is hereby updated to add the following new paragraph after the first paragraph on page 159 of the Prospectus:

In addition, we entered into an agreement with our Dealer Manager, our Advisor and Ameriprise Financial Services, Inc. (“Ameriprise”), pursuant to which Ameriprise was appointed as a participating broker dealer in this offering. Subject to certain limitations set forth in the Selected Dealer Agreement with Ameriprise, we, our Dealer Manager and our Advisor, jointly and severally, agreed to indemnify, defend and hold harmless Ameriprise and each person, if any, who controls Ameriprise within the meaning of the Securities Act of 1933, as amended, against losses, liability, claims, damages and expenses caused by certain untrue or alleged untrue statements, or omissions or alleged omissions of material fact made by us, our Dealer Manager or our Advisor in connection with the Offering or in certain filings with the Securities and Exchange Commission and certain other public statements, or the breach by us, our Dealer Manager or our Advisor or any employee or agent acting on our or their behalf, of any of the representations, warranties, covenants, terms and conditions of the Selected Dealer Agreement. In addition, Hines separately agreed to provide a limited indemnification to Ameriprise of these matters on a joint and several basis with the other entities and we have agreed to indemnify and reimburse Hines for any amounts Hines is required to pay pursuant to this indemnification. Please see “Conflicts of Interest.”

J. Updates to the Operating Partnership Section

The fourth paragraph under the caption “The Operating Partnership-General” on page 164 of the Prospectus is hereby deleted in its entirety and replaced with the following:

We expect to hold most of our assets and conduct most of our operations through the Operating Partnership although we may hold some of our assets and conduct certain of our operations directly. We are the sole general partner and a limited partner of the Operating Partnership and, as of September 30, 2014, we owned a 91.4% ownership interest in the Operating Partnership and Hines Global REIT II Associates Limited Partnership owned a 8.6% ownership interest in the Operating Partnership as a limited partner. Please see “ —Special OP Units” below for a description of the Special OP Units owned by Hines Global REIT II Associates Limited Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership.

K. Qualification as a REIT

We presently intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015, rather than our taxable year ended December 31, 2014. Accordingly, all disclosure throughout the Prospectus regarding the first taxable year in which we intend to qualify as a REIT for U.S. federal income tax purposes is hereby updated to reflect that it is our taxable year ending December 31, 2015, rather than our taxable year ended December 31, 2014. Since we do not anticipate having any taxable income for the year ended December 31, 2014, this change will not have an impact on our tax liability or the tax liability of our stockholders that invested in this Offering during 2014.

1.
The first and second paragraphs under “Material U.S. Federal Income Tax Considerations-Taxation of Our Company” on page 171 of the Prospectus are hereby deleted in their entirety and replaced with the following:

We were organized in July 2013 as a Maryland corporation. We intend to operate in a manner that will allow us to qualify as a REIT under the Code commencing with the taxable year ending December 31, 2015. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, we have received an opinion of Greenberg Traurig, LLP to the effect that, commencing with our taxable year ending December 31, 2015, we are organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and speaks as of the date issued. In addition, Greenberg Traurig,

8

LLP’s opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively.

2.
The bulleted list and the first full paragraph under “Material U.S. Federal Income Tax Considerations-Requirements for Qualification as a REIT” beginning on page 173 of the Prospectus are hereby deleted in their entirety and replaced with the following:

Requirements for Qualification as a REIT
A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax law.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet the above requirements 1, 2, 3, 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to us beginning with our taxable year ended December 31, 2016. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

L. Updates to the ERISA Considerations Section

The fourth paragraph under the caption “Annual Valuations” that begins at the bottom of page 199 of the Prospectus is hereby deleted in its entirety and replaced with the following:

The SEC has approved an amendment to NASD Rule 2340, which sets forth the obligations of FINRA members to provide per share values in customer account statements. We presently expect to disclose an estimated net asset value per share based upon a valuation determined by an independent valuation firm no later than 45 days after the end of the calendar quarter that is two years after the effective date of this offering. The effective date of this offering was August 20, 2014. Thereafter, in accordance with the amended rule, we intend to undertake a valuation process to provide an estimated per share value annually. In connection with the disclosure of a new estimated per share value of our common stock, our board of directors may determine to modify the offering price for each class of our shares, if we are engaged in an offering at that time and the purchase price stockholders pay for shares of our common stock may be higher than such estimated per share value. Further, the amendment to NASD Rule 2340 takes effect on April 11, 2016, prior to the anticipated conclusion of this offering, and if we have not yet disclosed an estimated per share value of our common stock by the time the amended rule takes effect, our stockholders’

customer account statements will include a value per share that is less than the offering price for such class of shares of our common stock in this offering, because the amendment requires the “value” on the customer account statement to be equal to the offering price less up-front underwriting compensation and organization and offering expenses. Once the amended rule takes effect, we expect to use this “value” from customer account statements as the estimated per share value for purposes of reports to fiduciaries.

M. Updates to the Experts Section

The section under “Experts” on page 202 in the Prospectus is hereby deleted and replaced with the following:

The consolidated balance sheet of Hines Global REIT II, Inc. and subsidiary as of December 31, 2013, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated balance sheet has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of the property located at 2819 Loker Avenue East, Carlsbad, California for the year ended December 31, 2013, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K/A has been audited by Saville Dodgen & Company PLLC, independent auditors, as stated in their report, which is incorporated herein by reference (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) and is so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

N. Addition of the Incorporation by Reference Section

The following “Incorporation by Reference” section is added to the Prospectus as a new section immediately following the “Privacy Policy Notice” section beginning on page 202 of the Prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission’s rules allow us to incorporate by reference certain information into the Prospectus. The documents listed below are incorporated by reference into this Prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

•
Our Current Reports on Form 8-K, filed September 24, 2014, November 20, 2014, December 19, 2014, December 23, 2014, January 2, 2015, January 7, 2015, February 2, 2015, February 5, 2015, March 2, 2015 and March 5, 2015;

•	Our Current Report on Form 8-K/A filed February 27, 2015; and

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed November 10, 2014.

10

O. Updates to the Financial Statements Section

The index on Page F-1 of the Prospectus is hereby deleted and replaced in its entirety by the following:

INDEX TO FINANCIAL STATEMENTS

Hines Global REIT II, Inc.—Consolidated Financial Statements as of December 31, 2013
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheet	F-3
Notes to Consolidated Balance Sheet	F-4

Hines Global REIT II, Inc.—For the Three and Nine Months Ended September 30, 2014 and for the Period from July 31, 2013 (date of inception) through September 30, 2013
Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets	F-10
Condensed Consolidated Statements of Operations	F-11
Condensed Consolidated Statements of Equity	F-12
Condensed Consolidated Statements of Cash Flows	F-13
Notes to Condensed Consolidated Financial Statements	F-14

2819 Loker Avenue East — For the Nine Months Ended September 30, 2014 (Unaudited) and the Year Ended December 31, 2013
Independent Auditor’s Report	*
Statements of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Hines Global REIT II, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013	*
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2014	*
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Period from July 31, 2013 (date of inception) through December 31, 2013	*
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements	*

* See the “Incorporation by Reference” section (section N) of this Supplement.

P. Updates to Appendix A to the Prospectus

Page A-7 in Appendix A is hereby deleted in its entirety and replaced with the following.:

TABLE V
SALES OR DISPOSALS OF PROPERTIES
(Past/Prior Performance is Not Indicative of Future Results)
Table V presents summary information on the results of sales or disposals of properties from Prior Programs during the three years ended December 31, 2013. The Table includes information about the sales proceeds received, the cash invested in the properties and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours. Amounts are in thousands.

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Property, Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures
Property			Cash received, net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements and soft costs	Total
Hines Real Estate Investment Trust, Inc.
Atrium on Bay	Feb-07	Jun-11	128,709	199,278	—	—	327,987	166,714	50,444	217,158	27,251
Distribution Park Rio(1)	Jun-07	Jan-13	86,227	—	—	—	86,227	—	57,390	57,390	26,346
One Wilshire	Aug-07	Jul-13	226,360	200,000	—	—	426,360	159,500	131,190	290,690	54,129
Raytheon/Direct TV	Mar-08	Jul-13	40,093	49,780	—	—	89,873	54,150	77,580	131,730	3,985
Williams Tower	May-08	Mar-13	228,397	165,000	—	—	393,397	165,000	106,854	271,854	(46,057)
Hines US Core Office Fund LP
Three First National Plaza	Mar-05	Aug-11	198,463	126,900	—	—	325,363	141,000	109,492	250,492	107,353
One Shell Plaza/Two Shell Plaza	May-04	Aug-12	310,878	185,593	—	—	496,471	195,500	156,272	351,772	194,771
Johnson Ranch Corporate Center I & II, Olympus Corporate Center Complex, Roseville Corporate Center, Summit at Douglas Ridge I & II	May-07	Dec-12	(104,568)	87,731	—	—	(16,837)	111,850	200,468	312,318	5,500
1200 Nineteenth Street	Aug-03	Jun-13	250,155	38,152	—	—	288,307	38,152	29,177	67,329	26,399
425 Lexington	Aug-03	Jun-13	410,463	194,874	—	—	605,337	194,874	157,530	352,404	199,214
499 Park Avenue	Aug-03	Jun-13	286,803	83,379	—	—	370,182	83,379	67,863	151,242	95,559
Douglas Corporate Center I & II Complex	May-07	Jan-13	—	36,000	—	—	36,000	36,000	29,149	65,149	4,414	(2)
Hines Pan-European Core Fund LP
Cadbury	Dec-06	Feb-11	37,142	32,181	4,961	—	74,284	32,181	31,440	63,621	—
Kappa Building	Jul-07	Jul-13	113,777	36,296	77,481	—	227,554	60,405	70,611	131,016	—

(1)
Hines REIT owned a 50% investment in Distribution Park Rio and accounted for this real estate property as an equity method investment. Hines REIT initially invested $28.9 million in the property in June 2007 and received $43.3 million in net proceeds when the property was sold in January 2013.

(2)	Property surrendered to lender pursuant to foreclosure.

Q. Updates to Appendix B to the Prospectus

Appendix B is hereby updated and replaced in its entirety with the form of Subscription Agreement below.

Appendix B

Hines Global REIT II

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL REIT II

1 YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global REIT II

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $
(The minimum investment is $2,500)

☐ Initial Purchase
☐ Subsequent Purchase

SHARE CLASS A

Select if Applicable

☐ **A. Rights of Accumulation** Please link the tax identification numbers or account numbers listed for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN(s) or Account Number(s)

☐ **B. Net Commission Purchases** Please check this box if you are eligible for a Net Commission Purchase. Net commission purchases are available to: employees (and their spouses, parents and minor children) of a Broker-Dealer, employees (and their spouses, parents and minor children) of Hines and its affiliates, participants in a wrap account or commission replacement account approved for a discount by the Broker-Dealer, RIA, bank trust account, endowment, foundation, pension fund, etc.

2 OWNERSHIP TYPE *(Select only one)*

Non-Custodial Account Type

BROKERAGE ACCOUNT NUMBER ______________________

☐ INDIVIDUAL OR JOINT TENANT WITH RIGHTS OF SURVIVORSHIP

☐ TRANSFER ON DEATH *Optional designation. Not available for Louisiana residents. See Section 3D.*

☐ TENANTS IN COMMON

☐ COMMUNITY PROPERTY

☐ UNIFORM GIFT/TRANSFER TO MINORS

State of__________________

☐ PENSION PLAN *Include Certification of Investment Powers Form*

☐ TRUST *Include Certification of Investment Powers Form*

☐ CORPORATION / PARTNERSHIP / OTHER

Corporate Resolution or Partnership Agreement Required

Third Party Custodial Account Type

CUSTODIAN ACCOUNT NUMBER ______________________

☐ IRA

☐ ROTH IRA

☐ SEP IRA

☐ SIMPLE IRA

☐ OTHER ____________________________

CUSTODIAN INFORMATION *(To be completed by Custodian)*

CUSTODIAN NAME______________________________

CUSTODIAN TAX ID # ____________________________

CUSTODIAN PHONE # ____________________________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*

*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

______________________ Country of Citizenship

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

______________________ Country of Citizenship

1

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B - 1

3 INVESTOR INFORMATION *(continued)*

C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name | Tax ID Number | Date of Trust

Entity Type *(Select one. **Required**)*

☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership

☐ Other ____

Exemptions

(See Form W-9 instructions at www.irs.gov)

Exempt payee code *(if any)* ___________

Exemption from FATCA reporting code *(if any)* ____________________

D. Transfer on Death Beneficiary Information *(Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)*

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%

4 MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address | City | State | Zip Code

5 SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive cash distributions.

I hereby subscribe for Share of Hines Global REIT II and elect the distribution option indicated below:

A. ☐ **Distribution Reinvestment Plan** *(See Prospectus for details)*

For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

B. ☐ **Cash/Check Mailed to the address set forth above** *(Available for Non-Custodial Investors only.)*

C. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution | Mailing Address

City | State | Zip Code | Account Number *(Required)*

D. ☐ **Cash/Direct Deposit** Attach a pre-printed voided check. *(Non-Custodian Investors Only)*

I authorize Hines Global REIT II or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global REIT II in writing to cancel it. In the event that Hines Global REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name | Mailing Address | City | State

Your Bank's ABA Routing Number | Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

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❻ BROKER-DEALER/FINANCIAL ADVISOR INFORMATION *(Required Information. All fields must be completed)*

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence.

Broker-Dealer	Financial Advisor Name	
Advisor Mailing Address		
City	State	Zip Code
Financial Advisor Number / Branch Number	Telephone Number	
E-mail Address	Fax Number	

Please note that unless previously agreed to in writing by Hines Global REIT II, all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s) which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

X ______________________ ________ X ______________________ ________

Financial Advisor Signature | *Date* | *Branch Manager Signature (If required by Broker-Dealer)* | *Date*

❼ SUBSCRIBER SIGNATURES

Hines Global REIT II is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global REIT II may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global REIT II to accept this subscription, I hereby represent and warrant to you as follows:

PLEASE NOTE: ALL ITEMS MUST BE READ AND INITIALED

(a) A copy of the Final Prospectus was delivered to me at least five business days before the date of this agreement. *Initials* *Initials*

(b) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. *Initials* *Initials*

(c) In addition to the general suitability requirements described above in 7(b), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *Initials* *Initials*

(d) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *Initials* *Initials*

(e) I am purchasing the Shares for my own account. *Initials* *Initials*

(f) If I am an **Alabama** resident, I have a liquid net worth of at least 10 times my investment in Hines Global REIT II and its affiliated programs. *Initials* *Initials*

(g) If I am a **Kansas** resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and in the securities of similar programs to not more than 10% of such investor's liquid net worth. For this purpose, "liquid net worth" is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities as determined in conformity with Generally Accepted Accounting Principles. *Initials* *Initials*

3 HGR2-SUB 9/14

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7 SUBSCRIBER SIGNATURES *(continued)*

(h) If I am a **Kentucky** resident, I have a liquid net worth of at least 10 times my investment in the Shares.

Initials *Initials*

(i) If I am a **Massachusetts** resident, my investment in Hines Global REIT II and in other illiquid direct participation programs may not exceed 10% of my liquid net worth.

Initials *Initials*

(j) If I am a **Nebraska** resident, I must limit my investment in Hines Global REIT II and in securities of other similar programs to 10% of my net worth.

Initials *Initials*

Initials *Initials*

(l) If I am an **Ohio** resident, I understand that it shall be unsuitable of my aggregate investment in shares of Hines Global REIT II, affiliates of Hines Global REIT II, and in other non-traded real estate investment programs to exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Initials *Initials*

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Hines Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (iii) I am a U.S. person (including a resident alien); and (iv) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X *Signature of Investor* *Date* X *Signature of Co-Investor or Custodian (if applicable)* *Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

8 MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global REIT II experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Hines Global REIT II and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global REIT II.

Before You Mail

Have You Completed all required information?
The Social Security Number, Date of Birth and Residential Street Address must be provided for ALL signers.
A Dividend Option must be selected.

Are you using a Third Party Custodian?
Paperwork must be submitted through the Custodian. Contact your Custodian for mailing instructions and any additional paperwork that might be required.

Are you opening a Trust or Entity type account?
Enclose additional required documentation as indicated in Section 2.

Are you requesting ACH Direct Deposit?
A pre-printed voided check is required.

For assistance completing this form, contact Hines Investor Relations at 888.220.6121

Mail to: Hines Global REIT II ■ P.O. Box 219010 ■ Kansas City, MO 64121-9010

Overnight Mail: Hines Global REIT II ■ 430 W. 7th St. ■ Kansas City, MO 64105

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PROSPECTUS
$2,500,000,000 Maximum Offering
$2,000,000 Minimum Offering

We were incorporated under the General Corporation Laws of the State of Maryland on July 31, 2013, to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We are sponsored by Hines Interests Limited Partnership, or Hines, a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 55 years. We intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2014.
Through our affiliated Dealer Manager, Hines Securities, Inc., we are offering up to $2,000,000,000 in our common shares in our primary offering on a best efforts basis. We are offering shares of our Class A common stock, which we refer to as our common shares. We are also offering up to $500,000,000 in our common shares to be issued pursuant to our distribution reinvestment plan. We reserve the right to reallocate the common shares being offered between the primary offering and the distribution reinvestment plan. Our board of directors may change the price of the shares in this offering in its discretion. As of September 26, 2014, we had sold the minimum offering amount of $2,000,000 in shares to Hines Global REIT II Investor Limited Partnership. This offering will terminate on or before August 20, 2016, a date which is two years after the effective date of this offering, unless extended by our board of directors for up to an additional 18 months. However, in certain states the offering may continue for just one year unless we renew the offering period.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in shares of our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 25 before purchasing our common shares. Significant risks relating to your investment in our common shares include:

•
This is our initial public offering. We have no prior operating history or established financing sources and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•
The fixed offering price of our common shares will not accurately represent the value of our assets, as it was arbitrarily determined, and the actual value of your investment may be substantially less;

•	This is a “blind pool” offering and you will not have the opportunity to evaluate the investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if we are unable to raise substantial funds;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Some or all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have any of your shares of our common stock redeemed under our share redemption program and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid and the then-current market value of the shares;

•	Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on your investment and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions; and

•
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities.

	Maximum Aggregate Price to the Public(1)	Maximum Selling Commission	Maximum Dealer Manager Fee	Proceeds, Before Expenses, To Us(2)
Primary Offering Per Common Share	$10.00	$0.70	$0.30	$9.00
Maximum Offering	$2,000,000,000	$120,000,000	$60,000,000	$1,820,000,000
Distribution Reinvestment Plan Per Common Share	$9.50	—	—	$9.50
Total Maximum for Distribution Reinvestment Plan	$500,000,000	—	—	$500,000,000
Total Maximum Offering (Primary and Distribution Reinvestment Plan)	$2,500,000,000	$120,000,000	$60,000,000	$2,320,000,000

(1)	Assumes we sell $2,000,000,000 in the primary offering and $500,000,000 in our distribution reinvestment plan.

(2)
Proceeds are calculated before deducting issuer costs other than selling commissions and the dealer manager fee. These issuer costs are expected to consist of, among others, expenses of our organization, actual legal, bona fide out-of-pocket itemized due diligence expenses, accounting, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related expenses.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. THE ATTORNEY GENERAL OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
The use of projections or forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in the common shares is not permitted.
The date of this prospectus is December 12, 2014.

SUITABILITY STANDARDS
The common shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There currently is no public market for our common shares, and we currently do not intend to list our shares on a national securities exchange. Therefore, it will likely be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount. You should not buy these shares if you need to sell them immediately, will need to sell them quickly in the future or cannot bear the loss of your entire investment.
In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. Investors with investment discretion over assets of an employee benefit plan covered under ERISA should carefully review the information entitled “ERISA Considerations.” These suitability standards require that a purchaser of shares have either:

•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.
Several states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.
Kentucky, Missouri and Oregon—In addition to our suitability requirements, an investor must have a liquid net worth of at least 10 times such investor’s investment in our shares.
California, Michigan, North Dakota and Pennsylvania—In addition to our suitability requirements, an investor must have a net worth of at least 10 times such investor’s investment in our shares.
Alabama—In addition to our suitability requirements, an Alabama investor must have a liquid net worth of at least 10 times such Alabama resident’s investment in us and our affiliated programs.
Iowa—An Iowa investor must have either (i) a minimum net worth of $100,000 (excluding the value of an investor’s home, furnishings and automobiles) and an annual income of $85,000, or (ii) a minimum net worth of $350,000 (excluding the value of an investor’s home, furnishings and automobiles). In addition, an Iowa investor’s total investment in us, our affiliates and any other public, non-listed REIT may not exceed 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of an investor’s net worth (total assets exclusive of home, furnishings and automobiles) that is comprised of cash, cash equivalents and readily marketable securities.
Kansas—In addition to our suitability requirements, it is recommended that each investor limit such investor’s total investment in us and in the securities of similar programs to not more than 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Accepted Accounting Principles.
Massachusetts—In addition to our suitability requirements, an investor’s investment in us and in other illiquid direct participation programs may not exceed 10% of such investor’s liquid net worth.
Maine—In addition to our suitability requirements, the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and other direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

i

Nebraska—In addition to our suitability requirements, a Nebraska investor must limit his or her investment in us and in securities of other similar programs to 10% of such investor’s net worth.
New Jersey—A New Jersey Investor must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, an investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.
New Mexico—In addition to our suitability requirements, an investor’s investment in us, our affiliates and in any other public, non-listed real estate programs may not exceed ten percent (10%) of his, her or its liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Ohio—In addition, it shall be unsuitable for an Ohio investor’s aggregate investment in our shares, in shares of our affiliates, and in shares of other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Tennessee—In addition to our suitability requirements, an investor’s investment in us and other public real estate programs sponsored by our affiliates may not exceed 10% of such investor’s net worth (exclusive of home, home furnishings and automobiles).
For purposes of determining suitability of an investor, net worth in all cases shall be calculated excluding the value of an investor’s home, furnishings and automobiles.
In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, or pension or profit-sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares if the donor or grantor is the fiduciary. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our common shares, our investment objectives and the relative illiquidity of our shares, our shares are an appropriate investment for those of you desiring to become stockholders. Our sponsor and each person selling our shares must make every reasonable effort to determine that the purchase of common shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder in the subscription agreement or otherwise. Our sponsor or each person selling our shares is required to maintain records of the information used to determine that an investment in common shares is suitable and appropriate for each stockholder for a period of six years.
In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor.
Subject to the restrictions imposed by state law, we will sell our common shares only to investors who initially invest at least $2,500. This initial minimum purchase requirement applies to all potential investors, including tax-exempt entities. A tax-exempt entity is generally any entity that is exempt from federal income taxation, including:

•
a pension, profit-sharing, retirement or other employee benefit plan that satisfies the requirements for qualification under Section 401(a), 414(d) or 414(e) of the Internal Revenue Code of 1986, as amended, or the Code;

•	a pension, profit-sharing, retirement or other employee benefit plan that meets the requirements of Section 457 of the Code;

•	trusts that are otherwise exempt under Section 501(a) of the Code;

•	a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or

•	an IRA that meets the requirements of Section 408 or Section 408A of the Code.
The term “plan” includes plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, governmental or church plans that are exempt from ERISA and Section 4975 of the Code, but that may be subject to state law requirements, or other employee benefit plans.
In order to satisfy the initial minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs. You should note that an investment in our common shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. Except in Maine, Minnesota, Nebraska and Washington (where any subsequent subscriptions by investors must be made in increments of at least $1,000), investors who have satisfied the initial minimum purchase requirement may make additional purchases through this or future offerings in increments of at least five shares, except for purchases made pursuant to our distribution reinvestment plan which may be in increments of less than five shares.
You must obtain our approval prior to any transfer of your shares if, as a result of such transfer, you or the transferee will own less than the initial minimum purchase requirement, unless you are transferring all of your shares, such transfer is made on behalf of a plan, or such transfer is made by gift, inheritance, intra-family transfer or family dissolution. In addition, no transfer or assignment may be made of a fractional share without our prior approval.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information inconsistent with that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted.
FOR RESIDENTS OF PENNSYLVANIA ONLY
BECAUSE THE MINIMUM CLOSING AMOUNT IS LESS THAN $200,000,000 YOU ARE CAUTIONED TO CAREFULLY EVALUATE OUR ABILITY TO FULLY ACCOMPLISH STATED OBJECTIVES AND TO INQUIRE AS TO THE CURRENT DOLLAR VOLUME OF COMPANY SUBSCRIPTIONS.
Pursuant to the requirements of the Pennsylvania department of banking and securities, subscriptions from residents of the commonwealth of Pennsylvania will be placed in escrow and will not be accepted until subscriptions for shares totaling at least $100,000,000 have been received from all sources.
FOR RESIDENTS OF WASHINGTON ONLY
Subscriptions from residents of the state of Washington will be placed in escrow and will not be accepted until subscriptions for shares totaling at least $20,000,000 have been received from all sources.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING
The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Prospectus Summary” section of this prospectus. You should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase any of the common shares offered by this prospectus.

Q:	What is Hines Global REIT II, Inc., or Hines Global II?

A:
Hines Global REIT II, Inc., which we refer to as Hines Global II, was formed in July 2013 as a Maryland corporation. We currently have no real estate assets. We intend to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. As of December 10, 2014, we had received gross proceeds of $3.1 million from the sale of 342,226 Class A shares of our common stock, which we refer to as our common shares, in our current public offering, which included approximately $13,000 from the sale of shares under our distribution reinvestment plan. As of December 10, 2014, approximately $1,996.9 million in common shares remained available for sale pursuant to our current public offering, exclusive of approximately $500.0 million in common shares available under our distribution reinvestment plan.

Q:	What is a real estate investment trust, or REIT?

A:	In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for a diversified portfolio of real estate investments under professional management;

•
is able to qualify as a “real estate investment trust” for U.S. federal income tax purposes and is therefore generally not subject to federal corporate income taxes on its net income that is distributed, which substantially eliminates the “double taxation” treatment (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in a corporation; and

•	pays distributions to investors of at least 90% of its annual ordinary taxable income.
In this prospectus, we refer to an entity that qualifies as a real estate investment trust for U.S. federal income tax purposes as a “REIT.” Hines Global II is not currently qualified as a REIT. However, we intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014.

Q:	Who is Hines?

A:
Hines Interests Limited Partnership, which we refer to as Hines, is our sponsor. Hines is a fully integrated global real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 55 years. Hines provides investment management services to numerous investors and partners including pension plans, domestic and foreign institutional investors, high net worth individuals and retail investors. Hines is owned and controlled by or for the benefit of Gerald D. Hines and his son Jeffrey C. Hines and has controlled assets valued at approximately $28.2 billion as of December 31, 2013. Please see “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization” for more information regarding Hines.

Q:	What potential competitive advantages does Hines Global II achieve through its relationship with Hines and its affiliates?

A:	We believe our relationship with Hines and its affiliates provides us the following benefits:

•
Global Presence—Our relationship with Hines and its affiliates as our sponsor and advisor allows us to have access to an organization that has extraordinary depth and breadth around the world with, as of December 31, 2013, approximately 3,400 employees (including approximately 1,050 employees outside of the United States) located in 73 cities across the United States and 17 foreign countries. This provides us a significant competitive advantage in drawing upon the experiences resulting from the vast and varied real estate cycles and strategies that varied economies and markets experience.

As part of a global organization, all Hines offices and the investments they make get the benefit of:

•	Hines’ international tenant base, which as of December 31, 2013 consists of more than 3,850 national and multinational corporate tenants;

•	Extensive international financial relationships providing access to a broad base of buyers, sellers and debt financing sources;

•	Awareness of and access to new state-of-the-art building technologies as new experiences are gained on the projects which Hines has under development or management anywhere in the world; and

•	International “institutional” best practices on a global scale:

•	Operating partner transparency;

•	Accounting standards;

•	Construction techniques;

•	Property management services; and

•	Sustainability leadership.

•
Local Market Expertise—Hines’ global platform is built from the ground up based on Hines’ philosophy that real estate is essentially a local business. Hines provides us access to a team of real estate professionals who live and work in individual major markets around the world. These regional and local teams are fully integrated to provide a full range of real estate investment and management services including sourcing investment opportunities, acquisitions, development, re-development, financing, property management, leasing, asset management, disposition, accounting and financial reporting.

•
Centralized Resources—Hines’ headquarters in Houston, Texas provides the regional and local teams with, as of December 31, 2013, a group of approximately 426 personnel who specialize in areas such as capital markets, corporate finance, construction, engineering, operations, marketing, human resources, cash management, risk management, tax and internal audit. These experienced personnel provide a repository of knowledge, experience and expertise and an important control point for preserving performance standards and maintaining operating consistency for the entire organization.

•
Tenure of Personnel—Hines has one of the most experienced executive management teams in the real estate industry. All 12 employees who are part of Hines’ Leadership/Executive Committee have individual tenures of between 27 and 57 years, with an average tenure within the organization of 35 years as of December 31, 2013.

•
Long-Term Track Record—Hines has more than 55 years of experience in creating and successfully managing capital and real estate investments for numerous third-party investors. As stated above, as of December 31, 2013, Hines and its affiliates had approximately 3,400 employees (including approximately 1,050 employees outside of the United States) located in regional and local offices in 73 cities in the United States and in 17 foreign countries around the world. Since its inception in 1957, Hines, its predecessor and their respective affiliates have managed, acquired or developed 1,317 real estate projects representing more than 541 million square feet.

Please see “Risk Factors—Risks Related to Potential Conflicts of Interest” and “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Hines.

Q:	How will you structure the ownership and operation of your assets?

A:
We plan to own most of our assets and conduct our operations through an operating partnership called Hines Global REIT II Properties LP. We are the sole general partner of Hines Global REIT II Properties LP. Because we plan to conduct most of our operations through an operating partnership, we are organized as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. To avoid confusion, in this prospectus:

•
we refer to Hines Global REIT II Properties LP as the Operating Partnership and partnership interests and special partnership interests in the Operating Partnership, respectively, as OP Units and Special OP Units;

•
the use of “we,” “our,” “us” or similar pronouns in this prospectus refers to Hines Global II and its direct and indirect wholly owned subsidiaries which includes the Operating Partnership, as required by the context in which such term is used.

For a discussion of certain risks related to our UPREIT structure, please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Our UPREIT structure may result in potential conflicts of interest.”

Q:	Who will choose which real estate investments you will invest in?

A:
Hines Global REIT II Advisors LP will make recommendations for all of our investment decisions, which are subject to the approval of our board of directors. In this prospectus, we refer to Hines Global REIT II Advisors LP as our Advisor.

Q:	What fees and expense reimbursements will you pay to your Advisor, Hines and other affiliates of Hines in connection with your operations?

A:
We will pay fees to our Advisor, Hines and other affiliates of Hines for services relating to, among other things, this offering, acquisitions and dispositions of real estate investments, our financings, the conduct of our day-to-day activities and the management of our real estate investments, which could be increased or decreased during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for an explanation of the fees and expense reimbursements we will pay to our Advisor, Hines and other affiliates of Hines in connection with our operations. Entities in which we may invest may pay Hines and/or its affiliates fees or other compensation in connection with the real estate investments of such entities.

Q:	What investment or ownership interests will Hines or any of its affiliates have in us?

A:	Hines or its affiliates have the following investments and ownership interests in us:

•	an investment of $10,000 in common shares by Hines Global REIT II Investor Limited Partnership, an affiliate of Hines;

•	an investment of $190,000 in limited partner interests of the Operating Partnership by Hines Global REIT II Associates Limited Partnership, an affiliate of Hines;

•
an interest in the Operating Partnership, denominated as Special OP Units, held by Hines Global REIT II Associates Limited Partnership with economic terms as more particularly described in “The Operating Partnership—Special OP Units”; and

•
Hines or its affiliates may also elect to receive certain fees, such as acquisition, asset management and disposition fees, in OP Units rather than cash. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the fees which may be paid with OP Units.

Q:	What is Hines Global II’s term and the timing of a Liquidity Event?

A:
Subject to then existing market conditions, we expect to consider alternatives for providing liquidity to our stockholders beginning eight to ten years following the commencement of this offering. While we expect to seek a Liquidity Event in this timeframe, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Accordingly, a Liquidity Event is not guaranteed and may be postponed. Our board of directors has the sole discretion to consider a Liquidity Event at any time if it determines such event to be in our best interests. Hines Global II does not have a stated term, as we believe setting finite dates for possible, but uncertain future liquidity events may result in actions that are not necessarily in the best interest or within the expectations of our stockholders. A “Liquidity Event” could consist of a sale of our assets, our sale or merger, a listing of our shares on a national securities exchange or a similar transaction.

Q:	What is the liquidity history of programs sponsored by Hines?

A:
Hines, our sponsor, currently sponsors Hines Real Estate Investment Trust, Inc., which we refer to as Hines REIT, Hines Global REIT, Inc., which we refer to as Hines Global I, and HMS Income Fund, Inc., which we refer to as HMS. Hines REIT sold shares of its common stock to new investors from 2004 through 2009. Hines REIT disclosed in its offering materials that it had not set a finite date or time by which it anticipates that it might be liquidated and has not liquidated as of the date of this prospectus. HMS is currently offering shares of its common stock pursuant to its initial public offering, which commenced in June 2012. Hines Global I sold shares of its common stock to new investors from August 2009 through April 2014. Hines Global I has disclosed in its offering materials that it intends to consider alternatives for providing liquidity to its stockholders between 2017 and 2019, however, Hines Global I has not set a finite date by which it must effect a liquidity event. HMS has disclosed in its offering materials that it intends to explore a potential liquidity event between four and six years following the end of its offering period, however, HMS has not set a finite date by which it must effect a liquidity event.

Q:	Why should I invest in real estate investments?

A:
Allocating some portion of your investment portfolio to real estate investments may provide you with portfolio diversification, reduction of overall risk, a hedge against inflation, and attractive risk-adjusted returns. For these reasons, real estate has been embraced as a major asset class for purposes of asset allocations within investment portfolios. According to the 2014 Plan Sponsor Survey of U.S. pension funds prepared by Institutional Real Estate, Inc. and Kingsley Associates, the institutions represented in the survey allocated an average of 8.4% of their total portfolios to real estate in 2013. Although institutional investors can invest directly in real estate investments and on substantially different terms than individual investors, we believe that individual investors can also benefit by adding a real estate component to their investment portfolios. You and your financial advisor, investment advisor or financial planner should determine whether investing in real estate would benefit your investment portfolio. Please see “Risk Factors—Risks Related to Investments in Real Estate—An economic slowdown or rise in interest rates or other unfavorable changes in economic conditions in the markets in which we operate could adversely impact our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment” for a discussion of the recent economic slowdown and disruptions in the capital and credit markets.

Q:	What are your investment objectives?

A:	Our primary investment objectives are to:

•	preserve invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments;

•	provide income in the form of regular, stable cash distributions;

•	provide modest growth in the value of invested capital;

•	achieve attractive total returns upon the ultimate sale of our investments or occurrence of some other Liquidity Event; and

•	qualify for and remain qualified as a REIT for federal income tax purposes.

Q:	How would you describe your real estate property acquisition and operations process?

A:	We expect to buy real estate with part of the proceeds from this offering that we believe have some of the following attributes:

•
Preferred Location. We believe that location often has the single greatest impact on an asset’s long-term income-producing potential and value and that assets located in the preferred submarkets in metropolitan areas and situated at preferred locations within such submarkets have the potential to achieve attractive total returns.

•
Premium Buildings. We will seek to acquire assets that generally have design and physical attributes (e.g., quality construction and materials, systems, floorplates, etc.) that are more attractive to a user than those of inferior properties.

•
Quality Tenancy. We will seek to acquire assets that typically attract tenants with better credit who require larger blocks of space because these larger tenants generally require longer term leases in order to accommodate their current and future space needs without undergoing disruptive and costly relocations.

We believe that following an acquisition, the additional component of proactive property management and leasing is a critical element necessary to achieve attractive investment returns for investors. Actively anticipating and quickly responding to tenant needs are examples of areas where proactive property management may make the difference in a tenant’s occupancy experience, increasing its desire to remain a tenant and thereby providing a higher tenant retention rate, which may result in better financial performance of the property.

Q:	Do you currently own any investments?

A:
No. However, on November 14, 2014, we, through a wholly-owned subsidiary, entered into an agreement to acquire 2819 Loker, an industrial building located in Carlsbad, California. Please see “Our Real Estate Investments” for more information regarding 2819 Loker. There can be no assurances that this acquisition will be consummated.

Q:	What kind of offering is this?

A:
Through Hines Securities, Inc., which we refer to as our Dealer Manager, we are offering a minimum of $2,000,000 of common shares and a maximum of $2,000,000,000 of common shares to the public in a primary offering on a “best efforts” basis. We are also offering up to $500,000,000 of common shares to be issued pursuant to our distribution reinvestment plan to those stockholders who elect to participate in such plan as described in this prospectus. We reserve the right to reallocate the common shares being offered between the primary offering and the distribution reinvestment plan.

Q:	How does a “best efforts” offering work?

A:
When shares are offered to the public on a “best efforts” basis, no underwriter, broker dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we cannot guarantee that any minimum number of shares will be sold. Please see “Suitability Standards” for information concerning a higher minimum offering amount for residents of the Commonwealth of Pennsylvania and the state of Washington.

Q:	Who can buy shares?

A:	Generally, you may purchase shares if you have either:

•	a minimum net worth (not including home, furnishings and personal automobiles) of at least $70,000 and a minimum annual gross income of at least $70,000; or

•	a minimum net worth (not including home, furnishings and personal automobiles) of at least $250,000.
However, these minimum levels may vary from state to state, so you should carefully read the suitability requirements explained in the “Suitability Standards” section of this prospectus.

Q:	How do I subscribe for shares?

A:
If you choose to purchase common shares in this offering, you will need to contact your registered broker dealer or investment advisor and fill out a subscription agreement like the one attached to this prospectus as Appendix B for a certain investment amount and pay for the shares at the time you subscribe.

Q:	Are there any risks involved in buying shares of our stock?

A:	An investment in shares of our common stock involves significant risks. These risks include, among others:

•
This is our initial public offering. We have no prior operating history or established financing sources and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•	The fixed offering price will not accurately represent the value of our assets, as it was arbitrarily determined, and the actual value of your investment may be substantially less;

•	This is a “blind pool” offering and you will not have the opportunity to evaluate the investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if we are unable to raise substantial funds;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Some or all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have any of your shares of our common stock redeemed under our share redemption program and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid and the then-current market value of the shares;

•	Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on your investment and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions;

•
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced;

•
Under certain circumstances, including where the Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines may cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold, which may deter us from terminating our Advisory Agreement when we would otherwise do so; and

•
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. See “Risk Factors—Risks Related to Potential Conflicts of Interest” beginning on page 53 and “Conflicts of Interest” beginning on page 104 for a description of potential conflicts of interest.

Q:	Is there any minimum required investment?

A:
Yes. You must initially invest at least $2,500. Thereafter, subject to restrictions imposed by state law, you may purchase additional shares in whole or fractional share increments subject to a minimum for each additional purchase of $50. You should carefully read the minimum investment requirements explained in the “Suitability Standards” section of this prospectus.

Q:	Are distributions I receive taxable?

A:
Yes and no. Generally, distributions that you receive will be considered ordinary income (unless declared as a capital gain dividend) to the extent of our current or accumulated earnings and profits. In addition, because depreciation expense reduces earnings and profits but does not reduce cash available for the payment of distributions, and because we initially expect such depreciation expense to exceed our nondeductible expenditures, we expect a portion of your distributions will be considered returns of capital for tax purposes. These amounts will not be subject to tax immediately to the extent of your basis in your shares but will instead reduce the tax basis of your investment. To the extent these amounts exceed your basis in your shares, they will be treated as having been paid in exchange for shares. This in effect defers a portion of your tax until your shares are sold or we are liquidated, at which time you will generally be taxed at capital gains rates (assuming you have held your shares for at least one year). However, because each investor’s tax implications are different, we suggest you consult with your tax advisor. You and your tax advisor should also review the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

Q:	What will you do with the proceeds from your primary offering?

A:
If we sell all the shares offered in our primary offering, we expect to use approximately 89.2% of the gross proceeds to make real estate investments and to pay acquisition fees and expenses related to those investments. We will use the remaining approximately 10.8% of the gross proceeds to pay selling commissions, dealer manager fees and issuer costs. Our cash flows from operations have been and may continue to be insufficient to fully fund distributions to our stockholders. Therefore, some or all of our distributions have been paid and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from proceeds from this offering or any of these other sources. To the extent distributions are paid from proceeds from this offering, the amount of proceeds used to make real estate investments and to pay acquisition fees and expenses related to those investments will be less. See “Description of Capital Stock—Distribution Objectives.”

Q:	How long will this offering last?

A:
We currently expect that this offering will terminate on August 20, 2016 (two years after the effective date of this offering). We reserve the right to extend this offering past the initial two-year offering period for up to an additional 18 months. However, in certain states, the offering may continue for just one year unless we renew the offering period. In addition, we reserve the right to terminate this offering for any other reason at any time.

Q:	Will I be notified of how my investment is doing?

A:	Yes, periodic updates on the performance of your investment will be made available to you, including:

•	distribution statements;

•	periodic prospectus supplements during the offering;

•	an annual report;

•	an annual IRS Form 1099-DIV, if required; and

•	three quarterly financial reports.
We will make this information available to you via one or more of the following methods:

•	electronic delivery; or

•	posting on our website, located at www.hinessecurities.com/reits/hines-global-reit-2, along with any required notice.
In addition, to the extent required by law or regulation or, in our discretion, we may make certain of this information available to you via U.S. mail or other courier.

Q:	When will I get my detailed tax information?

A:	Generally, we expect that we will send you your Form 1099-DIV tax information for each year by January 31 of the following year.

Q:	Who is your transfer agent?

A:	Our transfer agent is DST Systems, Inc.

Q:	Who can help answer my questions?

A:	If you have more questions about this offering or if you would like additional copies of this prospectus, you should contact your registered selling representative or:
Hines Securities, Inc.
2800 Post Oak Boulevard, Suite 4700
Houston, Texas 77056-6118
Telephone: (888) 446-3773
If you have questions regarding our assets and operations, you should contact us at:
Hines Global REIT II, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Telephone: (888) 220-6121
Website: www.hinessecurities.com/reits/hines-global-reit-2

PROSPECTUS SUMMARY
This prospectus summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers about this Offering” section of this prospectus. You should read and consider this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase any common shares offered by this prospectus. We include a glossary of some of the terms used in this prospectus beginning on page 205.
Hines Global REIT II, Inc.
We intend to invest primarily in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We may purchase properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land. Other real estate investments may include equity or debt interests including securities in other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans and securitized debt. We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of major metropolitan cities worldwide. We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant. We anticipate that international real estate investments may comprise a substantial portion of our portfolio. Although the actual percentages may vary from those presently anticipated, after the proceeds of this offering have been fully invested, we anticipate that international real estate investments will comprise between 40% and 60% of our portfolio and real estate investments other than the acquisition of commercial real estate properties will comprise less than 30% of our portfolio.
We intend to obtain loans and other debt financing to provide additional proceeds to make additional real estate investments as well as to potentially enhance the returns of our investments.
We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute at least 90% of their annual ordinary taxable income.
We are Hines’ third publicly-offered REIT.
Our office is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Our telephone number is 1-888-220-6121. Our website is www.hinessecurities.com/reits/hines-global-reit-2.
Our Board
We operate under the direction of our board of directors, which has a fiduciary duty to act in the best interest of our stockholders. Our board of directors has approval rights over each potential investment recommended by our Advisor and oversees our operations. We currently have five directors, three of whom are independent directors. Our directors are elected annually by our stockholders. Our three independent directors serve on the conflicts committee of our board of directors, and this committee is required to review and approve all matters the board believes may involve a conflict of interest between us and Hines or its affiliates.

Our Advisor
Our Advisor, an affiliate of Hines, manages our day-to-day operations pursuant to the advisory agreement among us, our Advisor and the Operating Partnership, which we refer to as the Advisory Agreement. Our Advisor is responsible for identifying potential investments, acquiring real estate investments, structuring and negotiating financings, asset and portfolio management, executing asset dispositions, financial reporting, public reporting and other regulatory compliance, investor relations and other administrative functions. Our Advisor may contract with other Hines entities or third parties to perform or assist with these functions.
Conflicts of Interest
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines, including Hines Global I, for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. Please see “Conflicts of Interest” beginning on page 104 and “Risk Factors—Risks Related to Potential Conflicts of Interests” beginning on page 53 for a more detailed description of the conflicts of interests, and the associated risks, related to our structure and ownership.
Our Structure
The following chart illustrates our general structure and relationship with Hines and its affiliates as of the date of this prospectus:

(1)
Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the payments we may make with respect to the Special OP Units held by Hines Global REIT II Associates Limited Partnership.

(2)	Please see “Conflicts of Interest” for a description of the other direct participation programs sponsored and managed by Hines and its affiliates.

(3)
Please see “Security Ownership of Certain Beneficial Owners and Management” for information concerning the number of shares of our common stock owned by our officers and directors as of December 10, 2014.

Summary Risk Factors
An investment in shares of our common stock involves significant risks. See “Risk Factors” beginning on page 25. These risks include, among others:

•
This is our initial public offering. We have no prior operating history or established financing sources and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•
This is a fixed price offering, and the offering price of our common shares was not established on an independent basis. Therefore, the fixed offering price will not accurately represent the value of our assets, as it was arbitrarily determined, and the actual value of your investment may be substantially less;

•	This is a “blind pool” offering and you will not have the opportunity to evaluate the investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if only a small number of shares are purchased in the offering;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Some of all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have all or any portion of your shares of our common stock redeemed under our share redemption program and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares;

•
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced;

•	Due to the risks involved in the ownership of real estate investments, there is no guarantee of any return on your investment in Hines Global II, and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions;

•
Under certain circumstances, including where the Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines may cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold, which may deter us from terminating our Advisory Agreement when we would otherwise do so; and

•
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. See “Risk Factors—Risks Related to Potential Conflicts of Interest” beginning on page 53 and “Conflicts of Interest” beginning on page 104 for a description of potential conflicts of interest.

Estimated Use of Proceeds
If we sell all the shares offered in our primary offering, we expect to use approximately 89.2% of the gross proceeds to make real estate investments and to pay acquisition fees and expenses related to those investments. The actual percentage of offering proceeds used to make investments will depend on the number of primary shares sold and the number of shares sold pursuant to our distribution reinvestment plan. We will use the remaining approximately 10.8% of the gross proceeds to pay selling commissions, dealer manager fees and issuer costs. Our cash flows from operations have been and may continue to be insufficient to fully fund distributions to our stockholders. Therefore, some or all of our distributions have been paid and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from offering proceeds or any of these other sources. Please see “Estimated Use of Proceeds” beginning on page 63.
Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units
Our Advisor and its affiliates will receive substantial fees in connection with this offering, our operations and any disposition or liquidation, which compensation could be increased or decreased during or after this offering. The following table sets forth the type and, to the extent possible, estimates of all fees, compensation, income, expense reimbursements, interests and other payments we may pay directly to Hines and its affiliates in connection with this offering, our operations, and any disposition or liquidation. For purposes of this table, except as noted, we have assumed no volume discounts or waived commissions as discussed in the “Plan of Distribution.”

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Organization and Offering Activities(2)

Selling Commissions—our Dealer Manager
Up to 7.0% of gross offering proceeds from our primary offering, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.
$140,000,000(3)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
	Organization and Offering Activities(2)

Dealer Manager Fee—our Dealer Manager
Up to 3.0% of gross offering proceeds from our primary offering, excluding proceeds from our distribution reinvestment plan; a portion of such dealer manager fee may be reallowed to selected participating broker dealers as a marketing fee.(5)
		$60,000,000(4)

Reimbursement of Issuer Costs—our Advisor and its Affiliates	We will reimburse our Advisor and its affiliates for any issuer costs that they pay on our behalf. Included in such amount are reimbursements to our Dealer Manager and participating broker dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities.(6)	$16,800,000

	Investment Activities(7)

Acquisition Fee—our Advisor
2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by us, or (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.(8)(9)

Assuming no leverage, the estimated initial acquisition fees are $38,453,134(10)

Assuming 40% leverage, the estimated initial acquisition fees are $62,359,341(10)

Assuming 60% leverage, the estimated initial acquisition fees are $90,487,145(10)

Acquisition Expenses—our Advisor	Reimbursement of acquisition expenses in connection with the purchase of real estate investments.(8)	Not determinable at this time

Development Fee—Hines or its Affiliates
We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic area of the project. We expect such fee could range from 3% to 6% of the total projected development cost.(12)
		Not determinable at this time(11)

	Operational Activities(7)

Asset Management Fee—our Advisor
0.0625% per month of the cost of our real estate investments at the end of each month; provided that, if our board of directors has determined an estimated net asset value per share, then, with respect to the real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most
		Not determinable at this time(10)(13)

Operational Activities(7)

recently determined value of such real estate investments at the end of each month. The asset management fee will be equal to 0.75% on an annual basis. Our Advisor has agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that our modified funds from operations, or MFFO, for the quarter ended December 31, 2014, as disclosed in our Annual Report on Form 10-K for such year amounts to less than 100% of the aggregate distributions declared to ur stockoholders for the quarter ended December 31, 2014. This fee waiver is not a deferral and accordingly, these fees will not be paid to the Advisor in cash at any time in the future.

Administrative Expense Reimbursements—our Advisor	Reimbursement of actual expenses incurred by our Advisor in connection with our administration on an ongoing basis.(14)	Not determinable at this time

Property Management Fee—Hines or its Affiliates
Customary property management fees if Hines or an affiliate is our property manager. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 2.5% to 4.0% of the annual gross revenues for our properties.(12)(15)
Not determinable at this time

Leasing Fee—Hines or its Affiliates
Customary leasing fees if Hines or an affiliate is our primary leasing agent. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 1% to 3% of the annual gross rent paid under a lease.(12)(15)
Not determinable at this time

Tenant Construction Management Fees—Hines or its Affiliates	Amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by Hines or an affiliate if the related services are provided by off-site employees.(16)	Not determinable at this time

Re-development Construction Management Fees—Hines or its Affiliates
Customary re-development construction management fees if Hines or its affiliates provide such services. Such fees will be paid in an amount that is usual and customary in the geographic area for that type of property. We expect such fee could range from 3% to 6% of the total projected re-development or construction cost.(12)
Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Operational Activities(7)

Expense Reimbursements —Hines or its Affiliates	Reimbursement of actual expenses incurred in connection with the management and operation of our properties.(17)	Not determinable at this time

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, or (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

Disposition, Liquidation and Other Significant Events(7)

Disposition Fee—our Advisor
If our Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our independent directors, we will pay our Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1% of the Market Value determined in connection with a listing of our common stock on a national securities exchange, or 1% of the gross consideration received or to be received by us or our
Not determinable at this time(10)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Disposition, Liquidation and Other Significant Events(7)

stockholders upon the occurrence of any other Liquidity Event involving us or the Operating Partnership, pursuant to which our stockholders receive in exchange for their shares of our common stock, cash, securities listed on a national securities exchange, securities redeemable for cash, or a combination thereof, or (b) 1% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of our real estate investments). Even if our Advisor, its affiliates or related parties receive a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our Advisor or its affiliates or related parties, as applicable, may not exceed an amount equal to the lesser of (i) one-half of a competitive real estate or brokerage commission and (ii) 1% of the gross sales price and, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (x) a competitive real estate or brokerage commission or (y) an amount equal to 6% of the gross sales price.(14)(18)

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive
Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Disposition, Liquidation and Other Significant Events(7)

distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”

(1)
Unless otherwise indicated, assumes we sell the maximum of $2,000,000,000 in shares in our primary offering and excludes the sale of any shares under our distribution reinvestment plan, which may be used for redemptions or other purposes. To the extent such proceeds are invested in real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions, the dealer manager fee and issuer costs will not exceed 15% of the gross offering proceeds.

(3)
Commissions on our common shares may be reduced for volume or other discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers. Further, our Dealer Manager will not receive selling commissions for shares issued pursuant to our distribution reinvestment plan.

(4)
The dealer manager fees may be waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer manager fees in this table, we have not assumed any such waivers. Further, our Dealer Manager will not receive the dealer manager fee for shares issued pursuant to our distribution reinvestment plan.

(5)
In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.

(6)	As of September 30, 2014, our Advisor had incurred $3.1 million in issuer costs on our behalf. We intend to reimburse the Advisor for these issuer costs.

(7)	For a discussion of the expenses which may be reimbursed please see “Management—Our Advisor and Our Advisory Agreement—Compensation.”

(8)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us. Tenant construction management fees and re-development construction management fees will be included in the definition of acquisition fees or acquisition expenses for this purpose to the extent that they are paid in connection with the acquisition, development or redevelopment of a property. If any such fees are paid in connection with a portion of a leased property at the request of a tenant or in conjunction with a new lease or lease renewal, such fees will be treated as ongoing operating costs of the property, similar to leasing commissions.

(9)
To the extent we use distribution reinvestment plan proceeds for acquisitions, rather than redemptions, our Advisor will also receive an acquisition fee for any such real estate investments. Accordingly, in the event we raise the maximum $2,000,000,000 pursuant to our primary offering and the maximum $500,000,000 pursuant to our distribution reinvestment plan, and we use all such proceeds for acquisitions (and all of our real estate investments are 40% or 60% leveraged at the time we acquire them as the case may be), the total acquisition fees payable will be $79,844,576 and $115,859,269, respectively. Some of these fees may be payable out of the proceeds of such borrowings.

(10)
In the sole discretion of our Advisor, these fees are payable, in whole or in part, in cash or OP Units. For the purposes of the payment of these fees, each OP Unit will be valued at the per share offering price of our common shares in our most recent public offering minus the maximum selling commissions and dealer manager fee being allowed in such offering, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances (at the current offering price, each such OP Unit would be issued at $9.00 per share). Each OP Unit will be convertible into one common share.

(11)	Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

(12)	Such fees must be approved by a majority of our independent directors as being fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

(13)
The asset management fee equals 0.75% on an annual basis. However, because this fee is calculated monthly, and the cost of our real estate investments may change on a monthly basis, we cannot accurately determine or calculate the amount of this fee on an annual basis.

(14)
Our Advisor will reimburse us for any amounts by which operating expenses exceed the greater of (i) 2.0% of our invested assets or (ii) 25% of our net income, unless our independent directors determine that such excess was justified. To the extent operating expenses exceed these limitations, they may not be deferred and paid in subsequent periods. Operating expenses include generally all expenses paid or incurred by us as determined by accounting principles generally accepted in the United States, or GAAP, except certain expenses identified in our Articles of Amendment and Restatement, which we refer to in this prospectus as our charter. The expenses identified by our charter as excluded from operating expenses include: (i) expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with the Sarbanes-Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and such other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares; (ii) interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves; (iii) incentive fees; (iv) distributions made with respect to interests in the Operating Partnership; and (v) all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.). Please see “Management—Our Advisor and Our Advisory Agreement—Reimbursements by our Advisor” for a detailed description of these expenses. We do not intend to reimburse our Advisor for the salaries and benefits paid to our named executive officers. We will reimburse our Advisor for certain personnel costs. Please see “Management—Our Advisor and Our Advisory Agreement—Compensation” for a description of the costs that will be reimbursed by us to our Advisor.

(15)
Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter, and fees paid to Hines and its affiliates shall be approved by a majority of our independent directors.

(16)	These fees relate to construction management services for improvements and build-out to tenant space.

(17)
Included in reimbursement of actual expenses incurred by Hines or its affiliates are the costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. Periodically, Hines or an affiliate may be retained to provide ancillary services for a property which are not covered by a property management agreement and are generally provided by third parties. These services are provided at market terms and are generally not material to the management of the property.

(18)
For purposes of this fee, “Market Value” means the average closing price, or average of bid and asked prices (if closing prices are not available) of the shares over a period of 30 days during which the shares are traded, with such period beginning 90 days after the commencement of trading of the shares and “gross consideration” means the value of any cash, the Market Value of any securities that are listed on a national securities exchange and the value of any securities redeemable for cash.

In addition, we pay our independent directors certain fees and reimburse independent directors for certain out-of-pocket expenses, including for their attendance at board or committee meetings. Please see “Management—Compensation of Directors.” Additionally, if we borrow any funds from our Advisor or its affiliates or if our Advisor or its affiliates defer any fees, we may pay them interest at a competitive rate. Any such transaction must be approved by a majority of our independent directors.
For a more complete description of all of the fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates, please see the “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” section of this prospectus. Subject to limitations in our charter, such fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates may increase or decrease during this offering or future offerings from those described above if such revision is approved by a majority of our independent directors.
Description of Capital Stock
Distribution Objectives
In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. We intend, although we are not legally obligated, to make regular monthly distributions to holders of our common shares initially at least at the level required to maintain our REIT status unless our results of operations, our general financial condition, general economic conditions or other factors inhibit us from doing so. Distributions are authorized at the discretion of our board of directors, which is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code of 1986, as amended, or the Code.
With the authorization of our board of directors, we declared distributions as of daily record dates for the period from October 1, 2014 through December 31, 2014. These distributions will be calculated based on stockholders of record each day in an amount equal to $0.001575342 per share, per day. These distributions will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and will be paid or issued, respectively, on the first business day following the completion of the month to which they relate.
In addition to the distributions described above, our board of directors has authorized special stock dividends as of daily record dates for the period from October 1, 2014 through December 31, 2014. Stock dividends for our common shares will be calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of common stock per share, per day. These stock dividends will be issued on January 1, 2015.
We expect to continue paying distributions on a monthly basis unless our results of operations, our general financial condition, general economic conditions or other factors inhibit us from doing so. The timing and amount of distributions will be determined by our board of directors, in its discretion, and may vary from time to time.

In September 2014, our Advisor agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that our MFFO for the quarter ended December 31, 2014, as disclosed in our Annual Report on Form 10-K for such year, amounts to less than 100% of the aggregate distributions declared to our stockholders for the quarter ended December 31, 2014. As a result of the waiver of these fees, if any, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. This fee waiver is not a deferral and accordingly, any fees that are waived will not be paid to the Advisor in cash at any time in the future.
Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions paid. Therefore, particularly in the earlier part of this offering, some or all of our distributions may be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources.
Distribution Reinvestment Plan
You may participate in our distribution reinvestment plan, pursuant to which you may have your distributions reinvested in additional whole or fractional common shares at a price of $9.50 per common share. If you participate in the distribution reinvestment plan and are subject to federal income taxation, you may incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested in common shares. As a result, you may have a tax liability without receiving cash distributions to pay such liability and would have to rely solely on sources of funds other than our distributions in order to pay your taxes. A majority of our board of directors may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior notice to plan participants; provided, however, our board will not be permitted to amend the distribution reinvestment plan if such amendment would eliminate plan participants’ ability to withdraw from the plan at least annually. Please see the “Description of Capital Stock—Distribution Reinvestment Plan” section of this prospectus for further explanation of our distribution reinvestment plan, a complete copy of which is included as Appendix C to this prospectus.
Share Redemption Program
We offer a share redemption program that may allow stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, to have their shares redeemed subject to certain limitations and restrictions discussed more fully in the “Description of Capital Stock—Share Redemption Program” portion of this prospectus. No fees will be paid to Hines in connection with any redemption. Our board of directors may terminate, suspend or amend the share redemption program upon 30 days’ written notice without stockholder approval. Any notice of a termination, suspension or amendment of the share redemption program will be made via a report on Form 8-K filed with the Securities and Exchange Commission, or SEC, at least 30 days prior to the effective date of such termination, suspension or amendment. In December 2009, the other public REIT sponsored by Hines, Hines Real Estate Investment Trust, Inc., which we refer to as Hines REIT, suspended its share redemption program, except in connection with the death or disability of a stockholder.
After you have held your shares for a minimum of one year, our share redemption program may provide you with the ability to have all or a portion of the shares you purchased from us or received through a non-cash transaction, not in the secondary market, redeemed, subject to certain restrictions and limitations. We initially intend to allow redemptions of our shares on a monthly basis.
Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, the number of shares repurchased during any consecutive 12-month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that 12-month period. Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan will be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.
Shares that are redeemed will be redeemed at the following prices, unless such shares are redeemed in connection with the death or disability of a stockholder, as described below: (i) the lower of 92.5% of the then-current offering price or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least one year; (ii) the lower of 95.0% of the then-current offering price or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least two years; (iii) the lower of 97.5% of the then-current offering price or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least three years; and (iv) the lower of 100% of the then-current offering price or 100% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least four years; provided that in each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations or similar actions with respect to our common stock. However, our board of directors, in its sole discretion, may determine at any time to amend the share redemption program to redeem shares at a price that is higher or lower than the price paid for the shares by the redeeming stockholder. Any such price modification may be arbitrarily determined, or may be determined on a different basis, as determined by our board of directors. For example, in the event that we are not engaged in a public offering of our primary shares, our board of directors may determine to amend the share redemption program to redeem shares at a price that is at or below the then-current net asset value per share.
In the event a stockholder is having all his shares redeemed, we may waive the one-year holding requirement for shares purchased under our distribution reinvestment plan. In addition, we may waive the one-year holding requirement in the event of a stockholder’s bankruptcy. If we determine to waive the one-year holding requirement in these circumstances, then, for purposes of determining the applicable redemption price, the stockholder will be deemed to have held his shares continuously for one year. In the event of the death or disability of the holder, upon request, we will waive the one-year holding requirement. Except as noted below, shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a purchase price equal to the price paid to acquire such shares from us; provided, that, the redemption price cannot exceed the then-current offering price and, as described below, the redemption price will be reduced as necessary to equal the then-current offering price.
During the period of any public offering, the redemption price will be equal to or less than the price of the shares offered in the relevant offering. If we are engaged in a public offering and the redemption price calculated in accordance with the guidelines set forth above would result in a price that is higher than the then-current public offering price of our common shares, then the redemption price will be reduced and will be equal to the then-current public offering price of our common shares.
In the event that funds are insufficient to repurchase all of the shares for which repurchase requests have been submitted in a particular month and our board of directors determines that we will redeem shares in that month, then shares will be repurchased on a pro rata basis and the portion of any unfulfilled repurchase request will be held and considered for redemption until the next month unless withdrawn by the stockholder.

Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Although these exemptions will be available to us, they will not have a material impact on our public reporting and disclosure. We are deemed a “non-accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act, and as a non-accelerated filer, we are permanently exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, because we have no employees, we do not have any executive compensation or golden parachute payments to report in our periodic reports and proxy statements.
We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.0 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Exchange Act.
Under the JOBS Act, emerging growth companies can also delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Investment Company Act of 1940 Exclusions
We intend to conduct the operations of Hines Global II and its subsidiaries so that none of them will be required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We plan to conduct our businesses primarily through the Operating Partnership, a majority-owned subsidiary, and expect to establish other direct or indirect majority-owned subsidiaries to carry out specific activities; however, Hines Global II may also make investments directly. Although we reserve the right to modify our business methods at any time, at the time of this offering we expect the focus of our business will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We may also invest in other real estate investments and intend to otherwise be considered to be in the real estate business. Both we and the Operating Partnership intend to conduct our operations so that they do not hold investment securities in excess of the limit imposed by the 40% test and will not hold ourselves out as being engaged primarily or actually engage in the business of investing in securities. Therefore, we expect that we and the Operating Partnership will not be subject to regulation as an investment company under the Investment Company Act. The securities issued to the Operating Partnership and to Hines Global II by their respective majority-owned subsidiaries that are neither investment companies nor relying on Sections 3(c)(1) or (7) of the Investment Company Act, as discussed above, will not be investment securities for the purpose of this 40% test.
We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exclusion and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an “investment security” for purposes of determining whether the Operating Partnership satisfies the 40% test. However, as stated above, we expect that even in such a situation most of our other majority-owned subsidiaries will not meet the definition of investment company or, if they meet that definition, they will not rely on the exclusions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute investment securities, and we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act, even if some special purpose subsidiaries do rely on Section 3(c)(7).
One or more of our subsidiaries or subsidiaries of the Operating Partnership may seek to qualify for an exclusion from the definition of investment company under the Investment Company Act pursuant to other provisions of the Investment Company Act, such as Section 3(c)(5)(C) which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio consist primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). We expect our subsidiaries to rely on guidance published by the SEC or the staff of the SEC or on our own analyses of guidance published with respect to other types of assets to determine which assets are qualifying interests and real estate-type interests.
In August 2011, the SEC solicited public comment on a wide range of issues related to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities, those of the Operating Partnership, or other subsidiaries.
Qualification for these exclusions could affect our ability to acquire or hold investments, or could require us to dispose of investments that we might prefer to retain in order to remain qualified for such exclusions. Changes in current policies by the SEC and its staff could also require that we alter our business activities for this purpose. If we or our subsidiaries fail to maintain an exclusion from the Investment Company Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of shares of our common stock the sustainability of our business model, and our ability to make distributions. For a discussion of certain risks associated with the Investment Company Act, please see “Risk Factors.”

RISK FACTORS
You should carefully read and consider the risks described below, together with all other information in this prospectus, before you decide to buy our common shares. We encourage you to keep these risks in mind when you read this prospectus and evaluate an investment in us. If certain of the following risks actually occur it could have a material adverse effect on our business, financial condition, and results of operations and our ability to pay distributions would likely suffer materially or could be eliminated entirely. As a result, the value of our common shares may decline, and you could lose all or part of the money you paid to buy our common shares.
Risks Related to Investing in this Offering
We have no prior operating history or established financing sources, and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore there is a higher risk that we will not be able to achieve our investment objectives compared to a real estate investment trust with an operating history.
We have no prior operating history or established financing sources. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with an operating history and we may not be able to achieve our investment objectives. In addition, you should not rely on the past performance of investments by other investment vehicles sponsored by Hines to predict our future results. Our investment strategy and key employees may differ from the investment strategies and key employees of our affiliates in the past, present and future.
There is no public market for our common shares; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount.
There is no public market for our common shares, and we do not expect one to develop. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may limit your ability to sell your shares. If you are able to sell your shares, you may only be able to sell them at a substantial discount from the price you paid. This may be the result, in part, of the fact that the amount of funds available for investment are reduced by funds used to pay certain up-front fees and expenses, including organization and offering costs, such as issuer costs, selling commissions, and the dealer manager fee and acquisition fees and expenses in connection with our public offerings. Unless our aggregate investments increase in value to compensate for these up-front fees and expenses, which may not occur, it is unlikely that you will be able to sell your shares, without incurring a substantial loss. You may also experience substantial losses if we dispose of our assets or in connection with a liquidation event. We cannot assure you that your shares will ever appreciate in value to equal the price you paid for your shares. Thus, prospective stockholders should consider our common shares as illiquid and a long-term investment, and you must be prepared to hold your shares for an indefinite length of time. Please see “Description of Capital Stock—Restrictions on Transfer” herein for a more complete discussion on certain restrictions regarding your ability to transfer your shares.
This is a fixed price offering and the offering price of our common shares was not established on an independent basis; therefore, as it was arbitrarily determined, the fixed offering price will not accurately represent the current value of our assets at any particular time and may be higher than the value of our assets per share of our common stock at the time of your purchase.
This is a fixed price offering, which means that the price for our common shares in the offering was fixed and does not vary based on the underlying value of our assets at any time. Our board of directors arbitrarily determined the offering price in its sole discretion. We do not intend to adjust the offering price after we acquire assets and, therefore, the fixed offering price established for our common shares will not accurately represent the value of our assets and the actual value of your investment may be substantially less than what you pay. Our offering price may not be indicative of either the price you would receive if you sold your shares, the price at which shares of our common stock would trade if they were listed on a national securities exchange or if we were liquidated or dissolved. Similarly, the amount you may receive upon redemption of your shares, if you determine to participate in our share redemption program, may be less than the amount you paid for such shares, regardless of any increase in the underlying value of any assets we own.
This is a “blind pool” offering and you will not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock.
As of December 1, 2014, we did not own interests in any real estate investments. You will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. In addition, our investment policies and strategies are very broad and permit us to invest in all types of properties and other real estate investments. You must rely on our Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because you cannot evaluate our future investments in advance of purchasing shares of our common stock, an investment in Hines Global II may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.
This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives, and that the poor performance of a single investment will materially adversely affect our overall investment performance, will increase if only a small number of shares are purchased in this offering.
Our common shares are being offered on a “best efforts” basis and no individual, firm or corporation has agreed to purchase any of our common shares in this offering. As a result, if we raise only the minimum amount of proceeds, we will be thinly capitalized and will not be able to achieve a broadly diversified portfolio. If we are unable to sell all of the shares being offered in this offering, we will likely make fewer investments, resulting in less diversification in terms of the numbers and types of investments we own and the geographic areas in which our investments or the properties underlying our investments are located which would make it more difficult for us to accomplish our business objectives. If we are unable to sell a significant number of the shares being offered in this offering, we are more likely to invest in debt and equity securities than in real properties. In addition, the fewer investments we make, the greater the likelihood that any single investment’s poor performance would materially adversely affect our overall investment performance.
The availability and timing of distributions to our stockholders is uncertain and cannot be assured.
There is no assurance that distributions will continue to be authorized and paid. We cannot assure you that we will have sufficient cash to pay distributions to you or that the amount of any such distributions will increase over time.
If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced.
Our organizational documents permit us to make distributions from any source and we may choose to pay distributions when we do not have sufficient cash flow from operations to fund such distributions. If we fund distributions from borrowings or the net proceeds from this offering, we will have less funds available for acquiring properties and other investments, and your overall return may be reduced. Furthermore, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.
Payments to the holder of the Special OP Units or any other OP Units will reduce cash available for distribution to our stockholders.
An affiliate of Hines has received OP Units in return for its $190,000 contribution to the Operation Partnership. Our Advisor or its affiliates may also choose to receive OP Units in lieu of certain fees. The holders of all OP Units will be entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holder of the OP Units will reduce the cash available for distribution to our stockholders. In addition, Hines Global REIT II Associates Limited Partnership, the holder of the Special OP Units, will be entitled to cash distributions, under certain circumstances, including from sales of our real estate investments, refinancings and other sources, which may reduce cash available for distribution to our stockholders and may negatively affect the value of our shares of common stock. Furthermore, under certain circumstances the Special OP Units and any other OP Units held by Hines or its affiliates are required to be repurchased, in cash at the holder’s election and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, or other sources to make the payment, which will reduce cash available for distribution to you.
We may use proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets to fund distributions to our stockholders, which could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of your investment.
In our initial quarters of operations, and from time to time thereafter, our cash flows from operations may be insufficient to fund distributions to stockholders. We may choose to use proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets to fund distributions to our stockholders. However, our Advisor and affiliates are under no obligation to advance funds to us or to defer or waive fees in order to support our distributions. If we do obtain advances or fee deferrals, borrow and/or use proceeds of this offering to pay distributions, it could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and potentially adversely impact and dilute the value of your investment. In addition, our Advisor or its affiliates could choose to receive shares of our common stock or interests in the Operating Partnership in lieu of cash or deferred fees or the repayment of advances to which they are entitled, and the issuance of such securities may dilute your interest in Hines Global II.
Your ability to have your shares redeemed is limited under our share redemption program, and if you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares.
Our share redemption program contains significant restrictions and limitations. For example, only stockholders who purchase their shares directly from us or who received their shares through a non-cash transaction, not in the secondary market, are eligible to participate, and stockholders must generally hold their shares for a minimum of one year before they can participate in our share redemption program. In addition, our share redemption program generally provides that only funds received from the prior month’s distribution reinvestment plan may be used in the subsequent month to redeem shares. Our board of directors may terminate, suspend or amend the share redemption program upon 30 days’ written notice without stockholder approval. As a result of these limitations, the redemption price you may receive upon any such redemption may not be indicative of the price you would receive if our shares were actively traded or if we were liquidated, and you should not assume that you will be able to sell all or any portion of your shares back to us pursuant to our share redemption program or to third parties at a price that reflects the then current market value of the shares or at all. Please see “Description of Capital Stock—Share Redemption Program” for a description of all of the terms and limitations associated with our share redemption program.
The actual value of shares that we redeem under our share redemption program may be substantially less than what we pay.
Under our share redemption program, shares currently may be repurchased at varying prices depending on the number of years the shares have been held and whether the redemptions are sought upon a stockholder’s death or disability. Although the offering price represents the most recent price at which most investors are willing to purchase such shares, it will not accurately represent the current value of our assets per share of our common stock at any particular time and may be higher or lower than the actual value of our assets per share at such time. Accordingly, when we repurchase shares of our common stock at the offering price or at a percentage of the offering price, the actual value of the shares that we repurchase may be less, and, if so, then the repurchase will be dilutive to our remaining stockholders.
If we are only able to sell a limited amount of shares in this offering, our fixed operating expenses such as general and administrative expenses would be higher (as a percentage of gross income) than if we are able to sell a greater number of shares, which would have a material adverse effect on our profitability and therefore decrease our ability to pay distributions to you and the value of your investment.
We incur certain fixed operating expenses in connection with our operations, such as costs incurred to secure insurance for our directors and officers and certain offering and organizational expenses, regardless of our size. To the extent we sell fewer than the maximum number of shares offered, these expenses will represent a greater percentage of our gross income and, correspondingly, would have a greater proportionate adverse impact on our profitability which would decrease our ability to pay distributions to you and the value of your investment.
You will not have the benefit of an independent due diligence review in connection with this offering and, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.
Because our Advisor and our Dealer Manager are affiliates of Hines, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. In addition, Greenberg Traurig, LLP has acted as counsel to us, our Advisor and our Dealer Manager in connection with this offering and, therefore, you will not have the benefit of a due diligence review and investigation that might otherwise be performed by independent counsel which increases the risk of your investment. If any situation arises in which our interests are in conflict with those of our Dealer Manager or its affiliates, and we are required to retain additional counsel, we will incur additional fees and expenses.
The fees we pay in connection with this offering and the agreements entered into with Hines and its affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could achieve from a third party.
The compensation paid to our Advisor, Dealer Manager, Hines and other affiliates for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Hines and its affiliates, including our Advisor and us, were not negotiated at arm’s-length. Such agreements include our Advisory Agreement, our Dealer Manager Agreement, and any property management and leasing agreements. A third party unaffiliated with Hines may be willing and able to provide certain services to us at a lower price.
We will pay substantial compensation to Hines, our Advisor and their affiliates, which may be increased during this offering or future offerings by our independent directors.
Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments payable to Hines, our Advisor and their affiliates may increase during this offering or in the future from those described in “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units,” if such increase is approved by a majority of our independent directors.
We do not, and do not expect to, have research analysts reviewing our performance.
We do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, you will not have an independent review of our performance and the value of our common stock relative to publicly traded companies.

Investors who invest in us at the beginning of our offering may realize a lower rate of return than later investors.
We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to pay distributions may be negatively impacted, especially during our early periods of operation. Until such time as we have sufficient cash flow from operations, we may not be able to make, or may be limited in the amount that we can pay towards, distributions. As a result, investors who invest in us before we commence making real estate investments or generate significant cash flow may realize a lower rate of return than later investors.
Our stockholders may experience dilution.
Our stockholders do not have preemptive rights. If we engage in a subsequent offering of common shares or securities convertible into common shares, issue shares pursuant to our distribution reinvestment plan or otherwise issue additional shares, investors who purchase shares in this primary offering who do not participate in those other stock issuances will experience dilution in their percentage ownership of our outstanding shares. Furthermore, stockholders may experience a dilution in the value of their shares depending on the terms and pricing of any share issuances (including the shares being sold in this offering) and the value of our assets at the time of issuance.
The price of our common shares may be adjusted to a price less than the price you paid for your shares.
The price of our common shares may be adjusted periodically in the discretion of our board of directors and therefore any future adjustments may result in an offering price lower than the price you paid for your shares.
We may be required to disclose an estimated net asset value per share of our common stock prior to or following the conclusion of this offering and the purchase price you pay for shares of our common stock in this offering may be higher than such estimated net asset value per share. The estimated net asset value per share may not be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved.
We will be required, due to rules that have been adopted recently by the Financial Industry Regulatory Authority, or FINRA, but are not yet effective as of the date of this prospectus, contractual obligations in the selling agreements between our participating broker dealers and the Dealer Manager, or other rules that may be adopted by the SEC or the states, to disclose an estimated net asset value per share of our shares earlier than presently required. If we provide an estimated net asset value per share prior to the conclusion of this offering, our board of directors may determine to modify the offering price, including the price at which our common shares are offered pursuant to our distribution reinvestment plan, to reflect the estimated net asset value per share, but the offering price may differ from the estimated net asset value per share. Any estimated net asset value per share that we disclose in the future may not be an accurate reflection of the fair value of our assets and liabilities in accordance with GAAP, may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm’s length transaction, may not represent the value that stockholders could realize upon a sale of the company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the price at which shares of our common stock would trade if they were listed on a national securities exchange. In addition, any estimated net asset value per share that we disclose in the future may not be the equivalent of the disclosure of a market price by an open-ended real estate fund.
Currently there are no SEC, FINRA, federal or state rules that establish requirements concerning the methodology to employ in determining an estimated net asset value per share. The methodology used to determine the estimated net asset value per share of our common stock may be based upon assumptions, estimates and judgments that may not be accurate or complete, such that, if different property-specific and general real estate and capital market assumptions, estimates and judgments were used, it could result in an estimated net asset value per share that is significantly different. In addition, the policies and procedures that are employed to calculate an estimated net asset value per share in the future may not meet the then-current requirements of the SEC, FINRA or the state regulatory authorities.
Risks Related to Our Business in General
Delays in purchasing properties or making other real estate investments with the proceeds received from this offering may result in a lower rate of return to you.
As of the date of this prospectus, we have not acquired any real estate investments. Because we are conducting this offering on a “best efforts” basis, possibly over several years, our ability to locate and commit to purchase specific properties, or make investments, will be partially dependent on our ability to raise sufficient funds for such acquisitions and investments. We may be substantially delayed in making investments due to delays in:

•	the sale of our common shares,

•	obtaining debt financing,

•	negotiating or obtaining the necessary purchase documentation,

•	locating suitable investments or

•	other factors.
We expect to invest proceeds we receive from this offering in short-term, highly-liquid investments until we use such funds in our operations. We expect that the income we earn on these temporary investments will not be substantial. Further, we may use the principal amount of these investments, and any returns generated on these investments, to pay for fees and expenses in connection with this offering and distributions. Therefore, delays in investing proceeds we raise from this offering could impact our ability to generate cash flow for distributions.
Continued disruptions in the global financial markets and uncertain economic conditions could adversely affect commercial real estate values and our ability to secure debt financing and service future debt obligations, which could adversely impact our results of operations and our ability to pay distributions to our stockholders.
In recent years the global financial markets have experienced pervasive and fundamental disruptions. A disruption in the financial markets or the financial stability of a country often results in a significant negative impact on the financial markets. Such disruptions have had and may continue to have an adverse impact on the availability of credit to businesses, generally, and have resulted in and could lead to further weakening of the U.S. economy and the economies of other countries in which we may invest. Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry generally or by the local economic conditions where our properties are located, including the current dislocations in the credit markets and general global economic recession. Availability of debt financing secured by commercial real estate has been significantly restricted as a result of tightened lending standards. As a result of the uncertainties in the credit market, we may not be able to obtain debt financing on attractive terms. Further disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments and could make it more difficult to sell any such investments at attractive prices if we determine to do so. Such challenging economic conditions may also negatively impact the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases, which may adversely impact our results of operations and our ability to pay distributions to our stockholders and may result in a decrease in the value of our stockholders’ investment.
Yields on and safety of deposits may be lower due to the extensive decline in the financial markets.
Until we invest the proceeds of this offering in real properties and other real estate investments, we may hold those funds in investments, including money market funds, bank money market accounts and CDs or other accounts at third-party depository institutions. Continued or unusual declines in the financial markets could result in a loss of some or all of these funds. In particular, money market funds have recently experienced intense redemption pressure and have had difficulty satisfying redemption requests. As such, we may not be able to access the cash in our money market investments. In addition, current yields from these investments are minimal.
The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.
The Federal Deposit Insurance Corporation only insures amounts up to $250,000 per depositor. It is likely that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we deposit funds ultimately fails, we may lose any amounts of our deposits over federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.
Because of our inability to retain earnings, we will rely on debt and equity financings for acquisitions, and if we do not have sufficient capital resources from such financings, our growth may be limited.
If we obtain qualification as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income to maintain such qualification. This requirement limits our ability to retain income or cash flow from operations to finance the acquisition of new investments. We will explore acquisition opportunities from time to time with the intention of expanding our operations and increasing our profitability. We anticipate that we will use debt and equity financing for such acquisitions because of our inability to retain significant earnings. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire new investments and expand our operations will be adversely affected.
We may need to incur borrowings that would otherwise not be incurred to meet REIT minimum distribution requirements.
In order to qualify as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid (or deemed paid) by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years.
We expect our income, if any, to consist almost solely of our share of the Operating Partnership’s income, and the cash available for the payment of distributions by us to our stockholders will consist of our share of cash distributions made by the Operating Partnership. As the general partner of the Operating Partnership, we will determine the amount of any distributions made by the Operating Partnership. However, we must consider a number of factors in making such distributions, including:

•	the amount of the cash available for distribution;

•	the impact of such distribution on other partners of the Operating Partnership;

•	the Operating Partnership’s financial condition;

•	the Operating Partnership’s capital expenditure requirements and reserves therefor; and

•	the annual distribution requirements contained in the Code necessary to qualify and maintain our qualification as a REIT.
Differences in timing between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses when determining our taxable income, as well as the effect of nondeductible capital expenditures, the creation of reserves, the use of cash to purchase shares under our share redemption program or required debt amortization payments, could result in our having taxable income that exceeds cash available for distribution.

In view of the foregoing, we may be unable to meet the REIT minimum distribution requirements and/or avoid the 4% excise tax described above. In certain cases, we may decide to borrow funds in order to meet the REIT minimum distribution and/or avoid the 4% excise tax even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.
Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.
We may purchase or develop properties or other real estate investments or make investments in joint ventures or partnerships, co-tenancies or other co-ownership arrangements with Hines affiliates, the sellers of the properties, developers or similar persons. Joint ownership of properties or other investments, under certain circumstances, may involve risks not otherwise present with other methods of owning real estate or other real estate investments. Examples of these risks include:

•	the possibility that our partners or co-investors might become insolvent or bankrupt;

•
that such partners or co-investors might have economic or other business interests or goals that are inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties or other investments held in the joint venture or the timing of the termination and liquidation of the venture;

•	the possibility that we may incur liabilities as the result of actions taken by our partners or co-investors; or

•
that such partners or co-investors may be in controlling positions and/or be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Actions by a co-venturer, co-tenant or partner may result in subjecting the assets of the joint venture to unexpected liabilities. Under joint venture arrangements, neither co-venturer may have the power to control the venture, and under certain circumstances, an impasse could result and this impasse could have an adverse impact on the operations and profitability of the joint venture.
If we have a right of first refusal or buy/sell right to buy out a co-venturer or partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our co-venturer or partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with Hines affiliates may also entail conflicts of interest. Please see “Conflicts of Interest—Joint Venture Conflicts of Interest” for a description of these risks.
If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.
In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may acquire a general partner interest in the form of a non-managing general partner interest. As a non-managing general partner, we are potentially liable for all liabilities of the partnership without having the same rights of management or control over the operation of the partnership as the managing general partner. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of investment we initially made or then had in the partnership.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and may reduce our cash available for distribution to you.
We may enter into currency rate swaps and caps or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of currency changes as a result of our international investments. Similarly, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of interest rate changes due to variable interest rate debt that we may have.
We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.
We are Hines’ third publicly-offered real estate investment vehicle. We collectively refer to real estate joint ventures, funds and programs as real estate investment vehicles. All but two of the previous real estate investment vehicles of Hines and its affiliates were conducted through privately-held entities not subject to either the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations that govern us, including reporting requirements under the federal securities laws and tax and other regulations applicable to REITs.
The past performance of other investment vehicles sponsored by Hines or its affiliates may not be indicative of our future results, and we may not be able to successfully operate our business and implement our investment strategy, which may be different in a number of respects from the operations previously conducted by Hines. In addition, Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire as a significant amount of real estate investments that have been made by Hines’ other investment vehicles have consisted of acquisitions and development of office or industrial properties or land. We may therefore need to use third parties to source or manage investments in which Hines has limited experience. In addition, a significant portion of Hines’ other programs and investments involve development projects. Although we are able to invest in development projects, we do not anticipate that a significant portion of the proceeds from this offering will be invested in development projects. As a result of all of these factors, you should not rely on the past performance of other investment vehicles sponsored by Hines and its affiliates to predict or as an indication of our future performance.
Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.
Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of Hines and its affiliates as well as key employees of Hines in the discovery and acquisition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Our board of directors and our Advisor have broad discretion when identifying, evaluating and making investments with the proceeds of this offering. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. We will rely on the management ability of Hines and the oversight of our board of directors as well as the management of any entities or ventures in which we invest.
We may not be able to retain our key employees. To the extent we are unable to retain and/or find qualified successors for key employees that depart the company, our results of operations may be adversely impacted. Our officers and the management of our Advisor also serve in similar capacities for numerous other entities. If Hines (or any of its key employees) is distracted by these other activities or suffers from adverse financial or operational problems in connection with its operations unrelated to us, the ability of Hines and its affiliates to allocate time and/or resources to our operations may be adversely affected. If Hines is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations would be adversely impacted. We will not provide key-man life insurance policies for any of Hines’ key employees. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.”
Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years. Although it was re-opened with respect to ordinary redemption requests on April 1, 2013, Hines REIT suspended its share redemption program, except with respect to redemptions in connection with the death or disability of a stockholder in December 2009. As of December 31, 2013, shares redeemed pursuant to the share redemption program will be redeemed at $5.45 per share, with respect to ordinary redemption requests, and $6.40 per share with respect to requests in connection with the death or disability of a stockholder. In May 2011, Hines REIT’s board of directors determined an estimated per share net asset value, or NAV, of $7.78, a reduction from the most recent offering price of $10.08. In November 2012, Hines REIT’s board determined an estimated per share NAV of $7.61. Subsequently, Hines REIT declared a special distribution of $0.80 per share, which, combined with the additional special distributions (all of which represent a return of capital) paid since Hines REIT’s announcement of an estimated per share NAV of $7.61, resulted in a reduction of the estimated per share NAV to $6.75, effective April 2, 2013. In November 2013 and December 2014, Hines REIT’s board determined estimated per share NAVs of $6.40 and $6.50, respectively. In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013.
In addition to Hines REIT, Hines Global I and HMS, Hines has sponsored more than 20 privately-offered programs in the past ten years. Several of Hines’ privately-offered programs have experienced adverse economic developments in recent years due to the global financial crisis and deteriorating economic conditions in several European and South American countries, Mexico and several U.S. markets. The adverse market conditions may cause these programs to alter their investment strategy, generate returns lower than originally expected, or ultimately incur losses. There is a risk that we may experience similar adverse developments, as an investment vehicle sponsored by Hines.
Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate, our operations and our profitability.
Terrorist attacks and other acts of violence, civilian unrest or war may negatively affect our operations and your investment in our shares. We may acquire real estate investments located in or that relate to real estate located in areas that are susceptible to attack. In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. Further, even if we do obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism in the areas in which we acquire properties or other real estate investments could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans.
The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in or damage to, the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues will be dependent upon the payment of rent and the return of our other investments which may be particularly vulnerable to uncertainty in the local economy. Increased economic volatility could adversely affect our tenants’ ability to pay rent or the return on our other investments or our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.

Risks Related to Investments in Real Estate
Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.
In the event that we have a concentration of properties in, or real estate investments that invest in properties located in, a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area. An investment in our common stock will therefore be subject to greater risk to the extent that we lack a geographically diversified portfolio.
Industry concentration of our tenants may make us particularly susceptible to adverse economic developments in these industries.
In the event we have a concentration of tenants in a particular industry, our operating results and ability to make distributions may be adversely affected by adverse developments in those industries and we will be subject to a greater risk to the extent that our tenants are not diversified by industry.
We will depend on tenants for our revenue, and therefore our revenue will be dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.
We expect that rental income from real property will, directly or indirectly, constitute a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success will be indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own. The weakening of the financial condition of or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases, may adversely affect our operations and our ability to pay distributions.
Generally, under U.S. bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full. In addition, while the specifics of the bankruptcy laws of international jurisdictions may differ from the U.S. bankruptcy laws described herein, the bankruptcy or insolvency of a significant tenant or a number of smaller tenants at any of the international properties we may acquire, may similarly adversely impact our operations and our ability to pay distributions.
Some of our properties may be leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Due to the risks involved in the ownership of real estate investments and real estate acquisitions, a return on your investment in Hines Global II is not guaranteed, and you may lose some or all of your investment.
By owning our shares, you will be subjected to significant risks associated with owning and operating real estate investments. The performance of your investment in Hines Global II will be subject to such risks, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing;

•	changes in property level operating expenses due to inflation or otherwise;

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes; and

•
changes due to factors that are generally outside of our control, such as terrorist attacks and international instability, natural disasters and acts of God, over-building, adverse national, state or local changes in applicable tax, environmental or zoning laws and a taking of any of the properties which we own or in which we otherwise have interests by eminent domain.

In addition, we expect to acquire properties in the future, which may subject us to additional risks associated with real estate property acquisitions, including the risks that:

•	the investments will fail to perform in accordance with our expectations because of conditions or liabilities we did not know about at the time of acquisition; and

•
our projections or estimates with respect to the performance of the investments, the costs of operating or improving the properties or the effect of the economy or capital markets on the investments will prove inaccurate.

Any of these factors could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
An economic slowdown or rise in interest rates or other unfavorable changes in economic conditions in the markets in which we operate could adversely impact our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
The development of negative economic conditions in the markets in which we operate may significantly affect occupancy, rental rates and our ability to collect rent from our tenants, as well as our property values, which could have a material adverse impact on our cash flows, operating results and carrying value of investment property. For example, an economic recession or rise in interest rates could make it more difficult for us to lease real properties, may require us to lease the real properties we acquire at lower rental rates and may lead to an increase in tenant defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at an attractive price. Other risks that may affect conditions in the markets in which we operate include:

•	Local conditions, such as an oversupply of the types of properties we invest in or a reduction in demand for such properties in the area; and

•	Increased operating costs, if these costs cannot be passed through to tenants.
International, national, regional and local economic climates have been adversely affected by the slow job growth of recent years. To the extent any of the adverse conditions described above occurs in the specific markets in which we operate, market rents, occupancy rates and our ability to collect rents from our tenants will likely be affected and the value of our properties may decline. We could also face challenges related to adequately managing and maintaining our properties, should we experience increased operating cost and as a result, we may experience a loss of rental revenues. Any of these factors may adversely affect our business, results of operations, cash flows and financial condition, our ability to make distributions to you and the value of your investment.
Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.
We intend to rely in part on borrowings under credit facilities and other external sources of financing to fund the costs of new investments, capital expenditures and other items. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the credit agreements.
If we cannot meet our required debt obligations, the property or properties securing such indebtedness could be foreclosed upon by, or otherwise transferred to, our lender, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds. Additionally, we may be required to refinance our debt subject to “lump sum” or “balloon” payment maturities on terms less favorable than the original loan or at a time we would otherwise prefer to not refinance such debt. A refinancing on such terms or at such times could increase our debt service payments, which would decrease the amount of cash we would have available for operations, new investments and distribution payments and may cause us to determine to sell one or more properties at a time when we would not otherwise do so.
Uninsured losses relating to real property may adversely impact the value of our portfolio.
We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, which are uninsurable, are not economically insurable or are only insurable subject to limitations. Examples of such catastrophic events include acts of war or terrorism, earthquakes, floods, hurricanes and pollution or environmental matters. We may not have adequate coverage in the event we or our buildings suffer casualty losses. If we do not have adequate insurance coverage, the value of our assets will be reduced as the result of, and to the extent of, any such uninsured losses. Additionally, we may not have access to capital resources to repair or reconstruct any uninsured damage to a property.
We may be unable to obtain desirable types of insurance coverage at a reasonable cost, if at all, and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.
We may not be able either to obtain certain desirable types of insurance coverage, such as terrorism, earthquake, flood, hurricane and pollution or environmental matter insurance, or to obtain such coverage at a reasonable cost in the future, and this risk may limit our ability to finance or refinance debt secured by our properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance.
We operate in a competitive business, and many of our competitors have significant resources and operating flexibility, allowing them to compete effectively with us.
Numerous real estate companies that operate in the markets in which we may operate will compete with us in acquiring real estate investments and obtaining creditworthy tenants to occupy such properties or the properties owned by such investments. Such competition could adversely affect our business. There are numerous real estate companies, real estate investment trusts and U.S. institutional and foreign investors that will compete with us in seeking investments and tenants for properties, including Hines Global I. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or investments or lower our occupancy rates and the rent we may charge tenants. In addition, the arrival of new competitors in the immediate areas where we have assets could require unplanned investments in our assets, which may adversely affect us. We may also have difficulty in renewing leases or in leasing to new tenants, which may lead to a reduction in our cash flow and operating income, since the proximity of new competitors could divert existing or new tenants to such competitors, resulting in vacancies.
We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our stockholders may be limited.
Real estate investments are relatively illiquid. We will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs such as share redemptions. We expect to generally hold a real estate investment for the long term. When we sell any of our real estate investments, we may not realize a gain on such sale or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. We may not distribute any proceeds from the sale of real estate investments to our stockholders. Rather, we may use such proceeds to:

•	purchase additional real estate investments;

•	repay debt;

•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;

•	purchase shares under our share redemption program;

•	create working capital reserves; or

•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our other properties.
Our ability to sell our properties may also be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to avoid such characterization and to take advantage of certain safe harbors under the Code, we may determine to hold our properties for a minimum period of time, generally two years.
Potential liability as the result of, and the cost of compliance with, environmental matters could adversely affect our operations.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.
We expect to invest in, or make investments in real estate investments that have interests in, properties historically used for industrial, manufacturing and commercial purposes. These properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.
Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Such laws may be amended so as to require compliance with stringent standards which could require us to make unexpected, substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. We may be potentially liable for such costs in connection with the acquisition and ownership of our properties in the United States. In addition, we may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the United States, which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could be substantial and require a material portion of our cash flow.
The properties we acquire will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Any properties we acquire will be subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.
Our costs associated with complying with the Americans with Disabilities Act of 1990, or the ADA, may affect cash available for distributions.
Any domestic properties we acquire will generally be subject to the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We may not acquire properties that comply with the ADA or we may not be able to allocate the burden on the seller or other third-party, such as a tenant, to ensure compliance with the ADA in all cases. Foreign jurisdictions may have similar requirements and any funds we use for ADA or similar compliance may affect cash available for distributions and the amount of distributions to you.
Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.
If any of our properties has or develops mold we may be required to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. We may become liable to our tenants, their employees and others if property damage or health concerns arise, all of which could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.

If we set aside insufficient working capital reserves, we may be required to defer necessary or desirable property improvements.
If we do not establish sufficient reserves for working capital to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our properties. If we defer such improvements, the applicable properties may decline in value, it may be more difficult for us to attract or retain tenants to such properties or the amount of rent we can charge at such properties may decrease.
Risks related to the development of real properties may have an adverse effect on our results of operations and returns to our stockholders.
We may invest in properties on which developments or improvements are to be constructed or completed. As such, we may be subject to the risks associated with development and construction activities including the following:

•	long periods of time may elapse between the commencement and the completion of our projects;

•	our original estimates may not be accurate and our actual construction and development costs may exceed those estimates;

•	the level of interest of potential tenants for a recently launched development may be low;

•	construction materials and equipment may be unavailable or cost more than expected due to changes in supply and demand;

•	construction and sales may not be completed on time, resulting in a cost increase;

•	we may not be able to acquire or we may pay too much for the land we acquire for new developments or properties;

•	labor may be in limited availability; and

•	changes in tax, real estate and zoning laws may be unfavorable to us.
In addition, our reputation and the construction quality of our real estate developments, whether operated individually or through partnerships, may be determining factors for our ability to lease space and grow. The timely delivery of real estate projects and the quality of our developments, however, depend on certain factors beyond our full control, including the quality and timeliness of construction materials delivered to us and the technical capabilities of our contractor. If one or more problems affect our real estate developments, our reputation and future performance may be negatively affected and we may be exposed to civil liability.
We depend on a variety of factors outside of our control to build, develop and operate real estate projects. These factors include, among others, the availability of market resources for financing, land acquisition and project development. Any scarcity of market resources, including human capital, may decrease our development capacity due to either difficulty in obtaining credit for land acquisition or construction financing or a need to reduce the pace of our growth. The combination of these risks may adversely affect our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
Delays in the development and construction of real properties may have adverse effects on portfolio diversification, results of operations and returns to our stockholders.
If we experience delays in the development of our real properties, it could adversely affect your returns. When properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months or longer to complete construction, to rent available space, and for rent payments to commence. Therefore, we may not receive any income from these properties and our ability to pay distributions to you could suffer. If we are delayed in the completion of any such construction project, our tenants may have the right to terminate preconstruction leases for space at such newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly-constructed projects. Furthermore, the price we agree to pay for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of the real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.
Retail properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant.
We may acquire retail properties in the future. Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.
Leases with retail properties’ tenants may restrict us from re-leasing space.
Most leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property.
Recent disruptions in the financial markets could adversely affect the multifamily property sector’s ability to obtain financing and credit enhancement from Fannie Mae and Freddie Mac, which could adversely impact us if we attempt to secure financing through Fannie Mae and Freddie Mac for investments in multifamily residential properties.
We may invest in multifamily residential properties and development projects. Fannie Mae and Freddie Mac are major sources of financing for the multifamily sector. Since 2007, Fannie Mae and Freddie Mac have reported substantial losses and a need for significant amounts of additional capital. In response to the deteriorating financial condition of Fannie Mae and Freddie Mac and the recent credit market disruption, the U.S. Congress and Treasury undertook a series of actions to stabilize these government-sponsored enterprises and the financial markets. Pursuant to legislation enacted in 2008, the U.S. government placed both Fannie Mae and Freddie Mac under its conservatorship.
Currently, Fannie Mae and Freddie Mac remain active multifamily lenders but there is significant uncertainty surrounding their futures. Should Fannie Mae and Freddie Mac have their mandates changed or reduced, be disbanded or reorganized by the government or otherwise discontinue providing liquidity to the multifamily sector, it would significantly reduce our access to such debt capital and/or increase borrowing costs. If new U.S. government regulations heighten Fannie Mae’s and Freddie Mac’s underwriting standards, adversely affect interest rates and reduce the amount of capital they can make available to the multifamily sector, it could have a material adverse effect on both the multifamily sector and our access to funding in connection with the acquisition and maintenance of such properties. Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could:

•	make it more difficult for us to secure new takeout financing for any multifamily development projects we acquire;

•	hinder our ability to refinance any completed multifamily assets;

•	decrease the amount of available liquidity and credit that could be used to diversify our portfolio through the acquisition of multifamily assets; and

•	require us to obtain other sources of debt capital with potentially different terms.
Short-term multifamily community leases associated with any multifamily residential properties we acquire may expose us to the effects of declining market rent and could adversely impact our ability to make cash distributions to you.
We expect that, to the extent that we invest in any multifamily residential properties, substantially all of our multifamily community leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
Continued high levels of unemployment could adversely affect the occupancy and rental rates of any multifamily residential properties we acquire, with high quality multifamily communities suffering even more severely.
Prolonged continuance of unemployment at current levels or increased levels of unemployment in multifamily markets could significantly decrease occupancy and rental rates. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•	rental residents deciding to share rental units and therefore rent fewer units;

•	potential residents moving back into family homes or delaying leaving family homes;

•	a reduced demand for higher-rent units, such as those of high quality multifamily communities;

•	a decline in household formation;

•	persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;

•	the inability or unwillingness of residents to pay rent increases; and

•	increased collection losses.
These factors generally have contributed to lower rental rates. To the extent that we invest in any multifamily residential properties, our results of operations, financial condition and ability to make distributions to you may be adversely affected if these factors do not improve or worsen.
In connection with the recent credit market disruptions and economic slowdown, any investments in multifamily residential properties may face increased competition from single-family homes and condominiums for rent, which could limit our ability to retain residents, lease apartment units or increase or maintain rents.
To the extent that we invest in any multifamily residential properties, we will face significant competition with respect to our investments in multifamily residential properties. Any multifamily communities in which we invest may compete with numerous housing alternatives in attracting residents, including single-family homes and condominiums available for rent. Such competitive housing alternatives may become more prevalent in a particular area because of the tightening of mortgage lending underwriting criteria, homeowner foreclosures, the decline in single-family home and condominium sales and the lack of available credit. The number of single-family homes and condominiums for rent in a particular area could limit our ability to retain residents, lease apartment units or increase or maintain rents.
The multifamily residential properties in which we invest must comply with the Fair Housing Amendment of 1988.
The multifamily residential properties in which we invest domestically, if any, must comply with the Fair Housing Amendment Act of 1988, or FHAA, which requires that multifamily communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily housing communities for compliance with the requirements of the FHAA and the ADA and an increasing number of substantial enforcement actions and private lawsuits have been brought against multifamily communities to ensure compliance with these requirements. Noncompliance with the FHAA and the ADA could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.
If we acquire hospitality or leisure properties, we will depend on others to manage those facilities.
In order to qualify as a REIT, we will not be able to operate any hospitality or leisure properties that we acquire or participate in the decisions affecting the daily operations of these properties. We will lease any hospitality or leisure properties we acquire to a taxable REIT subsidiary, or TRS, in which we may own up to a 100% interest. Our TRS will enter into management agreements with eligible independent contractors, potentially including Hines or its affiliates, that are not our subsidiaries or otherwise controlled by us to manage these properties. Thus, independent operators, under management agreements with our TRS, will control the daily operations of our hospitality, leisure and healthcare-related properties.
We will depend on these independent management companies to operate our hospitality or leisure properties. We will not have the authority to require these properties to be operated in a particular manner or to govern any particular aspect of the daily operations, such as establishing room rates at our hospitality or leisure properties. Thus, even if we believe our hospitality or leisure properties are being operated inefficiently or in a manner that does not result in satisfactory results, we may not be able to force the management company to change its method of operation of these properties. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS, and then only to the extent of the remedies provided for under the terms of the management agreement. In the event that we need to replace any management company, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected properties.
The hospitality or leisure industry is seasonal.
The hospitality or leisure industry is seasonal in nature. As a result of the seasonality of the hospitality or leisure industry, there will likely be quarterly fluctuations in results of operations of any hospitality or leisure properties that we may own. Quarterly financial results may be adversely affected by factors outside our control.
The hospitality or leisure market is highly competitive and generally subject to greater volatility than our other market segments.
The hospitality or leisure business is highly competitive and influenced by factors such as location, room rates, quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in this market, and these competitors may have substantially greater marketing and financial resources than those available to us. This competition, along with other factors, such as over-building in the hospitality or leisure industry and certain deterrents to traveling, may increase the number of rooms available and may decrease the average occupancy and room rates of our hospitality or leisure properties. The demand for rooms at any hospitality or leisure properties that we may acquire will change much more rapidly than the demand for space at other properties that we acquire. This volatility in room demand and occupancy rates could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to you.
If we purchase assets at a time when the commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.
Real estate investment transaction volume increased during 2010, 2011 and 2012, and estimated going-in capitalization rates, or cap rates (ratio of the net projected operating income of a property in its initial fiscal year divided by the net purchase price), have fallen relative to their post-recession peaks in late 2009. As of the first quarter of 2013, there continues to be a significant amount of investment capital pursuing high-quality, well-located assets that generate stable cash flows, causing aggressive competition and pricing for assets which match our investment strategy. This may continue to drive prices higher, resulting in lower cap rates and returns. To the extent we purchase real estate in the future in this environment, we are subject to the risks that the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets if the real estate market ceases to attract the same level of capital investment in the future as it has recently attracted, or if the number of companies seeking to acquire such assets decreases. If any of these circumstances occur or the values of our investments are otherwise negatively affected, the value of your investment may be lower.

Risks Related to Investments in Debt
Hines does not have substantial experience investing in mortgage, mezzanine, bridge or construction loans, B Notes, securitized debt or other debt related to properties in which we may invest, which could adversely affect our return on our loan investments.
We may make investments in mortgage, mezzanine, bridge or construction loans, B-Notes, securitized debt or other debt related to properties if our Advisor determines that it is advantageous to us due to the state of the real estate market or in order to diversify our investment portfolio. However neither our Advisor nor any of its affiliates has any substantial experience investing in these types of loans and we may not have the expertise necessary to maximize the return on our investment in these types of loans.
If we make or invest in loans, our loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our loan investments.
If we make or invest in loans, we will be at risk of defaults by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We may invest in unsecured loans. Even with respect to loans secured by real property, we will not know whether the values of the properties securing the loans will remain at the levels existing on the dates of origination of the loans. If the values of such underlying properties drop, our risk will increase with respect to secured loans because of the lower value of the security associated with such loans.
If we make or invest in loans, our loans will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates as well as the value of the loans in the event we sell the loans.
If we invest in fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable interest rate loans, if interest rates decrease, our revenues will likewise decrease. Finally, if interest rates increase, the value of fixed-rate loans we own at such time would decrease which would lower the proceeds we would receive in the event we sell such assets.
Delays in liquidating defaulted loans could reduce our investment returns.
If there are defaults under our loans secured by real property, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a borrower, these restrictions, among other things, may impede our ability to foreclose on or sell the secured property or to obtain proceeds sufficient to repay all amounts due to us on the loan.
We may make or invest in mezzanine loans, which involve greater risks of loss than senior loans secured by real properties.
We may make or invest in mezzanine loans that generally take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. These types of investments involve a higher degree of risk than long-term senior mortgage loans secured by real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our mezzanine loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than traditional mortgage loans, resulting in less equity in the real property and increasing our risk of loss of principal.
We may invest in B-Notes, which are subject to additional risks as a result of the privately negotiated structure and terms of such transactions which may result in losses.
We may invest in B-Notes, which are typically secured by a first mortgage on a single large commercial property or group of related properties and subordinated to an A-Note secured by the same first mortgage on the same collateral. If a borrower defaults on a B-Note, A-Note holders would be paid first and there may not be sufficient funds remaining to repay us and other B-Note holders. B-Notes can vary in their structural characteristics and risks because each transaction is privately negotiated. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Moreover, because B-Notes are typically secured by a single property or group of related properties, such investments may not be as diversified as investments secured by a pool of properties and therefore may be subject to increased risks.
Bridge loans may involve a greater risk of loss than conventional mortgage loans.
We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital in connection with acquisitions, developments or refinancings of real estate. In connection with such investments, there is a risk that the borrower may not achieve its investment objectives and that we may therefore not recover some or all of our investment in such bridge loans. For example, if we provide a bridge loan to a borrower who has identified an undervalued asset, either due to mismanagement of the underlying assets or as a result of what the borrowers deems to be a recovering market, and the market in which such asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. If the borrower is unable to obtain permanent financing to repay our bridge loan, we may lose some or all of our investment. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event we make a bridge loan to a borrower who defaults, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, it could adversely impact our business, results of operations, cash flows and financial ability and our ability to make distributions to you and value of your investment.
Non-conforming and non-investment grade loans are subject to an increased risk of loss.
Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as “non-investment grade.” Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. Therefore, non-conforming and investment loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may adversely impact our business, results of operations, cash flows and financial ability and our ability to make distributions to you and value of your investment.
We may invest in commercial mortgage-backed securities, or CMBS, which are subject to all of the risks of the underlying mortgage loans and the additional risks of the securitization process.
CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.
The securitization process CMBS go through may also result in additional risks. Generally, CMBS are issued in classes similar to mortgage loans. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior classes. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid and may not be paid at all. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may not ultimately prove to be accurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating assigned to such security which may result in the returns on any such CMBS investment to be less than anticipated.
Our debt investments may be considered illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.
The debt investments we may make in connection with privately negotiated transactions may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine loans we may purchase in the future will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

Risks Related to International Investments
We are subject to additional risks from our international investments.
We expect to purchase real estate investments located in, or related to assets located in, the United States and internationally, and may make or purchase loans or participations in loans secured by property located outside the United States. These investments may be affected by factors peculiar to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments are subject to risk, including the following risks:

•	the burden of complying with a wide variety of foreign laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such environmental laws;

•
existing or new laws relating to the foreign ownership of real property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;

•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;

•	general political and economic instability in certain regions;

•	the potential difficulty of enforcing obligations in other countries; and

•	Hines’ limited experience and expertise in foreign countries relative to its experience and expertise in the United States.
Investments in properties or other real estate investments outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.
Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity.
Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.
Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on these international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs onto our tenants.
Lack of compliance with the United States Foreign Corrupt Practices Act, or FCPA, could subject us to penalties and other adverse consequences.
We are subject to the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
Risks Related to Organizational Structure
Any interest in Hines Global II will be diluted by the Special OP Units and any other OP Units in the Operating Partnership and any interest in Hines Global II may be diluted if we issue additional shares.
Hines Global II owned a 5% general partner interest in the Operating Partnership as of August 30, 2013. Hines Global REIT II Associates Limited Partnership owns the Special OP Units in the Operating Partnership, which were issued as consideration for an obligation by Hines and its affiliates to perform future services in connection with our real estate operations. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a summary of these interests. Payments with respect to these interests will reduce the amount of distributions that would otherwise be payable to you in the future.
Stockholders do not have preemptive rights to acquire any shares issued by us in the future. Therefore, investors purchasing our common shares in this offering may experience dilution of their equity investment if we:

•	sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan;

•	sell securities that are convertible into shares, such as OP Units;

•	at the option of our Advisor, issue OP Units to pay for certain fees;

•	issue OP Units or common shares to our Advisor or affiliates in exchange for advances or deferrals of fees;

•	issue shares in a private offering; or

•	issue shares to sellers of properties acquired by us in connection with an exchange of partnership units from the Operating Partnership.

The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt.
Under certain circumstances, including a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, a transaction pursuant to which a majority of our board of directors then in office are replaced or removed, or the termination or non-renewal of our Advisory Agreement, including termination by us for cause or non-renewal for poor performance, the Operating Partnership is, at the election of Hines or its affiliates, required to purchase the Special OP Units and any OP Units that Hines or its affiliates own for cash (or, in certain cases, a promissory note) or our shares, at the election of the holder. For a discussion of how the payment to be made in connection with the redemption of the Special OP Units would be calculated, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.” These rights may deter these types of transactions which may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to acquire us.
Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.
Under certain circumstances, if we are not advised by an entity affiliated with Hines, including under circumstances where the Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities. For a discussion of how the payment to be made in connection with the redemption of the Special OP Units would be calculated, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.” Under these circumstances if the amount necessary to purchase Hines’ and its affiliates’ interests in the Operating Partnership is substantial, these rights could discourage or deter us from terminating our Advisory Agreement under circumstances in which we would otherwise do so.
We have authorized stock dividends and may issue preferred shares or separate classes or series of common shares, which issuance could adversely affect the holders of our common shares.
Holders of our common stock do not have preemptive rights to any shares issued by us in the future. With the authorization of our board of directors, we declared special daily stock dividends for the period from October 1, 2014 through December 31, 2014, which may dilute the value of our shares. In addition, we may issue, without stockholder approval, preferred shares or a class or series of common shares with rights that could adversely affect the holders of our common shares. Upon the affirmative vote of a majority of our directors (including, in the case of preferred shares, a majority of our independent directors), our charter authorizes our board of directors (without any further action by our stockholders) to issue preferred shares or common shares in one or more classes or series, and to fix the voting rights (subject to certain limitations), liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such classes or series of shares. If we ever create and issue preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. We could also designate and issue shares in a class or series of common shares with similar rights. In addition, under certain circumstances, the issuance of preferred shares or a separate class or series of common shares may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; and/or

•	the removal of incumbent management.
Our board of directors determines our major policies and operations which increases the uncertainties faced by you.
Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification, redemptions and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face, especially if our board of directors and you disagree as to what course of action is in your best interests.
The ownership limit in our charter may discourage a takeover attempt.
Our charter provides that no holder of shares, other than any person to whom our board of directors grants an exemption, may directly or indirectly own more than 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares or more than 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of any class or series of our outstanding securities. This ownership limit may deter tender offers for our common shares, which offers may be attractive to our stockholders, and thus may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to assemble a block of common shares in excess of 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares, or 9.9% in number or value, whichever is more restrictive, of the outstanding common shares or otherwise to effect a change of control in us. Please see the “Description of Capital Stock—Restrictions on Transfer” section of this prospectus for additional information regarding the restrictions on transfer of our common shares.
We will not be afforded the protection of the Maryland General Corporation Law relating to business combinations.
Provisions of the Maryland General Corporation Law prohibit business combinations, unless prior approval of the board of directors is obtained before the person seeking the combination became an interested stockholder, with:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting shares (an “interested stockholder”);

•
any of our affiliates or associates who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares (also an “interested stockholder”); or

•	an affiliate of an interested stockholder.
These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our board of directors. Because our charter contains limitations on ownership of more than 9.9% of our common shares, our board of directors has adopted a resolution presently opting out of the business combinations statute. Therefore, we will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in our charter will provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

We are not registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.
Hines Global II, the Operating Partnership, and our subsidiaries will conduct our businesses so that none of such entities are required to register as “investment companies” under the Investment Company Act. The operation of a business in a manner so as not to be subject to regulation as an investment company requires an analysis of and compliance with complex laws, regulations and SEC staff interpretations, not all of which are summarized herein. Although we could modify our business methods at any time, at the present time we expect that the focus of our activities will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We may invest in other real estate investments and will otherwise be considered to be in the real estate business.
Companies subject to the Investment Company Act are required to comply with a variety of substantive requirements such as requirements relating to:

•	limitations on the capital structure of the entity;

•	restrictions on certain investments;

•	prohibitions on transactions with affiliated entities; and

•	public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.
These and other requirements are intended to provide benefits and/or protections to security holders of investment companies. Because we and our subsidiaries do not expect to be subject to these requirements, you will not be entitled to these benefits or protections. It is our policy to operate in a manner that will not require us to register as an investment company, and we do not expect or intend to register as an “investment company” under the Investment Company Act.
We do not expect that we, the Operating Partnership, or other subsidiaries will be an investment company because we intend to ensure that holdings of investment securities by each such entity will not exceed 40% of the total assets of that entity and that no such entity holds itself out as being engaged primarily in the business of investing in securities. If an entity were to hold investment securities having a value exceeding 40% of the value of the entity’s total assets, and no other exclusion from registration was available, that entity might be required to register as an investment company. In order to avoid such a result, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase.
If Hines Global II, the Operating Partnership or any subsidiary owns assets that qualify as “investment securities” and the value of such assets exceeds 40% of the value of its total assets, the entity would be deemed to be an investment company absent another exclusion from the Investment Company Act. Certain of the subsidiaries that we may form in the future could seek to rely upon the exclusion provided by Section 3(c)(5)(C) of that Act, which is available for, among other things, entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio be comprised primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-type interests test will be met if at least 25% of such entity’s assets are invested in real estate-type interests, which threshold is subject to reduction to the extent that the entity invested more than 55%

of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat the following as real estate-type interests: non-agency RMBS; CMBS, debt and equity securities of companies primarily engaged in real estate businesses; agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests; and/or real estate-related assets. Due to the factual nature of this test, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain, if we deem it necessary to remain in compliance with the foregoing standards. In addition, we may have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase, if we deem it necessary to remain in compliance with the foregoing standards.
In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C) (discussed above)), from the definition of an investment company and the registration requirements under the Investment Company Act.
There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or its staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC or the SEC staff provides more specific guidance regarding any of the matters bearing upon the exclusions discussed above or other exclusions from the definition of an investment company under the Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we meet definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for an exclusion from regulation under the Investment Company Act.
If Hines Global II or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.
If we become an investment company or are otherwise required to register as an investment company, we might be required to revise some of our current policies, or substantially restructure our business, to comply with the Investment Company Act. This would likely require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Further, if we were required to register as an investment company, but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, some of our contracts might be unenforceable, unless a court were to direct enforcement, and a court could appoint a receiver to take control of us and liquidate our business.
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced.
If we seek to list our shares on an exchange as a way of providing our stockholders with a liquidity event, we may consider internalizing the functions performed for us by our Advisor. An internalization could take many forms, for example, we may hire our own group of executives and other employees or we may acquire our Advisor or its respective assets including its existing workforce. Any internalization could result in significant payments, including in the form of our stock, to the owners of our Advisor as compensation, which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in Hines. In addition, there is no assurance that internalizing our management functions will be beneficial to us and our stockholders. For example, we may not realize the perceived benefits because of: (i) the costs of being self-managed; (ii) our inability to effectively integrate a new staff of managers and employees; or (iii) our inability to properly replicate the services provided previously by our Advisor or its affiliates. Additionally, internalization transactions have also, in some cases, been the subject of litigation and even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in real estate investments or to pay distributions. In connection with any such internalization transaction, a special committee consisting of our independent directors will be appointed to evaluate the transaction and to determine whether a fairness opinion should be obtained.

Risks Related to Potential Conflicts of Interest
We compete with affiliates of Hines for real estate investment opportunities and some of these affiliates have preferential rights to accept or reject certain investment opportunities in advance of our right to accept or reject such opportunities.
Hines has existing real estate joint ventures, funds and programs, which we collectively refer to as real estate investment vehicles, with investment objectives and strategies similar to ours, including Hines Global I. Because we compete with these real estate investment vehicles for investment opportunities, Hines faces conflicts of interest in allocating investment opportunities between us and these other real estate investment vehicles. We have limited rights to specific investment opportunities located by Hines. Some of these entities have a priority right over other Hines real estate investment vehicles, including us, to accept investment opportunities that meet certain defined investment criteria. Because we and other Hines real estate investment vehicles rely on Hines to present us with investment opportunities, these rights will reduce our investment opportunities. Please see “Conflicts of Interest—Competitive Activities of Hines and its Affiliates” for a description of some of these entities and priority rights. We therefore may not be able to invest in, or we may only invest indirectly with or through another Hines affiliated real estate investment vehicles in, certain investments we otherwise would make directly. To the extent we invest in opportunities with another real estate investment vehicles affiliated with Hines, we may not have the control over such investment we would otherwise have if we owned all of or otherwise controlled such assets.
We have limited rights to specific investment opportunities located by Hines. Our right to participate in Hines’ investment allocation process will terminate once we have fully invested the proceeds of our public offerings or if we are no longer advised by an affiliate of Hines. For investment opportunities not covered by this allocation procedure, Hines will decide in its discretion, subject to any priority rights it grants or has granted to other Hines-managed or otherwise affiliated real estate investment vehicles, how to allocate such opportunities among us, Hines and other real estate investment vehicles. Because we do not have a right to accept or reject any investment opportunities before Hines or one or more Hines real estate investment vehicles have the right to accept such opportunities, and are otherwise subject to Hines’ discretion as to the investment opportunities we will receive, we may not be able to review and/or invest in opportunities which we would otherwise pursue if we were the only real estate investment vehicle sponsored by Hines or had a priority right in regard to such investments. We are subject to the risk that, as a result of the conflicts of interest between Hines, us and other real estate investment vehicles sponsored or managed by or affiliated with Hines, and the priority rights Hines has granted or may in the future grant to any such other real estate investment vehicles, we may not be offered favorable investment opportunities located by Hines when it would otherwise be in our best interest to accept such investment opportunities, and our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment may be adversely impacted thereby.

We may compete with other investment vehicles affiliated with Hines for tenants.
Hines and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. Hines or its affiliates own and/or manage properties in most if not all geographical areas in which we expect to acquire interests in real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by Hines and its affiliates, including Hines Global I. Hines may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by Hines and its affiliates and these conflicts of interest may have a negative impact on our ability to attract and retain tenants. Please see “Conflicts of Interest—Competitive Activities of Hines and its Affiliates” for a description of these conflicts of interest.
Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.
We do not have employees. Pursuant to a contract with Hines, we rely on employees of Hines and its affiliates to manage and operate our business and they are contractually bound to devote the time and attention reasonably necessary to conduct our business in an appropriate manner. Our officers and the officers and employees of our Advisor, Hines and its affiliates hold similar positions in numerous entities and they may from time to time allocate more of their time to service the needs of such entities than they allocate to servicing our needs. Hines is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and Hines will continue to be actively involved in real estate operations and activities other than our operations and activities. Hines currently controls and/or operates other entities that own properties in many of the markets in which we will seek to invest. Hines spends a material amount of time managing these properties and other assets unrelated to our business. We lack the ability to manage it without the time and attention of Hines’ employees. We encourage you to read the “Conflicts of Interest” section of this prospectus for a further discussion of these topics.
Hines and its affiliates are general partners and sponsors of other real estate investment vehicles having investment objectives and legal and financial obligations similar to ours, including Hines Global I. Because Hines and its affiliates have interests in other real estate investment vehicles and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of our Advisor, own equity interests in entities affiliated with Hines from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with Hines other than us. As a result of these interests, they could pursue transactions that may not be in our best interest.
Hines may face conflicts of interest if it sells properties it acquires or develops to us.
We may in the future acquire properties from Hines and affiliates of Hines. We may acquire properties Hines currently owns or hereafter acquires from third parties. Hines may also develop properties and then sell the completed properties to us. Similarly, we may provide development loans to Hines in connection with these developments. Hines, its affiliates and its employees (including our officers and directors) may make substantial profits in connection with such transactions. We must follow certain procedures when purchasing assets from Hines and its affiliates. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures” below. Hines may owe fiduciary and/or other duties to the selling entity in these transactions and conflicts of interest between us and the selling entities could exist in such transactions. Because we are relying on Hines, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party.

Hines may face conflicts of interest when determining whether we should dispose of any property we own that is managed by Hines because Hines may lose fees associated with the management of the property.
We expect that Hines will manage many of the properties we acquire directly as well as many of the properties in which we acquire an indirect interest, should we invest in other Hines affiliated entities. Because Hines receives significant fees for managing these properties, it may face a conflict of interest when determining whether we should sell properties under circumstances where Hines would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.
Hines may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between Hines and its affiliates.
Hines and our Advisor manage our day-to-day operations and properties pursuant to an advisory agreement. This agreement was not negotiated at arm’s length and certain fees payable by us under such agreement are paid regardless of our performance. Hines and its affiliates may encounter conflicts of interest with respect to position as to matters relating to this agreement. Areas of potential conflict include the computation of fees and reimbursements under such agreements, the enforcement, renewal and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to affiliates of Hines. These fees may be higher than fees charged by third parties in an arm’s-length transaction as a result of these conflicts.
Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.
All of our officers and non-independent directors are also officers and directors of our Advisor and/or other entities controlled by Hines. Some of these entities, including Hines Global I, may compete with us for investment and leasing opportunities. These personnel owe fiduciary duties to these other entities and their security holders and these duties may from time to time conflict with the fiduciary duties such individuals owe to us and our stockholders. For example, conflicts of interest adversely affecting our investment decisions could arise in decisions or activities related to:

•	the allocation of new investments among us and other entities operated by Hines;

•	the allocation of time and resources among us and other entities operated by Hines;

•	the timing and terms of the investment in or sale of an asset;

•	investments with Hines and affiliates of Hines;

•	the compensation paid to our Advisor; and

•	our relationship with Hines in the management of our properties.
These conflicts of interest may also be impacted by the fact that such individuals may have compensation structures tied to the performance of such other entities controlled by Hines and these compensation structures may potentially provide for greater remuneration in the event an investment opportunity is presented to a Hines affiliate rather than us.
Our officers and directors have limited liability.
Generally, we are obligated under our charter to indemnify our officers and directors against certain liabilities incurred in connection with their services. We enter into indemnification agreements with each of our officers and directors pursuant to which we generally agree to indemnify our officers and directors for any such liabilities that they incur. These indemnification agreements, as well as the indemnification provisions in our charter, could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us. In addition, there could be a potential reduction in distributions resulting from our payment of premiums associated with insurance or payments of a defense, settlement or claim. You should read the section of this prospectus under the caption “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” for more information about the indemnification of our officers and directors.
Our UPREIT structure may result in potential conflicts of interest.
Persons holding OP Units have the right to vote on certain amendments to the Agreement of Limited Partnership of the Operating Partnership, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of the Operating Partnership, we will be obligated to act in a manner that is in the best interest of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders.

Risks Related to Taxes
If we fail to qualify as a REIT, our operations and our ability to pay distributions to our stockholders would be adversely impacted.
We intend to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending on December 31, 2014. We expect to receive the opinion of our U.S. federal income tax counsel, Greenberg Traurig, LLP, in connection with this offering and with respect to our qualification as a REIT. The opinion of Greenberg Traurig, LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and is not binding on the Internal Revenue Service or any court. Greenberg Traurig, LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Greenberg Traurig LLP and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”
If we were to fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;

•	we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

•	we would be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;

•	our cash available for distribution would be reduced and we would have less cash to distribute to our stockholders; and

•	we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.
See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification As a REIT” and “—Failure to Qualify as a REIT.”

We may be required to defer repatriation of cash from foreign jurisdictions in order to qualify as a REIT.
Investments in foreign real property may be subject to foreign currency gains and losses. Certain foreign currency gains will generally be excluded from income for purposes of determining our satisfaction of one or both of the REIT gross revenue tests; however, under certain circumstances (for example, if we regularly trade in foreign securities) such gains will be treated as non-qualifying income. To reduce the risk of foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive from our foreign investments. No assurance can be given that we will be able to manage our foreign currency gains in a manner that enables us to qualify as a REIT or to avoid U.S. federal and other taxes on our income as a result of foreign currency gains. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests” and “—Foreign Currency Gain.”
If the Operating Partnership is classified as a “publicly traded partnership” under the Code, our operations and our ability to pay distributions to our stockholders could be adversely affected.
We believe that the Operating Partnership will be treated as a partnership, and not as an association or a publicly traded partnership for federal income tax purposes. In this regard, the Code generally classifies “publicly traded partnerships” (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that the Code would classify the Operating Partnership as a “publicly traded partnership” for tax purposes, we placed certain restrictions on the transfer and/or repurchase of partnership units in the Operating Partnership. However, if the Internal Revenue Service, or IRS, successfully determines that the Operating Partnership should be taxed as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute non-deductible distributions in computing the Operating Partnership’s taxable income. In addition, we could fail to qualify as a REIT and the imposition of a corporate tax on the Operating Partnership would reduce our amount of cash available for distribution to our stockholders. See “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership.”
Distributions to tax-exempt investors may be classified as unrelated business taxable income.
Neither ordinary nor capital gain distributions with respect to our common shares nor gain from the sale of common shares should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•
part of the income and gain recognized by certain qualified employee pension trusts with respect to our common shares may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, we are required to rely on a special look through rule for purposes of meeting one of the REIT stock ownership tests, and we are not operated in such a manner as to otherwise avoid treatment of such income or gain as unrelated business taxable income;

•
part of the income and gain recognized by a tax exempt investor with respect to our common shares would constitute unrelated business taxable income if such investor incurs debt in order to acquire the common shares; and

•
part or all of the income or gain recognized with respect to our common shares by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations—Treatment of Tax-Exempt Stockholders.”

Stockholders who participate in our distribution reinvestment plan may realize taxable income without receiving cash distributions.
If you participate in the distribution reinvestment plan, you will be required to take into account, in computing your taxable income, ordinary and capital gain distributions allocable to shares you own, even though you receive no cash because such distributions are reinvested. In addition, the difference between the public offering price of our shares and the amount paid for shares purchased pursuant to our distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. See “Description of Capital Stock—Distribution Reinvestment Plan.”
Foreign investors may be subject to FIRPTA tax on sale of common shares if we are unable to qualify as a “domestically controlled” REIT.
A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s capital stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.
We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our common shares would be subject to FIRPTA tax (unless our common shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common shares). Our common shares are not currently traded on an established securities market. See “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”
In certain circumstances, we may be subject to federal and state income taxes as a REIT or other state or local income taxes, which would reduce our cash available to pay distributions to our stockholders.
Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid paying federal income tax and/or the 4% excise tax that generally applies to income retained by a REIT. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other companies through which we indirectly own our assets. See “Material U.S. Federal Income Tax Considerations—Taxation of our Company.”
We may enter into certain hedging transactions which may have a potential impact on our REIT status.
We may enter into certain hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. The gross income tests generally exclude any income or gain from a hedging or similar transaction entered into by the REIT primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to manage the risk of currency fluctuations with respect to an item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), provided we properly identify such hedges and other transactions in the manner required by the Code. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests and may affect our ability to qualify as a REIT. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests” for a description of the gross income tests and “—Hedging Transactions.”
Entities through which we hold foreign real estate investments are, in most cases, subject to foreign taxes, notwithstanding our status as a REIT.
Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States will, in most cases, be subject to income taxation by jurisdictions in which such assets are located. Our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts or estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in our common shares to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of our common shares.
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.
We may purchase real properties and lease them back to the sellers of such properties. We will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, but cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. We might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization if a sale-leaseback transaction were so recharacterized. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.
Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.
We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation. Failure to qualify as a REIT may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.
Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego otherwise attractive investments or make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”
Complying with the REIT requirements may force us to liquidate otherwise attractive investments.
We must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets in order to ensure our qualification as a REIT. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “—Asset Tests.”
The failure of a mezzanine loan or any other loan which is not secured by a mortgage on real property to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT. Similarly any other loan which we make which is not secured by a mortgage on real property may fail to qualify as a real estate asset for purposes of the Federal Income tax REIT qualification tests and therefore could adversely affect our ability to qualify as a REIT.
Legislative or regulatory action could adversely affect us and/or our investors.
In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to the qualification and taxation of REITs and to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may be given retroactive or prospective effect, and we cannot assure you that any such changes will not adversely affect how we are taxed or the taxation of a stockholder. Any such changes could have an adverse effect on us and on an investment in shares of our common stock. We urge you to consult with your own tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Risks Related to ERISA
If our assets are deemed to be plan assets under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, we, our Advisor and the fiduciaries of investing ERISA plans may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.
In some circumstances where an ERISA plan holds an interest in an entity, an undivided interest in the assets of the entity attributable to that interest are deemed to be ERISA plan assets unless an exception applies.

This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable regulations of the U.S. Department of the Treasury, once we have 100 stockholders that are independent of us and one another. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. In addition, if that were the case, an investment in our common shares might constitute an ineffective delegation of fiduciary responsibility to our Advisor, and expose the fiduciary of the benefit plan to co-fiduciary liability under ERISA for any breach by our Advisor of the fiduciary duties mandated under ERISA. If our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.
See “ERISA Considerations” for a more complete discussion of the foregoing issues and other risks associated with an investment in our common shares by retirement plans.
There are special considerations that apply to pension or profit sharing trusts or individual retirement accounts, or IRAs, investing in our common stock.
If you are investing the assets of an IRA, pension, profit sharing, 401(k), Keogh or other qualified retirement plan, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
See “ERISA Considerations” for a more complete discussion of the foregoing issues and other risks associated with an investment in shares of our common stock by retirement plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, potential future acquisitions, economic conditions that may impact our operations, our future leverage and financial position, our future capital expenditures, future distributions, other developments and trends in the commercial real estate industry and our business strategy. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying the forward-looking statements could prove to be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk exists that actual results will differ materially from the expectations expressed in this prospectus and this risk will increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks set forth in the “Risk Factors” section, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

ESTIMATED USE OF PROCEEDS
The table on the following page sets forth information about how we intend to use the proceeds raised in this offering and assumes:

•	the sale of the minimum offering amount;

•	the sale of the maximum offering amount; and

•	we incur no leverage.
We have not given effect to any other special sales or volume discounts which could also reduce the selling commissions and dealer manager fees. We also have not included the proceeds from our distribution reinvestment plan which may be used for redemptions or other purposes.
This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives will increase if only a small number of shares are purchased in this offering. Please see “Risk Factors—Risks Related to Investing in this Offering—If we are only able to sell a limited amount of shares in this offering, our fixed operating expenses such as general and administrative expenses would be higher (as a percentage of gross income) than if we are able to sell a greater number of shares, which would have a material adverse effect on our profitability and therefore decrease our ability to pay distributions to you and the value of your investment.”
Many of the amounts set forth below represent management’s best estimates as these amounts cannot be precisely calculated at this time. Therefore, these amounts may not accurately reflect the actual receipt or application of the offering proceeds.
Assuming we raise the maximum offering amount pursuant to this offering, excluding proceeds from the sale of shares offered under our distribution reinvestment plan, we expect that approximately 89.2% of the money you invest will be used to make real estate investments and to pay acquisition fees and expenses related to those investments. The balance will be used to pay selling commissions, the dealer manager fee and issuer costs.
Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, particularly in the earlier part of this offering, some or all of our distributions have been and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. To the extent we use proceeds from this offering to fund distributions, the remaining proceeds available for investment will be less than the amount presented below.

The following table presents information regarding the use of proceeds raised in this offering with respect to our common shares.

	Minimum Offering $2,000,000 in shares(1)		Maximum Offering $2,000,000,000 in shares(2)
	Amount	Percentage	Amount	Percentage
GROSS PROCEEDS	$2,000,000	100%	$2,000,000,000	100%
Less Expenses:
Selling Commissions(3)	$140,000	7.0%	$140,000,000	7.0%
Dealer Manager Fees(4)	$60,000	3.0%	$60,000,000	3.0%
Issuer Costs(5)	$100,000	5.0%	$16,800,000	0.8%
Total Expenses(5)	$300,000	15.0%	$216,800,000	10.8%
NET PROCEEDS AVAILABLE FOR INVESTMENT	$1,700,000	85.0%	$1,783,200,000	89.2%
Less:
Acquisition Fees on Investments(6)(7)	$36,659	1.8%	$38,453,134	1.9%
Acquisition Expenses(7)(8)	$34,052	1.7%	$35,718,689	1.8%
Working Capital Reserve	$—	—	$—	—
REMAINING PROCEEDS AVAILABLE FOR INVESTMENT	$1,629,289	81.5%	$1,709,028,177	85.5%

(1)
Assumes we sell the minimum $2,000,000 in our common shares in our primary offering but issue no shares under our distribution reinvestment plan and that no discounts or waivers of fees described under the “Plan of Distribution” section of this prospectus are applicable.

(2)
Assumes we sell the maximum $2,000,000,000 in our common shares in our primary offering but issue no shares under our distribution reinvestment plan and that no discounts or waivers of fees described under the “Plan of Distribution” section of this prospectus are applicable.

(3)
We will pay our Dealer Manager selling commissions of up to 7.0% of the gross offering proceeds raised in our primary offering for sales of our common shares, all of which may be reallowed to participating broker dealers. We will not pay selling commissions for common shares issued pursuant to our distribution reinvestment plan and certain other purchases as described in the “Plan of Distribution” section of this prospectus.

(4)
We will pay our Dealer Manager a dealer manager fee of up to 3.0% of the gross offering proceeds raised in our primary offering for sales of our common shares, a portion of which may be reallowed to participating broker dealers as marketing fees. In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses. We will not pay the dealer manager fee for common shares issued pursuant to our distribution reinvestment plan and certain other purchases as described in the “Plan of Distribution” section of this prospectus.

(5)
In addition to paying selling commissions and the dealer manager fee, we will pay the issuer costs incurred by us directly or indirectly through our Advisor and its affiliates, which expenses are expected to consist of, among other costs, expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. As of September 30, 2014, our Advisor had incurred $3.1 million in issuer costs on our behalf. We intend to reimburse the Advisor for these issuer costs.

(6)
We will pay an acquisition fee of 2.25%, payable in cash or OP Units, of (i) the purchase price of real estate investments acquired or originated directly by us, including any debt attributable to such investments or the principal amounts borrowed under any loans made or acquired directly by us, and (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate related investments held by that entity, including any debt attributable to such investments or the total principal amount borrowed under any loans made or acquired by that entity. For purposes of this table we have assumed that we will not use debt when making real estate investments and will pay all acquisition fees in cash. In the event we raise the maximum $2,000,000,000 pursuant to our primary offering of common shares, pay all acquisition fees in cash, and all of our real estate investments are 40% leveraged at the time we acquire them, the total acquisition fees payable will be $62,359,341 or approximately 3.1% of gross proceeds. In the event we raise the maximum $2,000,000,000 pursuant to our primary offering of common shares, pay all acquisition fees in cash, and all of our real estate investments are 60% leveraged at the time we acquire them, the total acquisition fees payable will be $90,487,145 or approximately 4.5% of gross proceeds. Some of these fees may be payable out of the proceeds of such borrowings.

(7)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us.

(8)
Acquisition expenses were estimated by us for illustrative purposes, based on the prior experience of Hines, and may include customary third-party acquisition costs which are typically included in the gross purchase price of the real estate investments we acquire or are paid by us in connection with such acquisitions. These third-party acquisition costs include legal, accounting, consulting, travel, appraisals, engineering, due diligence, option payments, title insurance and other costs and expenses relating to potential acquisitions regardless of whether the property is actually acquired. The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors, including the type and jurisdiction of the real estate investment acquired, the legal structure of the transaction in which the real estate investment is acquired, the aggregate purchase price paid to acquire the real estate investment, and the number of real estate investments acquired.

The fees, compensation, income, expense reimbursements, interests and other payments described above payable to Hines, our Advisor and other Hines affiliates may increase or decrease during or after this offering, if such increase or decrease is approved by a majority of our independent directors.

MANAGEMENT
Management of Hines Global II
We operate under the direction of our board of directors. Our board is ultimately responsible for the management and control of our business and operations. We have no employees and have retained our Advisor to manage our day-to-day operations, including the identification and acquisition of our properties, subject to the board’s supervision. We expect to retain Hines or an affiliate of Hines to perform property management for our properties. We have retained our Dealer Manager to manage activities relating to the offering of our shares.
Our Officers and Directors
We have a total of five directors, three of whom are independent of us, our Advisor and our respective affiliates. Our full board of directors has determined that each of our independent directors is independent within the meaning of (i) the applicable provisions set forth in our charter, (ii) the applicable requirements set forth in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules, and (iii) although our shares are not listed on the New York Stock Exchange, or NYSE, the independence rules set forth in the NYSE Listed Company Manual. Our board applies the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices.
Other than our independent directors, each of our officers and directors is affiliated with Hines and subject to conflicts of interest. Please see “Conflicts of Interest” and “Risk Factors—Risks Related to Potential Conflicts of Interest.” As described below, because of the inherent conflicts of interest existing as the result of these relationships, our independent directors monitor the performance of all Hines affiliates performing services for us, and these board members have a fiduciary duty to act in the best interests of our stockholders in connection with our relationships with Hines affiliates. However, we cannot assure you that our independent directors will be successful in eliminating, or decreasing the impact of the risks resulting from, the conflicts of interest we face with Hines and its affiliates. Indeed, our independent directors will not monitor or approve all decisions made by Hines that impact us, such as the allocation of investment opportunities.
The following sets forth information about our directors and our executive officers:

Name	Age	Position and Office with Hines Global II
Jeffrey C. Hines	59	Director and Chairman of the board of directors
Charles M. Baughn	60	Director
Humberto “Burt” Cabañas	67	Independent Director
Dougal A. Cameron	56	Independent Director
John O. Niemann, Jr.	58	Independent Director
Sherri W. Schugart	49	President and Chief Executive Officer
Ryan T. Sims	43	Chief Financial Officer and Secretary
David L. Steinbach	38	Chief Investment Officer
Kevin L. McMeans	50	Asset Management Officer
J. Shea Morgenroth	39	Chief Accounting Officer and Treasurer
Jeffrey C. Hines. Mr. Hines joined Hines in 1982. Mr. Hines serves as our Chairman of the board of directors and Chairman of the managers of the general partner of our Advisor. Mr. Hines also serves as the Chairman of the board of directors of Hines Global I and Chairman of the managers of the general partner of the advisor to Hines Global I. Mr. Hines has been the Chairman of the board of directors of Hines REIT, Chairman of the managers of the general partner of the advisor to Hines REIT and a member of the management board of the Hines US Core Office Fund LP, which we refer to as the Core Fund, since August 2003. He is also the co-owner and President and Chief Executive Officer of the general partner of Hines and is a member of Hines’ Executive Committee. He became President of the general partner of Hines in 1990 and Chief Executive Officer of the general partner of Hines in January 2008 and has overseen a major expansion of the firm’s personnel, financial resources, domestic and foreign market penetration, products and services. He directed development of the firm’s first $846 million Emerging Markets Fund that provided start-up capital for projects in emerging international markets. He has been a major participant in the development of the Hines domestic and international acquisition program and currently oversees a portfolio with controlled assets valued at approximately $28.2 billion as of December 31, 2013. Mr. Hines graduated from Williams College with a B.A. in Economics and received his M.B.A. from the Harvard Business School. Mr. Hines is the son of Gerald D. Hines.
We believe that Mr. Hines’ career, spanning more than 30 years in the commercial real estate industry, including his service as Chairman of the board of directors of Hines REIT and Hines Global I, his leadership of Hines, his participation in Hines’ international acquisition program and the depth of his knowledge of Hines and its affiliates, provide him with the business expertise and leadership experience necessary to serve as Chairman of our board of directors.
Charles M. Baughn. Mr. Baughn joined Hines in 1984. Mr. Baughn serves as a member of our board of directors and as a manager of the general partner of our Advisor. Mr. Baughn also serves as a member of the board of directors of Hines Global I and as a member of the general partner of the advisor to Hines Global I. Mr. Baughn has also been a member of the board of directors of Hines REIT since April 2008 and a manager of the general partner of the advisor to Hines REIT since August 2003. Mr. Baughn also served as Chief Executive Officer of Hines REIT from August 2003 through April 1, 2008. He has served as the Chief Financial Officer of the general partner of Hines since 2012. In this role, he is responsible for overseeing Hines’ operating business including central services, balance sheet-related activities and bank and other debt financing. Previously, he has also served as an Executive Vice President and CEO—Capital Markets Group of the general partner of Hines from April 2001 through 2012 and, as such, was responsible for overseeing Hines’ capital markets group, which raises, places and manages equity and debt for Hines projects in the U.S. and internationally, Mr. Baughn is also a member of Hines’ Executive Committee and the Chief Executive Officer and a director of our Dealer Manager. Mr. Baughn has also been a member of the management board of the Core Fund since 2003. During his tenure at Hines, he also has contributed to the development or redevelopment of over 9 million square feet of office and special use facilities in the southwestern United States. He graduated from the New York State College of Ceramics at Alfred University with a B.A. and received his M.B.A. from the University of Colorado. Mr. Baughn holds Series 7, 24 and 63 securities licenses.
We believe that the depth and breadth of Mr. Baughn’s experience in the commercial real estate industry acquired during his 29 year career with Hines, including his familiarity with Hines’ financial and investment policies and his experience overseeing the raising, placement and management of equity and debt for Hines’ domestic and international projects, well qualifies him to serve on our board of directors.
Humberto “Burt” Cabañas. Mr. Cabañas has been one of our independent directors since July 2014. Mr. Cabañas is the Founder and Chairman of Benchmark Hospitality International, where he oversees Benchmark’s diverse portfolio, a position he has held since 1987. He also held the position of Chief Executive Officer at Benchmark from 1987 to 2013. Prior to his current position, he served as a Senior Vice President and in various other positions at The Woodlands Corporation, where he was eventually placed in charge of all hospitality operations. He presently serves as director on the Foundation Board of Florida International University and previously served as Chairman of the Industry Advisory Board for the Chaplin School of Hospitality & Tourism Management at Florida International University. Mr. Cabañas is also a founding board member and a past president of the International Association of Conference Centers (IACC). He is a graduate of Florida International University with a Bachelor’s Degree in Hotel and Restaurant Management.
We believe Mr. Cabañas’ significant and deep experience in the hotel and hospitality industry and the real estate aspects of that industry makes him well-qualified to serve as one of our directors.
Dougal A. Cameron. Mr. Cameron has been one of our independent directors since July 2014. Mr. Cameron is President and Owner of Cameron Management, a position he has held since his founding of the firm in 1995.

Cameron Management is a firm that owns, finances, leases, and manages all of its office buildings in an integrated fashion. From 1991-1994, Mr. Cameron was an owner and investment manager of VNSM Inc., an investment management firm with over $1 billion in assets under management. Prior to this time, he was an accountant with Arthur Young & Company (now Ernst & Young), and he worked as an asset and project manager for Hines Interests Limited Partnership from 1985 to 1991. Additionally, he was on the board of Mosher Inc., a private, closed-end mutual fund from 1992 to 1997. Mr. Cameron holds a bachelor’s degree in Accounting from Texas Tech University and an MBA from Harvard Business School.
We believe that Mr. Cameron is well-qualified to serve as one of our directors due to his background in running a real estate firm since 1995 and his extensive experience in owning, leasing and managing office buildings as the company intends to make investments in office buildings along with other real estate product types.
John O. Niemann, Jr. Mr. Niemann has been one of our independent directors since July 2014. In addition, he has served as an independent director of HMS Income Fund, Inc., which is a non-listed public business development company that is co-sponsored by Hines, since May 2012 and currently serves as the Chairman of the Audit Committees. He previously served as a director and Chairman of the Audit Committee of Gateway Energy Corporation from June 2010 until December 2013 (when the company went private). Since June 2013, he has served as a Managing Director of WTAS LLC. He is also the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. He began his career at Arthur Andersen LLP in 1978 and has served in increasing responsibilities in senior management positions, since 1992. Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The University of St. Thomas, The Alley Theatre and Taping for the Blind, Inc. He graduated with a bachelor of arts in managerial studies (magna cum laude) and a masters in accounting from Rice University and received a juris doctor (summa cum laude) from the South Texas College of Law.
We believe Mr. Niemann’s significant experience in the public accounting industry, including 36 years in various capacities at Arthur Andersen LLP makes him well qualified to serve as one of our directors. Drawing on this experience, Mr. Niemann is able to provide valuable insights regarding our investment strategies, internal controls, and financial reporting. In addition, through his experience serving on the board of directors of other public companies, Mr. Niemann has previous experience in the requirements of serving on a public company board.
Sherri W. Schugart. Ms. Schugart joined Hines in 1995. Ms. Schugart serves as President and Chief Executive Officer for us and the general partner of our Advisor and is responsible for the overall management of our business strategy and operations in the U.S. and internationally. Ms. Schugart also serves as President and Chief Executive Officer for Hines REIT, Hines Global I and the general partner of the advisor to Hines REIT and Hines Global I, and prior to her appointment to these positions in March 2013, Ms. Schugart served as the Chief Operating Officer for Hines Global I and the general partner of the advisor to Hines Global I beginning in November 2011. During that same period, she also served as the Chief Operating Officer of Hines REIT, the general partner of its advisor and the Core Fund. In these positions, Ms. Schugart was responsible for the execution of each entity’s business plan and oversight of day-to-day business operations, including issues related to portfolio strategy, asset management and all other operational and financial matters. Ms. Schugart also served as the Chief Financial Officer for Hines Global I and the general partner of the advisor to Hines Global I from its inception in December 2008 through October 2011. Ms. Schugart also served as the Chief Financial Officer of Hines REIT and the general partner of its advisor from August 2003 through October 2011 and as the Chief Financial Officer of the Core Fund from July 2004 through October 2011. She has also been a Senior Managing Director of the general partner of Hines since October 2007 and has served as a director of the Dealer Manager since August 2003. Prior to holding these positions, she was a Vice President in Hines’ Capital Markets Group, raising equity and debt financing for various Hines investment vehicles in the U.S. and internationally.

Ms. Schugart has been responsible for arranging and managing more than $10 billion in equity and debt for Hines’ public and private investment funds. Prior to joining Hines, Ms. Schugart spent eight years with Arthur Andersen LLP, where she served both public and private clients in the real estate, construction, finance and banking industries. She holds a Bachelor of Business Administration degree in Accounting from Southwest Texas State University.
David L. Steinbach. Mr. Steinbach joined Hines in 1999. Mr. Steinbach serves as the Chief Investment Officer for us and the general partner for our advisor. Mr. Steinbach also serves as the Chief Investment Officer for Hines Global I and the general partner of the advisor to Hines Global I. In these roles, he is responsible for management of the real estate acquisition program in the U.S. and internationally. He has also served as a Managing Director of the general partner of Hines since February 2011. He has been responsible for the acquisition of over $3 billion in assets for various Hines affiliates in the U.S. and internationally. Prior to this role, he served in various roles in which he was responsible for acquisitions, asset management and property dispositions on behalf of Hines REIT, Hines Global I and the Core Fund, both in the U.S. and internationally. He graduated from Texas A&M University with a Bachelors and Masters in Business Administration.
Kevin L. McMeans. Mr. McMeans joined Hines in 1992. Mr. McMeans serves as Asset Management Officer for us and the general partner of our Advisor. Mr. McMeans also serves as Asset Management Officer for Hines Global I and the general partner of the advisor to Hines Global I. Mr. McMeans has also been the Asset Management Officer of Hines REIT and the general partner of the advisor to Hines REIT since April 2008. He has also served as the Asset Management Officer of the Core Fund since January 2005. In these roles, he is responsible for overseeing the management of the various investment properties owned by each of the funds in the U.S. and internationally. He previously served as the Chief Financial Officer of Hines Corporate Properties, an investment venture established by Hines with a major U.S. pension fund, from 2001 through June 2004. In this role, Mr. McMeans was responsible for negotiating and closing debt financings, underwriting and evaluating new investments, negotiating and closing sale transactions and overseeing the administrative and financial reporting requirements of the venture and its investors. Before joining Hines, Mr. McMeans spent four and a half years at Deloitte & Touche LLP in the audit department. He graduated from Texas A&M University with a B.S. in Computer Science.
Ryan T. Sims. Mr. Sims joined Hines in August 2003. Mr. Sims serves as Chief Financial Officer and Secretary for us and the general partner of our Advisor. Effective November 1, 2011, Mr. Sims was appointed to serve in the position of Chief Financial Officer and Secretary for Hines Global I and the general partner of the advisor to Hines Global I. Effective November 1, 2011, Mr. Sims was also appointed to the position of Chief Financial Officer and Secretary of Hines REIT, the general partner of its advisor and the Core Fund. Also since 2011, Mr. Sims has served as the Chief Financial Officer and Secretary of HMS and of the general partner of the adviser to HMS. In these positions, Mr. Sims will be responsible for the oversight of financial operations, equity and debt financing activities, investor relations, accounting, financial reporting, tax, legal, compliance and administrative functions in the U.S. and internationally. Prior to this time, Mr. Sims served as the Chief Accounting Officer for Hines Global I and the general partner of the advisor to Hines Global I since their inception in December 2008. Mr. Sims also served as the Chief Accounting Officer for Hines REIT, the general partner of its advisor and the Core Fund since April 2008. In these roles, he was responsible for the oversight of the accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. He was also responsible for establishing the companies’ accounting policies and ensuring compliance with those policies in the U.S. and internationally. He has also previously served as a Senior Controller for Hines REIT and the general partner of its advisor from August 2003 to April 2008 and the Core Fund from July 2004 to April 2008. Prior to joining Hines, Mr. Sims was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Baylor University and is a certified public accountant.
J. Shea Morgenroth. Mr. Morgenroth joined Hines in October 2003. Mr. Morgenroth serves as Chief Accounting Officer and Treasurer for us and the general partner of our Advisor. Effective November 1, 2011,

Mr. Morgenroth was appointed to serve in the position of Chief Accounting Officer and Treasurer for Hines Global I and the general partner of the advisor to Hines Global I. Effective November 1, 2011, Mr. Morgenroth was also appointed to the position of Chief Accounting Officer and Treasurer of Hines REIT and the general partner of its advisor. In these positions, Mr. Morgenroth is responsible for the oversight of the treasury, accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program for each entity in the U.S. and internationally. Prior to his appointment, Mr. Morgenroth served as a Senior Controller for Hines Global I and the general partner of the advisor to Hines Global I since their inception in December 2008 and for Hines REIT and the general partner of its advisor since January 2008 and as a Controller for Hines REIT and its advisor from October 2003 to January 2008. In these roles, he was responsible for the management of the accounting, financial reporting and SEC reporting functions. Prior to joining Hines, Mr. Morgenroth was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Texas A&M University and is a certified public accountant.
Our Board of Directors
Our board of directors has reviewed and unanimously ratified our charter and adopted our bylaws. Our charter and bylaws allow for a board of directors with no fewer than three directors and no more than ten directors, of which a majority must be independent directors. We currently have five directors, including three independent directors. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director will serve until the next annual meeting of stockholders or (if longer) until his or her successor has been duly elected and qualifies.
Although the number of directors may be increased or decreased, subject to the limits of our charter, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all votes entitled to be cast at a meeting called for the purpose of the proposed removal. A vacancy created by the death, removal or resignation of a director, other than a vacancy created by an increase in the number of directors may be filled only by a majority vote of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy created by an increase in the number of directors may be filled only by the affirmative vote of a majority of the directors, including a majority of the independent directors. Independent directors must nominate replacements for vacancies required to be filled by independent directors.
An “independent director” is defined under our charter and means a person who is not, and within the last two years has not been, directly or indirectly associated with Hines or our Advisor by virtue of:

•	ownership of an interest in Hines, our Advisor or their affiliates other than Hines Global II or any other affiliate with securities registered under the Exchange Act;

•	employment by Hines or our Advisor or their affiliates;

•
service as an officer, trust manager or director of Hines or our Advisor or their affiliates other than as a director of Hines Global II or any other affiliate with securities registered under the Exchange Act;

•	performance of services for us, other than as a director, or any of our affiliates with securities registered under the Exchange Act;

•	service as a director, trust manager or trustee of more than three real estate investment trusts advised by our Advisor or organized by Hines; or

•	maintenance of a material business or professional relationship with Hines, our Advisor or any of their affiliates.
An independent director cannot be associated with us, Hines or our Advisor, as set forth above either directly or indirectly. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law, is or has been associated with us, Hines, our Advisor, or their affiliates. A business or professional relationship is considered material if the aggregate gross revenue derived by the director from our Advisor or Hines and their affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.
To be considered independent under the NYSE rules, the board of directors must determine that a director does not have a material relationship with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including Hines and its affiliates). Under the NYSE rules, a director will not be independent if:

•	the director was employed by us within the last three years;

•	an immediate family member of the director was employed by us as an executive officer within the last three years;

•
the director, or an immediate family member of the director, received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
the director is a current partner or employee of a firm that is our internal or external auditor, the director has an immediate family member who is a current partner of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•
the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

Our directors are accountable to us and our stockholders as fiduciaries. Generally speaking, this means that our directors must perform their duties in good faith and in a manner each director reasonably believes to be in the best interest of us and our stockholders. Our directors are not required to devote all or any specific amount of their time to our business. Our directors are only required to devote the time to our business as their duties require. We anticipate that our directors will meet at least quarterly or more frequently if necessary. In the exercise of their fiduciary responsibilities, we anticipate that our directors will rely heavily on our Advisor. Therefore, our directors will be dependent on our Advisor and information they receive from our Advisor in order to adequately perform their duties, including their obligation to oversee and evaluate our Advisor and its affiliates. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.” and “Risk Factors—Risks Related to Potential Conflicts of Interest.”
Our board of directors has approved written policies on investments and borrowing for us as described in this prospectus. The directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by our board of directors following, if applicable, requirements set forth in our charter.

Our independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our stockholders. Our independent directors may determine from time to time during or after this offering to increase or decrease the fees and expenses payable to Hines, our Advisor and other Hines affiliates. Our independent directors will also be responsible for reviewing the performance of our Advisor and determining that the compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services performed and our investment performance and that the provisions of our Advisory Agreement are being carried out. Specifically, our independent directors will consider factors such as:

•	our net assets and net income;

•	the amount of the fees paid to our Advisor in relation to the size, composition and performance of our investments;

•	the success of our Advisor in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure and other investors by advisors performing similar services;

•	additional revenues realized by our Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our Advisor;

•	the performance of our investment portfolio;

•	the quality of our portfolio relative to the investments generated by our Advisor for its own account; and

•	other factors related to managing a public company, such as stockholder services and support, compliance with securities laws, including Sarbanes-Oxley and other factors typical of a public company.
Our directors and their affiliates may not vote or consent to the voting of shares they now own or hereafter acquire on matters submitted to the stockholders regarding either the removal of our Advisor, any director and any of their affiliates, or any transaction between us and our Advisor, any director or any of their affiliates. Any shares owned by our directors and their affiliates will be excluded in determining the requisite percentage in interest of shares necessary to approve any such matter.
Committees of the Board of Directors
Our full board of directors generally considers all major decisions concerning our business. Our charter and bylaws provide that our board may establish such committees as the board believes appropriate. We currently have five directors on our board of directors, three of whom are be independent. Our board of directors has established an audit committee, conflicts committee, nominating and corporate governance committee and compensation committee. Our independent directors are the sole members of all of these committees so that these important areas can be addressed in more depth than may be possible at a full board meeting and to also ensure that these areas are addressed by non-interested members of the board. Our board of directors has adopted written charters for each of these committees. A copy of each such charter will be available on our website, www.hinessecurities.com/reits/hines-global-reit-2.
Audit Committee
Members of the audit committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify, or until their earlier death, retirement, resignation or removal. The audit committee reviews the functions of our management and independent registered public accounting firm pertaining to our financial statements and performs such other duties and functions deemed appropriate by the board. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent registered public accounting firm. The audit committee is comprised of all of the members of our board of directors who are independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the rules of the NYSE. John O. Niemann, Jr. is the Chairman of the audit committee and is an “audit committee financial expert” within the meaning of the applicable rules promulgated by the Securities and Exchange Commission. Unless otherwise determined by the board of directors, no member of the committee will serve as a member of the audit committee of more than two other public companies.
Conflicts Committee
Members of the conflicts committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, resignation, retirement or removal. The primary purpose of the conflicts committee is to review specific matters that the board believes may involve conflicts of interest and to determine if the resolution of the conflict of interest is fair and reasonable to us and our stockholders. However, we cannot assure you that this committee will successfully eliminate the conflicts of interest that will exist between us and Hines, or reduce the risks related thereto. Humberto Cabañas is the Chairman of the conflicts committee.
The conflicts committee is responsible for reviewing and approving the terms of all transactions between us and Hines or its affiliates or any member of our board of directors, including (when applicable) the economic, structural and other terms of all acquisitions and dispositions and the annual renewal of our Advisory Agreement between us and our Advisor. The conflicts committee also is responsible for reviewing: our Advisor’s performance and the fees and expenses paid by us to our Advisor and any of its affiliates, and any Liquidity Events proposed or recommended by our Advisor. The review of such fees and expenses is required to be performed with sufficient frequency, but at least annually, to determine that the expenses incurred are in the best interest of our stockholders. For further discussion, please see the “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Affiliate Transaction Policy” section of this prospectus. The conflicts committee also is responsible for reviewing Hines’ performance as property manager of our directly-owned properties.
Compensation Committee
Members of the compensation committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, retirement, resignation or removal. The committee meets as called by the chairman of the committee, but not less frequently than annually. The primary purpose of the compensation committee is to oversee our compensation programs. The committee reviews the compensation and benefits paid by us to our directors and, in the event we hire employees, the compensation paid to our executive officers as well as any employment, severance and termination agreements or arrangements made with any executive officer and, if desired by our board of directors, produce an annual report to be included in our annual proxy statement. Dougal A. Cameron is the Chairman of the compensation committee.
Nominating and Corporate Governance Committee
Members of the nominating and corporate governance committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, retirement, resignation or removal. Dougal A. Cameron is the Chairman of the nominating and corporate governance committee. This committee:

•	assists our board of directors in identifying individuals qualified to become members of our board of directors;

•	recommends candidates to our board of directors to fill vacancies on the board;

•	recommends committee assignments for directors to the full board;

•	periodically assesses the performance of our board of directors;

•	reviews and recommends appropriate corporate governance policies and procedures to our board of directors; and

•	reviews and monitors our Code of Business Conduct and Ethics for Senior Officers and Directors, and any other corporate governance policies and procedures we may have from time to time.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a director or member of the compensation committee of an entity whose executive officers include a member of our compensation committee.
Compensation of Directors
Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as a REIT, service as an independent director on our board requires a substantial time commitment as well as broad expertise in the fields of real estate and real estate investment. The compensation committee balances these considerations with the principles that our director compensation program should be transparent and should align directors’ interests with those of our stockholders.
We pay our independent directors an annual fee of $40,000, (to be prorated for a partial term) and a fee of $2,000 for each meeting of the board (or any committee thereof) attended in person. If a committee meeting is held on the same day as a meeting of the board, each independent director receives $1,500 for each committee meeting attended in person on such day. We also pay our independent directors a fee of $750 for each board or committee meeting attended via teleconference.
We pay the following annual retainers (to be prorated for a partial term) to the Chairpersons of our board committees:

•	$7,500 to the Chairperson of our conflicts committee;

•	$10,000 to the Chairperson of our audit committee;

•	$5,000 to the Chairperson of our compensation committee; and

•	$5,000 to the Chairperson of our nominating and corporate governance committee.
All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board or committee meetings. We do not pay compensation to our directors who are not independent directors for their service as a director.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. We also maintain a directors and officers liability insurance policy.
An indemnification provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.
Except as prohibited by Maryland law and as set forth below, our charter limit the personal liability of our directors and officers to us and our stockholders for monetary damages and provide that a director or officer will be indemnified and advanced expenses in connection with legal proceedings.
In spite of the above provisions of the Maryland General Corporation Law, the charter of Hines Global II provides that our directors will be indemnified by us for loss or liability suffered by them and held harmless for loss or liability suffered by us only if all of the following conditions are met:

•	the indemnified person determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•	the indemnified person was acting on our behalf or performing services for us;

•	in the case of non-independent directors, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
Our Advisor and its affiliates will also be subject to the limitations on indemnification to which the non-independent directors are subject, as described above.
The general effect to investors of any arrangement under which any of our directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or payments of a defense, settlement or claim. In addition, indemnification arrangements and provisions providing for the limitation of liability could reduce the legal remedies available to us and our stockholders against our officers and directors.

The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, Hines or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, our Advisor and its affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

•
the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement;

•
the party seeking advancement provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification according to our charter; and

•
the party seeking advancement provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification. The Operating Partnership has agreed to indemnify and hold harmless our Advisor and Hines and their affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under our Advisory Agreement and any Property Management and Leasing Agreement, subject to the limitations contained in such agreements. Please see “Management—Our Advisor and Our Advisory Agreement—Indemnification” and the “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization—Indemnification” sections below. The Operating Partnership must also indemnify Hines Global II and its directors, officers and employees in Hines Global II’s capacity as its general partner. Please see “The Operating Partnership—Indemnity.”

We executed indemnification agreements with our officers and directors. These agreements provide our officers and directors with a contractual right to indemnification to substantially the same extent they enjoy mandatory indemnification under our charter.

Our Advisor and Our Advisory Agreement
Our Structure
The following chart illustrates our general structure and relationship with Hines and its affiliates as of the date of this prospectus:

(1)
Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the payments we may make with respect to the Special OP Units held by Hines Global REIT II Associates Limited Partnership.

(2)	Please see “Conflicts of Interest” for a description of the other direct participation programs sponsored and managed by Hines and its affiliates.

(3)
Please see “Security Ownership of Certain Beneficial Owners and Management” for information concerning the number of shares of our common stock owned by our officers and directors as of December 10, 2014.

Our Advisor was formed in Texas on August 1, 2013 and is an affiliate of Hines. Its address is 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. All of our day-to-day operations are managed and performed by our Advisor and its affiliates and our Advisor currently only serves as our advisor. Certain of our directors and executive officers are also managers and executive officers of the general partner of our Advisor. The following table sets forth information regarding the managers and executive officers of the general partner of our Advisor. With the exception of Mr. Apollo, the biography of each of these managers and executive officers is set forth above. Please see “Management—The Dealer Manager” for Mr. Apollo’s biography.

Name	Age	Position and Office with the General Partner of our Advisor
Jeffrey C. Hines	59	Chairman of the Managers
C. Hastings Johnson	66	Manager
Charles M. Baughn	60	Manager
Sherri W. Schugart	49	President and Chief Executive Officer
Ryan T. Sims	43	Chief Financial Officer and Secretary
David L. Steinbach	38	Chief Investment Officer
Frank R. Apollo	48	Senior Managing Director—Finance
Kevin L. McMeans	50	Asset Management Officer
J. Shea Morgenroth	39	Chief Accounting Officer and Treasurer
Duties of Our Advisor
We do not have any employees. We have entered into an advisory agreement with our Advisor. Pursuant to this agreement, which was unanimously approved by our independent directors, we appointed our Advisor to manage, operate, direct and supervise our operations. In connection with managing our operations, our Advisor will face conflicts of interest. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest.” Therefore, our Advisor and its affiliates perform our day-to-day operational and administrative services. Our Advisor is subject to the supervision of our board of directors and will provide only the services that are delegated to it. Our independent directors are responsible for reviewing the performance of our Advisor and determining that the compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services performed and that our investment objectives and the provisions of our Advisory Agreement are being carried out. The services for which our Advisor receives fees and reimbursements under our Advisory Agreement include, but are not limited to, the following:
Offering Services

•	the development of this offering, including the determination of its specific terms;

•	along with our Dealer Manager, the approval of the participating broker dealers and negotiation of the related selling agreements;

•	preparation and approval of all marketing materials to be used by our Dealer Manager or others relating to this offering;

•	coordination of the due diligence process relating to participating broker dealers and their review of any prospectuses and our other offering documents;

•	creation and implementation of various technology and electronic communications related to this offering;

•
along with our Dealer Manager, the negotiation and coordination with our transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions; and

•
all other services related to this offering, whether performed and incurred by our Advisor or its affiliates, other than services related to the underwriting, marketing, distribution or sale of this offering.

Acquisition Services

•
serve as our investment and financial advisor and obtain certain market research and economic and statistical data in connection with our real estate investments and investment objectives and policies;

•
subject to our investment objectives and policies: (i) locate, analyze and select potential investments; (ii) structure and negotiate the terms and conditions of real estate investments; and (iii) acquire real estate investments on our behalf;

•	oversee the due diligence process;

•	prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for our board of directors to evaluate the proposed investments;

•	obtain reports (which may be prepared by our Advisor or its affiliates), where appropriate, concerning the value of our contemplated investments; and

•	negotiate and execute approved investments and other transactions.
Asset Management Services

•
investigate, select, and, on our behalf, engage and conduct business with such persons as our Advisor deems necessary to the proper performance of its obligations under our Advisory Agreement, including but not limited to consultants, accountants, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Advisor necessary or desirable for the performance of any of the services under our Advisory Agreement;

•	monitor applicable markets and obtain reports (which may be prepared by our Advisor or its affiliates) where appropriate, concerning the value of our investments;

•	monitor and evaluate the performance of our investments, provide daily management services and perform and supervise the various management and operational functions related to our investments;

•	coordinate with any property manager;

•	coordinate and manage relationships between us and any joint venture partners; and

•	provide financial and operational planning services and investment portfolio management functions.
Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for our day-to-day operations;

•	from time-to-time, or at any time reasonably requested by the directors, make reports to the directors on our Advisor’s performance of services to us under our Advisory Agreement;

•
coordinate with our independent accountants and auditors to prepare and deliver to our audit committee an annual report covering our Advisor’s compliance with certain aspects of our Advisory Agreement;

•
provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

•	provide financial and operational planning services and portfolio management functions;

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maintain accounting data and any other information concerning our activities as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

•	maintain all of our appropriate books and records;

•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	provide us with all necessary cash management services;

•	manage and coordinate with the transfer agent the distribution process and payments to stockholders;

•	consult with the officers and board of directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

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provide the officers and directors with timely updates related to the overall regulatory environment affecting us, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

•	consult with the officers and board of directors relating to the corporate governance structure and appropriate policies and procedures related thereto; and

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law including the Sarbanes-Oxley Act.
Stockholder Services

•	manage communications with our stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing stockholder support and service.
Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

•	negotiate terms, arrange and execute financing agreements;

•	manage relationships between us and our lenders; and

•	monitor and oversee the service of our debt facilities and other financings.
Disposition Services

•	consult with the board of directors and provide assistance with the evaluation and approval of potential asset dispositions, sales or Liquidity Events; and

•	structure and negotiate the terms and conditions of transactions pursuant to which real estate investments may be sold.
Term of Our Advisory Agreement
Our Advisory Agreement has a term of one year. The current term of our Advisory Agreement will end on August 15, 2015 and our Advisory Agreement may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the parties.
Renewals of the agreement must be approved by a majority of our independent directors. Additionally, our Advisory Agreement may be terminated:

•
immediately by us (i) in the event our Advisor commits fraud, criminal conduct, willful misconduct or negligently breaches its fiduciary duty to us, (ii) upon the bankruptcy of our Advisor or its involvement in similar insolvency proceedings or (iii) in the event of a material breach of our Advisory Agreement by our Advisor, which remains uncured after 10 days’ written notice;

•	without cause or penalty by a majority of our independent directors or by our Advisor upon 60 days’ written notice; or

•
immediately by our Advisor upon our bankruptcy or involvement in similar insolvency proceedings or any material breach of our Advisory Agreement by us, which remains uncured after 10 days’ written notice.

For more information regarding a decision by our board of directors to terminate (or elect not to renew) our Advisory Agreement, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor,” “The Operating Partnership—Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it and its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.” In the event that a new advisor is retained, our Advisor will cooperate with us and our board of directors in effecting an orderly transition of our Advisory functions. The board of directors (including a majority of our independent directors) will approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our Advisory functions for us and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified. Our Advisory Agreement also provides that in the event our Advisory Agreement is terminated, we will promptly change our name and cease doing business under or using the name “Hines” (or any derivative thereof), upon the written request of Hines.
Compensation
Our Advisor and its affiliates receive certain compensation and are reimbursed for certain expenses and receive certain other payments in connection with services provided to us. The compensation, expense reimbursements and other payments payable to our Advisor and its affiliates may increase or decrease during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of these matters. In the event our Advisory Agreement is terminated, our Advisor will be paid all earned, accrued and unpaid compensation and expense reimbursements within 30 days. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor” and “The Operating Partnership—Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances” for information regarding additional payments we may be required to make to our Advisor and other affiliates of Hines in connection with the termination or non-renewal of our Advisory Agreement and in certain other events.
We reimburse our Advisor or its affiliates for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

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all organization and offering costs, including expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized due diligence expenses, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering related expenses;

•	acquisition expenses incurred in connection with the selection and acquisition of assets, including such expenses incurred related to assets pursued or considered but not ultimately acquired by us;

•	expenses incurred in connection with our obtaining debt financings;

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the actual out-of-pocket cost of goods and services used by us and obtained from entities not affiliated with our Advisor, including brokerage fees paid in connection with the purchase and sale of our assets;

•	taxes and assessments on income or assets and taxes as an expense of doing business and any other taxes otherwise imposed on us and our business or income;

•	out-of-pocket costs associated with insurance required in connection with our business or by our officers and directors;

•	all out-of-pocket expenses in connection with payments to our board of directors and meetings of our board of directors and stockholders;

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personnel and related employment direct costs and overhead of our Advisor and its affiliates in performing stockholder services for existing stockholders such as (i) managing communications with stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications, and (ii) establishing reasonable technology infrastructure to assist in providing stockholder support and service;

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out-of-pocket expenses of maintaining communications with stockholders, including the cost of preparation, printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

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third-party audit, accounting and legal fees, tax services, fees related to compliance with the Sarbanes-Oxley Act of 2002 and other fees for professional services relating to our operations and all such fees incurred at the request of, or on behalf of, our independent directors or any committee of our board of directors;

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personnel and related employment direct costs and overhead of our Advisor and affiliates in connection with the performance of the following services with respect to our non-U.S. investments: (i) services that would typically be provided by a property manager in the United States; (ii) additional services necessary to meet U.S. accounting and reporting requirements; and (iii) services with respect to managing any non-U.S. entity implemented as part of a tax structure for owning a non-U.S. investment;

•
personnel and related employment direct costs and overhead of our Advisor and its affiliates in connection with providing professional services for us in-house, including legal services, tax services, internal audit services, technology related services and services in connection with compliance with Sarbanes-Oxley Act of 2002;

•	out-of-pocket costs incurred by us in complying with all applicable laws, regulation and ordinances;

•	expenses incurred in connection with disposition services; and

•	all other out-of-pocket costs necessary for our operation and the assets incurred by our Advisor in performing its duties under our Advisory Agreement.
Except as provided above, the expenses and payments we are required to reimburse our Advisor do not include personnel and related direct employment or overhead costs of our Advisor or its affiliates, unless such costs are approved by a majority of our independent directors. If (i) we request that our Advisor perform services that are outside of the scope of our Advisory Agreement or (ii) there are changes to the regulatory environment in which our Advisor or company operates that would increase significantly the level of services performed by our Advisor, such that the costs and expenses borne by our Advisor for which it is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under our Advisory Agreement would increase significantly, such services will be separately compensated at rates and in amounts as are agreed to by our Advisor and our independent directors, subject to the limitations contained in our charter.
Reimbursements by our Advisor
Our Advisor must reimburse us quarterly for any amounts by which Operating Expenses (as defined below) exceed, in any four consecutive fiscal quarters, the greater of (i) 2% of our average invested assets, which generally consists of the average book value of our real estate properties, both equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, or (ii) 25% of our net income, which is defined as our total revenues applicable to any given period, less the expenses applicable to such period (excluding additions to depreciation, bad debt or similar non-cash reserves), unless our independent directors determine that such excess was justified. Operating Expenses is defined as generally including all expenses paid or incurred by us as determined by GAAP, except certain expenses identified in our charter which include:

•
expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with Sarbanes Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares;

•	interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves;

•	incentive fees;

•	distributions made with respect to interests in the Operating Partnership; and

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all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.).

Our independent directors have the fiduciary responsibility of limiting Operating Expenses to amounts that do not exceed the limits described above, and our Advisor must reimburse the excess expenses to us within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation but were nevertheless paid, we will send to our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. Any such findings and the reasons in support thereof will be reflected in the minutes of the meetings of our board of directors.
Our independent directors must review from time to time but at least annually the performance of, and compensation paid to, our Advisor. Please see “Management—Our Board of Directors” for factors that the independent directors must consider in connection with this review.
Our Advisor has the right to assign our Advisory Agreement to an affiliate of Hines subject to approval by our independent directors. We cannot assign our Advisory Agreement without the consent of our Advisor.
Indemnification
The Operating Partnership has agreed to indemnify and hold harmless our Advisor and its affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claim, damage or loss and related expense is not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Texas or contained in our charter or the partnership agreement of the Operating Partnership, provided that: (i) our Advisor and its affiliates have determined that the cause of conduct which caused the loss or liability was in our best interests, (ii) our Advisor and its affiliates were acting on behalf of or performing services for us, and (iii) the indemnified claim was not the result of negligence, misconduct, or fraud of our Advisor or resulted from a breach of the agreement by our Advisor.
Any indemnification made to our Advisor may be made only out of our net assets and not from our stockholders. Our Advisor will indemnify and hold us harmless from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claim, damage, tax or loss and related expense is not fully reimbursed by insurance and is incurred by reason of our Advisor’s bad faith, fraud, willful misconduct or reckless disregard of its duties, but our Advisor shall not be held responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by our Advisor.
Removal of our Advisor
Following the occurrence of: (i) a listing of our shares on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our directors then in office are replaced or removed, or (iii) the termination or nonrenewal of our Advisory Agreement other than by our Advisor, the Operating Partnership may be required to repurchase all or a portion of the Special OP Units and any other OP Units then owned by Hines or any entity affiliated with Hines. If any such event occurs, at the election of the holder, the holder may retain the Special OP Units after receiving a distribution with respect to the event, convert the Special OP Units into OP Units and, hold such OP Units or require us to repurchase such OP Units and any other OP Units held by Hines or its affiliates. If the holder elects to have us immediately repurchase the OP Units, then the holder generally will have the option to receive cash or our shares as consideration, except that, with respect to (iii) above, any payment upon repurchase shall be made in the form of our shares or a non-interest bearing promissory note and not cash. If payment is made in the form of a non-interest bearing promissory note, such promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair our capital or jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not impair our capital or jeopardize our REIT status. The purchase price for any such repurchase will depend on the triggering event. If the triggering event is a listing of our shares on a national securities exchange, the purchase price will be based on the average share price of our shares for a specified period. In the case of a merger, consolidation or sale of substantially all of our assets or any similar transaction or a purchase, tender or exchange offer as described above, the purchase price will be based on the value of the consideration received or to be received by us or our stockholders and the implied value of our assets and liabilities as a result of the event. If pursuant to a transaction in which a majority of our directors then in office are replaced or removed or, in the event, we or the Operating Partnership terminate or do not renew our Advisory Agreement, then the purchase price will be based on the net asset value of the Operating Partnership assets as determined by an independent valuation. Notwithstanding the above, the Special OP Units will not be converted into OP Units and no distributions will be paid with respect to the Special OP Units unless and until our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “Risk Factors—Risks Related to Organizational Structure—The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.”
Hines and Our Property Management, Leasing and Other Services
We expect that Hines or an affiliate of Hines will manage many of the properties we acquire in the future.
The Hines Organization
General
Hines is a fully integrated real estate investment and management firm which, with its predecessor, has been investing in real estate assets and providing acquisition, development, financing, property management, leasing or disposition services for over 55 years. The predecessor to Hines was founded by Gerald D. Hines in 1957 and Hines is currently owned by Gerald D. Hines and his son Jeffrey C. Hines. Hines’ investment partners have primarily consisted of large domestic and foreign institutional investors and high net worth individuals. Hines has worked with notable architects such as Philip Johnson; Cesar Pelli; I. M. Pei; Skidmore, Owings and Merrill and Frank Gehry, in the history of its operations. Please see the “Hines History, Experience and Timeline” included as Appendix E for additional information about the history of Hines.
Hines is headquartered in Houston and currently has regional offices located in New York, Chicago, Atlanta, Houston, San Francisco, London, Mexico City, São Paulo, and Beijing. Each regional office operates as an independent business unit headed by an executive vice president who manages the day-to-day business of such region and participates in its financial results. They serve on the Hines Executive Committee, which directs the strategy and management of Hines. All 12 employees who are part of Hines’ Leadership/Executive Committee have individual tenures of between 27 and 57 years, with an average tenure within the organization of 35 years as of December 31, 2013.
Hines’ central resources are located in Houston and these resources support the acquisition, development, financing, property management, leasing and disposition activities of all of the Hines regional offices. Hines’ central resources include employees with experience in capital markets and finance, accounting and audit, marketing, human resources, risk management, property management, leasing, asset management, project design and construction, operations and engineering. These resource groups are an important control point for maintaining performance standards and operating consistency for the entire firm. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.”
From inception through December 31, 2013, Hines, its predecessor and their respective affiliates have managed, acquired or developed 1,317 real estate projects representing more than 541 million square feet. These projects consisted of a variety of asset types including: office properties, industrial properties, retail and residential properties, hospitality and a variety of other properties. In connection with these projects, Hines has employed many real estate investment strategies, including acquisitions, development, redevelopment and repositioning in the United States and internationally.
As of December 31, 2013, Hines and its affiliates controlled assets valued at approximately $28.2 billion. This portfolio is owned by Hines, its affiliates and numerous third-party investors, including pension plans, domestic and foreign institutional investors, high net worth individuals and retail investors. Included in this portfolio are 391 properties managed by Hines, representing approximately 161 million square feet, which includes 89.1 million square feet owned by third parties in which Hines has no ownership interest.

The following table sets forth the history of the number of square feet under Hines’ management:
Commercial Real Estate Managed by Hines and its Affiliates

Hines also has extensive experience in disposition services. During the 10 years ended December 31, 2013, Hines sponsored 24 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, two other publicly-offered real estate investment programs, Hines REIT and Hines Global I, and one publicly-offered business development company, HMS. During this period, these funds disposed of 119 investments. The aggregate sales price of such underlying properties was approximately $12.9 billion and the aggregate original cost was approximately $9.0 billion. 74 of these properties were located outside of the United States, which had an aggregate sales price of approximately $6.8 billion and an aggregate cost of approximately $3.9 billion.

The following chart sets forth the Hines organizational structure in each region, the international offices and the central office as of December 31, 2013:

The following is information about the executive officers of the general partner of Hines most of which are members of its Executive Committee:

Name	Age	Number of Years with Hines	Position
Gerald D. Hines	89	58	Chairman of the Board
Jeffrey C. Hines	59	33	President and Chief Executive Officer
C. Hastings Johnson	66	37	Vice Chairman and Chief Investment Officer
Charles M. Baughn	60	30	Chief Financial Officer
James C. Buie, Jr.	62	34	Executive Vice President and CEO—West Region and Asia Pacific
Christopher D. Hughes	53	28	Executive Vice President and CEO—East Region
E. Staman Ogilvie	65	41	Executive Vice President and CEO—Eurasia Region
C. Kevin Shannahan	58	32	Executive Vice President and CEO—Midwest, Southeast Region and South America
Mark A. Cover	54	31	Executive Vice President and CEO—Southwest Region and Mexico/Central America
Michael J.G. Topham	66	39	Executive Vice President and CEO—Hines Europe and Middle East/North Africa
Colin P. Shepherd	55	32	Executive Vice President and CEO—Investment Management
Thomas D. Owens	62	42	Executive Vice President and Chief Risk Officer
Jeffrey C. Hines and Charles M. Baughn are on our board of directors. Their biographies are included above with the rest of our management.

Gerald D. Hines. Mr. Hines is the co-owner and Chairman of the Board of the general partner of Hines, and is responsible for directing all firm policy and procedures as well as participating in major new business ventures and cultivating new and existing investor relations. He is also Chairman of Hines’s Executive Committee. He oversees a portfolio with controlled assets valued at approximately $28.2 billion and has expanded the scope of Hines by moving into foreign markets in 1991, introducing new product lines, initiating acquisition programs and developing major new sources of equity and debt financings. He graduated from Purdue University with a B.S. in Mechanical Engineering and received an Honorary Doctorate of Engineering from Purdue. Mr. Hines is the father of Jeffrey C. Hines.
C. Hastings Johnson. Mr. Johnson joined Hines in 1978. Mr. Johnson serves as a member of our board of directors and as a member of the managers of the general partner of our Advisor. Mr. Johnson also serves as a member of the board of directors of Hines Global I and as a member of the managers of the general partner of the advisor to Hines Global I. Mr. Johnson has also been a member of the board of directors of Hines REIT, a manager of the general partner of the advisor to Hines REIT, and a member of the management board of the Core Fund since August 2003. In addition, he has served as Vice Chairman of the general partner of Hines since January 2008 and as Chief Investment Officer of the general partner of Hines since 2012, where he is responsible for investments and chairs Hines’ Strategy Committee. Previously, he served as Chief Financial Officer of the general partner of Hines from 1992 through 2012. In this role, he was responsible for the financial policies, equity financing and the joint venture relationships of Hines in the U.S. and internationally. He is also a member of Hines’ Executive Committee. Prior to becoming Chief Financial Officer of the general partner of Hines, he led the development or redevelopment of numerous projects and initiated the Hines’ domestic and international acquisition program and currently oversees a portfolio with controlled assets valued at approximately $28.2 billion. Total debt and equity capital committed to equity projects sponsored by Hines during Mr. Johnson’s tenure exceeded $46 billion. Mr. Johnson graduated from the Georgia Institute of Technology with a B.S. in Industrial Engineering and received his M.B.A. from the Harvard Business School.
James C. Buie, Jr. Mr. Buie is the CEO of the West region of the United States and Hines Asia Pacific and Australia. He is responsible for all development and operations in these regions, representing a cumulative total of more than 70 million square feet of real estate. He is also a member of Hines’ Executive Committee. He graduated from the University of Virginia with a B.A. in Economics and received his M.B.A. from Stanford University.
Christopher D. Hughes. Mr. Hughes is the CEO of the Capital Markets Group and East region of the United States. He oversees all institutional capital raising activities and is responsible for all development and operations in the East region. He is also a member of Hines’ Executive Committee. Mr. Hughes was a development officer in the Washington, DC office, where he contributed to the development and acquisition of real estate. He graduated from Southern Methodist University with a B.A. in History. Mr. Hughes also holds Series 22 and 63 Securities Registered Representative Licenses from FINRA.
E. Staman Ogilvie. Mr. Ogilvie is the CEO of the Eurasia region. He is responsible for all development and operations of this region, which encompasses Russia and the former Soviet Union, Central and Eastern Europe, Turkey and India. He is a member of Hines’ Executive Committee and former co-head of Hines’ Southwest Region. Mr. Ogilvie has been responsible for the development, acquisition, and management of more than 29 million square feet of commercial real estate as well as several thousand acres of planned community development. He also has extensive experience in strategic planning and finance. He graduated from Washington and Lee University with a B. S. in Business Administration and received his M.B.A. from the Harvard Business School.
C. Kevin Shannahan. Mr. Shannahan is the CEO of the Midwest and Southeast regions of the United States and Hines South America. He is responsible for all development and operations in these regions as well as new activities throughout South America and Canada (excluding Vancouver), representing a cumulative total of more than 70 million square feet of real estate and more than 5,000 acres of land development. He is also a member of Hines’ Executive Committee. He graduated from Cornell University with a B.S. in Mechanical Engineering and received his M.B.A. from the Harvard Business School.
Mark A. Cover. Mr. Cover is the CEO of the Southwest region and Hines Mexico/Central America. He is responsible for all development and operations in the Southwest region of the United States and Mexico representing a total of more than 20 million square feet of real estate. He is also a member of Hines’ Executive Committee. He graduated from Bob Jones University with a B.S. in Accounting and is a certified public accountant (retired).
Michael J.G. Topham. Mr. Topham is the CEO of the European region and Hines Middle East/North Africa. He is responsible for all development, acquisitions, operations and real estate services in Europe and the Middle East, including Hines’ offices in six countries. He is also a member of Hines’ Executive Committee. He was responsible for the establishment and management of Hines’ U.S. Midwest Region in 1985 and the development, acquisition and operations of approximately 15 million square feet of real estate in the United States before relocating to London in 1993. Between 1977 and 1984, he was also responsible as project officer of major buildings in Houston, Denver, and Minneapolis. He graduated from Exeter University with a B.A. in Economics and received his M.B.A. from the University of California at Berkeley.
Thomas D. Owens. Mr. Owens is Senior Managing Director and Chief Risk Officer for Hines’ investments worldwide. He joined Hines in 1973. Mr. Owens serves as a member of the investment committee of all Hines funds as well as the Hines Investment Committee for company projects and joint ventures. He is a member of Hines’ Executive Committee. He has been directly responsible for the development of more than 7 million square feet of office and retail space and has been a member of the Allocation Committee since 2002. Mr. Owens was Fund Manager for the Hines Suburban Office Venture, L.L.C., Hines 1999 U.S. Office Development Fund, L.P., Hines 1997 U.S. Office Development Fund, L.P. and HMS Office, L.P., all of which have been monetized. In addition to fund management, he has extensive experience in construction and project management, asset and portfolio management, and project acquisition/disposition. He graduated from Texas A & M University with a B.S. in Building Construction and received his M.B.A. from the University of Texas at Austin.
Hines’ Real Estate Personnel and Structure
Hines is one of the largest and most experienced privately owned real estate investment, acquisition, development and management companies in the world. As of December 31, 2013, Hines and its affiliates have approximately 3,400 employees (including approximately 1,050 employees outside of the United States) who work out of Hines’ offices located in 73 cities across the United States and in 17 foreign countries, as shown in the map below.

Hines believes that it has mitigated many of the risks inherent in real estate investments by hiring, training and retaining what it believes to be highly qualified management personnel and by rewarding these employees with performance-based compensation. Hines believes that the stability of its organization and its ability to retain its employees is demonstrated by the longevity of their tenure at Hines, as shown in the table below. Hines maintains what it believes are high performance and professional standards and rewards its personnel for their achievements. Typically, incentive compensation is provided to senior officers, as well as other key employees, in the form of profit sharing programs tied to Hines’ profitability related to each project, investment fund, geographic area, or the firm as a whole. In addition, for assets or groups of assets within the scope of their responsibilities, Hines’ senior officers typically hold equity investments (by way of participation in the interests held by Hines and its affiliates) in properties acquired or developed by Hines, its affiliates and investment partners. Hines believes this performance-based compensation provides better alignment of interests between Hines’ employees, Hines and its investors, while providing Hines’ employees with long-term incentives. However, there is no guarantee that Hines will be able to retain these employees in the future. The loss of a number of key employees could adversely impact our performance. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.”

	As of December 31, 2013(1)
Title	Number of Employees	Average Tenure (Years)
Executive Committee	12	35
Senior Managing Director/SVP	73	21
Managing Director/VP	168	15
TOTAL	253	18

(1)
All 12 employees who are part of Hines’ Leadership/Executive Committee have individual tenures of between 27 and 57 years, with an average tenure within the organization of 35 years as of December 31, 2013.

Hines has employed a decentralized structure and built an international organization with professionals located in major office markets because it believes that knowledge of local market economics and demographic conditions is essential to the success of any real estate asset. Having real estate professionals living and working in most major markets where Hines invests allows Hines to monitor current local conditions and transactions and build relationships with local tenants, brokers and real estate owners. Hines believes that this decentralized structure allows them to better identify potential investment opportunities, perform more effective research of local markets and manage, lease and operate each real estate asset. However, Hines’ decentralized structure may or may not have a positive impact on our performance.
Hines’ Leasing and Property Management
Hines and its affiliates have extensive experience in providing responsive and professional property management and leasing services. Property management and leasing services provided by Hines include the following:

•	Tenant relations;

•	Energy management;

•	Preventive maintenance;

•	Security;

•	Vendor contracting;

•	Parking management;

•	Marketing plans;

•	Broker relations;

•	Tenant prospecting; and

•	Lease negotiation.
Hines believes that providing these services in a high-quality and professional manner is integral to tenant satisfaction and retention.
Hines has been repeatedly recognized as an industry leader in property management and leasing. Hines joined ENERGY STAR® as a partner in 1999, and in 2001, 2002 and 2003, the U.S. Environmental Protection Agency, or EPA, named Hines as ENERGY STAR® Partner of the Year. An ENERGY STAR® label is a designation by the EPA for buildings that it believes show excellence in energy performance, reduced operating costs and environmental leadership. In 2004, Hines became the first commercial real estate company to receive the EPA’s ENERGY STAR® Sustained Excellence Award. In 2009, 2010, 2011, 2012 and 2013 the EPA again honored Hines with the Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. As of December 31, 2013, Hines owned and/or managed 151 buildings with more than 71 million square feet, which have received an ENERGY STAR® label. Also as of December 31, 2013, Hines owned and/or managed 12 buildings, representing more than 6.4 million square feet, which have received the EPA’s Designed to Earn the ENERGY STAR® designation. Hines has been actively involved in the development of the U.S. Green Building Council’s LEED rating system, the nationally accepted benchmark for the design, construction and operation of high-performance buildings. As of December 31, 2013, Hines has 97 projects that have been certified, 12 that have been pre-certified and 92 that are registered under LEED’s various programs. Together, these projects represent approximately 101.6 million square feet. Hines has received more than 95 awards for buildings it has owned and/or managed from the Building Owners and Managers Association including “Building of the Year,” “New Construction of the Year,” “Commercial Recycler of the Year” and “Renovated Building of the Year” in local, regional, national and international competitions. In November 2008, Hines REIT, which is sponsored by Hines, received the NAREIT Gold Leader in the Light Award for demonstrating superior and sustained energy practices. The National Association of Real Estate Investment Trusts, or NAREIT, gives the award in collaboration with ENERGY STAR®. NAREIT again honored Hines REIT with the NAREIT Bronze Leader in the Light Award in 2009 and the NAREIT Silver Leader in the Light Award in 2010 for its continuing demonstration of superior and sustained energy practices.
Hines was a founding member of the German Sustainable Building Council and is currently engaged in the creation of a Russia Green Building Council. Hines is also active in the BRE Environmental Assessment Method program in England and the Haute Qualité Environnementale program in France.
Additionally, Hines introduced Hines GREEN OFFICE (HinesGO), a voluntary, internal program created to measure and reward sustainability within all Hines offices worldwide. Hines employees lead the effort in setting the standard for a sustainable future by “walking the walk” in Hines’ own offices. Hines recently expanded the HinesGO program by offering it to its more than 3,850 tenants worldwide.
Hines believes that real estate is essentially a local business and that it is often a competitive advantage for Hines to have real estate professionals living and working in the local markets in which Hines and its affiliates own properties. This allows Hines’ real estate professionals to obtain local market knowledge and expertise and to maintain significant local relationships. As a result, Hines may have access to off-market acquisitions involving properties that are not yet being generally marketed for sale, which can alleviate competitive bidding and potentially higher costs for properties in certain cases. In addition, in part, as a result of Hines’ strong local presence in the markets it serves and its corporate culture, we believe Hines has a strong track record in attracting and retaining tenants.

Hines believes that tenant retention is a critical component of profitable building operations and results in lower volatility. Tenant loss can reduce operating income by decreasing rental revenue and operating expense recoveries and by exposing the property to market-driven rental concessions that may be required to attract replacement tenants. In addition, a property with high tenant turn-over may incur costs of leasing brokerage commissions and construction costs of tenant improvements required by new occupants of the vacant space.
Hines attempts to manage tenant occupancy proactively by anticipating and meeting tenant needs. In addition, Hines attempts to maintain productive relationships with leasing brokers in most major markets in the U.S. and as of December 31, 2013, maintains ongoing direct relationships with more than 3,850 tenants as the manager of buildings for its own account and as a third-party manager. Hines also has a substantial number of relationships with corporate and financial users of office space as well as with law firms, accounting and consulting firms in multiple locations throughout the United States and, increasingly, in a range of global locations.
Property Management and Leasing Agreements
We expect to retain Hines or Hines affiliates to provide property management and leasing services for many of the properties we acquire directly or indirectly through entities or joint ventures, and to enter into property management and leasing agreements in connection with these activities.
Hines may subcontract part or all of the required property management and leasing services but would be expected to remain ultimately responsible for services set forth in any property management and leasing agreement. Hines may form additional property management companies as necessary to manage the properties we acquire and may approve of the change of management of a property from one manager to another. Also, we may retain a third-party to perform property management and leasing functions.
Many of the services that may be performed by Hines as property manager are summarized below. This summary is provided to illustrate the material functions that Hines may perform for us as our property manager, and it is not intended to include all of the services that may be provided to us by Hines or by third parties. It is expected that under any property management and leasing agreement we enter into with Hines, Hines, either directly or indirectly by engaging an affiliate or a third party, may:

•	manage, operate and maintain each premises in a manner normally associated with the management and operation of a quality building;

•
prepare and submit to us a proposed operating budget, capital budget, marketing program and leasing guidelines for each property for the management, leasing, and operation of each property for the forthcoming calendar year;

•	collect all rents and other charges;

•	perform construction management services in connection with the construction of leasehold improvements or redevelopment;

•	be primarily responsible for the leasing activities of each property or supervise any third party we retain directly to provide such leasing activities; and

•	enter into various agreements with sub-contractors for the operational activities of each property.
The actual terms of any property management and leasing agreements may vary significantly from the terms described in this prospectus based on local customs, competitive and market conditions and other factors.
Compensation under any Property Management and Leasing Agreement with Hines or its Affiliates
For properties we acquire and own directly, we would expect to pay Hines (i) a property management fee equal to a market based percentage of the annual gross receipts received from the property or (ii) the amount of property management fees recoverable from tenants of the property under their leases. If we retain Hines as our primary leasing agent, we will pay Hines a leasing fee which is usual and customary for that type of property in that geographic area. Leasing fees are payable regardless of whether an outside broker was used in connection with the transaction. If the property manager provides construction management services for leasehold improvements, we may pay the property manager the amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by the property manager for services provided by off-site employees. If the property manager provides re-development construction management services, the property manager will be paid customary redevelopment construction management fees in an amount that is usual and customary in the geographic area for that type of property. Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter and fees paid to Hines or its affiliates shall be approved by our independent directors.
We would also expect to generally reimburse Hines for its operating costs incurred in providing property management and leasing services. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel to the extent the same relate to or support the performance of Hines’s duties under any such management agreement. Examples of such support include risk management, regional and central accounting, cash and systems management, human resources and payroll, technology and internal audit.
Expected Term of any Property Management and Leasing Agreement
Any property management and leasing agreements we enter into with Hines is expected to have an initial term of ten years from the date of each such agreement. Thereafter, the term of each such agreement may continue from year to year unless written notice of termination is given. A majority of our independent directors must approve the continuance of the agreement.
It is expected that either Hines or we may terminate an agreement upon 30 days’ prior written notice in the event that (i) we sell the property to a third-party that is unaffiliated with us in a bona fide transaction, (ii) the property is substantially destroyed or condemned, where such destruction cannot be restored within one year after the casualty, or (iii) an affiliate of Hines is no longer our advisor. In addition, we expect to be permitted to terminate the applicable property management and leasing agreement if Hines commits a material breach and such breach continues for a specified period after written notice from us.
Development Management
We expect to retain Hines or Hines affiliates to provide development management services for many of the development projects we undertake, if any, and to enter into development management agreements with Hines or its affiliates in connection with these activities.
The services to be performed by Hines or Hines affiliates in connection with our development projects include the management of all development-related activities including, but not limited to the following: program planning, budgeting, consultant selection, architectural and engineering design preparation and development, contract bidding and buy-out, construction management, marketing, leasing, project completion, and tenant relocation and occupancy.
We will pay Hines or its affiliates development fees that are usual and customary for comparable services rendered for similar projects in the geographic area where the services are provided as approved by our board of directors and if a majority of our independent directors determines that such development fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.
Indemnification
We expect to agree to indemnify, defend and hold harmless Hines and its officers, agents and employees from and against any and all causes of action, claims, losses, costs, expenses, liabilities, damages or injuries

(including legal fees and disbursements) that such officers, agents and employees may directly or indirectly sustain, suffer or incur arising from or in connection with any property management and leasing agreement or the property, unless the same results from (i) the negligence or misconduct of such officer, agent or employee acting within the scope of their office, employment, or agency, or (ii) the breach of this agreement by Hines. We shall assume on behalf of such officer, agent and employee the defense of any action at law or in equity which may be brought against such officer, agent or employee based upon a claim for which indemnification is applicable.
There is no assurance that the terms outlined above will be contained in any property management and leasing agreements that we or the operating partnership enter into and terms may differ from agreement to agreement.
The Dealer Manager
Hines Securities, Inc., our Dealer Manager, was formed in June 2003. It is registered under applicable federal and state securities laws and is qualified to do business as a securities broker dealer throughout the United States. The Dealer Manager provides the marketing function for the distribution and sale of our common shares and for offerings by other Hines-sponsored investment vehicles. The Dealer Manager is a member firm of the Financial Industry Regulatory Authority.
The following table sets forth information with respect to the directors, officers and the key employees of our Dealer Manager:

Name	Age	Position and Office with our Dealer Manager
Charles M. Baughn	60	Director and Chief Executive Officer
Sherri W. Schugart	49	Director
Colin P. Shepherd	55	Director
Frank R. Apollo	48	Director, Senior Managing Director, Treasurer and Secretary
J. Mark Earley	52	Director and President—Retail Distribution
Dugan Fife	40	Divisional Director—Retail Distribution
Bill Lehew	52	Director of Strategic Accounts
Please see “Management—Our Officers and Directors” for the biographies of Mr. Baughn and Ms. Schugart.
Frank R. Apollo. Mr. Apollo joined Hines in 1993 and is the Senior Managing Director—Finance of the general partner of our Advisor and the general partner of the advisor of Hines Global I and Hines REIT. Mr. Apollo also has served as Director and Senior Managing Director—Finance of the Dealer Manager since April 2008 and as Treasurer and Secretary of our Dealer Manager since August 2003. Mr. Apollo serves as Senior Managing Director—Finance; Treasurer and Secretary for us and the general partner of our Advisor, for Hines Global I and the general partner of the advisor to Hines Global I since December 2008, and for Hines REIT and the general partner of the advisor of Hines REIT since April 2008. From April 2008 through November 1, 2011, Mr. Apollo also served as the Senior Managing Director—Finance of the Core Fund. In these roles, he was responsible for overseeing portfolio financial management, debt financings, treasury and liquidity management and legal and corporate governance in the U.S. and internationally. He served as Chief Accounting Officer, Treasurer and Secretary for Hines REIT from August 2003 to April 2008 and Chief Accounting Officer of the Core Fund from July 2004 to April 2008. His responsibilities in these positions included accounting, financial reporting, legal and corporate governance in the U.S. and internationally. He has also served as a Vice President of the general partner of Hines since 1999. In addition to the positions Mr. Apollo currently holds at our Dealer Manager, Mr. Apollo also served as the Vice President of our Dealer Manager from August 2003 to April 2008, and, as a result of his positions at our Dealer Manager, is responsible for all financial operations of our Dealer Manager. Previously, Mr. Apollo also served as the Vice President and Corporate Controller responsible for the accounting and control functions for Hines’ international operations, as the Vice President and

Regional Controller for Hines’ European Region and as the director of Hines’ Internal Audit Department. Before joining Hines, Mr. Apollo was an audit manager with Arthur Andersen. He graduated from the University of Texas with a B.B.A. in Accounting, is a certified public accountant and holds Series 28 and 63 Securities Registered Representative Licenses from FINRA.
J. Mark Earley. Mr. Earley joined our Dealer Manager in September of 2003 and is the President and a director of our Dealer Manager. He is responsible for overseeing share distribution nationally for our Dealer Manager. Prior to joining our Dealer Manager, he was a Managing Director for Morgan Stanley from April 2002 to September 2003. In addition, he was responsible for seeking sales and revenue growth within a region of 65 branches and approximately 1,600 financial advisors. Prior to joining Morgan Stanley, Mr. Earley was the Western Regional Sales Manager for BlackRock Funds from January 2001 to March 2002. He graduated from Stephen F. Austin State University with a B.B.A. in General Business and holds a Texas Real Estate Brokers License and Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.
Dugan Fife. Mr. Fife joined our Dealer Manager in June of 2004 and is responsible for overseeing share distribution for the Western Division of our Dealer Manager. Prior to his promotion to Divisional Director, he was a Regional Sales Director for our Dealer Manager covering the states of Michigan, Indiana and Kentucky. Before joining our Dealer Manager, Mr. Fife served as a Regional Vice President for Scudder/Deutsche Bank, with responsibility for wholesaling variable annuities. Prior to that, Mr. Fife worked for Sun Life/MFSLF Securities as a Vice President responsible for wholesaling variable, fixed and indexed annuities. He has been in the securities business since 1997. He is a graduate of the University of Michigan with a B.A. in organizational studies and holds Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.
Bill Lehew. Mr. Lehew joined our Dealer Manager in May of 2004 and is the Director of Strategic Accounts of our Dealer Manager. Upon joining our Dealer Manager, Mr. Lehew served as a Regional Director covering North Carolina, South Carolina, Virginia, Maryland, Washington, D.C. and West Virginia, and later became Eastern Divisional Director. Before joining our Dealer Manager, Mr. Lehew served as a Regional Vice President for Seligman Advisors, responsible for wholesaling managed money and mutual funds, and for Van Kampen Investments as a Vice President responsible for wholesaling mutual funds, Unit Investment Trusts and Annuities. He has been in the financial services industry for over 20 years. He is a graduate of the The Citadel with a BA in political science and holds Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.

MANAGEMENT COMPENSATION, EXPENSE REIMBURSEMENTS AND OPERATING
PARTNERSHIP OP UNITS AND SPECIAL OP UNITS
Our Advisor and its affiliates will receive substantial fees in connection with this offering, our operations and any disposition or liquidation, which compensation could be increased or decreased during or after this offering. The following table sets forth the type and, to the extent possible, estimates of all fees, compensation, income, expense reimbursements, interests and other payments we may pay directly to Hines and its affiliates in connection with this offering, our operations, and any disposition or liquidation. For purposes of this table, except as noted, we have assumed no volume discounts or waived commissions as discussed in the “Plan of Distribution.”

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
	Organization and Offering Activities(2)

Selling Commissions—our Dealer Manager
Up to 7.0% of gross offering proceeds from our primary offering, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.
		$140,000,000(3)

Dealer Manager Fee—our Dealer Manager
Up to 3.0% of gross offering proceeds from our primary offering, excluding proceeds from our distribution reinvestment plan; a portion of such dealer manager fee may be reallowed to selected participating broker dealers as a marketing fee.(5)
		$60,000,000(4)

Reimbursement of Issuer Costs—our Advisor and its Affiliates	We will reimburse our Advisor and its affiliates for any issuer costs that they pay on our behalf. Included in such amount are reimbursements to our Dealer Manager and participating broker dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities.(6)	$16,800,000

	Investment Activities(7)

Acquisition Fee—our Advisor
2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by us, or (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.(8)(9)

Assuming no leverage, the estimated initial acquisition fees are $38,453,134(10)

Assuming 40% leverage, the estimated initial acquisition fees are $62,359,341(10)

Assuming 60% leverage, the estimated initial acquisition fees are $90,487,145(10)

Acquisition Expenses—our Advisor	Reimbursement of acquisition expenses in connection with the purchase of real estate investments.(8)	Not determinable at this time

Development Fee—Hines or its Affiliates
We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic area of the project. We expect such fee could range from 3% to 6% of the total projected development cost.(12)
		Not determinable at this time(11)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Operational Activities(7)

Asset Management Fee—our Advisor
0.0625% per month of the cost of our real estate investments at the end of each month; provided that, if our board of directors has determined an estimated net asset value per share, then, with respect to the real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. The asset management fee will be equal to 0.75% on an annual basis. Our Advisor has agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that our MFFO for the quarter ended December 31, 2014 as disclosed in our Annual Report on Form 10-K for such year amounts to less than 100% of the aggregate distributions declared to our stockholders for the quarter ended December 31, 2014. This fee waiver is not a deferral and accordingly, these fees will not be paid to the Advisor in cash at any time in the future.
Not determinable at this time(10)(13)

Administrative Expense Reimbursements—our Advisor	Reimbursement of actual expenses incurred by our Advisor in connection with our administration on an ongoing basis.(14)	Not determinable at this time

Property Management Fee—Hines or its Affiliates
Customary property management fees if Hines or an affiliate is our property manager. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 2.5% to 4.0% of the annual gross revenues for our properties.(12)(15)
Not determinable at this time

Leasing Fee—Hines or its Affiliates
Customary leasing fees if Hines or an affiliate is our primary leasing agent. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 1% to 3% of the annual gross rent paid under a lease.(12)(15)
Not determinable at this time

Tenant Construction Management Fees—Hines or its Affiliates	Amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by Hines or an affiliate if the related services are provided by off-site employees.(16)	Not determinable at this time

Re-development Construction Management Fees—Hines or its Affiliates
Customary re-development construction management fees if Hines or its affiliates provide such services. Such fees will be paid in an amount that is usual and customary in the geographic area for that type of property. We expect such fee could range from 3% to 6% of the total projected re-development or construction cost.(12)
Not determinable at this time

Expense Reimbursements—Hines or its Affiliates	Reimbursement of actual expenses incurred in connection with the management and operation of our properties.(17)	Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Operational Activities(7)

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national
Not determinable at this time

securities exchange, or (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”

Disposition, Liquidation and Other Significant Events(7)

Disposition Fee—our Advisor
If our Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our independent directors, we will pay our Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1% of the Market Value determined in connection with a listing of our common stock on a national securities exchange, or 1% of the gross consideration received or to be received by us or our stockholders upon the occurrence of any other Liquidity Event involving us or the Operating Partnership, pursuant to which our stockholders receive in exchange for their shares of our common stock, cash, securities listed on a national securities exchange, securities redeemable for cash, or a combination thereof, or (b) 1% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of our real estate investments). Even if our Advisor, its affiliates or related parties receive a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our Advisor or its affiliates or related
Not determinable at this time(10)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Disposition, Liquidation and Other Significant Events(7)

parties, as applicable, may not exceed an amount equal to the lesser of (i) one-half of a competitive real estate or brokerage commission and (ii) 1% of the gross sales price and, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (x) a competitive real estate or brokerage commission or (y) an amount equal to 6% of the gross sales price.(14)(18)

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

(1)
Unless otherwise indicated, assumes we sell the maximum of $2,000,000,000 in shares in our primary offering and excludes the sale of any shares under our distribution reinvestment plan, which may be used for redemptions or other purposes. To the extent such proceeds are invested in real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions, the dealer manager fee and issuer costs will not exceed 15% of the gross offering proceeds.

(3)
Commissions on our common shares may be reduced for volume or other discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers. Further, our Dealer Manager will not receive selling commissions for shares issued pursuant to our distribution reinvestment plan.

(4)
The dealer manager fees may be waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer manager fees in this table, we have not assumed any such waivers. Further, our Dealer Manager will not receive the dealer manager fee for shares issued pursuant to our distribution reinvestment plan.

(5)
In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.

(6)	As of September 30, 2014, our Advisor had incurred $3.1 million in issuer costs on our behalf.

(7)	For a discussion of the expenses which may be reimbursed please see “Management—Our Advisor and Our Advisory Agreement—Compensation.”

(8)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us. Tenant construction management fees and re-development construction management fees will be included in the definition of acquisition fees or acquisition expenses for this purpose to the extent that they are paid in connection with the acquisition, development or redevelopment of a property. If any such fees are paid in connection with a portion of a leased property at the request of a tenant or in conjunction with a new lease or lease renewal, such fees will be treated as ongoing operating costs of the property, similar to leasing commissions.

(9)
To the extent we use distribution reinvestment plan proceeds for acquisitions, rather than redemptions, our Advisor will also receive an acquisition fee for any such real estate investments. Accordingly, in the event we raise the maximum $2,000,000,000 pursuant to our primary offering and the maximum $500,000,000 pursuant to our distribution reinvestment plan, and we use all such proceeds for acquisitions (and all of our real estate investments are 40% or 60% leveraged at the time we acquire them as the case may be), the total acquisition fees payable will be $79,844,576 and $115,859,269, respectively. Some of these fees may be payable out of the proceeds of such borrowings.

(10)
In the sole discretion of our Advisor, these fees are payable, in whole or in part, in cash or OP Units. For the purposes of the payment of these fees, each OP Unit will be valued at the per share offering price of our common shares in our most recent public offering minus the maximum selling commissions and dealer manager fee being allowed in such offering, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances (at the current offering price, each such OP Unit would be issued at $9.00 per share). Each OP Unit will be convertible into one common share.

(11)	Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

(12)	Such fees must be approved by a majority of our independent directors as being fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

(13)
The asset management fee equals 0.75% on an annual basis. However, because this fee is calculated monthly, and the cost of our real estate investments may change on a monthly basis, we cannot accurately determine or calculate the amount of this fee on an annual basis.

(14)
Our Advisor will reimburse us for any amounts by which operating expenses exceed the greater of (i) 2.0% of our invested assets or (ii) 25% of our net income, unless our independent directors determine that such excess was justified. To the extent operating expenses exceed these limitations, they may not be deferred and paid in subsequent periods. Operating expenses include generally all expenses paid or incurred by us as determined by GAAP except certain expenses identified in our charter. The expenses identified by our charter as excluded from operating expenses include: (i) expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with the Sarbanes-Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and such other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares; (ii) interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves; (iii) incentive fees; (iv) distributions made with respect to interests in the Operating Partnership and (v) all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.). We do not intend to reimburse our Advisor for the salaries and benefits paid to our named executive officers. Please see “Management—Our Advisor and Our Advisory Agreement—Reimbursements by our Advisor” for a detailed description of these expenses.

(15)
Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter, and fees paid to Hines and its affiliates shall be approved by a majority of our independent directors.

(16)	These fees relate to construction management services for improvements and build-out to tenant space.

(17)
Included in reimbursement of actual expenses incurred by Hines or its affiliates are the costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. Periodically, Hines or an affiliate may be retained to provide ancillary services for a property which are not covered by a property management agreement and are generally provided by third parties. These services are provided at market terms and are generally not material to the management of the property.

(18)
For purposes of this fee, “Market Value” means the average closing price, or average of bid and asked prices (if closing prices are not available) of the shares over a period of 30 days during which the shares are traded, with such period beginning 90 days after the commencement of trading of the shares and “gross consideration” means the value of any cash, the Market Value of any securities that are listed on a national securities exchange and the value of any securities redeemable for cash.

In addition, we pay our independent directors certain fees and reimburse independent directors for certain out-of-pocket expenses, including for their attendance at board or committee meetings. Please see “Management—Compensation of Directors.” Additionally, if we borrow any funds from our Advisor or its affiliates or if our Advisor or its affiliates defer any fees, we may pay them interest at a competitive rate. Any such transaction must be approved by a majority of our independent directors.
Subject to limitations in our charter, such fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates may increase or decrease during this offering or future offerings from those described above if such revision is approved by a majority of our independent directors.

OUR REAL ESTATE INVESTMENTS
We do not currently own any investments in real estate. However, on November 12, 2014, Hines entered into a contract with Canoga-Rincon Loker Industrial, LLC to acquire 2819 Loker, an industrial building located in Carlsbad, California. On November 14, 2014, we, through one of our wholly-owned subsidiaries entered into an agreement with Hines, pursuant to which Hines assigned all of its rights and obligations under the contract to us. The seller of the property is not affiliated with us or our affiliates.
2819 Loker was constructed in 1998 and consists of 161,310 square feet of rentable area that is 100% leased to the Acushnet Company, the parent company of Titleist, FootJoy, BV-Vokey Design, Scotty Cameron, Pinnacle, and the Titleist Performance Institute, under a lease that expires in July 2019.
The contract purchase price for 2819 Loker is approximately $25.4 million, exclusive of transaction costs and working capital reserves. We expect the closing of this acquisition to occur on or about December 30, 2014, subject to a number of closing conditions. We funded a $1.0 million earnest money deposit on November 14, 2014, which is non-refundable. There is no guarantee that this acquisition will be consummated.
In connection with this acquisition, we expect to pay our Advisor approximately $570,000 in acquisition fees.
Our management currently has no plans for material renovations or other capital improvements at the property and believes 2819 Loker is suitable for its intended purpose and adequately covered by insurance. The cost of 2819 Loker will be depreciated for tax purposes over a 40-year period on a straight-line basis.
The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual net rent per leased square foot, for 2819 Loker during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
2009	100%	$5.41
2010	100%	$9.58
2011	100%	$9.87
2012	100%	$10.20
2013	100%	$10.47

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (excluding operating expense recoveries) by the weighted average square footage under lease during such year.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for the period from November 14, 2014 through December 31, 2014 and for each of the years ending December 31, 2015 through 2023 for 2819 Loker:

Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases	% of Total Annual Base Rental Income
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	1	161,310	100%	1,845,226	100%
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number and percentage of our outstanding common shares that were owned as of December 10, 2014 by:

•	persons known to us to beneficially own more than 5% of our common shares;

•	each director and executive officer; and

•	all directors and executive officers as a group.

		Common Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Position	Number of Common Shares		Percentage of Class
Jeffrey C. Hines	Chairman of the Board	223,333.333		65.3%	(3)
Charles M. Baughn	Director	11,111.111		3.2%
Sherri W. Schugart	President and Chief Executive Officer	11,111.111		3.2%
Ryan T. Sims	Chief Financial Officer and Secretary	—		—
David L. Steinbach	Chief Investment Officer	—		—
Kevin L. McMeans	Asset Management Officer	—		—
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	1,666.667		*
John O. Niemann, Jr.	Independent Director	11,111.111		3.2%
Humberto “Burt” Cabañas	Independent Director	—		—
Dougal A. Cameron	Independent Director	—		—
Hines Global REIT II Associates Limited Partnership(4)		—	(4)	—	(4)
All directors and executive officers as a group		258,333.333		75.5%

*	Amount represents less than 1%.

(1)	The address of each person listed is c/o Hines Global REIT II, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of our stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of December 10, 2014 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)
Includes all common shares owned directly by Hines Global REIT II Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT II Investor Limited Partnership. Mr. Hines may also be deemed to be the beneficial owner of interests held by Hines Global REIT II Associates Limited Partnership.

(4)
Hines Global REIT II Associates Limited Partnership owns (i) 21,111 OP Units in the Operating Partnership and (ii) the Special OP Units. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units.” The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. Please see “The Operating Partnership—Special OP Units” for a description of these distributions. In addition, under our Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.”

CONFLICTS OF INTEREST
We are subject to various conflicts of interest arising out of our relationship with Hines, our Advisor, our Dealer Manager and their respective officers, directors, employees and other affiliates, which we collectively refer to as Hines and its affiliates. Certain of these conflicts of interest and certain procedures and limitations which are meant to address these conflicts are described below. Three of our five directors are independent directors. Our independent directors comprise our conflicts committee and are required to act on our behalf in all situations in which a conflict of interest may arise and all of our directors have a fiduciary duty to act in the best interests of our stockholders. Please see “Management—Committees of the Board of Directors—Conflicts Committee.” However, we cannot assure you that our independent directors will be able to reduce the risks related to these conflicts of interest.
Competitive Activities of Hines and its Affiliates
Hines and its affiliates, including our officers and some of our directors, are not prohibited from engaging, directly or indirectly, in any other business or from owning interests in any other real estate joint ventures, funds or programs, which we collectively refer to as real estate investment vehicles, including businesses and joint ventures involved in the acquisition, origination, development, ownership, management, leasing or sale of properties and other real estate investments. Hines and its affiliates own interests in, and manage, many other real estate investment vehicles, both public and private, with varying investment objectives and strategies which may have investment objectives similar to ours, such as Hines Global I. Our Advisor does not advise or manage any other investment vehicles. See “—Allocation of Investment Opportunities” below for a discussion of the other investment vehicles that may compete with us for certain investment opportunities. Hines and its affiliates may organize and/or manage similar real estate investment vehicles in the future. Hines and its affiliates have certain fiduciary, legal and financial obligations to these real estate investment vehicles similar to their obligations to us. Additionally, these Hines affiliates (including our officers and some of our directors) may devote substantial amounts of time and resources to these other current or future real estate investment vehicles as well as to funds or programs that make investments other than investments in real estate, such as HMS. These Hines affiliates and individuals may therefore face conflicts of interest. Further, these Hines affiliates receive substantial compensation in connection with the services they provide to the other investment vehicles, programs and funds and that compensation may be greater than the compensation that they receive with respect to our activities, which also may create a conflict of interest. Please also see “Risk Factors—Risks Related to Potential Conflicts of Interests—Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.”
Allocation of Investment Opportunities
We rely on Hines and its affiliates to identify suitable investment opportunities. Many of the other real estate investment vehicles, programs and funds sponsored or managed by Hines also rely on Hines and its affiliates. In addition, certain real estate investment vehicles currently managed by Hines have priority rights with respect to certain types of investment opportunities located in certain geographic areas, as further described below. Some of these investment opportunities may also be suitable for us, and therefore Hines’ ability to offer certain investments to us may be limited by these priority rights. We will only have the opportunity to make investments which are subject to these priority rights if the investment vehicles which have these rights determine not to exercise them. These investment vehicles with priority rights may determine not to exercise these rights based on numerous factors including the investment type, the investment vehicle’s available capital, targeted returns, diversification strategy, leverage, tax positions and other considerations.
Hines currently has thirteen other real estate investment vehicles that it sponsors, which are in the investment phase. Three of these vehicles, HT Brazil Fund III, HB Estrela I and Hines India Residential, have investment strategies which focus primarily on development projects or opportunistic investments in specific geographic regions around the world, and all three of these vehicles have priority rights over us with respect to investment opportunities involving development in those specified regions. Although we may invest in development, value-add and opportunistic projects, we do not currently anticipate that a significant portion of the proceeds from this offering will be invested in those types of assets due to our desire for income-producing properties. Additionally, eight of Hines’ other investment vehicles, Russia Long Term Hold Fund, Hines Poland Sustainable Income Fund, Brazil Long Term Fund, Hines Pan-European Core Fund, Skyline Investment Partners, Luminance Investment Partners, Skywalk Investment Partners, and HV Trophy Mandate, all have investment strategies which focus on core properties in specific geographic regions around the world (including the U.S.), and each of these vehicles has equal rights with us with respect to investment opportunities involving core office projects. From time to time, Hines may also enter into new separate account relationships with third parties that may seek real estate deals pertaining to any asset class and in any region on a non-discretionary basis. Additionally, Hines Global I has an investment strategy that is substantially the same as ours and has equal rights with us with respect to investment opportunities to the extent that it has available investment capacity. Hines also sponsors Hines REIT, which may make investments from time to time in core office properties in the U.S. and has equal rights with us with respect to such investment opportunities. For a further description of real estate investment vehicles sponsored by Hines and its affiliates, please see “Prior Performance—Prior Program Summary.”
In addition, Hines currently manages several funds in Italy that it does not sponsor. Each of these funds has priority rights over us with respect to certain investments in Italy. Although we may make real estate investments in Italy, we do not currently anticipate that a significant portion of the proceeds from this offering will be invested in Italy. No other investment vehicle sponsored by Hines has priority rights to the acquisition of existing retail, industrial, multi-family, residential, or hospitality and leisure assets. In addition, no other investment vehicle sponsored by Hines has priority rights to debt-related investments or securities in other real estate entities.
If an investment opportunity which our Advisor determines is suitable for us is also suitable for other investment vehicles sponsored by Hines or its affiliates and such an investment is not subject to priority rights (or the investment vehicles with priority rights have determined not to exercise them), the investment opportunity will be assigned to an investment vehicle by Hines. The factors to be considered in allocating the investment opportunities among the remaining investment vehicles that are interested in the investment include the following:

•	investment objectives and strategy;

•	available funds for investment;

•	anticipated cash flow of the investment and the targeted returns;

•	diversification strategy, including geographic area, type of property or investment, size of the investment, and tenants;

•	leverage requirements, limitations, and availability;

•	tax considerations;

•	expected holding period of the investment and the remaining term of the investment vehicle;

•	prior allocations to the investment vehicle as compared to the total availability of capital remaining in the investment vehicle;

•	the level of discretion granted to Hines within each investment vehicle; and

•	Hines’ fiduciary obligations.
If, after consideration of the relevant factors, Hines determines that an investment is equally suitable for more than one investment vehicle, Hines will assign the investment among such investment vehicles on a rotating basis. If, after an investment has been allocated, a subsequent development, such as delays in constructing or closing on the investment, makes it more appropriate for a different investment vehicle to purchase the investment, Hines may determine to reallocate the investment to such other investment vehicle. In certain situations, Hines may determine to allow more than one investment vehicle, including us, to co-invest in any particular investment.
While these are the current procedures for allocating Hines’ investment opportunities, Hines may sponsor additional investment vehicles in the future and, in connection with the creation of such investment vehicles, Hines may revise this allocation procedure including granting additional priority rights to other investment vehicles. The result of such a revision to the allocation procedure may, among other things, be to increase the number of parties who have the right to participate in or have priority rights to investment opportunities sourced by Hines, thereby reducing the number of investment opportunities available to us.
The decision of how any potential investment should be allocated among investment vehicles for which such investment may be suitable may, in many cases, be a matter of subjective judgment which will be made by Hines’ investment allocation committee. This committee currently consists of the following individuals: Jeffrey C. Hines, C. Hastings Johnson, Colin P. Shepherd and Thomas D. Owens. Certain types of investment opportunities may not enter the allocation process because of special or unique circumstances related to the asset or the seller of the asset that in the judgment of the investment allocation committee do not fall within the priority rights or investment objectives of any particular investment vehicle, including us. In these cases, the investment may be made by an investment vehicle sponsored by Hines or its affiliates without us having an opportunity to make such investment.
Our right to participate in the investment allocation process described in this section will terminate once we have fully invested the proceeds of our public offerings or if we are no longer advised by an affiliate of Hines. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—We compete with affiliates of Hines for real estate investment opportunities and some of these affiliates have preferential rights to accept or reject certain investment opportunities in advance of our right to accept or reject such opportunities.”
Our independent directors are responsible for reviewing our Advisor’s performance and determining that the compensation to be paid to our Advisor is reasonable and, in doing so, our independent directors must consider, among other factors, the success of our Advisor in generating appropriate investment opportunities for us.
Allocation of Time and Resources of Our Advisor and Hines and Its Other Affiliates
We rely on our Advisor and Hines and its other affiliates for the day-to-day operation of our business. Our management, including our officers and certain directors, also serve in similar capacities for other Hines investment vehicles, programs and funds. Specifically, members of our management also conduct the operations of Hines REIT, Hines Global I, the Core Fund, HMS and other Hines affiliates and therefore they will not devote their efforts full-time to our operations or the management of our real estate investments, but may devote a material amount of their time to the management of the business of other entities controlled or operated by Hines, but otherwise unaffiliated with us. For an overview of the positions held by these individuals at these Hines affiliates, please see “Management—Our Officers and Directors” and “Management—The Dealer Manager.” Additionally, these Hines affiliates receive substantial compensation in connection with the services they provide to the other investment vehicles, programs and funds and that compensation may be greater than the compensation that they receive with respect to our activities. Further, in some cases, these other investment vehicles may have interests and own real estate investments that may conflict or compete with ours and thus certain of our directors and our officers and the employees of Hines and its affiliates may face conflicts of interest when dealing with such circumstances. Likewise, our management may face conflicts of interest when allocating time and resources between our operations and the operations of these other Hines entities. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.”

Competition for Tenants and Other Services
To the extent that we own properties in the same geographic area as other investment vehicles sponsored by Hines or its affiliates, Hines and its affiliates will face conflicts of interest in seeking tenants for our properties while seeking tenants for properties owned or managed by other Hines affiliates, including Hines Global I. Similar conflicts may exist with respect to the other services Hines and its affiliates provide us, including but not limited to obtaining financing for our real estate investments, obtaining other third party services, and pursuing a sale of our investments. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest.”
Fees and Other Compensation Payable to Hines and its Affiliates
We will pay Hines and its affiliates substantial fees in relation to this offering and our operations, which could be increased or decreased during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units.” We may make investments in which Hines or its affiliates (including our officers and directors) directly or indirectly have an interest. Hines and its affiliates may also receive fees and other compensation as a result of transactions we enter into with Hines or its affiliates.
Joint Venture Conflicts of Interest
We may make investments in properties and assets jointly with other investment vehicles sponsored by Hines or its affiliates, as well as third parties. We may acquire, develop or otherwise invest in properties and assets through corporations, limited liability companies, joint ventures or partnerships, co-tenancies or other co-ownership arrangements with Hines or its affiliates or third parties. Joint ownership of properties, under certain circumstances, may involve conflicts of interest. Examples of these conflicts include:

•
such partners or co-investors might have economic or other business interests or goals that are inconsistent with our business interests or goals, including goals relating to the financing, management, operation, leasing or sale of properties held in the joint venture or the timing of the termination and liquidation of the joint venture;

•
such partners or co-investors may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT;

•
under joint venture or other co-investment arrangements, neither co-venturer may have the power to control the joint venture and, under certain circumstances, an impasse could result and this impasse could have an adverse impact on the joint venture, which could adversely impact the operations and profitability of the joint venture and/or the amount and timing of distributions we receive from such joint venture; and

•
under joint venture or other co-investment arrangements, each venture partner may have a buy/sell right and, as the result of the exercise of such a right by a co-venturer, we may be forced to sell our interest, or buy a co-venturer’s interest, at a time when it would not otherwise be in our best interest to do so. Please see “Risk Factors—Risks Related to Our Business in General—Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.”

Affiliated Dealer Manager and Property Manager
Because our Dealer Manager is an affiliate of Hines, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with an offering of securities. Please see “Risk Factors—Risks Related to Investing in this Offering—You will not have the benefit of an independent due diligence review in connection with this offering and, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.” In addition, our Dealer Manager also serves as the placement agent for other Hines sponsored investment vehicles and programs which include both public programs, such as HMS, and private investment funds.

Hines manages numerous properties owned by affiliated entities and third parties. We expect that Hines will manage many properties acquired by us.
No Arm’s-Length Agreements
All agreements, contracts or arrangements between or among Hines and its affiliates, including our Advisor and us, were not negotiated at arm’s-length. Such agreements, contracts or arrangements include our Advisory Agreement, our Dealer Manager Agreement, any property management and leasing agreements, our charter, and the Operating Partnership’s partnership agreement. The procedures with respect to conflicts of interest described herein were designed to lessen the effect of potential conflicts that arise from such relationships. However, we cannot assure you that these procedures will eliminate the conflicts of interest or reduce the risks related thereto. The conflicts committee of our board of directors must also approve all conflict-of-interest and related party transactions. Please see the “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Affiliate Transaction Policy” section of this prospectus.
Lack of Separate Representation
Hines Global II, the Operating Partnership, our Dealer Manager, our Advisor, Hines and their affiliates may be represented by the same legal counsel and may retain the same accountants and other experts. In this regard, Greenberg Traurig, LLP represents Hines Global II and is providing services to certain of its affiliates including the Operating Partnership, our Dealer Manager, our Advisor, Hines REIT and Hines Global I. Please see “Risk Factors—Risks Related to Investing in this Offering—You will not have the benefit of an independent due diligence review in connection with this offering and, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.” No counsel, underwriter, or other person has been retained to represent potential investors in connection with this offering.
Additional Conflicts of Interest
We, our Advisor and its affiliates will also potentially be in conflict of interest positions as to various other matters in our day-to-day operations, including matters related to the:

•
computation of compensation, expense reimbursements, interests, distributions, and other payments under the Operating Partnership’s partnership agreement, our charter, our Advisory Agreement, any property management and leasing agreements and our Dealer Manager Agreement;

•	enforcement or termination of the Operating Partnership’s partnership agreement, our charter, our Advisory Agreement, any property management and leasing agreements and our Dealer Manager Agreement;

•	order and priority in which we pay the obligations of the Operating Partnership, including amounts guaranteed by or due to our Advisor, Hines or its affiliates;

•	order and priority in which we pay amounts owed to third parties as opposed to amounts owed to our Advisor, Hines or its affiliates;

•
determination of whether to sell properties and acquire additional properties (as to acquisitions, our Advisor might receive additional fees and as to sales, our Advisor might lose fees such as asset management fees and property management fees); and

•	extent to which we repay or refinance the indebtedness which is recourse to Hines, if any, prior to nonrecourse indebtedness and the terms of any such refinancing, if applicable.

Certain Conflict Resolution Procedures
In order to reduce the effect of certain potential conflicts of interest, our Advisory Agreement and our charter contains a number of restrictions relating to transactions we enter into with Hines, our Advisor, any of our directors and their respective affiliates. These restrictions include, among others, the following:

•
Except as otherwise described in this prospectus or permitted in our charter, we will not engage in transactions with Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•
We will not purchase a property from Hines, our Advisor, any of our directors or their respective affiliates without a determination by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, that the transaction is fair and reasonable to us and at a price no greater than the cost of the property to Hines, our Advisor, any of our directors or their respective affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In all cases where assets are acquired from Hines, our Advisor, any of our directors or their respective affiliates, the fair market value of such assets will be determined by an independent expert selected by our independent directors. In no event will we acquire any property from Hines, our Advisor, any of our directors or their respective affiliates at a price that exceeds the appraised value of the property; provided that in the case of a development, redevelopment or refurbishment project that we agree to acquire prior to completion of the project, the appraised value will be based upon the completed value of the project as determined at the time the agreement to purchase the property is entered into. We will not sell or lease a property to Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, determine the transaction is fair and reasonable to us. Even following these procedures, Hines and its affiliates (including our officers and directors) may make substantial profits in connection with the acquisition or sale of properties from other investment vehicles sponsored by Hines, our Advisor, any of our directors or their respective affiliates.

•
We will not enter into joint ventures with Hines, our Advisor, any of our directors or their respective affiliates, unless a majority of our independent directors approves such transaction as being fair and reasonable to us and determines that our investment is on terms substantially similar to the terms of third parties making comparable investments.

•
We will not make any loan to Hines, our Advisor, any of our directors or their respective affiliates except in the case of loans to our wholly owned subsidiaries and loans in which an independent expert has appraised the underlying asset. Any loans to us by Hines, our Advisor, any of our directors or their respective affiliates must be approved by a majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances.

Despite these restrictions, conflicts of interest may be detrimental to your investment.

INVESTMENT OBJECTIVES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of our current objectives and policies with respect to investments, borrowings, affiliate transactions, equity capital and certain other activities. All of these objectives and policies have been established in our governance documents or by our management and may be amended or revised from time to time (and at any time) by our management or board of directors. We cannot assure you that our policies or investment objectives will be attained.
Decisions relating to investments we make will be made by our Advisor, subject to approval by our board of directors. Please see “Management—Our Officers and Directors”, “Management—Our Board of Directors” and “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization—General” for a description of the background and experience of our directors and executive officers.
Primary Investment Objectives
Our primary investment objectives are to:

•	preserve invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments;

•	provide income in the form of regular, stable cash distributions;

•	provide modest growth in the value of invested capital;

•	achieve attractive total returns upon the ultimate sale of our investments or occurrence of some other Liquidity Event; and

•	qualify for and remain qualified as a REIT for federal income tax purposes.
We cannot assure you that we will attain these objectives.
Acquisition and Investment Policies
We intend to invest primarily in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We may purchase properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land. Other real estate investments may include equity or debt interests including securities in other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans and securitized debt. We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of major metropolitan cities worldwide. We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant. We anticipate that international real estate investments may comprise a substantial portion of our portfolio.
We intend to fund our future acquisitions and investments primarily with proceeds raised in this offering and potential follow-on offerings as well as with proceeds from debt financings.
We may invest in real estate properties and other real estate investments directly by owning 100% of such investments or indirectly by owning less than 100% of such investments through co-ownership or joint-venture arrangements with third parties or with other Hines-affiliated entities. We may also purchase or lease properties or purchase other real estate investments from or sell or lease properties or sell other real estate investments to, or invest in properties that have been developed, are being developed or are to be developed by, third parties, Hines or an affiliate of Hines. In addition, we may make loans to, or receive loans from, third parties, Hines or an affiliate of Hines. All such transactions or investments that involve Hines or any of its affiliates will be approved by a majority of our independent directors as described in “Conflicts of Interest—Certain Conflict Resolution Procedures” and generally may not be acquired by us for a value, at the time the transaction is entered into, in excess of the appraised fair market value of such investment, or sold by us unless the transaction is fair and reasonable or, in the case of a loan to us, unless it is fair, competitive and commercially reasonable. Subject to the limitations contained in our charter, Hines, and its affiliates (including our officers and directors) may make substantial profits in connection with any such transaction. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest” and “Conflicts of Interest.”
We will seek to make investments that will satisfy one or more of the primary objectives of preserving invested capital, paying regular cash distributions to our stockholders, achieving attractive total returns upon a sale or the occurrence of another Liquidity Event and remaining qualified to be taxed as a REIT for federal income tax purposes. We intend to meet these objectives through the compilation of a diversified portfolio of investments. We intend to invest in a portfolio of real estate properties and other real estate investments that relate to properties that are generally diversified by geographic area, lease expirations and tenant industries. We expect it will take several years for us to raise enough capital and make enough investments to achieve this diversification. Please see “Risk Factors—Risks Related to Investing in this Offering—This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives, and that the poor performance of a single investment will materially adversely affect our overall investment performance, will increase if only a small number of shares are purchased in this offering.”
We are not limited as to the asset types or geographic areas in which we may invest and conduct our operations. We are not specifically limited in the number or size of investments we may make, or on the percentage of net proceeds of this offering that we may invest in a single property, real estate investment or loan. The number, size and mix of investments we make will depend upon real estate and market conditions and other circumstances existing at the time we are evaluating investment opportunities and the amount of proceeds we raise in this and any subsequent offerings. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Investment Limitations” for certain limitations that pertain to our investments.
Commercial Properties
General
We expect to buy commercial real estate with part of the proceeds of this offering that we believe will have some or all of the following attributes:
Preferred Location. We believe that location often has the single greatest impact on an asset’s long-term income-producing potential and value and that assets located in the preferred submarkets in metropolitan areas and situated at preferred locations within such submarkets have the potential to achieve attractive total returns.
Premium Buildings. We will seek to acquire assets that generally have design and physical attributes (e.g., quality construction and materials, systems, floorplates, etc.) that are more attractive to a user than those of inferior properties. Such assets generally attract and retain a greater number of desirable tenants in the marketplace.
Quality Tenancy. We will seek to acquire assets that typically attract tenants with better credit who require larger blocks of space because these larger tenants generally require longer term leases in order to accommodate their current and future space needs without undergoing disruptive and costly relocations. Such tenants may make significant tenant improvements to their spaces, and thus may be more likely to renew their leases prior to expiration.

We believe that following an acquisition, the additional component of proactive management and leasing is a critical element necessary to achieve attractive investment returns for investors. Actively anticipating and quickly responding to tenant needs are examples of areas where proactive property management may make the difference in a tenant’s occupancy experience, increasing its desire to remain a tenant and thereby providing a higher tenant retention rate, which may result in better financial performance of the property.
Each individual real estate property we acquire will generally have an optimal hold period which may be tied to the current and projected conditions of the overall capital markets, the geographic area, the property’s physical attributes or the leasing or tenancy of the property. Our Advisor intends to continually evaluate the hold period of each asset we acquire in an attempt to determine an ideal time to dispose of or sell the asset for the purpose of achieving attractive total returns to our stockholders.
However, our Advisor may not be able to locate properties with all, or a significant number, of these attributes and even if our Advisor is able to locate properties with these attributes, the properties may still perform poorly. Please see “Risk Factors—Risks Related to Investments in Real Estate” and “Risk Factors—Risks Related to Potential Conflicts of Interest.”
Although we are not limited as to the form our investments may take, our investments in real estate will generally take the form of holding fee title or long-term ground leases in the properties we acquire, owning interests in investment vehicles sponsored by Hines or acquiring interests in joint ventures or similar entities that own and operate real estate. We primarily expect to acquire such interests through the Operating Partnership, although we may make investments directly. Please see “The Operating Partnership.” The Operating Partnership may hold real estate indirectly by acquiring interests in properties through limited liability companies and limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of Hines or other persons. Please see “Risk Factors—Risks Related to our Business in General—Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.” We may hold our investments in joint ventures or other entities in the form of equity securities, debt or general partner interests. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Joint Venture Investments” below. If we invest in a partnership as a general partner, we may acquire non-managing general partner interests. Please see “Risk Factors—Risks Related to our Business in General—If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.”
In seeking investment opportunities for us, our Advisor will consider relevant real estate and financial factors, including the location of the property, the leases and other agreements affecting the property, the creditworthiness of major tenants, its income-producing capacity, its prospects for appreciation and liquidity and tax considerations. In this regard, our Advisor will have substantial discretion with respect to the selection of specific investments, subject to board approval. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased.
Our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where available and appropriate:

•	plans, specifications and surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our Advisor, as well as title and other insurance policies; and

•	financial information relating to the property, including the recent operating histories of properties that have operating histories.
Additionally, we expect to obtain an environmental site assessment (which at a minimum includes a Phase 1 environmental assessment) on all properties in which we invest.

Specialized Real Estate Properties
As part of our investment strategy, we may invest in real estate assets within specific industries, including properties in the hospitality or leisure industry. Our investment strategies with respect to these types of real estate assets are described below.
Hospitality or Leisure Properties. We may acquire hospitality or leisure properties that meet our investment strategy. These investments may include full-service, select-service and extended-stay hospitality or leisure facilities, as well as all-inclusive resorts. Full-service hospitality or leisure facilities generally provide a full complement of guest amenities including restaurants, concierge and room service, porter service or valet parking. Select-service hospitality or leisure facilities typically do not include these amenities. Extended-stay hospitality or leisure facilities offer upscale, high-quality, residential style hospitality or leisure with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our hospitality or leisure facilities will be associated. We may acquire existing hospitality or leisure properties or properties under construction and development.
Because the REIT rules prohibit us from operating hospitality or leisure facilities directly, we will lease any hospitality or leisure properties that we acquire to a wholly-owned, “taxable REIT subsidiary.” See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” for a discussion of a “taxable REIT subsidiary.” Our taxable REIT subsidiary will engage a third party in the business of operating hospitality or leisure properties to manage the property. Any net profit from the leases held by our taxable REIT subsidiary, after payment of any applicable corporate tax, will be available for distribution to us.
Non-Income Producing Commercial Properties
Development and Construction of Properties. We may invest in properties on which improvements are to be constructed or completed. We may also originate or acquire loans secured by or related to such properties. We may invest in development properties directly or through joint ventures or other common ownership entities with third parties or Hines or an affiliate of Hines. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Investment Limitations” and “—Joint Venture Investments” for certain limitations that pertain to our investments in unimproved property and our joint venture investments with Hines or an affiliate of Hines.
A development project will typically include program planning, budgeting and consultant selection; architectural and engineering design preparation; design development; entitlement and permitting; construction documentation; contract bidding and buy-out; construction management; marketing and leasing; project completion; tenant relocation and occupancy; property management; and sale/realization of value. A typical development takes several years with the expectation of creating significant value (i.e., projected profit margin on cost) at the project level. Project timelines vary from market to market and by property type. Projects in emerging markets often require more time than those in developed markets.
Land and Land Development. We may acquire and develop, directly or through joint ventures or other common ownership entities with third parties or Hines or its affiliates, undeveloped real estate assets that we believe present opportunities to enhance value for our stockholders, although land development is not expected to comprise a significant component of Hines Global II’s portfolio. Land development projects typically involve acquisition of unentitled or entitled land, procurement of entitlements and/or re-entitlements, development of infrastructure (e.g., roads, sidewalks, sewer and utility delivery systems) and subsequent sale of improved land to developers. For example, residential land development might involve infrastructure development and sale of finished lots to home builders for single family home construction. In some cases, we may also simply hold the undeveloped land for investment for a period of time and sell at an optimal time in order to produce attractive returns on our investment.
We may engage a third party or Hines or its affiliates to provide development-related services for all or some of the properties that we acquire for development. Please see “Conflicts of Interest—Hines and Our Property Management, Leasing and Other Services—Development Management.”

Other Real Estate Investments
Investments in Securities. We will not invest in equity securities of other real estate companies unless such action is approved by a majority of our directors, including a majority of our independent directors, as being fair, competitive and commercially reasonable or such securities are publicly traded. With the necessary consents, we may purchase common, preferred or debt securities of such companies or options to acquire such securities. These securities may be unsecured and subordinate to the issuer’s liabilities and other securities and also involve special risks relating to the particular issuer of the security of which we may not control.
Investments in and Originating Loans
We may make investments in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in such loans. We intend to structure, underwrite and originate many of the debt products in which we invest and may engage third parties or Hines or its affiliates with certain specific expertise to assist us in that process. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. We expect to utilize Hines and its affiliates as well as third parties to source our debt investments and service the loans.
We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Administration or another third party.
We expect to hold loans for investment but may sell some of the loans that we originate to third parties or Hines or its affiliates for a profit.
We will fund the loans we originate or acquire with proceeds from this offering and borrowings under debt facilities.
Described below are some of the types of loans in which we may invest and/or originate other than traditional commercial first mortgage loans:
Second Mortgages. Second mortgages are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.
B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.

B-Notes typically are secured by a single property or group of related properties, and the associated credit risk is concentrated in that single property or group of properties. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.
Mezzanine Loans. The mezzanine loans in which we may invest and/or originate will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans.
We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.
These types of investments generally involve a lower degree of risk than the equity investment in the same entity that owns the real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.
These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.
Bridge Loans. We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property or for short term capital or liquidity needs. The terms of these loans generally do not exceed three years.
Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in and/or originate convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.
Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.
Construction Loans. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property and/or such other collateral which is customary for such type of property in such geographic area.
Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Participations. Mortgage and mezzanine participation investments are investments in partial interests of mortgages and mezzanine loans of the type described above that are made and administered by third-party lenders.
In evaluating prospective investments in and originations of loans, our Advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the underlying property and other collateral or security;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	the geographic area of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower and/or guarantor; and

•	general economic conditions in the area where the property is located.
Our Advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria. Most loans provide for monthly payments of interest and some may also provide for principal amortization.
Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit-granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencement of operations in these or other jurisdictions may not be permitted until the applicable regulatory authority concludes that we have complied in all material respects with applicable requirements.
We do not limit the amount of offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of loan or in any single loan; or

•	the types of properties subject to mortgages or other loans in which we may invest.
When determining whether to make investments in mortgage and other loans, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver current income and attractive total returns; and other factors considered important to meeting our investment objectives.
We also will be required to consider regulatory requirements and SEC staff interpretations that determine the treatment of such securities for purposes of exceptions to and exemptions from registration as an investment company. This may require us to forgo investments that we, our Operating Partnership, or our subsidiaries might otherwise make in order to continue to assure that “investment securities” do not exceed the 40% limit required to avoid registration as an investment company or that only appropriate assets are treated as qualifying real estate mortgage assets.
Investments in Other Debt-Related Investments
In addition to our investments in properties, equity securities and loans, we may also invest in debt securities such as mortgage-backed securities.
Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. We do not expect to invest in any CMBS that are backed by any governmental agencies. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.
CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.
The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of the loans relative to the value of the related properties;

•	the mortgage loan terms (e.g. amortization);

•	market assessment and geographic area;

•	construction quality of the property;

•	the creditworthiness of the borrowers; and

•	tenant quality, rents, lease expirations and other lease terms.
The securitization process involves one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment grade.” The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the CMBS. Based on the sequential payment priority, the risk of nonpayment for the AAA CMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade and non-investment grade CMBS classes.
We will evaluate the risk of investment grade and non-investment grade CMBS based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts, tenant credit and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We will likely utilize third party data and service providers to review loan level performance such as delinquencies and threats to credit performance; periodic servicing reports of the master and special servicers; reports from rating agencies forecast expected cash flows; probability of default; and loss given a default.

We may use third parties and/or Hines and its affiliates to source, underwrite and service our investments in loans and other debt-related investments.
International Investments
According to Prudential Real Estate Investors, approximately three-fourths of global real estate available for investment is located outside of the United States. Some of this real estate is located in developed markets such as England, Germany and France. These real estate markets are well-developed and have been integrated into the global capital markets for some time. Other real estate investments are located in maturing markets in countries that either have less advanced capital markets or are surrounded by emerging or higher risk markets. We believe examples of maturing markets include Russia and China. Finally, there are other potential real estate opportunities in emerging markets such as Brazil and Mexico. Although these markets may have a higher degree of market risk, they may also offer higher potential returns.
We believe that international properties may play an important role in well-diversified real estate portfolios and that a meaningful allocation to international properties that meet our investment policies and objectives could be an effective tool to compile a well-diversified portfolio with the potential for achieving attractive total returns upon the sale of our investments or the occurrence of another Liquidity Event. International investment diversification may involve diversity in regard to property types as well as geographic areas.
However, international investments involve unique risks. Please see “Risk Factors—Risks Related to International Investments.” In addition to risks associated with real estate investments generally, regardless of location, country-specific legal, sovereign and currency risks add an additional layer of factors that must be considered when investing in non-U.S. real estate. Because we may be exposed to the effects of currency changes, for example as a result of our international investments, we may enter into currency rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our currency risk. We will not enter into currency swaps or cap transactions, hedging arrangements or similar transactions for speculative purposes.
We believe that having access to Hines’ international organization, with offices in 18 foreign countries and employees living and working full time in these international markets, will be a valuable resource to us when considering international opportunities. As of December 31, 2013, Hines had offices in Australia, Brazil, Canada, Chile, China, England, France, Germany, India, Ireland, Italy, Luxembourg, Mexico, Panama, Poland, Russia, South Korea and Spain. Hines has acquired, developed, or redeveloped 126 projects outside of the United States in the 10 year period ended December 31, 2013 with an aggregate cost of approximately $6.7 billion. A majority of these projects are located in maturing or emerging markets. Our Advisor has access to Hines’ international organization, and we expect to consider interests in non-U.S. markets, including opportunities in maturing or emerging markets. However, we cannot assure investors that we will be able to successfully manage the various risks associated with, and unique to, investing in foreign markets.
Joint Venture Investments
We may enter into joint ventures with third parties and with Hines or its affiliates. We may also enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated or non-affiliated parties for the purpose of owning and/or operating real properties or investing in other real estate investments. Our investment may be in the form of equity or debt. In determining whether to invest in a particular joint venture, our Advisor will evaluate the real estate investments that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate investments.
We will enter into joint ventures with Hines or its affiliates for the acquisition or origination of real estate investments only if:

•	a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us; and

•	the investment by us and other third-party investors making comparable investments in the joint venture are on substantially the same terms and conditions.
Management may determine that investing in joint ventures or other co-ownership arrangements with third parties or Hines affiliates will provide benefits to our investors because it will allow us to diversify our portfolio of real estate investments at a faster rate than we could obtain by investing directly, which may reduce risks to us. Likewise, such investments may provide us with access to real estate investments with benefits not available to us for direct investments, or are otherwise in the best interest of our stockholders.
Safeguards we will require related to our joint ventures will be determined on a case-by-case basis after our management and/or board of directors consider all facts they feel are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, liabilities and assets the joint venture may conduct and/or own, and the proportion of the size of our interest when compared to the interests owned by other parties. We expect to consider specific safeguards to address potential consequences relating to:

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The management of the joint venture, such as obtaining certain approval rights in joint ventures we do not control or providing for procedures to address decisions in the event of an impasse if we share control of the joint venture.

•	Our ability to exit a joint venture, such as requiring buy/sell rights, redemption rights or forced liquidation under certain circumstances.

•	Our ability to control transfers of interests held by other parties in the joint venture, such as requiring consent, right of first refusal or forced redemption rights in connection with transfers.
Borrowing Policies
We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. Our indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets. We may use borrowing proceeds to finance acquisitions of new properties, make other real estate investments, make payments to our Advisor, pay for capital improvements, repairs or tenant buildouts, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.
Financing Strategy and Policies
We expect that once we have fully invested the proceeds of this offering and other potential subsequent offerings, our debt financing, including our pro rata share of the debt financing of entities in which we invest, will be in the range of approximately 40%—60% of the aggregate value of our real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as we determine to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets (which approximates 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess.

Notwithstanding the above, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties. For a discussion of the current illiquidity and volatility of the debt markets, please see “Risk Factors—Risks Related to Our Business in General—Continued disruptions in the global financial markets and uncertain economic conditions could adversely affect commercial real estate values and our ability to secure debt financing and service future debt obligations, which could adversely impact our results of operations and our ability to pay distributions to our stockholders.”
Our financing strategy and policies do not eliminate or reduce the risks inherent in using leverage to purchase properties. Please see “Risk Factors—Risks Related to Investments in Real Estate—Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.”
By operating on a leveraged basis, we will have more funds available for investment in properties. We believe the prudent use of favorably-priced debt may allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. To the extent that we do not obtain mortgage loans on our properties or other debt financing, our ability to acquire additional properties may be restricted.
We will refinance properties during the term of a loan in circumstances that may be beneficial to us, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, increased distributions resulting from proceeds of the refinancing, if any, and increased property ownership if some refinancing proceeds are reinvested in real estate.
Because we may be exposed to the effects of interest rate changes, for example as a result of variable interest rate debt we may have, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our interest rate risk on variable rate debt. We will not enter into interest rate swaps or cap transactions, hedging arrangements or similar transactions for speculative purposes.
We may borrow amounts from Hines or its affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.
Except as set forth in our charter regarding debt limits, we may reevaluate and change our financing policies in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our financing policies include then-current economic conditions, the relative cost of debt and equity capital, investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our expected ratio of debt to aggregate value in connection with any change of our financing policies.
Issuing Securities for Property
Subject to limitations contained in our charter, we may issue, or cause to be issued, shares in Hines Global II or units in the Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate, interests in real estate or other real estate-related investments. Existing stockholders have no preemptive rights to purchase such shares in any offering, and any such issuance of our shares or units might result in dilution of a stockholder’s investment. Any such transaction must be approved by a majority of our directors, including a majority of our independent directors.

Disposition Policies
We intend to hold our properties for an extended period to enable us to capitalize on the potential for increased cash flow and capital appreciation. The period that we will hold our investments in other real estate-related investments will vary depending on the type of investment, market conditions, and other factors. We may hold some of our investments in mortgage and other loans for shorter periods of time depending on the specific circumstances of such loans. Our Advisor will develop a well-defined exit strategy for each investment we make. Our Advisor generally assigns an optimal hold period for each investment we make as part of the underwriting and business plan for the investment. Our Advisor will continually perform a hold-sell analysis on each investment in order to determine the optimal time to sell and generate attractive total returns. Periodic reviews of each investment will focus on the remaining available value enhancement opportunities and the demand for the investment in the marketplace. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.
We may sell assets to third parties or to affiliates of Hines. All transactions with affiliates of Hines must be approved by a majority of our independent directors. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures.” Additionally, ventures in which we may have an interest may be forced to sell assets to satisfy mandatory redemptions of other investors or buy/sell mechanisms.
Investment Limitations
Our charter provides that the following investment limitations shall apply and we may not:

•	Invest in equity securities, unless a majority of our directors, including a majority of our independent directors, approve such investment as being fair, competitive and commercially reasonable.

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Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

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Make or invest in mortgage loans (excluding any investment in mortgage programs or CMBS) unless an appraisal is obtained concerning the underlying asset, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors determines, and in all cases in which the transaction is with any of our directors or Hines and its affiliates, we will obtain an appraisal from an independent appraiser. Such an appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder. In addition to such an appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title will be obtained in each case.

•
Make or invest in mortgage loans (excluding any investment in mortgage programs or CMBS) including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•	Make or invest in any indebtedness secured by a mortgage on real property that is subordinate to any mortgage or equity interest of our Advisor, any of our directors, Hines or any of our affiliates.

•
Invest in junior debt secured by a mortgage on real property which is subordinate to the lien or other senior debt except where the amount of such junior debt plus any senior debt does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans would not then exceed 25% of our net assets, which means our total assets less our total liabilities.

•	Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•	Issue debt securities in the absence of adequate cash flow to cover debt service.

•	Issue equity securities that are assessable or have voting rights that do not comply with our charter.

•	Issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act.

•
When applicable, grant warrants or options to purchase shares to Hines or its affiliates or to officers or directors affiliated with Hines except on the same terms as the options or warrants that are sold to the general public. Further, the amount of the options or warrants issued to such persons cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•	Engage in securities trading, or engage in the business of underwriting or the agency distribution of securities issued by other persons.

•	Lend money to Hines or its affiliates, except for certain loans permitted thereunder.

•
Acquire interests or securities in any entity holding investments or engaging in the above prohibited activities except for investments in which we own a noncontrolling interest or investments in any entity having securities listed on a national securities exchange.

In addition, we do not intend to:

•	underwrite securities of other issuers; or

•	actively trade in loans or other investments.
Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described, although we do not currently intend to do so.
Affiliate Transaction Policy
Our board of directors has established a conflicts committee, which will review and approve all matters the board believes may involve a conflict of interest. This committee is composed solely of independent directors. Please see “Management—Committees of the Board of Directors—Conflicts Committee.” The conflicts committee of our board of directors will approve all transactions between us and Hines and its affiliates. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures.”
Certain Other Policies—Investment Company Act of 1940
We intend to conduct our operations so that neither Hines Global II, nor the Operating Partnership, nor a subsidiary will be required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Hines Global II is organized as a holding company that conducts its businesses primarily through the Operating Partnership and our direct and indirect majority-owned subsidiaries; however, Hines Global II may also make investments directly. We expect the focus of our business, conducted primarily through the Operating Partnership and its majority-owned subsidiaries, will involve the non-investment company business of making investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks.” Neither Hines Global II nor the Operating Partnership expects to meet the definition of “investment company” under Section 3(a)(1)(A), since neither intends to hold itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Both Hines Global II and the Operating Partnership intend to conduct their operations so that they comply with the limits imposed by the 40% test such that neither meets the definition of “investment company” under Section 3(a)(1)(C). The securities issued to the Operating Partnership by any majority-owned subsidiaries that we may form in the future that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities the Operating Partnership may itself own, may not have a value in excess of 40% of the value of the Operating Partnership’s total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test.
The determination of whether an entity is a majority-owned subsidiary of its immediate parent company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least 50% of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and the SEC and its staff have not done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to comply with (and hold investment securities below the limit imposed by) the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.
We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exclusion and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an investment security for purposes of determining whether the Operating Partnership complies with the 40% test. However, we expect that most of our majority-owned subsidiaries will not meet the definition of investment company or, if they meet that definition, they will not rely on the exclusions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities.” Consequently, we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act.
One or more of our current or to-be-formed subsidiaries may seek to qualify for an exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio be comprised primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-type interests test will be met if at least 25% of such entity’s assets are invested in real estate-type interests, which threshold is subject to reduction to the extent that the entity invested more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat the following as real estate-type interests: non-Agency RMBS; CMBS, debt and equity securities of companies primarily engaged in real estate businesses; agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests; and/or real estate-related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exclusion from registration for each of our subsidiaries.
In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C) (discussed above)), from the definition of an investment company and the registration requirements under the Investment Company Act.
Qualification for exclusion from registration under the Investment Company Act could limit our ability to make certain investments. For example, these restrictions will limit the ability of a subsidiary seeking to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies, in securities that the staff of the SEC has deemed not to be qualifying interests or in assets not related to real estate.
However, there can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or the SEC staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, or other exclusions from the definition of Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy or the activities of our subsidiaries accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
If we meet the definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced, and our business will be materially and adversely affected if we fail to qualify for an exclusion from regulation under the Investment Company Act. If we did become an investment company, we might be required to revise some of our current policies to comply with the Investment Company Act. This would require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Please see “Risk Factors—Risks Related to Organizational Structure—We are not registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.” Please also see “Risk Factors—Risks Related to Organizational Structure—If Hines Global II or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.”
Liquidity Event
Subject to then existing market conditions and the sole discretion of our board of directors to determine when to consider a Liquidity Event, we expect to consider alternatives for providing liquidity eight to ten years following the commencement of this offering. A “Liquidity Event” could consist of:

•	a sale of our assets,

•	our sale or merger,

•	a listing of our shares on a national securities exchange, or

•	a similar transaction.
While we expect to seek a Liquidity Event in this timeframe there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during such timeframe. A Liquidity Event is not guaranteed and may be postponed. Our board of directors has the sole discretion to consider a Liquidity Event at any time if they determine such event to be in the best interests of our stockholders. Our board of directors may also continue operations beyond ten years following the commencement of this offering if it deems such continuation to be in the best interests of our stockholders.
Change in Investment Objectives, Policies and Limitations
Our charter requires our independent directors to review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor is required to be set forth in the applicable meeting minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of our independent directors, without the approval of our stockholders. However, the investment limitations in our charter can only be amended with the approval of our shareholders. Please see “Description of Capital Stock—Meetings and Special Voting Requirements.”

PRIOR PERFORMANCE
The information presented in this section represents the historical experience of real estate programs managed by Hines and its affiliates. The following summary is qualified in its entirety by reference to the prior performance tables, which can be found in Appendix A of this prospectus.
Other than Hines REIT and Hines Global I, Hines’ previous programs were conducted through private entities not subject to similar up-front commissions, fees and expenses associated with this offering or all of the laws and regulations governing Hines Global II. Investors in Hines Global II should not assume that the prior performance of Hines or its affiliates or programs will be indicative of Hines Global II’s future performance. Please see “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.” We have omitted from the discussion information regarding the prior performance of entities for which an institutional investor engaged a Hines-sponsored investment advisor if the investor had the power to reject the real estate acquisitions proposed by the Hines-sponsored investment advisor. Such entities are not considered “programs” as that term is used in this prospectus.
Prior Programs
Hines has employed a range of investment strategies to pursue property real estate investment opportunities in the United States and internationally. During the 10 years ended December 31, 2013, Hines sponsored 25 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, and two publicly-offered investment programs, Hines REIT and Hines Global I, which we collectively refer to as the Prior Programs.
The prior performance tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain of the Prior Programs as to: (i) experience in raising and investing funds (Table I); (ii) compensation to sponsor (Table II); (iii) operating results of Prior Programs (Table III); and (v) sales or disposals of properties (Table V). Results of Completed Programs (Table IV) has been omitted because the Prior Programs sponsored by Hines had not completed their operations and sold all of their properties during the five years ended December 31, 2013.
Summary Information
Capital Raising
The total amount of funds raised from investors in the Prior Programs during the 10 years ended December 31, 2013 was approximately $16.5 billion. There were over 75 third-party institutional investors in the privately-offered programs and over 110,000 investors in both Hines REIT and Hines Global I, combined. Please see “Appendix A—Prior Performance Tables—Table I” and “Appendix A—Prior Performance Tables—Table II” for more detailed information about Hines’ experience in raising and investing funds for Prior Programs during the three year period ended December 31, 2013 and the compensation paid to Hines and its affiliates as the sponsor and manager of these Prior Programs.

Investments
During the 10 years ended December 31, 2013, the aggregate amount of real estate investments made by the Prior Programs was approximately $17.7 billion. The following table gives a breakdown of the aggregate real estate investments made by the Prior Programs, categorized by the cost of the underlying type of property, as of December 31, 2013:

Type of Property	Existing	Construction	Total
Office	69.4%	3.1%	72.5%
Mixed-use	5.0%	1.9%	6.9%
Retail	4.2%	3.3%	7.5%
Residential	0.1%	3.4%	3.5%
Industrial, Hospitality, Parking Garage and Land	4.3%	5.3%	9.6%
Total	83.0%	17.0%	100.0%
During the 10 years ended December 31, 2013, approximately 223 properties underlie the investments made by the Prior Programs. Of these properties, approximately 97 properties or 43% in terms of number and approximately $11.0 billion or 62% in terms of cost were located in the United States, and approximately 126 properties or 57% in terms of number and approximately $6.7 billion or 38% in terms of cost were located outside of the United States. Please see “Risk Factors—Risks Related to International Investments.” Of the non-U.S. acquisition and development activity, approximately 39% (in terms of cost) occurred in Western Europe, 3% occurred in Canada, 6% occurred in Australia and the remaining approximately 52% took place in certain emerging market economies. The table below gives further details about the properties acquired or developed by the Prior Programs during the 10 years ended December 31, 2013.

	Properties Underlying the Investments Made
Location	Number	Cost
		(In thousands)
United States:
East Region	10	$1,157,730
Southwest Region	19	$1,761,280
Midwest Region	12	$2,078,444
West Region	34	$4,302,980
Southeast Region	22	$1,705,417
TOTAL UNITED STATES	97	$11,005,851
International:
Western Europe	34	$2,617,269
Canada	1	$215,500
Emerging Market Economies	87	$3,486,184
Australia	4	$379,072
TOTAL INTERNATIONAL	126	$6,698,025
TOTAL INTERNATIONAL	223	$17,703,876
Investments in 37 properties were made by Prior Programs with objectives similar to ours during the three-year period ended December 31, 2013. The aggregate cost of these properties totaled approximately $3.3 billion. Generally, investments were financed with a combination of mortgage financing (including construction loans for development projects) and investor equity, including debt financing secured by investors’ commitments to make equity investments.

Sales and Dispositions
Approximately 119 investments have been disposed of by the Prior Programs during the 10 years ended December 31, 2013. The aggregate sales price of such underlying properties was approximately $12.8 billion and the aggregate original cost was approximately $8.9 billion.
Please see “Appendix A—Prior Performance Table III” for information about the operating results of Hines’ prior programs with investment objectives similar to ours, the offerings of which closed in the five years ended December 31, 2013. “Appendix A—Prior Performance Tables—Table V” provides more detailed information about individual property sales in the last three years by programs with investment objectives similar to ours.
Investment Objectives
Approximately 47% of the aggregate funds raised from investors by all of the Prior Programs were invested in Prior Programs with investment objectives similar to ours. The aggregate cost of the underlying properties of the Prior Programs with similar investment objectives is about 65% of the total aggregate cost incurred by all of the Prior Programs during the period. Sales of properties by Prior Programs with similar investment objectives to ours represent approximately 33% of the aggregate sales price from all of the Prior Programs during the 10 years ended December 31, 2013. Generally, we consider those Prior Programs that invest in real estate properties through acquisition, and not through development, to have investment objectives similar to ours.
Prior Program Summary
In recent years, most global markets have experienced a deterioration of economic conditions as well as a reduction of liquidity in the financial markets. These conditions have impacted the commercial real estate industry by way of reduced equity capital and debt financing as well as the weakening of real estate fundamentals such as tenant demand, occupancies, leasing velocity and rental rates, the result of which is generally reduced projected cash flow and lower values. Some of the Prior Programs described below are in their investment and/or operational phase and have been impacted by these adverse market conditions, which may cause them to alter their investment strategy or generate returns lower than expected or ultimately incur losses. In addition, we expect that the public program and certain of the private programs listed below as being in the “investment phase,” as well as additional private programs sponsored by Hines, will be engaged in offerings simultaneously with this offering. Until such time as each of the Prior Programs in their investment and/or operational phases completes their disposition phase, the ultimate performance of such programs is undeterminable given the significant uncertainty surrounding the global economic and real estate markets for the next several years.
Below is a description of all of the Prior Programs. As noted under “—Investment Objectives,” not all of the Prior Programs have investment objectives similar to ours. References to “Hines” in the following descriptions include Hines or affiliates of Hines.
Programs in Investment Phase

Hines Pan-European Core Fund
Hines Pan-European Core Fund (“HECF”) is an open ended fund that was formed in July 2006 to acquire and manage a geographically diversified portfolio of core real estate assets in the European Union, in EU concession countries as well as in Switzerland and Norway, with a focus on France, Germany, Italy, Spain and England. The primary objective of HECF is to generate sustainable current income from operating leases and long-term capital appreciation of asset values. HECF’s current equity capital commitments are €352 million (approximately US$485 million). HECF is managed by Hines, and Hines has discretion over investment decisions.

Hines Russia & Poland Fund
Hines Russia & Poland Fund (“HRPF”) was formed in November 2010 to develop, acquire, and redevelop Class A office, industrial, retail, residential, and mixed-use projects in Russia and Poland. HRPF’s current equity capital commitments are €390 million (approximately US$537 million). HRPF is managed by Hines, and Hines has discretion over investment decisions.

Hines Global REIT, Inc.
Hines Global I was formed in December 2008 for the purpose of engaging in the business of investing in and owning commercial real estate properties and other real estate investments. Hines Global I raised US$2.8 billion through two public offerings. Hines Global I is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines Global I board of directors. In 2010, a significant amount of investment capital began pursuing high-quality, well-located assets and these conditions caused aggressive competition and higher pricing for assets which match Hines Global I’s investment strategy. Accordingly, Hines Global I experienced delays in investing its public offering proceeds which, combined with higher pricing, caused Hines Global I to reduce the amount of per share, per day distributions declared from $0.00191781 to $0.0017808 as of January 1, 2012.

Programs in Operations/Dispositions Phase

Hines US Core Office Fund LP
The Core Fund is a partnership organized in August 2003 by Hines to invest in existing core office properties in the United States that Hines believes are desirable long-term core holdings. The Core Fund had capital commitments of US $2.3 billion, all of which have been funded. The Core Fund is managed by Hines, and Hines has discretion over investment decisions.

Hines Real Estate Investment Trust, Inc.
Hines REIT was formed in August 2003 as an investment vehicle which invested primarily in institutional-quality office properties located throughout the U.S. Hines REIT has disclosed in its offering materials that it has not set a finite date or time frame by which it anticipates it might be liquidated. Hines REIT has raised US$2.7 billion through several public offerings. It currently has an offering of shares through its dividend reinvestment plan and does not expect to commence any future offerings except for those related to its dividend reinvestment plan. Hines REIT is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines REIT board of directors. Effective December 31, 2009, Hines REIT suspended its share redemption program, except in connection with the death or disability of a stockholder, until it was reinstated effective April 1, 2013. Hines REIT sold shares of its common stock to investors in its most recent primary public offering, which closed in late 2009, at a share price of $10.08 per share. In May 2011, Hines REIT’s board of directors determined an estimated per share net asset value, or NAV, of $7.78, a reduction from the most recent offering price of $10.08. In November 2012, Hines REIT’s board determined an estimated per share NAV of $7.61. Subsequently, Hines REIT declared a special distribution of $0.80 per share, which, combined with the additional special distributions (all of which represent a return of capital) paid since Hines REIT’s announcement of an estimated per share NAV of $7.61, resulted in a reduction of the estimated per share NAV to $6.75, effective April 2, 2013. In November 2013 and December 2014, Hines REIT’s board determined estimated per share NAVs of $6.40 and $6.50, respectively. In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013.

Hines India Fund
Hines India Fund LP (“HIF”) was formed in October 2007 to develop office projects and high end residential properties and to acquire fully entitled land with potential involvement in master-planned communities and township developments to meet the demand of multinational and Indian corporations and the growing middle class, respectively. HIF’s primary markets are New Delhi/National Capital Region, Bangalore and Mumbai; its secondary markets are Hyderabad, Chennai and Pune. HIF had total equity capital commitments of US$225 million. HIF is managed by Hines, and Hines has discretion over investment decisions.

HCM Holdings II, LP
HCM Holdings II, LP (“HCM II”) was formed in March 2007 with CalPERS to develop and acquire residential, retail, office and industrial projects that serve the growing Mexico middle class in geographically diverse locations/segments in Mexico. As a successor fund to HCM I, HCM II had total equity capital commitments of US$153.8 million. HCM II is managed by Hines, and Hines has discretion over investment decisions subject to an annual investment plan and program guidelines approved by CalPERS. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM II has incurred a loss. Further, due to deteriorating economic conditions, HCM II has suspended two residential projects, the vertical portion of a retail project, and an industrial park which have predevelopment costs that will not be recovered.

Hines International Real Estate Fund
Hines International Real Estate Fund (“HIREF”) was formed in July 2006 to acquire and develop office, retail, residential and industrial projects in emerging markets, with its main focus being China, Russia and Poland. HIREF had total equity capital commitments of US$344 million. HIREF is managed by Hines, and Hines has discretion over investment decisions.

HCC Interests LP
HCC Interests LP (“HCC”) was formed in May 2006 with CalPERS to develop and acquire office, retail, land development, industrial, mixed use and hospitality projects in China. HCC had equity capital commitments of US$250 million. The Fund’s commitment term expired on May 25, 2009. HCC is managed by Hines, and Hines has discretion over investment decisions.

Hines U.S. Office Value Added Fund II LP	Hines U.S. Office Value Added Fund II LP (“Hines VAF II”) was formed in October 2006 to acquire existing assets in major U.S. markets with the focus on large CBD office and multi-building suburban office campuses, seeking value add opportunities through leasing and redevelopment. As a successor fund to Hines VAF I, Hines VAF II had total equity capital commitments of US$828 million. Hines VAF II is managed by Hines, and Hines has discretion over investment decisions. Deteriorating economic conditions and rising cap rates have led to a decline in the values of the assets in this portfolio.

Hines U.S. Office Value Added Fund LP
Hines U.S. Office Value Added Fund LP (“VAF I” or “Hines Value Added Fund”) was formed in December 2003 to invest in existing office properties in the United States with value add potential through leasing or redevelopment activities. Hines Value Added Fund had total equity capital commitments of US$276.4 million. VAF I is managed by Hines, and Hines has discretion over investment decisions.

Hines European Value Added Fund
Hines European Value Added Fund (“HEVAF”) was formed in March 2005 in the legal form of a Luxembourg FCP to invest in a geographically diverse portfolio of buildings across Europe, with value add created through redevelopment, development, repositioning and leasing before sale of the properties. HEVAF’s equity capital commitment was €247 million (approximately US$340 million). HEVAF is managed by Hines, and Hines has discretion over investment decisions. Deteriorating economic conditions and rising cap rates led to a cyclical decline in the values of some of the assets in this portfolio, resulting in the extension of investment strategies for portfolio investments which should reach culmination sometime during 2013.

HCM Holdings LP
HCM Holdings LP (“HCM I”) was formed in January 2005 with CalPERS to develop, lease, own and sell residential, retail, office and industrial projects in geographically diverse locations/segments in Mexico. HCM I’s equity capital commitment was US$195 million. HCM is managed by Hines, and Hines has discretion over investment decisions. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM I has incurred a loss. Additionally, HCM I has incurred predevelopment costs that will not be recovered on a retail project that was suspended due to the economic environment.

Hines European Development Fund LP
Hines European Development Fund LP (“HEDF I”) was formed in October 2002 to develop and redevelop Class A office space in major metropolitan cities in Western Europe. HEDF I had total equity capital commitments of €387 million (approximately US$453 million). HEDF I is managed by Hines, and Hines has discretion over investment decisions. In December 2011, HEDF realized a loss of €19.3 million (approximately US$25.0 million) upon the sale of one of its projects.

Emerging Markets Real Estate Fund II LP	Emerging Markets Real Estate Fund II LP (“EMRE II”) was formed in February 1999 to develop, re-develop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States and certain Western European markets. EMRE II had total equity capital commitments of US$436 million. EMRE II is managed by Hines, and Hines has discretion over investment decisions. Due to poor economic conditions in Argentina, one project was cancelled and the land was sold at a loss. Soft market conditions in Germany coupled with a longer lease-up period contributed to a loss on the project in Munich.

Hines European Development Fund II LP
Hines European Development Fund II LP (“HEDF II”) was formed in February 2007 to develop new Class A office buildings and redevelop well-located existing buildings in the targeted countries of France, Germany, Italy, Spain and the UK. As a successor fund to HEDF, HEDF II had total equity capital commitments of €647.1 million. HEDF II is managed by Hines, and Hines has discretion over investment decisions. In 2008, HEDF II entered into a promise of sale agreement to acquire three plots of land in Paris. This development was to be carried out as a joint venture with a large French developer. Due to the downturn in economic conditions in 2008 and 2009, this development became no longer financially viable. In 2009, an agreement was reached with the joint venture partner for the proposed project, whereby HEDF II was fully reimbursed the promise of sale deposit in return for selling all future rights to the land. A loss on disposal of €297,000 was realized.

Following the global financial crisis and the decline in world trade, the continued contraction in the Spanish economy has resulted in HEDF II recognizing significant impairments in 2008 and 2009 in connection with the projects located in Spain. In June 2010, one of the Spanish projects, Diagonal 123, was sold, resulting in the realization of a loss of US$26 million.

HCB Interests II, LP
HCB Interests II, LP (“HCB II”) was formed in February 2007 with the California Public Employees’ Retirement System (“CalPERS”) to develop and acquire institutional quality real estate targeting multi-national and major Brazilian corporate tenancies, residential development for low- to middle-income Brazilian households and continue the development and expansion of industrial distribution parks. As a successor fund to HCB I, HCB II had total equity capital commitments of US$1.2 billion. HCB II is managed by Hines, and Hines has discretion over investment decisions. Due to deteriorating economic conditions, HCB II has cancelled the development of an office project prior to the commencement of construction. The land acquired for this project was sold at a loss of approximately $16 million in March 2010.

Hines Multifamily Investment Partners
Hines Multifamily Investment Partners (“HMIP”) was formed in March 2012 to develop Class A multifamily projects in urban and suburban core markets in the US. HMIP has total equity capital committed of US$111 million. HMIP is managed by Hines, and Hines has discretion over investment decisions.

Hines Value Added Venture III	Hines Value Added Venture III (“VAV III”) was formed in August 2012 in partnership with a corporate pension fund to acquire existing assets in U.S. markets with the focus on CBD office and suburban office campuses, seeking opportunities to add value through leasing, management and redevelopment. VAV III has total equity capital commitments of US$211 million. VAV III is managed by Hines, and Hines has discretion over investment decisions.

Fully Monetized Programs

HCS Interests LP
HCS Interest LP (“HCS”) was formed in January 2006 with CalPERS to invest primarily in Sunbelt coastal areas of Spain to develop parcels of land, residential communities and master-planned communities. HCS’s equity capital commitment was €183 million (approximately US$262 million). HCS is managed by Hines, and Hines has discretion over investment decisions. Due to changes in regional legislation and adverse market conditions in the Spanish residential market, HCS suspended two projects and began exercising caution in the underwriting of new potential deals. As a result, only 3% of the capital that was originally committed by the investors was invested in HCS. In 2009, HCS decided to close the fund resulting in a loss of all the capital that was invested.

Hines 1997 U.S. Office Development Fund LP
Hines 1997 U.S. Office Development Fund LP (“USODF I”) was formed in January 1998 to develop, lease, own and sell Class A, multi-tenant office buildings in geographically diverse suburban core locations within the United States. USODF I had total equity capital committed of US$320 million. USODF I was managed by Hines, and Hines had discretion over investment decisions.

Hines 1999 U.S. Office Development Fund LP
Hines 1999 U.S. Office Development Fund LP (“USODF II”) was formed in June 1999 to develop, lease, own and sell Class A, multi-tenant office buildings in geographically diverse suburban core locations within the United States that would be attractive to quality tenants and institutional investors. USODF II had total equity capital committed of US$107 million. USODF II was managed by Hines, and Hines had discretion over investment decisions.

Emerging Markets Real Estate Fund I LP
Emerging Markets Real Estate Fund I LP (“EMRE I”) was formed in September 1996 to develop, redevelop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States. EMRE I had total equity capital commitments of US$410 million, $362 million of which was funded as of December 31, 2009. EMRE I was managed by Hines, and Hines has discretion over investment decisions. The fund’s Mexico City office property was exposed to constrained market demand and over supply, which caused rental rates to decline and resulted in a loss at the time of disposition. The project was sold through a portfolio sale with two industrial projects to optimize value. The fund’s last remaining asset was sold in November 2009.

National Office Partners Limited Partnership
National Office Partners Limited Partnership (“NOP”) was formed with CalPERS in July 1998 to acquire, develop, lease, own and sell Class A, office buildings in the United States. Hines was the general partner and managed the fund from its inception through 2010. As general partner, Hines had discretion within specified limits over investment decisions. Hines made investments in core, value-add and development opportunities, and also in a single mezzanine financing position, to accomplish the objectives of NOP. Hines committed a total of US$4.7 billion in capital as the general partner of NOP. In November 2007, NOP invested US$95 million in a mezzanine financing position. Due to declining values in the underlying portfolio, NOP lost substantially all of its investment when it sold this position in November 2008. In December 2006, NOP purchased three office towers in northern California. Due to deteriorating conditions in the capital and leasing markets, these assets defaulted on their loan and were subsequently foreclosed upon.

HCB Interests, LP
HCB Interests, LP (“HCB I”) was formed in August 2005 with CalPERS to develop and acquire primarily Brazilian office, industrial, retail and residential projects with US$192 million equity capital. HCB I was managed by Hines, and Hines had discretion over investment decisions. The fund’s last remaining asset was sold in May 2011.

SELECTED FINANCIAL DATA
We are a newly formed entity without any operating history. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Executive Summary
We are a newly incorporated company and did not commence operations until August 20, 2014. Therefore, we do not have any meaningful operations to discuss as of September 30, 2014. General and administrative expenses incurred through September 30, 2014 are primarily made up of costs related to our board of directors, insurance expenses and legal fees incurred.
Overview
We were formed in July 2013 to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally. In August 2014, we commenced a $2.5 billion initial public offering of our common stock (the “Offering”). On September 26, 2014, we received an investment of $2.0 million from an affiliate of the Advisor and achieved the minimum offering requirements pursuant to the terms of the Offering in all states except for Pennsylvania and Washington, which have higher minimum offering requirements.
We may purchase properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land. Other real estate investments may include equity or debt interests, including securities, in other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans and securitized debt. We have neither purchased nor contracted to purchase any real estate investments, nor have any real estate investments been identified in which there is a reasonable probability that we will invest.
Financial Condition, Liquidity and Capital Resources
Our principal demands for funds will be to purchase real estate properties and make other real estate investments, for the payment of operating expenses and distributions, and for the payment of principal and interest on any indebtedness we incur. Generally, we expect to meet operating cash needs from our cash flows from operating activities, and we expect to meet cash needs for acquisitions and investments from the net proceeds of the Offering and from debt proceeds.
In September 2014, our board of directors authorized us to declare distributions for the period from October 1, 2014 through December 31, 2014. Distributions for shares of our common shares will be calculated based on stockholders of record each day in an amount equal to $0.001575342 per share, per day. These distributions will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Some or all of the cash distributions have been paid and may continue to be paid from sources other than cash flows from operations. See “—Critical Accounting Policies—Treatment of Management Compensation and Expense Reimbursements” for a description of the Advisor’s agreement to waive the asset management fees otherwise payable to it under certain circumstances.
In addition to the distributions described above, our board of directors has authorized special stock dividends as of daily record dates for the period from October 1, 2014 through December 31, 2014. Stock dividends for our common shares will be calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of common stock per share, per day. These stock dividends will be issued on January 1, 2015.
In our initial quarters of operations, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions paid. Therefore, particularly in the earlier part of this offering, some or all of our distributions may be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources.
We expect that once we have fully invested the proceeds of this offering and other potential subsequent offerings, our debt financing, including our pro rata share of the debt financing of entities in which we invest, will be in the range of approximately 40% to 60% of the aggregate value of our real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60%of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets (which approximates 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess. Notwithstanding the above, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties. Any indebtedness we do incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about our Company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any such event would have a material adverse effect on the value of an investment in our common shares.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, Hines Securities, Inc. (the “Dealer Manager”), Hines and their affiliates during the various phases of our organization and operation. During the organization and offering stage, these payments will include payments to our Dealer Manager for selling commissions and the dealer manager fee and payments to our Advisor for reimbursement of issuer costs. During the acquisition and operational stages, certain services related to acquisitions and the management of our investments and operations will be provided to us by our Advisor and Hines and its affiliates pursuant to various agreements we have entered into or anticipate entering into with these entities. Pursuant to those agreements, we expect that we will make various payments to our Advisor and/or Hines and its affiliates, including acquisition fees, asset management fees, disposition fees, property management fees, leasing fees, and payments for reimbursements of certain costs incurred by our Advisor and Hines and its affiliates in providing related services to us.
Critical Accounting Policies
Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because they involve management judgments and assumptions, require estimates about matters that are inherently uncertain and because they will be important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our financial condition and results of operations to those of companies in similar businesses.

Basis of Presentation
Our financial statements are expected to include the accounts of Hines Global II and the Operating Partnership (over which we exercise financial and operating control). All intercompany balances and transactions will be eliminated in consolidation.
We will evaluate the need to consolidate joint ventures and will consolidate those that are determined to be variable interest entities for which we are the primary beneficiary. We will also consolidate joint ventures that are not determined to be variable interest entities, but for which we exercise control over major operating decisions through substantive participation rights, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing.
Investment Property and Lease Intangibles
Real estate assets that we acquire will be stated at fair value at the date of acquisition less accumulated depreciation. Depreciation will be computed using the straight-line method. The estimated useful lives for computing depreciation will generally be 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.
Acquisitions of properties will be accounted for utilizing the acquisition method and, accordingly, will be recorded at the estimated fair values of the assets acquired and liabilities assumed. The results of operations of acquired properties will be included in our results of operations from their respective dates of acquisition. Estimates of fair values will be based upon estimates of future cash flows and other valuation techniques that we believe are similar to those used by market participants and are used to record the purchase of identifiable assets acquired, such as land, buildings and improvements, equipment and identifiable intangible assets related to in-place leases and liabilities assumed, such as amounts related to acquired out-of-market leases, asset retirement obligations, mortgage notes payable. Values of buildings and improvements will be determined on an as if vacant basis. Initial valuations will be subject to change until such information is finalized, no later than 12 months from the acquisition date. Acquisition-related costs such as transaction costs and acquisition fees paid to our Advisor will be expensed as incurred.
The estimated fair value of acquired in-place leases are the costs we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, we will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition will be amortized over the remaining lease terms. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense.
Acquired out-of-market lease values (including ground leases) will be recorded based on the present value (using a discount rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts paid pursuant to the in-place leases and our estimate of fair market value lease rates for the corresponding in-place leases. The capitalized out-of-market lease values will be amortized as adjustments to rental revenue (or ground lease expense, as applicable) over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value will be charged to rental revenue.
We will estimate the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the outstanding principal balance of the note will be amortized over the life of the mortgage note payable.
Real estate assets will be reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property. If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by us and will be based on the best information available at the time of the evaluation.
Investments in Real Estate Loans
Investments in real estate loans will be recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, would be measured by comparing the carrying amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record an allowance for loan losses through a charge to income for any shortfall.
Issuer Costs
We will reimburse the Advisor for any issuer costs associated with the Offering that it pays on our behalf. Included in such amount are reimbursements to our Dealer Manager and participating broker dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses. We did not have an obligation to reimburse the Advisor for any issuer costs until we achieved our minimum offering requirements on September 26, 2014. Therefore, we did not record issuer costs within our financial statements until that time. Organizational issuer costs, such as expenses associated with our formation and the formation of our board of directors will be expensed as incurred, and other issuer costs will be recorded as an offset to additional paid-in capital.
Treatment of Management Compensation and Expense Reimbursements
We will outsource the management of our operations to our Advisor and certain other affiliates of Hines. Fees related to these services will be accounted for based on the nature of the service and the relevant accounting literature. Fees for services performed that represent period costs will be expensed as incurred. Such fees include acquisition fees and asset management fees paid to the Advisor and property management fees paid to Hines.
In September 2014, our Advisor agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that our modified funds from operations for the quarter ended December 31, 2014, as disclosed in our Annual Report on Form 10-K for such year, amounts to less than 100% of the aggregate distributions declared to our stockholders for the quarter ended December 31, 2014. As a result of the waiver of these fees, if any, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. This fee waiver is not a deferral and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.
Additionally, at the sole discretion of our Advisor, the acquisition fees, asset management fees or disposition fees are payable, in whole or in part, in cash or units of the Operating Partnership (“OP Units”). In the case of the disposition fee, the Advisor may also elect to be paid, if applicable, in securities issued by another entity. For the purposes of the payment of these fees, each OP Unit will be valued at the per share offering price of the Class A Shares in our most recent public offering for the corresponding class of shares minus the maximum selling commissions and dealer manager fees payable with respect to such Class A Shares, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances. Each OP Unit will be convertible into one Class A Share. We will recognize the expense related to these OP Units as the related services are provided, as each OP Unit will be fully vested upon issuance.
Hines may perform construction management services for us for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the estimated useful life. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project. Leasing activities will generally be performed by Hines on our behalf. Leasing fees will be capitalized and amortized over the life of the related lease.
Income Taxes
We intend to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and expect we will be taxed as such beginning with our taxable year ending December 31, 2014. In order to qualify as a REIT, an entity must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual ordinary taxable income to stockholders. REITs are generally not subject to federal income tax on taxable income that they distribute to their stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service granted us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for federal income tax purposes.
Recently Issued Accounting Pronouncements
Under the JOBS Act, emerging growth companies can delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Related-Party Transactions and Agreements
We have entered into agreements with the Advisor, Dealer Manager and Hines or its affiliates, whereby we pay certain fees and reimbursements to these entities during the various phases of our organization and operation. During the organization and offering stage, these include payments to our Dealer Manager for selling commissions, the dealer manager fee and payments to our Advisor for reimbursement of issuer costs. During the acquisition and operational stages, these include payments for certain services related to acquisitions, financing and management of our investments and operations provided to us by our Advisor and Hines and its affiliates pursuant to various agreements we have entered into or anticipate entering into with these entities.
Off-Balance Sheet Arrangements
As of September 30, 2014 and December 31, 2013, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Developments and Subsequent Events
2819 Loker
On November 14, 2014, we, through a wholly-owned subsidiary, entered into an agreement to acquire 2819 Loker, an industrial building located in Carlsbad, California. The seller of the property is not affiliated with us or our affiliates.
2819 Loker was constructed in 1998 and consists of 161,310 square feet of rentable area that is 100% leased to the Acushnet Company, the parent company of Titleist, FootJoy, BV-Vokey Design, Scotty Cameron, Pinnacle, and the Titleist Performance Institute, under a lease that expires in July 2019.
The contract purchase price for 2819 Loker is approximately $25.4 million, exclusive of transaction costs and working capital reserves. We expect the closing of this acquisition to occur on or about December 30, 2014, subject to a number of closing conditions. We funded a $1.0 million earnest money deposit on November 14, 2014, which is non-refundable. There is no guarantee that this acquisition will be consummated.
Qualitative Disclosures About Market Risk
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. In pursuing our business plan, we expect that interest rate risk will be the primary market risk to which we will be exposed.
We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we may borrow at fixed rates or variable rates and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. We will be exposed to credit risk of the counterparty to any interest rate swap agreements in the event of non-performance under the terms of the derivative contracts. In the event of non-performance by the counterparty, if we were not able to replace the swaps, we would be subject to the variability of interest rates on the total amount of debt outstanding under the mortgage.
We expect to invest the proceeds we receive from this offering in short-term, highly-liquid investments until we use such funds to make real estate investments. Although we do not expect that income we earn on these temporary investments will be substantial, our earnings will be subject to the fluctuations of interest rates and their effect on these investments.
In addition to changes in interest rates, the value of our real estate investments will be subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of lessees, among other factors, which may affect our ability to refinance our debt if necessary.
Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity. We may also enter into derivative financial instruments such as forward foreign currency contracts to mitigate the risks associated with the variability of foreign currency exchange rates. We will not enter into these type of instruments for speculative purposes.

DESCRIPTION OF CAPITAL STOCK
We were formed as a corporation under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our stock is a summary of all material provisions concerning our stock and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. Throughout this prospectus, references to our “charter” refer to the amended and restated charter filed as an exhibit to the registration statement of which this prospectus is a part.
The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You can obtain copies of our charter and bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information” below.
Our charter authorizes us to issue up to 1,500,000,000 common shares, $0.001 par value per share, and 500,000,000 preferred shares, $0.001 par value per share. As of the date of this prospectus, 342,226.764 common shares were issued and outstanding. As of the date of this prospectus, we had no preferred shares issued and outstanding. Our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders. See “Security Ownership of Certain Beneficial Owners and Management” for disclosure of the number and percentage of our outstanding common shares owned by our officers and directors.
Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that any such proposals initially will be on more attractive terms than would be the case in their absence and will facilitate negotiations which may result in improvement of the terms of an initial offer.
Common Shares
Upon issuance for full payment in accordance with the terms of this offering, all common shares issued in the offering will be fully paid and non-assessable. Holders of our common shares will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue. We currently have only one class of common shares, which have equal distribution, liquidation and other rights.
Subject to the limitations described in our charter, our board of directors, without any action by our stockholders, may classify or reclassify any of our unissued common shares into one or more classes or series by setting or changing the preferences, conversion, restrictions or other rights.
We will not issue certificates for our shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. DST Systems, Inc. will act as our registrar and as the transfer agent for our shares. A transfer of your shares can be effected simply by mailing to DST Systems, Inc. a transfer and assignment form, which we will provide to you upon written request.
Preferred Shares
Upon the affirmative vote of a majority of our directors, our charter authorizes our board of directors to issue one or more classes or series of preferred shares without stockholder approval and our charter provides that the issuance of preferred shares must also be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel. Further, our charter authorizes the board to classify or reclassify any of our unissued preferred shares and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred shares. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers, and rights senior to the rights of holders of common shares. However, the voting rights per preferred share of any series or class of preferred shares sold in a private offering may not exceed voting rights which bear the same relationship to the voting rights of common shares as the consideration paid to us for each privately-held preferred share bears to the book value of each outstanding common share. If we ever created and issued preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
Under certain circumstances, the issuance of preferred shares may delay, prevent, render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.
Our board of directors, without stockholder approval, may issue preferred shares with voting and conversion rights that could adversely affect the holders of common shares, subject to the limits described above. We currently have no preferred shares issued and outstanding. Our board of directors has no present plans to issue preferred shares, but may do so at any time in the future without stockholder approval.
Meetings and Special Voting Requirements
Each common stockholder is entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of our outstanding common shares can elect all of the directors then standing for election and the holders of the remaining common shares will not be able to elect any directors. An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or our chairman of the board or upon the written request of stockholders entitled to cast not less than 10% of all of the votes entitled to be cast on such matter at such meeting. The presence of stockholders, either in person or by proxy, entitled to cast at least 50% of all the votes entitled to be cast at a meeting constitutes a quorum. Generally, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on:

•	amendments to our charter and the election and removal of directors (except as otherwise provided in our charter or under the Maryland General Corporation Law);

•	our liquidation or dissolution; and

•	a merger, consolidation or sale or other disposition of substantially all of our assets.

No such action can be taken by our board of directors without a vote of our stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter or, in the case of director elections, a majority of the votes present in person or by proxy at a meeting at which a quorum is present. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the Maryland General Corporation Law unless our board of directors determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights.
We will maintain, as part of our books and records, and will make available for inspection by any stockholder or the stockholder’s designated agent at our office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We will update the stockholder list at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the request and will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of producing the list. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests. Stockholders also have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If we do not honor a proper request for the stockholder list, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list, including attorneys’ fees, as well as actual damages suffered by reason of the refusal or failure to produce the list. A stockholder, however, shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs. The remedies provided to stockholders requesting copies of the stockholder list described above are in addition to, and shall not in any way limit, other remedies available to such stockholders under federal or state laws.
In addition, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy our corporate records must be made in writing to our address as set forth in the section of this prospectus titled “Where You Can Find More Information.” It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.
Restrictions On Transfer
In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year, excluding our first taxable year ending December 31, 2014. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year ending December 31, 2014. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Operating Partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own common shares in excess of 9.9% (in value or number of shares) of the outstanding common shares; (ii) no person may beneficially or constructively own shares in excess of 9.9% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in our shares being owned by fewer than 100 Persons.
Our charter provides that if any of the restrictions on transfer or ownership described above are violated, the shares represented hereby will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.9% ownership limit, the transfer is exempted by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if our Board of Directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may immediately be void.
The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or purchase, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give us written notice of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits do not apply to a person or persons which our Board of Directors has, in its sole discretion, determined to exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.
Distribution Objectives
With the authorization of our board of directors, we declared distributions as of daily record dates for the period from October 1, 2014 through December 31, 2014. These distributions will be calculated based on stockholders of record each day in an amount equal to $0.001575342 per share, per day. These distributions will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and will be paid or issued, respectively, on the first business day following the completion of the month to which they relate.
In addition to the distributions described above, our board of directors has authorized special stock dividends as of daily record dates for the period from October 1, 2014 through December 31, 2014. Stock dividends for our common shares will be calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of common stock per share, per day. These stock dividends will be issued on January 1, 2015.
We expect to continue paying distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. The timing and amount of distributions will be determined by our board of directors, in its discretion and may vary from time to time. Distributions cannot be guaranteed. Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, particularly in the earlier part of this offering, some or all of our distributions may be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets We have not placed a cap on the amount of our distributions that may be paid from any of these sources. Our Advisor agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that our MFFO for the quarter ended December 31, 2014, as disclosed in our Annual Report on Form 10-K for such year, amounts to less than 100% of the aggregate distributions declared to our stockholders for the quarter ended December 31, 2014. As a result of the waiver of these fees, cash flow from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to our stockholders. This fee waiver is not a deferral and accordingly, these fees will not be paid to the Advisor in cash at any time in the future. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operations.
To the extent our board of directors authorizes the declaration of a distribution, we intend to authorize and calculate distributions on a daily basis and aggregate and pay them initially on a monthly basis. Because all of our operations will be performed indirectly through the Operating Partnership, our ability to pay distributions will depend on the Operating Partnership’s ability to pay distributions to its partners, including Hines Global II. Distributions will be paid to our stockholders as of record dates selected by our board of directors. Distributions are authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our ability to pay distributions may be affected by a number of factors, including:

•	our Advisor’s ability to identify and execute investment opportunities at a pace consistent with capital we raise;

•	the ability of borrowers to meet their obligations under any real estate related debt investments we make;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under any leases associated with any properties we acquire;

•	the amount of distributions we receive from our indirect real estate investments;

•	the ability of borrowers to meet their obligations under any real estate-related debt investments we make;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves therefor;

•	leasing commissions and tenant inducements for leasing space;

•	the issuance of additional shares; and

•	financings and refinancings.
We must distribute to our stockholders at least 90% of our annual ordinary taxable income in order to continue to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs. We refer you to the “Risk Factors—Risks Related to Our Business in General—We may need to incur borrowings that would otherwise not be incurred to meet REIT minimum distribution requirements” and “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” sections in this prospectus.
Share Redemption Program
Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide our stockholders with some liquidity, we have a share redemption program. As described below, we cannot guarantee that our share redemption program will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, and have held their shares for at least one year may receive the benefit of limited liquidity by presenting for redemption to us all or a portion of those shares, in accordance with the procedures outlined herein. There is no fee payable to our Advisor, our Sponsor, our board of directors or any other party in connection with the redemption of shares pursuant to our share redemption program.
Shares that are redeemed will be redeemed at the following prices, unless such shares are redeemed in connection with the death or disability of a stockholder, as described below: (i) the lower of 92.5% of the then-current offering price or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least one year; (ii) the lower of 95.0% of the then-current offering price or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least two years; (iii) the lower of 97.5% of the then-current offering price or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least three years; and (iv) the lower of 100% of the then-current offering price or 100% of the price paid to acquire the shares from us for stockholders who have held their shares continuously for at least four years; provided that in each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations or similar actions with respect to our common stock. However, our board of directors, in its sole discretion, may determine at any time to amend the share redemption program to redeem shares at a price that is higher or lower than the price paid for the shares by the redeeming stockholder. Any such price modification may be arbitrarily determined, or may be determined on a different basis, as determined by our board of directors. For example, in the event that we are not engaged in a public offering of our primary shares, our board of directors may determine to amend the share redemption program to redeem shares at a price that is at or below the then-current net asset value per share of our common stock.
In the event a stockholder is having all his shares redeemed, we may waive the one-year holding requirement for shares purchased under our distribution reinvestment plan. In addition, we may waive the one-year holding requirement in the event of a stockholder’s bankruptcy. If we determine to waive the one-year holding requirement in these circumstances, then, for purposes of determining the applicable redemption price, the stockholder will be deemed to have held his shares for one year. In the event of the death or disability of the holder, upon request, we will waive the one-year holding requirement. Except as noted below, shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a purchase price equal to the price paid to acquire such shares from us; provided, that, the redemption price cannot exceed the then-current offering price and, as described below, the redemption price will be reduced as necessary to equal the then-current offering price. For purposes of the one-year holding period, limited partners of the Operating Partnership who exchange their OP Units for shares of our common stock (and any persons to whom they transfer such stock to) shall be deemed to have owned those shares of our common stock as of the date the related OP Units were issued.
During the period of any public offering, the redemption price will be equal to or less than the price of the shares offered in the relevant offering. If we are engaged in a public offering and the redemption price calculated in accordance with the guidelines set forth above would result in a price that is higher than the then-current public offering price of our common shares, then the redemption price will be reduced and will be equal to the then-current public offering price of our common shares.
To the extent our board of directors determines that we have sufficient available cash for redemptions as described below, we initially intend to redeem shares on a monthly basis; however, our board of directors may determine from time to time to adjust the timing of redemptions or suspend or terminate our share redemption program upon 30 days’ notice. Subject to the limitations and restrictions on the program and to funds being available, the number of shares repurchased during any consecutive twelve month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that twelve month period. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments” for information regarding the previous suspension of the share redemption program of Hines Real Estate Investment Trust, Inc., a public, non-traded REIT sponsored by Hines, which we refer to herein as Hines REIT.
Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan can be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.

Our board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ written notice without stockholder approval if our directors believe such action is in our best interests, or if they determine the funds otherwise available to fund our share redemption program are needed for other purposes. Any notice of a termination, suspension or amendment of the share redemption program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. Our board of directors may also limit the amounts available for redemption at any time in their sole discretion.
All requests for redemption must be made in writing and received by us at least five business days prior to the end of the month. If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. You may also withdraw your request to have your shares redeemed. Withdrawal requests must also be made in writing and received by us at least five business days prior to the end of the month. We cannot guarantee that we will have sufficient funds from our distribution reinvestment plan, or at all, to accommodate all requests made in any month. In the event the number of shares for which repurchase requests have been submitted exceeds the limits on the number of shares we can redeem or the funds available for such redemption in a particular month and our board of directors determines that we will repurchase shares in that month, then shares will be repurchased on a pro rata basis and the portion of any unfulfilled repurchase request will be held and considered for redemption until the next month unless withdrawn. In addition, if we do not have sufficient available funds at the time redemption is requested, you can withdraw your request for redemption or request in writing that we honor it at such time in a successive month, if any, when we have sufficient funds to do so. Such pending requests will generally be considered on a pro-rata basis with any new redemption requests we receive in the applicable period. If you submit a request for redemption and are also a participant in our distribution reinvestment plan, your participation in our distribution reinvestment plan will terminate upon our receipt of your redemption request.
Commitments by us to repurchase shares will be communicated either telephonically or in writing to each stockholder who submitted a request on or promptly (no more than five business days) after the fifth business day following the end of each month. We will redeem the shares subject to these commitments, and pay the redemption price associated therewith, within three business days following the delivery of such commitments. You will not relinquish your shares until we redeem them. Please see “Risk Factors—Risks Related to Investing in this Offering—Your ability to have your shares redeemed is limited under our share redemption program, and if you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares” and “Risk Factors—Risks Related to Investing in this Offering—There is no public market for our common shares; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount.”
The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or are exempt under such laws. We will terminate our share redemption program in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops.
Determination of the Net Tangible Book Value of Our Shares
Net tangible book value is a rough approximation of value calculated as total book value of assets minus total liabilities (all of which are adjusted for noncontrolling interests). It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. However, after we begin acquiring real estate assets, net tangible book value will reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, if any, (iii) the substantial fees paid in connection with our public offering, such as selling commissions and marketing fees, all or a portion of which may be re-allowed by our dealer manager to participating broker dealers and (iv) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments.
The offering price of our shares was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause the offering price of our shares to be higher than the amount you would receive per share if we were to liquidate after we break escrow, but before the end of the offering period.
Restrictions on Roll-Up Transactions
Our charter contains various limitations on our ability to participate in Roll-up Transactions. In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity, which we refer to as a Roll-up Entity, that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all our properties must be obtained from a competent independent appraiser. The properties must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of our properties over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and that of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to our stockholders in connection with any proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal will be filed as an exhibit to the registration statement with the Securities and Exchange Commission and with any state where such securities are registered.
A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•
a transaction involving our securities that have been listed on a national securities exchange or traded through the National Association of Securities Dealers Automatic Quotation National Market System for at least 12 months; or

•
a transaction involving our conversion into a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: our common stockholder voting rights; the term of our existence; compensation to our Advisor or our sponsor; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

•	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

•	one of the following:

•	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•
that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Capital Stock”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.
Stockholder Liability
Both the Maryland General Corporation Law and our charter provide that our stockholders are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors.
The Maryland General Corporation Law provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Distribution Reinvestment Plan
We currently have a distribution reinvestment plan pursuant to which you may have the distributions you receive reinvested in additional common shares. No sales commissions or dealer manager fees will be paid in connection with shares purchased pursuant to our distribution reinvestment plan. A copy of our distribution reinvestment plan as currently in effect is included as Appendix C to this prospectus.
The price at which distributions initially will be reinvested pursuant to our distribution plan will equal 95% of the then-current offering price of shares in our primary offering. Accordingly, if the offering price of our primary shares changes, the price for shares issued pursuant to our distribution reinvestment plan will automatically be adjusted to equal 95% of such new offering price. In the event that we are not engaged in a public offering of our primary shares, then the price at which distributions will be reinvested pursuant to our distribution reinvestment plan will equal 95% of the offering price of primary shares in our most recently-completed public offering of primary shares, until such time at or after the completion of the public offering as our board of directors determines and we publicly disclose in a filing with the SEC an estimate of the value of our common shares. Thereafter, the purchase price per share under our distribution reinvestment plan will be the most recently disclosed estimated per share value of our common shares.
Investors participating in our distribution reinvestment plan may purchase fractional shares. If sufficient common shares are not available for issuance under our distribution reinvestment plan, we will remit excess distributions in cash to the participants. If you elect to participate in the distribution reinvestment plan, we request that, if at any time you fail to meet the applicable income and net worth standards or are no longer able to make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement or other applicable enrollment form pursuant to which you enrolled in the plan, you will promptly notify us in writing of that fact.

Stockholders purchasing common shares pursuant to the distribution reinvestment plan will have the same rights and will be treated in the same manner as if such common shares were purchased pursuant to this offering.
At least quarterly, we will provide or cause to be provided to each participant a confirmation showing the amount of the distribution reinvested in our shares during the covered period, the number of common shares owned at the beginning of the covered period, and the total number of common shares owned at the end of the covered period. We have the discretion not to provide a distribution reinvestment plan, and a majority of our board of directors may amend or terminate our distribution reinvestment plan for any reason at any time upon 10 days’ prior notice to the participants; provided, however, our board will not be permitted to amend the plan if such amendment would eliminate plan participants’ ability to withdraw from the plan at least annually. Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in our common shares would cause the percentage ownership limitation contained in our charter to be exceeded. In addition, your participation in the plan will be terminated upon our receipt of your submission of a request for redemption of your shares. Otherwise, unless you terminate your participation in our distribution reinvestment plan in writing, your participation will continue even if the shares to be issued under the plan are registered in a future registration. You may terminate your participation in the distribution reinvestment plan at any time by providing us with 10 days’ written notice. A withdrawal from participation in the distribution reinvestment plan will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of common shares will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.
If you participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in our common shares. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional common shares. You will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of our shares and the amount paid for shares purchased pursuant to our distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. Please see “Risk Factors—Risks Related to Taxes—Stockholders who participate in our distribution reinvestment plan may realize taxable income without receiving cash distributions.”
Business Combinations
The Maryland General Corporation Law prohibits certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. These business combinations include a merger, consolidation or share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the Maryland General Corporation Law, our board of directors has adopted a resolution presently opting out of the business combination provisions of Maryland law, but our board of directors retains discretion to alter or repeal, in whole or in part, this resolution at any time.
Control Share Acquisitions
With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by officers; and

•	owned by employees who are also directors.
“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares on which the acquiring person can exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.
As permitted by Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to any and all acquisitions by any person of our shares but our board of directors retains the discretion to change this provision in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
We have elected, pursuant to Subtitle 8, to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. We have not elected to be subject to any of the other provisions of Subtitle 8.
Tender Offers
Our charter provides that if any person makes a tender offer, including any “mini-tender” offer, such person must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.
Reports to Stockholders
Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	Financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by our independent registered public accounting firm;

•	If applicable, the ratio of the costs of raising capital during the year to the capital raised;

•	The aggregate amount of asset management fees and the aggregate amount of other fees paid to our Advisor and any affiliate of our Advisor by us or third parties doing business with us during the year;

•	Our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

•	A report from the independent directors that our policies are in the best interests of our stockholders in the aggregate and the basis for such determination; and

•
Separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

PLAN OF DISTRIBUTION
General
We are offering up to $2,500,000,000 in shares of our common stock pursuant to this prospectus through Hines Securities, Inc., our Dealer Manager, a registered broker dealer which was organized in June 2003 and is affiliated with Hines. For additional information about our Dealer Manager, please see “Management—The Dealer Manager.” We are offering up to $2,000,000,000 in common shares initially allocated to our primary offering and up to $500,000,000 in common shares initially allocated to our distribution reinvestment plan. If, prior to the termination of this offering, any of our shares initially allocated to our distribution reinvestment plan remain unsold, we may determine to sell some or all of such shares to the public in our primary offering. Similarly, if prior to the termination of this offering, we have sold all of the shares allocated to the distribution reinvestment plan and there is additional demand for such shares, we may determine to reallocate to the distribution reinvestment plan shares initially allocated to our primary offering. In order to become a stockholder, all investors must meet the suitability standards discussed in the section of this prospectus titled “Suitability Standards.” Of the $2,500,000,000 in shares being offered pursuant to this prospectus, we are offering:

•	common shares to the public at a price of $10.00 per share; and

•	common shares for issuance pursuant to our distribution reinvestment plan at a price of $9.50 per share.
There are discounts available for certain categories of purchasers of our common shares as described below. Please see “—Underwriting Terms” and “—Volume Discounts” for a description of the conditions to which the discounts and fee waivers available to purchasers in this offering are subject.
The offering price of our common shares was determined based, among other things, on the offering prices of similarly-situated REITs conducting similar offerings. The offering price was not determined based on our book or asset values or any other criteria for valuing shares and is not based on any independent valuation. In addition, our board of directors may in its discretion from time to time change the offering price of shares of our common stock, and therefore the number of shares being offered in this offering, through one or more supplements or amendments to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part. We cannot assure you that the offering price of our common shares will increase or that it will not decrease during this offering or in connection with any future offering of shares of our common stock. Included among the circumstances under which our board of directors may determine to change the offering price of our common shares are the commencement of a new follow-on offering, an event that results in significant changes to the value of our assets, the adoption of new rules by FINRA or other regulatory authorities or the receipt of a request from certain broker dealers that we reconsider the offering price. Please see “Risk Factors—Risks Related to Investing in this Offering—This is a fixed price offering and the offering price of our common shares was not established on an independent basis; therefore, as it was arbitrarily determined, the fixed offering price will not accurately represent the current value of our assets at any particular time and may be higher than the value of our assets per share of our common stock at the time of your purchase.”
This offering commenced on August 20, 2014 and will terminate on or before August 20, 2016, unless extended by our board of directors for up to an additional 18 months. However, in certain states the offering may continue for just one year unless we renew the offering period. We reserve the right to terminate this offering at any time.
Certain states require that subscriptions from residents in their states be held in escrow beyond the time that the $2,000,000 minimum offering proceeds are raised. We have received sufficient offering proceeds to satisfy the minimum offering requirements for our offering with respect to all states other than the states of Pennsylvania and Washington. See “Suitability Standards.”

Underwriting Terms
We have not retained an underwriter in connection with this offering. Our common shares are being offered on a “best efforts” basis, which means that no underwriter, broker dealer or other person will be obligated to purchase any shares. Please see “Risk Factors—Risks Related to Investing in this Offering—This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives, and that the poor performance of a single investment will materially adversely affect our overall investment performance, will increase if only a small number of our shares are purchased in this offering.”
Front-End Selling Commissions and Discounts
Except as provided below, we will pay our Dealer Manager selling commissions of up to 7.0% of the gross offering proceeds of our common shares sold in the primary offering. We will not pay selling commissions on shares issued and sold pursuant to our distribution reinvestment plan. Further, as described below, selling commissions payable with respect to our common shares may be reduced or waived in connection with volume or other discounts or other fee arrangements.
The Dealer Manager will enter into selected dealer agreements with certain other broker dealers who are members of the Financial Industry Regulatory Authority, or FINRA, to authorize them to sell our shares. Upon the sale of shares by such participating broker dealers, our Dealer Manager will reallow all of its selling commissions to such participating broker dealers.
We may also sell our common shares at a discount to the offering price of $10.00 per share in the event that the investor:

•	has a contract for investment advisory and related brokerage services which includes a fee based on the amount of assets under management or a “wrap” fee feature;

•	has a contract for a “commission replacement” account, which is an account in which securities are held for a fee only;

•
has engaged the services of a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (except where an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker-dealer, such contract will not qualify the investor for the discount reflecting nonpayment of the selling commissions as described below);

•	is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department for a fee; or

•	is an endowment, foundation, pension fund or other institutional investor.
In these circumstances, we will sell common shares to or for the account of such investor at a 7.0% discount, or $9.30 per share, reflecting the fact that selling commissions will not be paid in connection with such purchases. The net proceeds we receive will not be affected by such sales of shares made net of selling commissions.
We may sell our common shares to retirement plans of participating broker dealers, to participating broker dealers themselves (and their employees), to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities (and to each of their spouses, parents and minor children) at a 7.0% discount, or $9.30 per share, reflecting that no selling commissions will be paid in connection with such transactions. The net proceeds we receive will not be affected by such sales of shares at a discount.
Neither our Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

Our directors and officers, both current and retired, as well as affiliates of Hines and their directors, officers and employees, both current and retired, (and their spouses, parents and minor children) and entities owned substantially by such individuals, may purchase common shares in this offering at a 10% discount, or $9.00 per share, reflecting the fact that no selling commissions or dealer manager fees will be paid in connection with any such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Hines and its affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.
In addition, Hines, our Dealer Manager or one of their affiliates may form one or more foreign-based entities for the purpose of raising capital from foreign investors to invest in our shares. Sales of our common shares to any such foreign entity may be at a 7.0% discount, or $9.30 per share, reflecting the fact that no selling commissions will be paid in connection with any such transactions. The net offering proceeds we receive will not be affected by such sales of shares at a discount.
Subject to the agreement of our Dealer Manager, certain investors may also agree with a participating broker dealer to reduce or eliminate the selling commission and/or the dealer manager fee payable with respect to our common shares. The net proceeds we receive will not be affected by such sales of shares at a discount.
Shares sold at the discounts described above are identical in all respects to shares sold without such discounts, with equal distribution, liquidation and other rights.
Dealer Manager Fees
The Dealer Manager will also receive a dealer manager fee as compensation for managing and coordinating the offering, working with participating broker dealers and registered investment advisers and providing sales and marketing assistance. We will pay our Dealer Manager dealer manager fees of up to 3.0% of the gross offering proceeds from the sale of our common shares sold in the primary offering.
We will not pay dealer manager fees on shares issued and sold pursuant to our distribution reinvestment plan. Further, as described above, dealer manager fees may be waived in connection with certain discounts. The Dealer Manager, in its sole discretion, may pay to participating broker dealers out of its dealer manager fee a marketing fee and may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences and technology costs. The marketing fees may be paid to any particular participating broker dealer based upon prior or projected volume of sales and the amount of marketing assistance and the level of marketing support provided by a participating broker dealer in the past and anticipated to be provided in this offering. In addition, our Dealer Manager may incur the expense of training and education meetings, business gifts and travel and entertainment expenses which comply with FINRA Rules.
We will also reimburse our Advisor for all actual issuer costs incurred by our Advisor and its affiliates in connection with this offering and our organization; provided that the aggregate of our issuer costs, together with selling commissions and the dealer-manager fee, shall not exceed an aggregate of 15% of the gross offering proceeds. Such issuer costs will include our reimbursements to the Dealer Manager and participating broker-dealers for bona fide out-of-pocket itemized and detailed due diligence expenses incurred by these entities. Reimbursement of due diligence expenses may include legal fees, travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and this offering and, in some cases, reimbursement of the allocable share of actual out-of-pocket employee expenses of internal due diligence personnel of the participating broker-dealer conducting due diligence on the offering. Such costs may also in our sole discretion be reimbursed from amounts paid or reallowed to these entities as a marketing fee.
Other than these fees, we may not pay referral or similar fees to any professional or other person in connection with the distribution of the shares in this offering.

We have agreed to indemnify participating broker dealers, registered investment advisers, our Dealer Manager and our Advisor against material misstatements and omissions contained in this prospectus, as well as other potential liabilities arising in connection with this offering, including liabilities arising under the Securities Act, subject to certain conditions. The Dealer Manager will also indemnify participating broker dealers and registered investment advisers against such liabilities, and under certain circumstances, our sponsor and/or our Advisor may agree to indemnify participating broker dealers and registered investment advisers against such liabilities.
The following table shows the estimated maximum compensation payable to our Dealer Manager, a portion of which may be reallowed to participating broker dealers in connection with this offering.

	Maximum Aggregate	Percentage of Maximum Offering Amount
Selling Commissions(1)	$140,000,000	7.0%
Dealer Manager Fees(2)	$60,000,000	3.0%

(1)
For purposes of this table, we have assumed no volume discounts or waived commissions as discussed elsewhere in this “Plan of Distribution.” We will not pay commissions for sales of shares pursuant to our distribution reinvestment plan.

(2)
For purposes of this table, we have assumed no waiver of the dealer manager fees as discussed elsewhere in this “Plan of Distribution.” We will not pay a dealer manager fee for sales of shares pursuant to our distribution reinvestment plan.

In accordance with applicable FINRA Rules, in no event will total underwriting compensation under Rule 2310 payable to FINRA members exceed 10% of maximum gross offering proceeds, excluding proceeds from the distribution reinvestment plan. Additional amounts may be paid for bona fide out-of-pocket itemized and detailed due diligence expenses.
We will pay the underwriting compensation described above and the other organization and offering costs which are considered to be issuer costs such as the costs of our organization, actual legal, bona fide out-of-pocket itemized due diligence expenses, accounting, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering related expenses.
Volume Discounts
We are offering, and participating broker dealers and their registered representatives will be responsible for implementing, volume discounts to qualifying purchasers (as defined below) who purchase $250,000 or more in our common shares from the same participating broker dealer, whether in a single purchase or as the result of multiple purchases. Any reduction in the amount of the selling commissions as a result of volume discounts received may be credited to the qualifying purchasers in the form of the issuance of additional shares.
The volume discounts operate as follows

Amount of Selling Commission Volume Discount	Amount of Purchaser’s Investment		Maximum Selling Commission per Share
	From	To
1.0%	$250,000	$499,999	6.0%
2.0%	$500,000	$999,999	5.0%
3.0%	$1,000,000	$2,499,999	4.0%
4.0%	$2,500,000	$4,999,999	3.0%
5.0%	$5,000,000	$9,999,999	2.0%
6.0%	$10,000,000	and over	1.0%
For example, if you purchase $350,000 in our common shares, the selling commissions on $100,000 of such shares will be reduced to 6.0%, in which event you will receive 35,101 shares instead of 35,000 shares, the number of shares you would have received if you had paid $10.00 per share for all the shares purchased. The net offering proceeds we receive from the sale of shares are not affected by volume discounts.

Subsequent purchases made in this offering and any subsequent offerings from the same participating broker-dealer will be combined with previous purchases for purposes of computing the amount invested and applying the appropriate volume discount. For example, if you previously purchased $200,000 of our common shares and you are now purchasing an additional $60,000 of our common shares, you may combine these amounts, resulting in you exceeding the $250,000 breakpoint by $10,000 and you will receive the lower selling commission with respect to that $10,000.
As set forth below, a “qualifying purchaser” may combine purchases of our common shares by other persons for the purpose of qualifying for a volume discount, and for determining commissions payable to participating broker dealers. You must request that your share purchases be combined for this purpose by designating such on your subscription agreement. For the purposes of such volume discounts, the term “qualifying purchaser” includes:

•
an individual, his or her spouse or “domestic or life partner” and their children under the age of 21 who purchase the common shares for his, her or their own accounts for this purpose, “domestic or life partner” means any two unmarried, same-sex or opposite-sex individuals who are unrelated by blood, maintain a shared primary residence or home address, and have joint property or other insurable interests;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Code;

•	all commingled trust funds maintained by a given bank; and

•	subscriptions obtained by certain participating broker dealers, as discussed below.
Any request to combine purchases of our shares will be subject to our verification that such purchases were made by a “qualifying purchaser.”
In addition, our Dealer Manager may, in its sole discretion, allow participating broker dealers to combine subscriptions for our common shares of multiple purchasers as part of a combined order for purposes of determining the commissions payable to our Dealer Manager and the participating broker dealer. In order for a participating broker dealer to combine subscriptions for the purposes of qualifying for discounts or fee waivers, our Dealer Manager and such participating broker dealer must agree on acceptable procedures relating to the combination of subscriptions for this purpose. In all events, in order to qualify, any such combined order of subscriptions for our common shares must be from the same participating broker dealer.
For sales of $10 million or more of our common shares, our Dealer Manager may, in its sole discretion, agree to waive all or a portion of the dealer manager fee, such that shares purchased in any such transaction may be at a discount of up to 9.0%, or $9.10 per share, reflecting a reduction in selling commissions from 7.0% to 1.0% as a result of the volume discount described above and an additional reduction of up to 3.0% due to the Dealer Manager’s reduction or waiver of its fee. The net offering proceeds we receive will not be affected by any such reduction or waiver of the dealer manager fee.
Accordingly, your ability to receive a discount based on combining orders or otherwise may depend on the financial advisor or broker dealer through which you purchase our common shares, so you should check before purchasing shares.
Requests to combine subscriptions as a part of a combined order for the purpose of qualifying for discounts or fee waivers must be made in writing by the participating broker dealer, and any resulting reduction in selling commissions will be prorated among the separate subscribers. As with discounts provided to other purchasers, the net proceeds we receive from the sale of shares will not be affected by discounts provided as a result of a combined order.

Regardless of any reduction in any commissions for any reason, all investors will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Please note that although you will be permitted to participate in the distribution reinvestment plan, if you qualify for the discounts and fee waivers described above, you may be able to receive a lower price on subsequent purchases in this offering than you would receive if you participate in our distribution reinvestment plan and have your distributions reinvested at the price offered thereunder.
Discounts will be available through certain financial advisers and broker dealers under the circumstances described above, and you should ask your financial advisor and/or broker dealer about the ability to receive such discounts.
The Subscription Process
We and participating broker dealers selling shares on our behalf are required to make every reasonable effort to determine whether a purchase of our shares is suitable for you. The participating broker dealers shall transmit promptly to us the completed subscription documentation and any supporting documentation we may reasonably require.
The Dealer Manager and participating broker dealers are required to deliver to you a copy of the final prospectus, as amended. We plan to make this prospectus and the appendices available electronically to our Dealer Manager and the participating broker dealers, as well as to provide them paper copies, and such documents will be available on our website at www.hinessecurities.com/reits/hines-global-reit-2/sec-filings/. Any prospectus, amendments and supplements, as well as any quarterly reports, annual reports, proxy statements or other reports required to be made available to you will be posted on our website at www.hinessecurities.com/reits/hines-global-reit-2/sec-filings/.
Subscriptions will be effective only upon our receipt and acceptance. We have the right to accept or reject your subscription within 30 days after our receipt of a fully completed copy of the subscription agreement and payment for the number of shares for which you subscribed and, if for any reason we reject your subscription, we will return your funds, without interest or deduction, and your subscription agreement within ten days after we reject your subscription. If we accept your subscription, our transfer agent will mail you a confirmation of initial acceptance of your subscription. No sale of our shares may be completed until at least five business days after the date you receive the final prospectus.
To purchase shares pursuant to this offering, you must deliver a completed subscription agreement, in substantially the form that accompanies this prospectus, prior to the termination of this offering. Unless you are a resident of Pennsylvania or Washington, you should pay directly to Hines Global REIT II, Inc. If you are a resident of Pennsylvania or Washington, your check should be made payable, or sent via wire transfer, to UMB Bank, N.A., as escrow agent for Hines Global REIT II, Inc. until we have received aggregate subscriptions totaling at least $100,000,000 or $20,000,000, respectively, from all sources, after which time payments may be made directly to Hines Global REIT II, Inc. Following the termination of the escrow arrangements with respect to residents in your state, you may make your subscription payment by check payable to Hines Global REIT II, Inc., or by wire transfer. The offering proceeds will be held in an interest bearing escrow account at the escrow agent until we meet the minimum offering requirements in your state. Thereafter, the offering proceeds will be released and will be available for investment or the payment of fees and expenses as soon as we accept your subscription agreement.
Subscriptions will be effective only upon our acceptance and the satisfaction of the minimum offering requirements. We may, for any reason, accept or reject any subscription agreement, in whole or in part. You may not terminate or withdraw a subscription or purchase obligation after you have delivered a subscription agreement evidencing such obligation to us.

Admission of Stockholders
We will generally admit stockholders daily as subscriptions for shares are accepted by us in good order. After you have been admitted as a stockholder, we intend to use your subscription proceeds to make real estate investments and pay fees and expenses as described in this prospectus. Please see “Estimated Use of Proceeds.”
Investments through IRA Accounts
Community National Bank has agreed to act as an IRA custodian for investors who would like to purchase shares through an IRA. For any accountholder that makes and maintains an investment equal to or greater than $10,000 in shares of our common stock through an IRA for which Community National Bank serves as custodian, we will pay the base fee for the first calendar year and an affiliate of Hines will pay the base fee for each successive year. Beginning on the date that their accounts are established, all investors will be responsible for any other fees applicable to their accounts. Further information about custodial services is available through your broker or through our Dealer Manager. See “Questions and Answers About This Offering—Who can help answer my questions?” for the Dealer Manager’s contact information.
Subscription Agreement
The general form of subscription agreement that investors will use to subscribe for the purchase of shares in this offering is included as Appendix B to this prospectus. The subscription agreement requires all investors subscribing for shares to make the following certifications or representations:

•	your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;

•	a copy of this prospectus was delivered or made available to you;

•	you meet the minimum income, net worth and any other applicable suitability standards established for you, as described in the “Suitability Standards” section of this prospectus;

•	you are purchasing the shares for your own account; and

•	you acknowledge that there is no public market for the shares and, thus, your investment in shares is not liquid.
The above certifications and representations are included in the subscription agreement in order to help satisfy the responsibility of participating broker dealers and our Dealer Manager to make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any shares to you unless you are able to make the above certifications and representations by executing the subscription agreement. By executing the subscription agreement, you will not, however, be waiving any rights you may have under the federal securities laws.
Determinations of Suitability
Our sponsor and each participating broker dealer who sells shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the prospective investor regarding, among other things, each prospective investor’s financial situation and investment objectives. In making this determination, participating broker dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker dealers have a responsibility to ascertain that each prospective investor:

•	meets the minimum income and net worth standards set forth under the “Suitability Standards” section of this prospectus;

•	can reasonably benefit from an investment in our shares based on the prospective investor’s investment objectives and overall portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective investor’s net worth and overall financial situation; and

•	has apparent understanding of:

•	the fundamental risks of an investment in the shares;

•	the risk that the prospective investor may lose his or her entire investment;

•	the lack of liquidity of the shares;

•	the restrictions on transferability of the shares; and

•	the tax consequences of an investment in the shares.
Participating broker dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.
Minimum Investment
In order to purchase shares in this offering, you must initially invest at least $2,500. Thereafter, subject to restrictions imposed by state law, you may purchase additional shares in whole or fractional share increments subject to a minimum for each additional purchase of $50. You should carefully read the minimum investment requirements explained in the “Suitability Standards” section of this prospectus.
Termination Date
This offering will terminate at the time all shares being offered pursuant to this prospectus have been sold or the offering is terminated prior thereto and the unsold shares are withdrawn from registration, but in no event later than August 20, 2016, unless we announce an extension of the offering for up to an additional 18 months in a supplement or amendment to this prospectus. However, in certain states the offering may continue for just one year unless we renew the offering period. We reserve the right to terminate this offering at any time.

THE OPERATING PARTNERSHIP
We conduct most of our operations through the Operating Partnership. The following is a summary of the material provisions of the Limited Partnership Agreement of the Operating Partnership, which we refer to as the Partnership Agreement, and is qualified by the specific language in the Partnership Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
General
The Operating Partnership was formed on July 31, 2013 to hold our assets. It will allow us to operate as what is generally referred to as an “Umbrella Partnership Real Estate Investment Trust,” or an “UPREIT,” which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.
A property owner may contribute property to an UPREIT in exchange for limited partner units on a tax-free basis. In addition, the Operating Partnership is structured to make distributions with respect to OP Units that will be equivalent to the distributions made to holders of our common shares. Finally, a limited partner in the Operating Partnership may exercise its right, under certain conditions to exchange his or her interests in the Operating Partnership for cash or shares of our common stock, generally at our election, in a taxable transaction.
The Partnership Agreement contains provisions which would allow, under certain circumstances, other entities, including other investment vehicles sponsored by Hines or its affiliates, to merge into or cause the exchange or conversion of their interests for limited partner interests in the Operating Partnership. In the event of such a merger, exchange or conversion, the Operating Partnership may issue additional OP Units which would generally be entitled to the same exchange rights as other holders of OP Units of the Operating Partnership. In addition, Hines and its affiliates have the right to request the repurchase of any OP Units held by Hines and its affiliates under certain circumstances as described in “—Repurchase of Special OP Units or Other OP Units held by Hines and its Affiliates Under Certain Circumstances.” As a result, any such merger, exchange or conversion could ultimately result in the issuance of a substantial number of our common shares, thereby diluting the percentage ownership interest of other stockholders. In addition, our Advisor may choose to receive some or all of the acquisition fees, asset management fees and disposition fees to which it is entitled in the form of OP Units, in lieu of cash, and any such issuance will also dilute the percentage ownership interest of other stockholders. We may also create separate classes or series of OP Units having privileges, variations and designations as we may determine in our sole and absolute discretion.
We expect to hold most of our assets and conduct most of our operations through the Operating Partnership although we may hold some of our assets and conduct certain of our operations directly. We are the sole general partner and a limited partner of the Operating Partnership. Hines Global REIT II Associates Limited Partnership owns the Special OP Units and is a limited partner of the Operating Partnership. Please see “—Special OP Units” below for a description of the Special OP Units owned by Hines Global REIT II Associates Limited Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership.
Purposes and Powers
The Operating Partnership is organized as a Delaware limited partnership. The purposes of the Operating Partnership are to conduct any lawful business that may be conducted by a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act; provided however, that such business shall be limited to and conducted in such a manner as to permit us at all times to qualify as a REIT, unless we otherwise cease to qualify as a REIT. The Operating Partnership may also be a partner (general or limited) in partnerships (general or limited), a venturer in joint ventures, a stockholder in corporations, a member in limited liability companies or an investor in any other type of business entity created to accomplish all or any of the foregoing.
Operations
The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for tax purposes (unless we otherwise cease to qualify as a REIT), avoid any federal income or excise tax liability and ensure that the Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a partnership. Please see “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership.” The Partnership Agreement provides that, except as provided below with respect to the Special OP Units and in connection with certain events described in “—Repurchase of Special OP Units or Other OP Units held by Hines and its Affiliates under Certain Circumstances,” the Operating Partnership may distribute cash flow from operations to its partners in accordance with their relative percentage interests, on a monthly basis or, at our election, more or less frequent basis, in amounts determined by us such that generally a holder of one OP Unit in the Operating Partnership will receive an amount of annual cash flow distributions from the Operating Partnership equal to the amount of annual distributions paid to the holder of one of our common shares.
The Partnership Agreement provides that, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations:

•
income from operations is allocated first to the holder of the Special OP Units until such holder has been allocated income in an amount equal to distributions made or required to be made to such holder, and then to the remaining partners of the Operating Partnership in proportion to the number of units held by each of them;

•
gain from the sale or other disposition of property is generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective percentage interests in the net liquidation value of the partnership capital as determined at such time; and

•
all losses are generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective percentage interests in the net liquidation value of the partnership capital as determined at such time.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.
There will be a corresponding allocation of realized (or, in the case of redemption, unrealized) profits of the Operating Partnership made to the owner of the Special OP Units in connection with the amounts payable with respect to the Special OP Units, including amounts payable upon repurchase of the Special OP Units, and those amounts will be payable only out of realized (or, in the case of repurchase, unrealized) profits of our Operating Partnership. Depending on various factors, including the date on which shares of our common stock are purchased and the price paid for such shares of common stock, a stockholder may receive more or less than the 6.0% cumulative non-compounded annual pre-tax return on their net contributions described in “—Special OP Units” below prior to the commencement of distributions to the owner of the Special OP Units.
In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and operating real estate investments, the Operating Partnership will pay all of our administrative costs and expenses. Such expenses will include:

•	all expenses relating to the continuity of our existence;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or repurchase of OP Units or our common shares; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of the Operating Partnership.
Amendments
The consent of limited partners holding 67% of the aggregate percentage interest held by all limited partners is required to approve certain amendments to the Partnership Agreement, including amendments that:

•	affect the conversion factor or redemption right in any manner adverse to the limited partners; and

•	adversely affect the rights of the limited partners to receive distributions payable to them other than with respect to the issuance of certain partnership units.
Additionally, the written consent of the general partner and any partner adversely affected is required to amend the Partnership Agreement if the amendment would alter the Operating Partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of certain partnership units, or would enlarge the obligation of such partner to make capital contributions to the Operating Partnership or the amendment would alter the right or entitlement of any such partner or its affiliates to receive distributions of cash or other property or allocations of items of income, gain, deduction, loss or credits.
Transferability of Our General Partner Interest
We may not (1) voluntarily withdraw as the general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction (or in the case of the holder of the Special OP Units, the amount of cash, securities or other property equal to the fair market value of the Special OP Units) or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units and the consent of the holder of the Special OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner.
Voting Rights
When the consent of partners is required to approve certain actions, such as amendments to the Partnership Agreement or a transfer of our interests in the Operating Partnership as referenced above, such matters must be approved by the holders of OP Units holding the applicable percentage of OP Units required and the holder of the Special OP Units.
Repurchase of OP Units
Pursuant to the Partnership Agreement, limited partners will receive rights that will enable them to request the repurchase of their OP Units for cash or, generally at our option, common shares in Hines Global II. These repurchase rights will be exercisable one year after the OP Units are issued to such limited partner; provided however that this holding period shall not apply to any of the OP Units issued to our Advisor or its affiliates. The cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the OP Units were exchanged for our shares on a one-for-one basis and such shares were redeemed pursuant to any then existing share redemption program; provided, however, that if there is no existing share redemption program, the cash value will generally be determined based on net asset value. Alternatively, we may elect to purchase the OP Units by issuing one common share for each OP Unit exchanged. A limited partner cannot exercise these repurchase rights if such repurchase would:

•	cause us to no longer qualify (or it would be likely that we no longer would qualify) as a REIT under the Code;

•	result in any person owning common shares in excess of our ownership limits;

•	constitute or be likely to constitute a violation of any applicable federal or state securities law;

•	violate any provision of our charter or bylaws;

•	cause us to be “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; or

•
cause the Operating Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code or cause a technical termination of the Operating Partnership under Section 708 of the Code.

We do not expect to issue any of the common shares offered hereby to limited partners of the Operating Partnership in exchange for their OP Units. Rather, in the event a limited partner of the Operating Partnership exercises its repurchase rights, and we elect to purchase the OP Units with our common shares, we expect to issue unregistered common shares or subsequently registered shares in connection with such transaction.
Special OP Units
The holders of the Special OP Units will be entitled to distributions from our Operating Partnership in an amount equal to 15% of distributions, including those from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received in the cases described below where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pretax return on such invested capital.
Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances
Pursuant to the Partnership Agreement and our Advisory Agreement, Hines and its affiliates have the right to request the repurchase of the Special OP Units or OP Units received in exchange for such Special OP Units and other OP Units held by them following the occurrence of any of the following events: (i) a listing of our shares on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our directors then in office are replaced or removed, or (iii) the termination or nonrenewal of our Advisory Agreement for any reason other than by our Advisor. If any such event occurs, at the election of the holder, the holder may retain the Special OP Units after receiving a distribution with respect to the event, convert the Special OP Units into OP Units and, hold such OP Units or require us to repurchase such OP Units and any other OP Units held by Hines or its affiliates. If the holder elects to have us immediately repurchase the OP Units, then the holder generally will have the option to receive cash or our shares as consideration, except that, with respect to (iii) above, any payment upon repurchase shall be made in the form of our shares or a non-interest bearing promissory note and not cash. If payment is made in the form of a non-interest bearing promissory note, such promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair our capital or jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not impair our capital or jeopardize our REIT status. The purchase price for any such repurchase and the payment with respect to such event will depend on the triggering event. If the triggering event is a listing of our shares on a national securities exchange, the purchase price will be based on the average share price of our shares for a specified period. In the case of a merger, consolidation or sale of substantially all of our assets or any similar transaction or a purchase, tender or exchange offer as described above, the purchase price will be based on the value of the consideration received or to be received by us or our stockholders and the implied value of our assets and liabilities as a result of the event. If pursuant to a transaction a majority of our directors then in office are replaced or removed or, in the event, we or the Operating Partnership terminate or do not renew our Advisory Agreement, then the purchase price will be based on the net asset value of the Operating Partnership assets as determined by an independent valuation. Notwithstanding the above, the Special OP Units will not be converted into OP Units and no distributions will be paid with respect to the Special OP Units unless and until our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor” and “Risk Factors—Risks Related to Investing in this Offering—Payments to the holder of the Special OP Units or any other OP Units will reduce cash available for distribution to our stockholders,” and “Risk Factors—Risks Related to Organizational Structure—The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.”
In addition, in the event we determine to acquire a property directly, or indirectly but not through the Operating Partnership, and we determine that additional funds are needed to acquire the property, the Partnership Agreement provides that, if the Operating Partnership has funds available, we may direct the Operating Partnership to distribute the funds to us or to redeem certain of our OP Units for cash.
Capital Contributions
If any partner contributes additional capital to the Operating Partnership, the partner will receive additional OP Units and its percentage interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions; provided, that, if we acquire a property directly or indirectly and such property is not acquired through the Operating Partnership, then we will contribute any amounts we receive from the operation and disposition of the property to the Operating Partnership and no additional OP Units will be issued in connection with such contributions.
As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to the Operating Partnership as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. Under the Partnership Agreement, although we generally are obligated to contribute the proceeds of a securities offering as additional capital to the Operating Partnership in exchange for additional OP Units, we are also permitted to retain proceeds of a securities offering in order to purchase a property directly or indirectly (not through the Operating Partnership). In addition, we are authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and the Operating Partnership.

Tax Matters
Hines Global II is the tax matters partner of the Operating Partnership and, as such, has the authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.
Indemnity
The Operating Partnership must indemnify and hold Hines Global II (and its employees, directors, and/or officers) harmless from any liability, loss, cost or damage, including without limitation reasonable legal fees and court costs, incurred by it by reason of anything it may do or refrain from doing hereafter for and on behalf of the Operating Partnership or in connection with its business or affairs. However, the Operating Partnership will not be required to indemnify:

•	Hines Global II for any liability, loss, cost or damage caused by its fraud, willful misconduct or gross negligence;

•	officers and directors of Hines Global II (other than our independent directors) for any liability, loss, cost or damage caused by such person’s negligence or misconduct; or

•	our independent directors for any liability, loss, cost or damage caused by their gross negligence or willful misconduct.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Treatment of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.
This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.
If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.
The statements in this section are based on the current U.S. federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
We were organized in July 2013 as a Maryland corporation. We intend to operate in a manner that will allow us to qualify as a REIT under the Code commencing with the taxable year ending December 31, 2014. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with this offering, we have received an opinion of Greenberg Traurig, LLP to the effect that, commencing with our taxable year ending December 31, 2014, we are organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and speaks as of the date issued. In addition, Greenberg Traurig, LLP’s opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively.
While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Greenberg Traurig, LLP or by us that we will so qualify for any particular year. Greenberg Traurig, LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Moreover, our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to our income and assets, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.
We may own an equity interest in one or more entities that will elect to be treated as REITs (each such entity a “Subsidiary REIT”). Each of the Subsidiary REITs will be subject to, and must satisfy, the same requirements that we must satisfy in order to qualify as a REIT together with all other rules applicable to REITs. Discussions of our qualification under the REIT rules, the anticipated satisfaction of the REIT requirements, and the consequences of a failure to so qualify also apply to each of the Subsidiary REITs.
If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders, provided such distribution qualifies for the deduction for dividends paid. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with any Taxable REIT Subsidiary (“TRS”), that are not conducted on an arm’s-length basis.

•
In the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	The amount of gain that we recognize at the time of the sale or disposition, and

•	The amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.
In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS we form will be subject to federal, state and local corporate income tax on their taxable income.
We and our Subsidiary REITs could recognize deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which we will not receive cash. In addition, notwithstanding their status as REITs, (i) the Subsidiary REITs may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner in which they are treated for federal income tax purposes, (ii) the Subsidiary REITs will be subject to the federal income taxes applicable to REITs, as described in the prospectus, and (iii) we and/or the Subsidiary REITs also could be subject to tax in other situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
A REIT is a corporation, trust, or association that meets each of the following requirements:

1	It is managed by one or more trustees or directors.

2	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5	At least 100 persons are beneficial owners of its shares or ownership certificates.

6
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet the above requirements 1, 2, 3, 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to us beginning with our 2015 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
We believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes for the tax year ending December 31, 2014, and, once we so qualify, we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we are required to demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information. The restrictions in our charter, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, we will not qualify as a REIT.
Subsidiary REITs. As discussed above, we may indirectly or directly own interests in one or more Subsidiary REITs. We believe that each such Subsidiary REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these Subsidiary REITs were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify” below, and (ii) our interest in such Subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests” below. If any of the Subsidiary REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such entity, in which event we too would fail to qualify as a REIT, unless we could avail ourselves of certain relief provisions.
Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if (i) such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility, (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and (iii) such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States is not considered to operate or manage a “qualified health care property” or “qualified lodging facility”, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.
Other than rent received from a TRS that uses health care facilities or lodging facilities for the REIT, rent that we receive from a TRS with respect to other real property will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests
We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•
income derived from the temporary investment in stock and debt instruments purchased with proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.
Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•
Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our Operating Partnership and its subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”
As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.
More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.
Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our properties will be leased to third parties which do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified), other than a TRS.
As described above, we may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.
Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.
If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
We expect that any investments we may make in mortgage loans will generally be treated as being secured by mortgages on real property or interests in real property such that the gross interest income generated thereon qualifies for the 75% income test. However, for purposes of the income tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such gross interest income will not qualify under the 75% income test.
Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests. Dividends from, and gain on the sale of interests in, any of our Subsidiary REITs will qualify for purposes of both gross income tests.
Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% and 95% gross income tests, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.
Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

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“straight debt” securities, which are defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•
any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•
any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We may make or invest in mezzanine loans. Certain of our mezzanine loans may qualify for the safe harbor in IRS Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test, and interest derived therefrom will be treated as qualified mortgage interest for purposes of the 75% gross income test, above. We may make or invest in some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset and income tests described above.
We expect that any investments we may make in mortgage loans will generally be treated as real estate assets However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge our ability to satisfy these relief provisions.
We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities.Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.
We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.
We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that we may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends of our common stock or debt securities.
In computing our REIT taxable income, we will use the accrual method of accounting. We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the IRS to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Sale-Leaseback Transactions
Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.
For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the U.S. federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see “Description of Capital Stock—Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption program, see “Description of Capital Stock—Share Redemption Program.”
As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the reduced tax rate for “qualified dividend income.” Commencing January 1, 2013, the maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20% and the maximum marginal tax rate on ordinary income for stockholders taxed at individual rates is 39.6%.
Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% maximum rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).
For taxable years beginning after December 31, 2012, dividends paid to certain individuals, estates or trusts may be subject to a 3.8% Medicare tax.
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.
U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, a U.S. stockholder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Stockholders on the Disposition of Common Stock
A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Taxation of U.S. Stockholders on a Redemption of Common Stock
A redemption of our common stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of U.S. Stockholders on the Disposition of Common Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a dividend, as described above “—Taxation of Taxable U.S. Stockholders.” Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. Commencing January 1, 2013, the maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is 20% and 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, for taxable years beginning after December 31, 2012, certain capital gains recognized by certain shareholders may be subject to a 3.8% Medicare tax.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% rate (commencing January 1, 2013) or a 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Treatment of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.
Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.
Distributions
A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.
Capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain. The taxation of capital gain distributions received by certain non-U.S. stockholders may, under certain circumstances, differ materially from that described above in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S.
Dispositions
Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on our investment strategy. However, if we are a U.S. real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Additional FIRPTA provisions may, under certain circumstances, apply to certain non-U.S. stockholders in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S., which may have a material impact on such non-U.S. stockholders.
If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

U.S. tax legislation enacted in 2010, the Foreign Account Tax Compliance Act, or FATCA, and subsequent IRS guidance regarding the implementation of FATCA, provides that a 30% withholding tax will be imposed on distributions (for payments made after June 30, 2014) and the gross proceeds from a sale of shares (for payments made after December 31, 2016) to a foreign entity if such entity fails to satisfy certain due diligence, disclosure and reporting rules. In the event of noncompliance with the FATCA requirements, as set forth in Treasury Regulations issued on January 17, 2013, withholding at a rate of 30% on distributions in respect of shares of our common stock and gross proceeds from the sale of shares of our common stock held by or through such foreign entities would be imposed. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement (if and when entered into) between the United States and the foreign entity’s home jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the application of these rules to an investment in our stock.
FATCA
On March 18, 2010, President Obama signed the Foreign Account Tax Compliance Act (“FATCA”), which provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.
The IRS has released final regulations and Notice 2013-43 generally providing that FATCA withholding will not apply with respect to payments of U.S. source fixed or determinable annual or periodic (FDAP), such as dividends, made prior to July 1, 2014, and that FATCA withholding on gross proceeds and on pass-through payments will not be imposed with respect to payments made prior to January 1, 2017. The United States Treasury is also in the process of signing Intergovernmental Agreements with other countries to implement the exchange of information required under FATCA. Investors that invest in our shares through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their own tax advisors regarding the potential application and impact of FATCA and any Intergovernmental Agreement between the United States and their home jurisdiction in connection with FATCA compliance.

Redemption of Common Stock
A redemption of our common stock by a non-U.S. stockholder whose income derived from the investment in shares of our common stock is not effectively connected with the non-U.S. Stockholder’s conduct of a trade or business in the U.S. will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of Non-U.S. Stockholders—Dispositions”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.
If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above “—Taxation of Non-U.S. Stockholders—Distributions.” Non-U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.
Information Reporting Requirements and Withholding
We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
As described above, FATCA, and subsequent IRS guidance regarding the implementation of FATCA, provides that a U.S. withholding tax at a 30% rate will be imposed (i) on distributions with respect to our common stock made after July 1, 2014 and (ii) on proceeds of a sale in respect of our common stock made after December 31, 2016; in each case in (i) and (ii), when received by certain non-U.S. stockholders if certain due diligence disclosure and reporting rules related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and the foreign entity’s home jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the application of these rules to an investment in our stock.
Statement of Share Ownership
We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his U.S. federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our U.S. federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.
Other Tax Considerations
Tax Aspects of Our Investments in Our Operating Partnership
The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as a Partnership. We will be entitled to include in our income our distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) for U.S. federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100 -partner limitation. We and the Operating Partnership believe that the Operating Partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, we believe that the Operating Partnership presently qualifies for the Private Placement Exclusion. Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.
We have not requested, and do not intend to request, a ruling from the IRS that our Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.
Income Taxation of the Operating Partnership and its Partners
Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the Operating Partnership.
Operating Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.
Tax Allocations With Respect to the Operating Partnership’s Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of cash to our operating partnership for operating units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.
Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.
Under the Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.
Basis in Operating Partnership Interest. The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (ii) increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (a) our allocable share of the Operating Partnership’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.
Sale of the Operating Partnership’s Property
Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by the Operating Partnership on the disposition of contributed properties will be allocated first to the partners of the Operating Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Operating Partnership and its Partners—Tax Allocations With Respect to the Operating Partnership’s Properties.” Any remaining gain or loss recognized by the Operating Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.
Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.
Cost Basis Reporting
There are federal income tax information reporting rules that may apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis.
Information reporting (transfer statements) on other transactions may also be required under these rules. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.
Stockholders should consult their tax advisors regarding the consequences of these rules.

Tax Shelter Reporting
If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
State and Local Taxes
We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS
ERISA Considerations for an Initial Investment
The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.
A prospective investor that is an employee benefit plan subject to ERISA, a tax-qualified retirement plan, an IRA, or a governmental, church, or other benefit plan that is exempt from ERISA, each of which we refer to as a Plan, is advised to consult its own legal advisor regarding the specific considerations arising under applicable provisions of ERISA, the Code, and state law with respect to the purchase, ownership, or sale of the shares by such plan or IRA.
A fiduciary of a Plan subject to ERISA should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in our common shares. In particular, the fiduciary should consider:

•	whether the investment satisfies the diversification requirements of Section 404(a)(1)(c) of ERISA;

•	whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA;

•	whether the investment is for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries, or defraying reasonable administrative expenses of the Plan; and

•	whether the investment is prudent under ERISA.
In addition to the general fiduciary standards of investment prudence and diversification, specific provisions of ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and transactions with persons who have specified relationships to the Plan. Such persons are referred to as “parties in interest” in ERISA and as “disqualified persons” in the Code. Thus, a fiduciary of a Plan considering an investment in our common shares should also consider whether acquiring or continuing to hold our common shares, either directly or indirectly, might constitute a prohibited transaction. An excise tax may be imposed on any party in interest or disqualified person who participates in a prohibited transaction. The tax exempt status of an IRA will be lost if the IRA enters into a prohibited transaction.
Each fiduciary of an investing Plan must independently determine whether such investment constitutes a prohibited transaction with respect to that Plan. The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. Section 3(42) of ERISA generally provides that “plan assets” means plan assets as defined in regulations issued by the Department of Labor. Under these regulations, if a Plan acquires an equity interest that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, then for purposes of the fiduciary responsibility and prohibited transaction provisions under ERISA and the Code, the assets of the Plan would include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless an exemption applies.
These regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The shares are being sold in an offering registered under the Securities Act, and will be registered within the relevant time provided under Section 12(g) of the Exchange Act.

The regulations also provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. The regulations further provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulations also provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, the existence of certain restrictions on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect the determination that such securities are freely transferable.
Our shares are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. We believe that the restrictions imposed under our charter and bylaws on the transfer of common shares are limited to the restrictions on transfer generally permitted under these regulations, and are not likely to result in the failure of the common shares to be “freely transferable.”
We believe that once we have 100 investors that are independent of us and of one another, our common shares will be “widely held” and we believe that our common shares are “freely transferable” as described above and, accordingly, that the common shares offered hereby should be deemed to be publicly-offered securities for the purposes of the Department of Labor regulations and that our assets should not be deemed to be “plan assets” of any Plan that invests in our common shares. Nonetheless, we cannot assure you that the Department of Labor and/or the U.S. Treasury Department could not reach a contrary conclusion.
Annual Valuations
A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.
In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares of our common stock, namely when the fair market value of the shares of common stock is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares of common stock, we intend to provide reports of our annual determinations of the estimated current value of our shares to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.
Except as described below, we presently expect to use the most recent primary offering price for each class of shares as the estimated per share value for such class of shares for purposes of such reports to fiduciaries.
The SEC has approved an amendment to NASD Rule 2340, which sets forth the obligations of FINRA members to provide per share values in customer account statements. We will disclose an estimated per share NAV no later than 150 days following the second anniversary of the date on which we break escrow in this offering, although we may determine to provide an estimated per share NAV earlier. Thereafter, in accordance with the amended rule, we intend to undertake a valuation process to provide an estimated per share value annually. In connection with the disclosure of a new estimated per share value of our common stock, our board of directors may determine to modify the offering price for each class of our shares, if we are engaged in an offering at that time and the purchase price stockholders pay for shares of our common stock may be higher than such estimated per share value. Further, the amendment to NASD Rule 2340 is expected to take effect in April 2016, prior to the conclusion of this offering, and if we have not yet disclosed an estimated per share value of our common stock by the time the amended rule takes effect, our stockholders’ customer account statements will include a value per share that is less than the offering price for such class of shares of our common stock in this offering, because the amendment requires the “value” on the customer account statement to be equal to the offering price less up-front underwriting compensation and organization and offering expenses. Once the amended rule takes effect, we expect to use this “value” from customer account statements as the estimated per share value for purposes of reports to fiduciaries.
We intend to revise these valuation procedures to conform with any relevant guidelines that the IRS or the Department of Labor may hereafter issue and may also revise these procedures to conform with guidance that FINRA may issue in the future. Meanwhile, we cannot assure you:

•
that the value determined by us could or will actually be realized by us or by stockholders upon liquidation (in part because appraisals or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets);

•	that stockholders could realize this value if they were to attempt to sell their shares of common stock; or

•	that the value, or the method used to establish value, would comply with the ERISA or IRA requirements described above.

LEGAL PROCEEDINGS
We are not presently subject to any material pending legal proceedings other than ordinary routine litigation incidental to our business.
REPORTS TO STOCKHOLDERS
We will make available to you on our website at www. hinessecurities.com/reits/hines-global-reit-2 or, at our discretion, via email, our quarterly and annual reports and other reports and documents concerning your investment. To the extent required by law or regulation, or, in our discretion, we may also make certain of this information available to you via U.S. mail or other courier. You may always receive a paper copy upon request.
Our tax accountants will prepare our federal tax return (and any applicable state income tax returns). Generally we will provide appropriate tax information to our stockholders within 31 days following the end of each fiscal year. Our fiscal year will be the calendar year.
SUPPLEMENTAL SALES MATERIAL
In addition to this prospectus, we may use certain sales material in connection with the offering of the shares. However, such sales material will only be used when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the investment vehicles sponsored by Hines or its affiliates, property brochures and publications concerning real estate and investments.
The following is a brief description of the supplemental sales material prepared by us for use in permitted jurisdictions:

•
The Hines Global REIT II Fact Card, Hines Global REIT II Brochure and presentations, which briefly summarize (i) information about risks and suitability that investors should consider before investing in us; (ii) objectives and strategies relating to our selection of investments; and (iii) information about Hines Global II and its sponsor, Hines;

•
Certain presentations, other print brochures and handouts, which include (i) information about risks and suitability that investors should consider before investing in us; (ii) various topics related to real estate investments and using real estate investments as part of an overall investment strategy; (iii) information regarding certain of our assets; and (iv) information about the sponsor, Hines; and

•	Certain information on our website, electronic media, presentations and third-party articles.
The offering of our common shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part. Further, such additional material should not be considered as being incorporated by reference in this prospectus or the registration statement forming the basis of the offering of the shares of which this prospectus is a part.
LEGAL OPINIONS
The legality of the common shares being offered hereby has been passed upon for Hines Global II by Venable LLP. The statements under the caption “Material U.S. Federal Income Tax Considerations” as they relate to federal income tax matters have been reviewed by Greenberg Traurig, LLP, and Greenberg Traurig, LLP has opined as to certain income tax matters relating to an investment in the common shares. Greenberg Traurig, LLP has represented Hines and other of our affiliates in other matters and may continue to do so in the future. Please see “Conflicts of Interest—Lack of Separate Representation.”

EXPERTS
The consolidated balance sheet of Hines Global REIT II, Inc. and subsidiary as of December 31, 2013, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated balance sheet has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
PRIVACY POLICY NOTICE
To help you understand how we protect your personal information, we have included our Privacy Policy as Appendix D to this prospectus. This appendix describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices at least once annually, as required by law.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the Commission, reference to which is hereby made.
We are subject to the informational reporting requirements of the Exchange Act, and we will file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we have filed with the Commission at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. These documents also may be accessed through the Commission’s electronic data gathering analysis and retrieval system, or EDGAR, via electronic means, included on the Commission’s Internet website, www.sec.gov.
You may also request a copy of these filings at no cost, by writing or telephoning us at:
Hines Global REIT II, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Tel.: 1-888-220-6121
Attn: Investor Relations
Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.
We maintain a website at www.hinessecurities.com/reits/hines-global-reit-2 where there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

GLOSSARY OF TERMS
Advisor: means Hines Global REIT II Advisors, LP, a Texas limited partnership.
Code: means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Core Fund: means Hines US Core Office Fund LP, a Delaware limited partnership.
Dealer Manager: means Hines Securities, Inc., a Delaware corporation.
ERISA: means the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act: means the Securities Exchange Act of 1934, as amended.
FINRA: means the Financial Industry Regulatory Authority.
GAAP: means accounting principles generally accepted in the United States of America.
Hines: means Hines Interests Limited Partnership, a Delaware limited partnership.
Hines Global I: means Hines Global REIT, Inc., a Maryland corporation.
Hines Global II: means Hines Global REIT II, Inc., a Maryland corporation.
Hines Global REIT II Advisors LP: means our Advisor.
Hines Global REIT II Properties LP: means our Operating Partnership.
Hines REIT: means Hines Real Estate Investment Trust, Inc., a Maryland Corporation.
Hines Securities, Inc.: means our Dealer Manager.
HMS: means HMS Income Fund, Inc., a Maryland Corporation.
Investment Company Act: means the Investment Company Act of 1940, as amended.
IRA: means an individual retirement account established pursuant to Section 408 or Section 408A of the Code.
IRS: means Internal Revenue Service.
Liquidity Event: means generally a sale of assets, our sale or merger, a listing of the shares on a national securities exchange or similar transaction.
OP Units: means partner interests in the Operating Partnership.
Operating Partnership: means Hines Global REIT II Properties LP, a Delaware limited partnership.
Partnership Agreement: means the Agreement of Limited Partnership of Hines Global REIT II Properties LP.
Plan: means a pension, profit-sharing, retirement employee benefit plan, individual retirement account or Keogh Plan.

REIT: means an entity that qualifies as a real estate investment trust for U.S. federal income tax purposes.
Securities Act: means the Securities Act of 1933, as amended.
Special OP Units: means the separate class of OP Units of the Operating Partnership held by Hines Global REIT II Associates Limited Partnership with economic terms as more particularly described in “The Operating Partnership—Special OP Units.”
Unimproved Real Property: means Property in which we have an equity interest that is not acquired for the purpose of producing rental or other operating income, that no development or construction in process and for which no development or construction is planned, in good faith to commence within one year.
UBTI: means unrelated business taxable income, as that term is defined in Sections 511 through 514 of the Code.
UPREIT: means an umbrella partnership real estate investment trust.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Hines Global REIT II, Inc.:
We have audited the accompanying consolidated balance sheet of Hines Global REIT II, Inc. and subsidiary (the “Company”) as of December 31, 2013. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Hines Global REIT II, Inc. and subsidiary as of December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Houston, Texas
May 30, 2014, except for Note 4 as to which the date is December 12, 2014

HINES GLOBAL REIT II, INC.
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2013

December 31, 2013

Cash and cash equivalents	$200,000

Total assets	$200,000

Total liabilities	—

Equity
Stockholder’s equity
Class A common stock, $.001 par value; 1,500,000,000 shares authorized, and 1,111 issued and outstanding as of December 31, 2013	1
Additional paid-in capital	9,999

Total stockholder’s equity	10,000

Noncontrolling interests	190,000

Total equity	200,000

Total liabilities and equity	$200,000

The accompanying notes are an integral part of these statements.

HINES GLOBAL REIT II, INC.
NOTES TO CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2013

1. ORGANIZATION
Hines Global REIT II, Inc. (the “Company”), was formed as a Maryland corporation on July 31, 2013 for the purpose of engaging in the business of investing in and owning commercial real estate properties and other real estate investments. The business of the Company will be managed by Hines Global REIT II Advisors LP (the “Advisor”), an affiliate of Hines Interests Limited Partnership (“Hines”), pursuant to the Advisory Agreement the Company anticipates executing with the Advisor.
On September 6, 2013, Hines Global REIT II Investor Limited Partnership, an affiliate of the Advisor, purchased 1,111.111 shares of Class A common stock, which the Company refers to as its common stock, for $10,000 and was admitted as the initial stockholder of the Company. The Company’s board of directors intends to amend the Company’s articles of incorporation to authorize additional shares of common stock with a par value of $.001 and shares of preferred stock with a par value of $.001. The Company intends to then offer a minimum of $2,000,000 of common stock and a maximum of $2,500,000,000 of common stock for sale to the public (the “Offering”). The Company anticipates engaging Hines Securities, Inc., (“HSI”), an affiliate of the Advisor, to serve as the dealer manager for the Offering. HSI will be responsible for marketing the Company’s shares being offered pursuant to the Offering. The Company intends to invest the net proceeds from the Offering in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. Properties purchased by the Company may have varying uses including office, retail, industrial, multi-family residential and hospitality or leisure. The Company may invest in operating properties, properties under development, and undeveloped properties such as land. In addition, the Company may also make other real estate investments including equity or debt interests, which may include securities, in other real estate entities and debt related to real estate. As of May 30, 2014, the Company has not made any such investments nor contracted to make any investments, nor has the Advisor identified any investments in which there is a reasonable probability that the Company will invest.
On July 31, 2013, the Company and Hines Global REIT II Associates Limited Partnership (“HALP”), an affiliate of the Advisor, formed Hines Global REIT II Properties, LP (the “Operating Partnership”). On September 6, 2013, the Company and HALP made initial capital contributions to the Operating Partnership of $10,000 and $190,000, respectively and accordingly, the Company owned a 5.0% general partner interest in the Operating Partnership. Management expects the Company’s ownership percentage in the Operating Partnership to increase significantly as the Company invests net proceeds from the Offering in the Operating Partnership. As of December 31, 2013, the Operating Partnership had no operations and no assets other than the partners’ initial capital contributions, but the Company anticipates that it will conduct substantially all of its operations through the Operating Partnership.
The Company has evaluated subsequent events through May 30, 2014, which is the date the financial statements were issued.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The consolidated financial statements of the Company include the accounts of Hines Global REIT II, Inc. and the Operating Partnership (over which Hines Global REIT II exercises financial and operating control). All intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS
The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.
INVESTMENT PROPERTY AND LEASE INTANGIBLES
Real estate assets acquired by the Company will be stated at fair value at the date of acquisition less accumulated depreciation. Depreciation will be computed using the straight-line method. The estimated useful lives for computing depreciation will generally be 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.
Acquisitions of properties will be accounted for utilizing the acquisition method and, accordingly, will be recorded at the estimated fair values of the assets acquired and liabilities assumed. The results of operations of acquired properties will be included in the Company’s results of operations from their respective dates of acquisition. Estimates of fair values will be based upon estimates of future cash flows and other valuation techniques that the Company believes are similar to those used by market participants and are used to record the purchase of identifiable assets acquired, such as land, buildings and improvements, equipment and identifiable intangible assets related to in-place leases and liabilities assumed, such as amounts related to acquired out-of-market leases, asset retirement obligations, mortgage notes payable. Values of buildings and improvements will be determined on an as if vacant basis. Initial valuations will be subject to change until such information is finalized, no later than 12 months from the acquisition date. Acquisition-related costs such as transaction costs and acquisition fees paid to the Advisor will be expensed as incurred.
The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition will be amortized over the remaining lease terms. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense.
Acquired out-of-market lease values (including ground leases) will be recorded based on the present value (using a discount rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized out-of-market lease values will be amortized as adjustments to rental revenue (or ground lease expense, as applicable) over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value will be charged to rental revenue.
Management will estimate the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the outstanding principal balance of the note will be amortized over the life of the mortgage note payable.
Real estate assets will be reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property. If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by management and will be based on the best information available to management at the time of the evaluation.
INVESTMENTS IN REAL ESTATE LOANS
Investments in real estate loans will be recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, would be measured by comparing the carrying amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall.
ISSUER COSTS
The Company will reimburse the Advisor and its affiliates for any issuer costs that they pay on the Company’s behalf, which costs are expected to consist of, among other costs, expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. In the event the minimum $2,000,000 in shares of common stock is not sold to the public, the Company will have no obligation to reimburse the Advisor for any issuer costs. The Company will begin to record issuer costs within its financial statements when the minimum of $2,000,000 in shares of common stock has been sold from the Offering. Organizational issuer costs, such as expenses associated with the formation of the Company and its board of directors will be expensed as incurred, and other issuer costs will be recorded as an offset to additional paid-in capital. As of December 31, 2013, organizational issuer costs and other issuer costs incurred by the Advisor on the Company’s behalf totaled approximately $1.2 million.
INCOME TAXES
The Company will make an election to be taxed as a real estate investment trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and expects it will be taxed as such beginning with its taxable year ending December 31, 2014. In order to qualify as a REIT, an entity must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual ordinary taxable income to stockholders. REITs are generally not subject to federal income tax on taxable income that they distribute to their stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service granted the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.
REDEMPTION OF COMMON STOCK
The Company will offer a share redemption program which will allow certain stockholders to have their shares redeemed subject to approval and certain limitations and restrictions. No fees will be paid to Hines in connection with any redemption. The Company’s board of directors may terminate, suspend or amend the share redemption program upon 30 days’ written notice without stockholder approval.

The Company initially intends to allow redemptions of its shares on a monthly basis. Subject to funds being available as described below, the number of shares repurchased during any consecutive 12-month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that 12-month period. Unless the Company’s board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month.
Management believes that shares tendered for redemption by the holder under the Company’s share redemption program will not represent a mandatory obligation until such redemptions are approved. At such time, the Company will reclassify such obligations from equity to an accrued liability based upon their respective settlement values.
3. RELATED PARTY TRANSACTIONS
Hines or its affiliates will receive fees and compensation in connection with the Offering and the acquisition, management and sale of the Company’s real estate investments. The agreements underlying these fee arrangements are expected to be executed in the future. As such, the anticipated terms described below are subject to change.
In connection with sales of shares of common stock, HSI will receive a commission of up to 7.0% of gross offering proceeds and a dealer manager fee of up to 3.0% of gross offering proceeds, both of which will be recorded as an offset to additional paid-in-capital in the Company’s financial statements. Pursuant to separately negotiated agreements, HSI may reallow all of its commission and a portion of its dealer manager fee to broker-dealers participating in the Offering. No selling commissions or dealer manager fees will be paid for sales under the Company’s distribution reinvestment plan.
As described in Note 2 above, the Company will reimburse the Advisor for any issuer costs paid on its behalf. However, the total compensation related to issuer costs, selling commissions and dealer manager fees may not exceed 15% of gross proceeds from the Offering.
The Advisor will also receive acquisition fees of 2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by the Company, or (ii) when the Company makes an investment or makes or acquires a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.
The Advisor will also receive asset management fees of 0.0625% per month of the cost of our real estate investments at the end of each month; provided that, if the Company’s board of directors has determined an estimated net asset value per share, then, with respect to real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month.
The Company expects to pay Hines fees for the management and leasing of some of the Company’s properties. Property management fees will be paid in an amount equal to a market-based percentage of the gross revenues of the properties managed by Hines. In addition, if Hines provides leasing services with respect to a property, we will pay Hines leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic area of the applicable property. The Company generally will be required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs will be the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’ duties under the agreement.

If the Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of the Company’s independent directors, the Company will pay the Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1% of the Market Value determined in connection with a listing of the Company’s common stock on a national securities exchange, or 1% of the gross consideration received or to be received by the Company or its stockholders upon the occurrence of any other liquidity event involving the Company or the Operating Partnership, pursuant to which the Company’s stockholders receive in exchange for their shares of the Company’s common stock, cash, listed securities, securities redeemable for cash, or a combination thereof, or (b) 1% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of the Company’s real estate investments).

In addition, the Advisor or its affiliates will receive Special OP Units, which will entitle them to receive distributions in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after the Company’s stockholders have received, or are deemed to have received in the cases where there is no liquidation or sale of our assets or similar transaction, in the aggregate, cumulative distributions equal to their invested capital plus an 6.0% cumulative, non-compounded annual return on such invested capital.
Additionally, at the sole discretion of the Advisor, the acquisition fees, asset management fees or disposition fees are payable, in whole or in part, in cash or units of the Operating Partnership (“OP Units”). In the case of the disposition fee, the Advisor may also elect to be paid, if applicable, in securities issued by another entity. For the purposes of the payment of these fees, each OP Unit will be valued at the per share offering price of the Company’s common stock in its most recent public offering less selling commissions and dealer manager fees. Each OP unit will be convertible into one share of the Company’s common stock. The Company will recognize the expense related to these OP Units as the related service is performed, as each OP Unit will be fully vested upon issuance.
The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of its average invested assets, or (B) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.
4. SUBSEQUENT EVENTS
At December 31, 2013, the Company intended to offer a combination of Class A shares and Class T shares of common stock for sale to the public. On December 12, 2014, the Company supplemented its Articles of Incorporation to reclassify 300,000,000 authorized but unissued shares of Class T common stock as Class A common stock. As a result, the Company now only has Class A common stock authorized for issuance which has been retrospectively adjusted on the December 31, 2013 balance sheet.
******

HINES GLOBAL REIT II, INC.
FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013	F-10

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014 and for the period from July 31, 2013 (date of inception) through September 30, 2013 (unaudited)	F-11

Condensed Consolidated Statements of Equity (Deficit) for the nine months ended September 30, 2014 and for the period from July 31, 2013 (date of inception) through September 30, 2013 (unaudited)	F-12

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and for the period from July 31, 2013 (date of inception) through September 30, 2013 (unaudited)	F-13

Notes to the Condensed Consolidated Financial Statements for the three and nine months Ended September 30, 2014 and for the period from July 31, 2013 (date of inception) through September 30, 2013	F-14

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2014 and December 31, 2013
(UNAUDITED)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$2,200,000	$200,000
Deferred offering costs, net	1,056,977	—
Total assets	$3,256,977	$200,000
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	66,638	—
Due to affiliates	3,273,728	—
Total liabilities	$3,340,366	$—
Commitments and contingencies (Note 5)	—	—
Equity:
Stockholders’ equity (deficit):
Preferred shares, $0.001 par value; 500,000,000 preferred shares authorized, none issued or outstanding as of September 30, 2014 and December 31, 2013	—	—
Class A common stock, $0.001 par value; 1,500,000,000 authorized; 223,333 and none issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	223	1
Additional paid-in capital	9,777	9,999
Accumulated deficit	(93,389)	—
Total stockholders’ equity (deficit)	(83,389)	10,000
Noncontrolling interests	—	190,000
Total equity (deficit)	(83,389)	200,000
Total liabilities and equity	$3,256,977	$200,000

See notes to the condensed consolidated financial statements.

HINES GLOBAL REIT II, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2014 and for
the Period from July 31, 2013 (date of inception) through September 30, 2013
(UNAUDITED)

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014	Period from July 31, 2013 (date of inception) through September 30, 2013
Revenue	$—	$—	$—
Expenses:
Organizational expenses	64,440	64,440	—
General and administrative expenses	218,949	218,949	—
Total expenses	283,389	283,389	—
Net income (loss)	(283,389)	(283,389)	—
Net (income) loss attributable to noncontrolling interests	190,000	190,000	—
Net income (loss) attributable to common stockholders	$(93,389)	$(93,389)	$—
Net Income (Loss) Per Share
Class A common stock:
Weighted average number of common shares outstanding	13,188	5,181	—
Basic and diluted income (loss) per Class A common share	$(7.08)	$(18.02)	$—
See notes to the condensed consolidated financial statements.

HINES GLOBAL REIT II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2014 and for the Period from
July 31, 2013 (date of inception) through September 30, 2013
(UNAUDITED)

	Hines Global REIT II, Inc. Stockholders
	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Noncontrolling Interests
	Shares	Amount
Balance as of January 1, 2014	1,111	$1	$9,999	$—	$10,000	$190,000
Issuance of common shares	222,222	222	1,999,778	—	2,000,000	—
Issuer costs	—	—	(2,000,000)	—	(2,000,000)	—
Net income (loss)	—	—	—	(93,389)	(93,389)	(190,000)
Balance as of September 30, 2014	223,333	$223	$9,777	$(93,389)	$(83,389)	$—
	Hines Global REIT II, Inc. Stockholders
	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests
	Shares	Amount
Balance at July 31, 2013 (date of inception)	—	$—	$—	$—	$—	$—
Issuance of common shares	1,111	1	9,999	—	10,000	—
Contributions from noncontrolling interest	—	—	—	—	—	190,000
Balance as of September 30, 2013	1,111	$1	$9,999	$—	$10,000	$190,000
See notes to the condensed consolidated financial statements.

HINES GLOBAL REIT II, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2014 and for the Period from
July 31, 2013 (date of inception) through September 30, 2013
(UNAUDITED)

	Nine Months Ended September 30, 2014	Period from July 31, 2013 (date of inception) through September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(283,389)	$—
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in accounts payable and accrued expenses	66,638	—
Change in due to affiliates	216,751	—
Net cash from operating activities	—	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,000,000	10,000
Contribution from noncontrolling interest	—	190,000
Net cash from financing activities	2,000,000	200,000
Net change in cash and cash equivalents	2,000,000	200,000
Cash and cash equivalents, beginning of period	200,000	—
Cash and cash equivalents, end of period	$2,200,000	$200,000
Supplemental Schedule of Non-Cash Financing Activities
Offering costs payable to the Advisor	$3,056,977	$—

See notes to the condensed consolidated financial statements.

HINES GLOBAL REIT II, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three and Nine Months Ended September 30, 2014 and for the Period from
July 31, 2013 (date of inception) through September 30, 2013
1. ORGANIZATION
The accompanying interim unaudited condensed consolidated financial information has been prepared according to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly and in conformity with GAAP the financial position of Hines Global REIT II, Inc. as of September 30, 2014 and December 31, 2013, the results of operations for the three and nine months ended September 30, 2014 and the period from inception through September 30, 2013, and cash flows for the nine months ended September 30, 2014 and the period from inception through September 30, 2013 have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.
Hines Global REIT II, Inc. (the “Company”), was formed as a Maryland corporation on July 31, 2013 for the purpose of engaging in the business of investing in and owning commercial real estate properties and other real estate investments. The business of the Company will be managed by Hines Global REIT II Advisors LP (the “Advisor”), an affiliate of Hines Interests Limited Partnership (“Hines”), pursuant to the Advisory Agreement, dated as of August 15, 2014, between the Company, the Advisor and the Operating Partnership (defined below).
On July 31, 2013, the Company and Hines Global REIT II Associates Limited Partnership (“HALP II”), an affiliate of the Advisor, formed Hines Global REIT II Properties, LP (the “Operating Partnership”). On September 6, 2013, Hines Global REIT II Investor Limited Partnership, an affiliate of the Advisor, purchased 1,111.111 shares of Class A common stock, which the Company refers to as its common stock, for $10,000 and was admitted as the initial stockholder of the Company. Additionally, HALP II made initial capital contributions to the Operating Partnership of $190,000 and, accordingly, owned a 95% general partner interest in the Operating Partnership. As of September 30, 2014, HALP II owned an 8.6% interest in the Operating Partnership.
On August 20, 2014, the Company’s board of directors amended its Articles of Amendment and Restatement to authorize additional shares of common stock with a par value of $0.001 and shares of preferred stock with a par value of $0.001. On August 20, 2014, the Company commenced an offering of up to $2,500,000,000 of common stock at a price of $10.00 per share for sale to the public (the “Offering”). The Company engaged Hines Securities, Inc. (“HSI”), an affiliate of the Advisor, to serve as the dealer manager for the Offering. HSI is responsible for marketing the Company’s shares being offered pursuant to the Offering. On September 26, 2014, the Company received an investment of $2.0 million from an affiliate of the Advisor and achieved the minimum offering requirements pursuant to the terms of the Offering in all states except for Pennsylvania and Washington, which have higher minimum offering requirements. As of November 7, 2014, the Company had received gross offering proceeds of $2.3 million from the sale of 259,582 common shares.
The Company intends to invest the net proceeds from the Offering in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. Properties purchased by the Company may have varying uses, including office, retail, industrial, multi-family residential and hospitality or leisure. The Company may invest in operating properties, properties under development, and undeveloped properties such as land. In addition, the Company may also make other real estate investments including equity or debt interests, which may include securities, in other real estate entities and debt related to real estate. As of November 7, 2014, the Company has not made any such investments or contracted to make any investments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The condensed consolidated financial statements of the Company include the accounts of the Company and the Operating Partnership (over which the Company exercises financial and operating control). All intercompany balances and transactions have been eliminated in consolidation.
CASH AND CASH EQUIVALENTS
The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.
INVESTMENT PROPERTY AND LEASE INTANGIBLES
Real estate assets acquired by the Company will be stated at fair value at the date of acquisition less accumulated depreciation. Depreciation will be computed using the straight-line method. The estimated useful lives for computing depreciation will generally be 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.
Acquisitions of properties will be accounted for utilizing the acquisition method and, accordingly, will be recorded at the estimated fair values of the assets acquired and liabilities assumed. The results of operations of acquired properties will be included in the Company’s results of operations from their respective dates of acquisition. Estimates of fair values will be based upon estimates of future cash flows and other valuation techniques that the Company believes are similar to those used by market participants and are used to record the purchase of identifiable assets acquired, such as land, buildings and improvements, equipment and identifiable intangible assets related to in-place leases and liabilities assumed, such as amounts related to acquired out-of-market leases, asset retirement obligations, mortgage notes payable. Values of buildings and improvements will be determined on an as-if-vacant basis. Initial valuations will be subject to change until such information is finalized, which will occur no later than 12 months after the acquisition date. Acquisition-related costs such as transaction costs and acquisition fees paid to the Advisor will be expensed as incurred.
The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates will include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition will be amortized over the remaining lease terms. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense.
Acquired out-of-market lease values (including ground leases) will be recorded based on the present value (using a discount rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized out-of-market lease values will be amortized as adjustments to rental revenue (or ground lease expense, as applicable) over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value will be charged to rental revenue.
Management will estimate the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the outstanding principal balance of the note will be amortized over the life of the mortgage note payable.

IMPAIRMENT OF INVESTMENT PROPERTY
Real estate assets will be reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property. If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by management and will be based on the best information available to management at the time of the evaluation.
INVESTMENTS IN REAL ESTATE LOANS
Investments in real estate loans will be recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, would be measured by comparing the carrying amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall.
ISSUER COSTS
The Company will reimburse the Advisor and its affiliates for any issuer costs that they pay on the Company’s behalf, which costs are expected to consist of, among other costs, expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. The Company did not have an obligation to reimburse the Advisor for any issuer costs until it achieved the minimum offering requirements on September 26, 2014. Therefore, the Company did not record issuer costs within its financial statements until that time. Organizational issuer costs, such as expenses associated with the formation of the Company and its board of directors will be expensed as incurred, and offering-related issuer costs will be recorded as an offset to additional paid-in capital. We have recorded a $3.1 million liability to the Advisor for all of the organization and offering costs incurred by the Advisor, of which $2.0 million has been charged to stockholders’ equity. Upon receipt of additional offering proceeds, the Company will charge the remaining $1.1 million in deferred offering costs to stockholders’ equity.
INCOME TAXES
The Company intends to make an election to be taxed as a real estate investment trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and expects it will be taxed as such beginning with its taxable year ending December 31, 2014. In order to qualify as a REIT, an entity must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual ordinary taxable income to stockholders. REITs are generally not subject to federal income tax on taxable income that they distribute to their stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service granted the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.

REDEMPTION OF COMMON STOCK
The Company offers a share redemption program which will allow certain stockholders to have their shares redeemed subject to approval and certain limitations and restrictions. No fees will be paid to Hines in connection with any redemption. The Company’s board of directors may terminate, suspend or amend the share redemption program upon 30 days’ written notice without stockholder approval.
The Company initially intends to allow redemptions of its shares on a monthly basis. Subject to funds being available as described below, the number of shares repurchased during any consecutive 12-month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that 12-month period. Unless the Company’s board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month.
Management believes that shares tendered for redemption by the holder under the Company’s share redemption program will not represent a mandatory obligation until such redemptions are approved. At such time, the Company will reclassify such obligations from equity to an accrued liability based upon their respective settlement values.
3. DISTRIBUTIONS
With the authorization of its board of directors, in September 2014, the Company declared distributions for the period from October 1, 2014 through December 31, 2014. Distributions for Class A Shares will be calculated based on stockholders of record each day in an amount equal to $0.001575342 per share, per day. These distributions will be paid in cash or reinvested in shares of the Company’s common stock for those participating in the Company’s distribution reinvestment plan and will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Some or all of the cash distributions may be paid from sources other than cash flows from operations.
In addition to the distributions described above, the Company’s board of directors authorized special stock dividends as of daily record dates for the period from October 1, 2014 through December 31, 2014. Stock dividends will be calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of common stock per share, per day. These stock dividends will be issued on January 1, 2015.
4. RELATED PARTY TRANSACTIONS
Hines or its affiliates will receive fees and compensation in connection with the Offering and the acquisition, management and sale of the Company’s real estate investments. Below is a summary of such compensation.
In connection with sales of the Company’s common stock, HSI will receive a commission of up to 7.0% of gross offering proceeds and a dealer manager fee of up to 3.0% of gross offering proceeds, both of which will be recorded as an offset to additional paid-in-capital in the Company’s financial statements. Pursuant to separately negotiated agreements, HSI may reallow all of its commission and a portion of its dealer manager fee to broker-dealers participating in the Offering. No selling commissions or dealer manager fees will be paid for sales under the Company’s distribution reinvestment plan.
As described in Note 2 above, the Company will reimburse the Advisor for any issuer costs paid on its behalf. However, the total reimbursement to the Advisor, HSI and their affiliates related to issuer costs, selling commissions and dealer manager fees may not exceed 15.0% of gross proceeds from the Offering. As of September 30, 2014, the Company had recorded a liability to the Advisor in the amount of $3.1 million related to issuer costs incurred by the Company. Additionally, the Company has recorded a payable to the Advisor totaling $169,560 and $47,191 for the reimbursement of general and administrative expenses and organizational expenses, respectively, that the Advisor has incurred on the Company’s behalf.
The Advisor will also receive acquisition fees of 2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by the Company, or (ii) when the Company makes an investment or makes or acquires a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.
The Advisor will also receive asset management fees of 0.0625% per month of the cost of the Company’s real estate investments at the end of each month; provided that, if the Company’s board of directors has determined an estimated net asset value per share, then, with respect to real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. In September 2014, the Advisor agreed to waive the asset management fees otherwise payable to it for the quarter ended December 31, 2014, to the extent that the Company’s modified funds from operations for the quarter ended December 31, 2014, as disclosed in the Company’s Annual Report on Form 10-K for such year, amounts to less than 100% of the aggregate distributions declared to the Company’s stockholders for the quarter ended December 31, 2014. As a result of the waiver of these fees, if any, cash flows from operations that would have been paid to the Advisor for asset management fees may be available to pay distributions to stockholders. This fee waiver is not a deferral and accordingly, any fees that are waived will not be paid to the Advisor in cash at any time in the future.
The Company expects to pay Hines fees for the management and leasing of some of the Company’s properties. Property management fees will be paid in an amount equal to a market-based percentage of the gross revenues of the properties managed by Hines. In addition, if Hines provides leasing services with respect to a property, the Company will pay Hines leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic area of the applicable property. The Company generally will be required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs will be the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’ duties under the agreement.
If the Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of the Company’s independent directors, the Company will pay the Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1.0% of the market value determined in connection with a listing of the Company’s common stock on a national securities exchange, or 1.0% of the gross consideration received or to be received by the Company or its stockholders upon the occurrence of any other liquidity event involving the Company or the Operating Partnership, pursuant to which the Company’s stockholders receive in exchange for their shares of the Company’s common stock, cash, listed securities, securities redeemable for cash, or a combination thereof, or (b) 1.0% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of the Company’s real estate investments).
Even if the Advisor, its affiliates or related parties receive a disposition fee, the Company may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to the Advisor or its affiliates or related parties, as applicable, may not exceed an amount equal to the lesser of (i) one-half of a competitive real estate or brokerage commission and (ii) 1.0% of the gross sales price and, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (x) a competitive real estate or brokerage commission or (y) an amount equal to 6.0% of the gross sales price.

In addition, an affiliate of the Advisor holds special partnership interests in the Operating Partnership (“Special OP Units”), which will entitle them to receive distributions in an amount equal to 15.0% of distributions, including from sales of real estate investments, refinancings and other sources, but only after the Company’s stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual return on such invested capital.
Additionally, at the sole discretion of the Advisor, the acquisition fees, asset management fees or disposition fees are payable, in whole or in part, in cash or units of the Operating Partnership (“OP Units”). In the case of the disposition fee, the Advisor may also elect to be paid, if applicable, in securities issued by another entity. For the purposes of the payment of these fees, each OP Unit will be valued at the per share offering price of the Class A Shares in the Company’s most recent public offering less selling commissions and dealer manager fees payable with respect to such Class A Shares, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances. Each OP unit will be convertible into one Class A Share. The Company will recognize the expense related to these OP Units as the related service is performed, as each OP Unit will be fully vested upon issuance.
The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2.0% of its average invested assets, or (B) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.
In addition to its initial capital contribution in September 2013, in September 2014, Hines Global REIT II Investor Limited Partnership, an entity wholly-owned by Jeffrey C. Hines, invested $2.0 million in common stock (no selling commissions or dealer manager fees were incurred). As a result, the Company had received sufficient offering proceeds to satisfy the minimum offering requirements in all states other than Pennsylvania and Washington. See Note 1—Organization for additional information.
5. COMMITMENTS AND CONTINGENCIES
The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on the Company’s condensed consolidated financial statements.
6. SUBSEQUENT EVENTS
At September 30, 2014, the Company intended to offer a combination of Class A and Class T shares of common stock for sale to the public. On December 12, 2014, the Company supplemented its Articles of Incorporation to reclassify 300,000,000 authorized but unissued shares of Class T common stock as Class A common stock. As a result, the Company only has Class A stock authorized for issuance, which has been retrospectively adjusted on the financial statements included herein.
*****

APPENDIX A
PRIOR PERFORMANCE TABLES
The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Hines and its affiliates (collectively, “Prior Programs”) which have investment objectives similar to ours. Generally, we consider those Prior Programs that invest in real estate properties through acquisition, and not through development, to have investment objectives similar to ours. Please see “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.”
This information should be read together with the summary information included in the “Prior Performance” section of this prospectus, which includes a description of each of the Prior Programs included in the Tables below. These Tables provide information on the performance of public and private programs.
The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. Please see “Risk Factors—Risks Related to Investments in Real Estate—Due to the risks involved in the ownership of real estate investments and real estate acquisitions, a return on your investment in Hines Global II is not guaranteed and you may lose some or all of your investment.” If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.
The following tables are included herein:

TABLE I	Experience in Raising and Investing Funds
TABLE II	Compensation to Sponsor
TABLE III	Operating Results of Prior Programs
TABLE V	Sales or Disposals of Properties
Table IV—Results of Completed Programs has been omitted since none of the Prior Programs had completed its operations and sold all of its properties during the five years ended December 31, 2013.

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS
(Past/Prior Performance is Not Indicative of Future Results)
Table I provides a summary of the experience of Hines as a sponsor in raising and investing funds in programs for which the offerings have closed within the last three years. Information is provided as to the timing and length of the offering and information pertaining to the time period over which the proceeds have been invested. All figures are cumulative as of December 31, 2013, except where otherwise noted. Each of the programs represented has investment objectives similar to ours. Amounts are in thousands, unless otherwise noted.

	Public Programs				Private Program
	Hines REIT		Hines Global I		Hines US Core Office Fund LP
Dollar amount offered	$8,040,000	(1)	$7,000,000	(2)	$2,320,034
Dollar amount raised	$2,665,831	(1)	$2,335,959	(2)	$2,320,034
Length of offering (in months)					(3)(4)
First offering	24 mo.		42 mo.
Second offering	24 mo.		continuing
Third offering	18 mo.
Months to invest 90% of amount available for investment					N/A(3)(4)
First offering	23 mo.		43 mo.
Second offering	20 mo.		continuing
Third offering	27 mo.

(1)
Hines Real Estate Investment Trust, Inc. (“Hines REIT”) is a publicly registered, non-traded REIT. Hines REIT launched its initial public offering on June 18, 2004 and terminated its initial public offering on June 18, 2006. On June 19, 2006, Hines REIT launched its second public offering and terminated its second public offering on June 30, 2008. On July 1, 2008, Hines REIT launched its third public offering and terminated its third public offering on December 31, 2009. Hines REIT continues to issue shares under its dividend reinvestment plan which are included in the dollar amount offered and raised in Table I.

(2)
Hines Global REIT, Inc. (“Hines Global I”) is a publicly registered, non-traded REIT. Hines Global I launched its initial public offering on August 5, 2009 and terminated its initial public offering on February 1, 2013. Hines Global I launched its second public offering on February 4, 2013 and ceased offering shares related to its second public offering on April 11, 2014. Hines Global I commenced a $500.0 million offering of shares of its common stock under its distribution reinvestment plan on April 24, 2014. As of May 2014, Hines Global has invested 90% of the amount available for investment in its second public offering.

(3)
Hines US Core Office Fund LP was an open-ended, commingled investment fund that raised and invested capital on an ongoing basis and ceased raising capital during the year ended December 31, 2012. On November 14, 2013, the fund’s investors approved an amendment converting the fund to a closed-end fund, with an initial end date of December 31, 2015 with no additional equity to be raised.

(4)
Hines US Core Office Fund LP is a non-public real estate fund which called capital from its investors when it was needed to invest in real estate. As a result, there was no delay between the time at which capital was raised and when it was invested.

TABLE II
COMPENSATION TO SPONSOR
(Past/Prior Performance is Not Indicative of Future Results)
Table II summarizes the amount and type of compensation paid to Hines and its affiliates during the three years ended December 31, 2013 in connection with all of Hines’ programs, the offerings of which have closed since January 1, 2011. The information set forth below includes amounts related to all offerings of the funds, including those which are currently open. Each of the programs represented has investment objectives similar to ours. All amounts in thousands.

	Public Programs			Private Program
	Hines REIT	Hines Global I		Hines US Core Office Fund LP
Date offering commenced	Jun-04	Aug-09		Aug-03
Dollar amount raised(1)	$2,665,831	$2,335,959		$2,320,034	(2)
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—	$176,444	(3)	$—
Acquisition fees:
Real estate commissions	—	—		—
Advisory fees	—	70,360		—
Dollar amount of cash generated from operations before deducting payments to sponsor	$168,482	$400,792		$159,831
Amount paid to sponsor from operations:
Property management fees	$18,283	$10,028		$30,194
Development, acquisition, and disposition fees	265	4,309		3,299
Partnership and asset management fees	39,624	25,641		—	(4)
Reimbursements	47,090	8,711		67,779
Leasing commissions	9,057	1,934		30,089
Dollar amount of cash generated from property sales and refinancing before deducting payments to sponsor:
Cash	$686,335,272	$—		$1,267,390
Notes	10,891	—		(114,097)
Amount paid to sponsor from property Sales and refinancing:
Real estate commissions	$—	$—		$—
Incentive fees or distributions	12,065	—		—

(1)	“Dollar amount raised” represents total amount of equity raised over the life of the program.

(2)	These amounts reflect the total dollar amount raised by Hines US Core Office Fund LP and its subsidiaries.

(3)
These amounts were paid to Hines Securities, Inc. (“Hines Securities”), an affiliate of Hines and the dealer manager for Hines Global I’s public offerings. A substantial portion of these fees were reallowed by Hines Securities to third party broker dealers that participated in the public offerings.

(4)
Per the terms of the program, asset management fees totaling $16.0 million were paid by program investors as a reduction to distribution payments they received from the program. There were no acquisition fees paid for the three years ended December 31, 2013.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS
(Past/Prior Performance is Not Indicative of Future Results)
Table III summarizes the operating results of Hines’ prior programs that have had offerings close during the five years ended December 31, 2013. For these programs, this table shows: the income or loss of such programs (based on U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of the programs represented has investment objectives similar to ours. All figures are as of December 31, of the year indicated, except as otherwise noted. Amounts are in thousands, unless otherwise noted.

	Public Programs
	Hines REIT 2009	Hines REIT 2010	Hines REIT 2011		Hines REIT 2012		Hines REIT 2013
Selected Operating Results(1)
Revenues	$369,821	$338,211	$297,994		$271,831		$207,345
Operating Expenses	(311,109)	(291,653)	(246,087)		(290,044)		(230,855)
Interest Expense	(91,538)	(90,992)	(85,634)		(78,021)		(54,321)
Operating Income (Loss)	(32,826)	(44,434)	(33,727)		(96,234)		(77,831)
Net (Loss) income attributable to common stockholders—GAAP basis	2,620	(39,907)	38,900		(76,307)		348,066
Summary Statement of Cash Flows(1)
Cash Flows (used in) provided by operating activities	$68,894	$28,894	$8,613		$24,143		$21,407
Cash Flows (used in) provided by investing activities	(108,907)	149,300	129,328		15,035		874,990
Cash Flows (used in) provided by financing activities	40,362	(156,196)	(72,118)		(97,410)		(834,963)
Amount and Source of Distributions
Cash distributions paid to investors	60,826	64,801	63,462		68,122		242,319
Distributions reinvested in shares of common stock	67,692	62,045	49,605		47,568		34,622
Total distributions paid to common stockholders	128,518	126,846	113,067		115,690		276,941
Source of distributions:
Cash flows provided by operating activities	54%	23%	8%		21%		8%
Proceeds from sales of properties	1%	69%	83%		58%		73%
Distributions from unconsolidated subsidiaries	10%	8%	9%		21%		19%
Other sources including cash on hand	35%	—	—		—		—
Total	100%	100%	100%		100%		100%
Source of Distributions (per $1,000 invested)
From operations	35	14	4		12		11
From sales of properties	1	43	46		33		102
Distributions from unconsolidated subsidiaries	6	5	5		12		26
Other sources, including cash on hand	22	—	—		—		—
Summary Balance Sheet
Total Assets (before depreciation/amortization)	$3,651,205	$3,548,802	$3,355,227		$3,247,841		$2,553,072
Total Assets (after depreciation/amortization)	3,339,780	3,150,016	2,912,012		2,767,209		2,182,723
Total Liabilities	1,930,852	1,887,872	1,698,302		1,713,388		1,062,082
Share Valuation
Estimated value per share at December 31st(2)	N/A	N/A	$7.78	(3)	$7.61	(3)	$6.40	(3)

(1)	Amounts include discontinued operations.

(2)	The value has been provided if it was disclosed to program investors.

(3)
For a full description of the methodologies used to value Hines REIT’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2011, 2012 and 2013, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in Hines REIT’s Annual Report on Form 10-K for the years ended December 31, 2011, 2012 and 2013.

	Public Programs
	Hines Global I 2009	Hines Global I 2010	Hines Global I 2011	Hines Global I 2012		Hines Global I 2013
Selected Operating Results(1)
Revenues	—	24,874	95,526	187,240		322,862
Operating Expenses	(565)	(52,547)	(111,923)	(184,015)		(350,861)
Interest Expense	—	(6,035)	(23,167)	(37,915)		(60,968)
Operating Income (Loss)	(565)	(33,708)	(39,564)	(34,690)		(88,967)
Net (Loss) income attributable to common stockholders—GAAP basis	(408)	(25,465)	(57,017)	(34,479)		(88,936)
Summary Statement of Cash Flows(1)
Cash Flows (used in) provided by operating activities	(5)	(16,697)	23,991	38,850		40,524
Cash Flows (used in) provided by investing activities	—	(506,586)	(649,135)	(666,173)		(1,738,014)
Cash Flows (used in) provided by financing activities	28,173	641,593	546,013	657,171		1,718,256
Amount and Source of Distributions
Cash Distributions paid to stockholders	—	5,076	20,813	34,323		54,715
Distributions reinvested in shares of common stock	—	6,543	23,444	36,981		60,585
Total Distributions paid to common stockholders	—	11,619	44,257	71,304		115,300
Source of Distributions:
Cash Flows provided by operating activities	—	—	47%	50%		33%
Proceeds from issuance of common stock	—	100%	53%	50%		67%
Total	—	100%	100%	100%		100%
Source of Distributions (per $1,000 invested)
From operations	—	—	23	24		17
From issuance of common stock	—	28	26	24		34
Summary Balance Sheet
Total Assets (before depreciation/amortization)	28,481	792,171	1,451,644	2,225,893		4,094,951
Total Assets (after depreciation/amortization)	28,481	775,684	1,381,317	2,078,572		3,803,219
Total Liabilities	2,840	411,299	711,913	974,302		2,189,012
Share Valuation
Estimated value per share at December 31st(2)	N/A	N/A	N/A	$8.78	(3)	$8.90	(3)

(1)	Amounts include discontinued operations.

(2)	The value has been provided if it was disclosed to program investors.

(3)
For a full description of the methodologies used to value Hines Global I’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2012 and 2013, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in Hines Global I’s Annual Report on Form 10-K for the years ended December 31, 2012 and 2013.

	Private Program
	Hines US Core Office Fund LP 2009	Hines US Core Office Fund LP 2010	Hines US Core Office Fund LP 2011	Hines US Core Office Fund LP 2012	Hines US Core Office Fund LP 2013
Selected Operating Results(1)
Revenues	$522,809	$480,749	$455,766	$401,996	$321,213
Operating Expenses	(422,193)	(376,359)	(462,110)	(394,519)	(245,072)
Interest Expense	(138,907)	(140,640)	(131,948)	(110,634)	(75,601)
Operating Income (Loss)	(38,291)	(36,250)	(138,292)	(103,157)	540
Net (Loss) income attributable to common stockholders—GAAP basis	(36,988)	10,136	(26,542)	28,348	298,900
Summary Statement of Cash Flows(1)
Cash Flows (used in) provided by operating activities	$111,308	$69,668	$(7,047)	$32,871	$2,646
Cash Flows (used in) provided by investing activities	(28,432)	112,059	234,783	590,180	1,270,409
Cash Flows (used in) provided by financing activities	(98,813)	(148,821)	(145,441)	(649,313)	(1,348,290)
Amount and Source of Distributions
Amount of Distributions paid to investors(2)	45,991	97,828	71,428	271,536	$907,394
Source of distributions:
Cash flows provided by operating activities	100%	71%	—	12%	—
Proceeds from sales of properties	—	29%	100%	88%	100%
Total	100%	100%	100%	100%	100%
Source of Distributions (per $1,000 invested)
From operations	22	33	—	14	—
From sales of properties	—	13	33	103	391
Summary Balance Sheet
Total Assets (before depreciation/amortization)	$4,897,386	$4,872,832	$4,816,689	$4,076,212	$3,275,286
Total Assets (after depreciation/amortization)	4,245,089	4,122,044	4,013,098	3,456,422	2,745,451
Total Liabilities	2,886,261	2,724,842	2,525,674	2,069,696	1,587,775

(1)	Amounts include discontinued operations.

(2)	All distributions were paid in cash.

TABLE V
SALES OR DISPOSALS OF PROPERTIES
(Past/Prior Performance is Not Indicative of Future Results)
Table V presents summary information on the results of sales or disposals of properties from Prior Programs during the three years ended December 31, 2013. The Table includes information about the sales proceeds received, the cash invested in the properties and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours. Amounts are in thousands.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Property, Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures
Property	Date Acquired	Date of Sale	Cash received, net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements and soft costs	Total
Hines Real Estate Investment Trust, Inc.
Atrium on Bay	Feb-07	Jun-11	128,709	199,278	—	—	327,987	166,714	50,444	217,158	27,251
Distribution Park Rio(1)	Jun-07	Jan-13	86,227	—	—	—	86,227	—	57,390	57,390	26,346
One Wilshire	Aug-07	Jul-13	226,360	200,000	—	—	426,360	159,500	131,190	290,690	54,129
Raytheon/Direct TV	Mar-08	Jul-13	40,093	49,780	—	—	89,873	54,150	77,580	131,730	3,985
Williams Tower	May-08	Mar-13	228,397	165,000	—	—	393,397	165,000	106,854	271,854	(46,057)
Hines US Core Office Fund LP
Three First National Plaza	Mar-05	Aug-11	198,463	126,900	—	—	325,363	141,000	109,492	250,492	107,353
One Shell Plaza/Two Shell Plaza	May-04	Aug-12	310,878	185,593	—	—	496,471	195,500	156,272	351,772	194,771
Johnson Ranch Corporate Center I & II, Olympus Corporate Center Complex, Roseville Corporate Center, Summit at Douglas Ridge I & II	May-07	Dec-12	(104,568)	87,731	—	—	(16,837)	111,850	200,468	312,318	5,500
1200 Nineteenth Street	Aug-03	Jun-13	250,155	38,152	—	—	288,307	38,152	29,177	67,329	26,399
425 Lexington	Aug-03	Jun-13	410,463	194,874	—	—	605,337	194,874	157,530	352,404	199,214
499 Park Avenue	Aug-03	Jun-13	286,803	83,379	—	—	370,182	83,379	67,863	151,242	95,559
Douglas Corporate Center I & II Complex	May-07	Jan-13	—	36,000	—	—	36,000	36,000	29,149	65,149	4,414	(2)
Hines Pan-European Core Fund LP
Cadbury	Dec-06	Feb-11	37,142	32,181	4,961	—	74,284	32,181	3,104	35,285	—
Kappa Building	Jul-07	Jul-13	113,727	36,296	77,481	—	227,554	43,880	3,766	47,646	—

(1)
Hines REIT owned a 50% investment in Distribution Park Rio and accounted for this real estate property as an equity method investment. Hines REIT initially invested $28.9 million in the property in June 2007 and received $43.3 million in net proceeds when the property was sold in January 2013.

(2)	Property surrendered to lender pursuant to foreclosure.

APPENDIX C
HINES GLOBAL REIT II, INC.
DISTRIBUTION REINVESTMENT PLAN
Amended and Restated
As of December 12, 2014
Hines Global REIT II, Inc., a Maryland Corporation (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Charter (the “Articles”) unless otherwise defined herein.
1. Distribution Reinvestment. As an agent for the stockholders (“Stockholders”) of the Company who purchase shares of the Company’s common stock (the “Shares”) pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.
2. Procedure for Participation. Any Stockholder who owns Shares and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Commission, may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. We request that if, at any time prior to the listing of the Shares on a national securities exchange, a Participant does not meet the minimum income and net worth standards established for making an investment in the Company or can no longer make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.
Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below. If the DRP transaction involves Shares which are registered with the Securities and Exchange Commission (the “Commission”) in a future registration or the Board of Directors elects to change the purchase price to be paid for Shares issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s registration statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of Shares issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, he should exercise his right to terminate his participation pursuant to the provisions of Section 7 below.
3. Purchase of Shares. Participants will acquire DRP Shares from the Company at a price equal to 95% of the then-current offering price of the common shares in the Company’s primary offering. In the event that the Company is not engaged in a public offering of its primary shares, then the price at which distributions will be reinvested pursuant to the DRP will equal 95% of the offering price of primary shares in the Company’s most recently-completed public offering of primary shares, until such time at or after the completion of the public offering as the Board of Directors determines an estimate of the value of the Company’s common shares and the Company announces that it has established an estimated value for its common shares in a public filing with the Commission. Thereafter, the purchase price under the DRP will be the most recently disclosed estimated per share value of the common shares, unless the Board of Directors, in its sole discretion, determines to change the price at which DRP Shares may be purchased. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to violate any provision in the Articles.
Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered with the Commission in connection with the Offering, (b) Shares to be registered with the Commission after the Offering for use in the DRP (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. If Shares are not so listed, the Board of Directors of the Company will determine the price at which Shares will be issued under the DRP.
If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.
4. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.
5. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide or cause to be provided to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant a confirmation at least once every calendar quarter showing the number of Shares owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Shares owned at the end of the covered period.
6. Commissions. The Company will not pay any selling commissions or Dealer Manager fees in connection with Shares sold pursuant to the DRP.
7. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon the Company’s receipt of a request for redemption from a Participant, the Company will terminate the Participant’s participation in the DRP. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Stockholder in cash.
8. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.

9. Amendment or Termination of DRP by the Company. The Board of Directors of the Company may by majority vote amend, suspend or terminate the DRP for any reason upon 10 days’ notice to the Participants; provided, however, the Board of Directors may not amend the DRP to eliminate the right of a Participant to terminate participation in the DRP at least annually.
10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

APPENDIX D
HINES GLOBAL REIT II, INC.
HINES SECURITIES, INC.
PRIVACY POLICY
OUR COMMITMENT TO PROTECTING YOUR PRIVACY
We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Nonpublic Personal Information”). We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This privacy policy (this “Privacy Policy”) describes the standards we follow for handling your personal information and how we use the information we collect about you.
1. Information We May Collect.
We may collect Nonpublic Personal Information about you from the following sources:

•
Information on applications, subscription agreements or other forms which may include your name, address, e-mail address, telephone number, tax identification number, date of birth, marital status, driver’s license number, citizenship, assets, income, employment history, beneficiary information, personal bank account information, broker/dealer, financial advisor, IRA custodian, account joint owners and similar parties;

•	Information about your transactions with us, our affiliates and others, such as the types of products you purchase, your account balances and transactional history; and

•
Information obtained from others, such as from consumer credit reporting agencies which may include information about your creditworthiness, debts, financial circumstances and credit history, including any bankruptcies and foreclosures.

2. Why We Collect Nonpublic Personal Information.
We collect information from and about you:

•	in order to identify you as a customer;

•	in order to establish and maintain your customer accounts;

•	in order to complete your customer transactions;

•	in order to market investment products or services that may meet your particular financial and investing circumstances;

•	in order to communicate and share information with your broker/dealer, financial advisor, IRA custodian, joint owners and other similar parties acting at your request and on your behalf; and

•	in order to meet our obligations under the laws and regulations that govern us.
3. Use and Disclosure of Information.
We may disclose all of the Nonpublic Personal Information we collect about you as described above to the following types of third parties:

•
Our Affiliated Companies. We may offer investment products and services through certain of our affiliated companies, and we may share all of the Nonpublic Personal Information we collect on you with such affiliates. We believe that by sharing information about you and your accounts among our companies, we are better able to serve your investment needs and to suggest services or educational materials that may be of interest to you. You may limit the information we share with our affiliate companies as described at the end of this notice below.

•
Nonaffiliated Financial Service Providers and Joint Marketing Partners. From time to time, we use outside companies to perform services for us or functions on our behalf, including marketing of our own investment products and services or marketing products or services that we may offer jointly with other financial institutions. We may disclose all of the Nonpublic Personal Information we collect as described above to such companies. However, before we disclose Nonpublic Personal Information to any of our service providers or joint marketing partners, we require them to agree to keep your Nonpublic Personal Information confidential and secure and to use it only as authorized by us.

•
Other Nonaffiliated Third Parties. We do not sell or share your Nonpublic Personal Information with nonaffiliated outside marketers, for example, retail department stores, grocery stores or discount merchandise chains, who may want to offer you their own products and services. However, we may also use and disclose all of the Nonpublic Personal Information we collect about you to the extent permitted by law. For example, to:

•	correct technical problems and malfunctions in how we provide our products and services to you and to technically process your information;

•	protect the security and integrity of our records, Web Site and customer service center;

•	protect our rights and property and the rights and property of others;

•	take precautions against liability;

•	respond to claims that your information violates the rights and interests of third parties;

•	take actions required by law or to respond to judicial process;

•	assist with detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity; and

•	provide personal information to law enforcement agencies or for an investigation on a matter related to public safety to the extent permitted under other provisions of law.
4. Protecting Your Information.
Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•	Restricting physical and other access to your Nonpublic Personal Information to persons with a legitimate business need to know the information in order to service your account;

•	Contractually obligating third parties doing business with us to keep your Nonpublic Personal Information confidential and secure and to use it only as authorized by us;

•	Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know; and

•	Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.
5. Former Customers.
We treat information concerning our former customers the same way we treat information about our current customers.
6. Keeping You Informed.
We will provide notice of our Privacy Policy annually, as long as you maintain an ongoing relationship with us. If we decide to change our Privacy Policy, we will post those changes on our Web Site so our users and customers are always aware of what information we collect, use and disclose. If at any point we decide to use or disclose your Nonpublic Personal Information in a manner different from that stated at the time it was collected, we will notify you in writing, which may or may not be by e-mail. If you object to the change to our Privacy Policy, then you must contact us using the information provided in the notice. We will otherwise use and disclose a user’s or a customer’s Nonpublic Personal Information in accordance with the Privacy Policy that was in effect when such information was collected.
7. Questions About Our Privacy Policy.
If you have any questions about our Privacy Policy, please contact us via telephone at 888.220.6121 or email at hgrprivacy@hines.com.
8. Your Right to Limit our Information Sharing with Affiliates.
This Privacy Policy applies to Hines Global REIT II, Inc. and Hines Securities, Inc. Federal law gives you the right to limit some but not all marketing from our affiliates. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from our affiliates. You may tell us not to share information about your creditworthiness with our affiliated companies, except where such affiliate is performing services for us. We may still share with them other information about your experiences with us. You may limit our affiliates in the Hines group of companies, such as our securities affiliates from marketing their products or services to you based on your personal information that we collect and share with them. This information includes you account and investment history with us and your credit score.
If you want to limit our sharing of your information with our affiliates, you may contact us:
By telephone at: 888.220.6121
By mail: Mark your choices below, fill in and send to:
HINES GLOBAL REIT II, INC.
2800 Post Oak Blvd., Suite 5000
Houston, TX 77056

☐	Do not share information about my creditworthiness with your affiliates for their everyday business purposes.

☐	Do not allow your affiliates to use my personal information to market to me.

Name:

Signature:
Your choice to limit marketing offers from our affiliates will apply for at least 5 years from when you tell us your choice. Once that period expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from our affiliates for at least another 5 years. If you have already made a choice to limit marketing offers from our affiliates, you do not need to act again until you receive a renewal notice. If you have not already made a choice, unless we hear from you, we can begin sharing your information 30 days from the date we sent you this notice. However, you can contact us at any time to limit our sharing as set forth above.
Residents of some states may have additional privacy rights. We adhere to all applicable state laws.

APPENDIX E
HINES HISTORY, EXPERIENCE AND TIMELINE
Hines, our sponsor, has over 55 years of experience. This timeline briefly summarizes this history. Our Advisor relies on Hines to locate, evaluate and assist in the acquisition of our real estate investments and to perform many of our day-to-day operations. Hines also manages all of our direct and indirect real estate investments.
We do not have an interest in any of the funds, properties or projects listed below. This summary is included to provide potential investors with additional historical information about our sponsor. See “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.” Hines’ past performance may not be indicative of our future results. In addition, certain other programs sponsored by Hines have experienced declines in the appraisal value of their assets and net asset values of their funds.
Please see “Investment Objectives and Policies With Respect to Certain Activities” for a description of our investment objectives and policies, which differ from some of the current and historical projects sponsored by Hines. For example, Hines’ previous programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we are subject to; and a significant portion of the prior programs, financial results and history of Hines involve development projects. We do not currently expect to undertake significant development projects.
Since 1991, Hines has sponsored 44 investment vehicles with over $24 billion in equity for property acquisition and development in the U.S., Europe, Latin America and Asia Pacific, with 35 funds in the investment or operations/disposition phase as of December 31, 2013. A recent U.S. investment fund is earmarked solely for “green” office buildings, which underscores the firm’s longstanding commitment to sustainability. Hines was an early adopter of the EPA’s ENERGY STAR® program for commercial buildings, as well as the U.S. Green Building Council’s LEED® rating program. Hines’ investor partners and clients include major public and private pension funds, government investment authorities, insurance companies, financial institutions, endowments and individual investors.

	U.S. or Non U.S.	Development (Dev) and Acquisition (Acq)
Summary of Hines closed investment programs*

Programs in the investment phase†:
Hines Pan-European Core Fund	Non U.S.	Acq
Hines Russia & Poland Fund	Non U.S.	Acq, Dev
Hines Corporate Properties II L.P.	U.S.	Dev, Acq
HT Brazil Fund III	Non U.S.	Acq, Dev
Hines Global REIT, Inc.	U.S. and Non U.S.	Acq, Dev
HB Estrela I (Brazil)	Non U.S.	Acq, Dev
Brazil Long Term Fund	Non U.S.	Acq, Dev
Skyline Investment Partners	U.S.	Acq, Dev
Hines Value Added Venture III	U.S.	Acq, Dev
TFI Hines Brazil Income Real Estate Fund	Non U.S.	Acq

Programs in the operations/dispositions phase:
Hines US Core Office Fund LP	U.S.	Acq
Hines Real Estate Investment Trust, Inc.	U.S. and Non U.S.	Acq
Hines CalPERS Green Development Fund	U.S.	Dev
Hines India Fund	Non U.S.	Acq, Dev
HCM Holdings II, LP (Mexico)	Non U.S.	Acq, Dev
Hines International Real Estate Fund	Non U.S.	Dev, Acq
HCC Interests LP (China)	Non U.S.	Dev, Acq
Hines U.S. Office Value Added Fund II, L.P.	U.S.	Acq
Hines U.S. Office Value Added Fund I	U.S.	Acq
Hines European Value Added Fund	Non U.S.	Dev, Acq
HCM Holdings LP (Mexico)	Non U.S.	Dev, Acq
Hines European Development Fund	Non U.S.	Dev
Hines European Development Fund II, L.P.	Non U.S.	Dev
Emerging Markets Real Estate Fund II	Non U.S.	Dev, Acq
HCB Interests II, LP (Brazil)	Non U.S.	Acq, Dev
Hines Multifamily Investment Partners	U.S.	Acq, Dev

Programs that have gone full cycle:
HCS Interest LP (Sunbelt Spain)	Non U.S.	Dev, Acq
Hines Suburban Office Venture	U.S.	Acq
Hines 1997 U.S. Office Development Fund	U.S.	Dev
Hines 1999 U.S. Office Development Fund	U.S.	Dev
Emerging Markets Real Estate Fund I	Non U.S.	Dev, Acq
Hines Corporate Properties	U.S.	Dev, Acq
HMS Office	U.S.	Acq
National Office Partners	U.S.	Acq, Dev
HCB Interests, LP (Brazil)	Non U.S.	Dev, Acq

*	Certain of these programs have experienced adverse developments in the past.

†	The list does not include private investment programs that are open to new investors.

Establishment Through Recognized Performance: The Late 50s, 60s & 70s
Originally a developer of warehouse and distribution buildings with some ancillary office space in the 1960s, Hines shifted its strategy during the 1970s from smaller industrial and office properties to large and distinctive office towers, anticipating corporate America’s interest in signature office buildings.

1957	—	Gerald D. Hines Interests founded as a sole proprietorship.

1958	—	After six office/warehouse projects, Hines completes the firm’s first Class A Office Project, 4219 Richmond Ave., Houston, Texas.

1967	—	Gerald D. Hines Interests celebrates its 10th anniversary with 97 office, warehouse, retail, parking and residential projects in its portfolio.

1971	—	Hines builds its first office tower in downtown Houston, the 50-story One Shell Plaza.

1973	—	Banking Division is formed to pursue development of bank headquarters in joint ventures outside Houston, starting national expansion of firm.

1975	—	Pennzoil Place is completed and named building of the year by the NY Times.

1976	—	Hines sells a major interest in Pennzoil Place to an international investor. Hines completes its first international development in Montreal.

1978	—	Construction of Three First National Plaza (Chicago) begins.

1979	—	The West Region office opens in San Francisco.
Equity Joint Ventures and Selective Recapitalization: The 80s
During the high interest rate environment of the 1980s, Hines structured development partnerships with providers of long term equity to capitalize larger and more complex development projects in central business districts.

1981	—	The East Region office opens in New York City.

1982	—	The Southeast Region office opens in Atlanta.

1983	—
Transco Tower, now called Williams Tower, and Republic Bank Center, now called Bank of America Center (both in Houston) are completed, as is United Bank Center, now Wells Fargo Center (Denver) is completed.

1984	—	580 California (San Francisco), Huntington Center (Columbus) and Southeast Financial Center, now Wachovia Financial Center (Miami) are completed.

1985	—	Ravinia Center (Atlanta) is completed.

1986	—	53rd At Third and 31 West 52nd Street are completed (both in New York). The Midwest Region office opens in Chicago.

1987	—	Hines celebrates its 30th anniversary with 373 projects completed and 921 employees throughout the U.S. The Norwest Center (Minneapolis) and Columbia Square (Washington, D.C.) buildings are completed.

1988 —1989	—	500 Bolyston (Boston) and Franklin Square (Washington, D.C.) are completed.
Global Expansion, Acquisitions and Investment Management: The 90s
In the early 1990s, Hines strategically decided to expand internationally, seeing an opportunity to provide quality space in overseas markets to multi-national firms. Domestically, as real estate markets softened in the early 90s, Hines saw an opportunity to buy buildings below replacement cost and purchased over 27 million square feet in existing properties during the decade.

In the late 90s, Hines formed a series of co-investment partnerships with major investors to execute a suburban office market development strategy.

1990	—
Jeffrey C. Hines appointed President of Hines Interests Limited Partnership; Gerald D. Hines becomes Chairman. 343 Sansome (San Francisco), 225 High Ridge Road (Stamford) and Figueroa at Wilshire (Los Angeles) are completed.

1991	—	The first international office opens in Berlin. 450 Lexington (New York) and One Detroit Center, now Comerica Tower (Detroit) are completed.

1992	—	Mexico City and Moscow offices open. The renovation and development of the historic Postal Square (Washington, D.C.) is completed.

1993	—	700 11th Street (Washington, D.C.) is acquired, the first building acquisition by Hines.

1994	—
Hines begins the year with 18 major developments in progress in the U.S. and three foreign countries. Greenspoint Plaza (Houston) is acquired. Del Bosque is completed in Mexico City and sold to Coca-Cola for its Latin America headquarters.

1995	—	Paris, London, Frankfurt and Prague offices are all opened. In partnership with Morgan Stanley, Hines acquires the Homart portfolio (15 U.S. office buildings).

1996	—	The Barcelona and Beijing offices open. Hines closes its first international fund, Emerging Markets Fund I.

1997	—	Hines celebrates its 40th anniversary with 2,700 employees worldwide. Warsaw office opens. Construction begins on Diagonal Mar in Barcelona, the largest European undertaking for Hines to date.

1998	—
Hines completes its first international property acquisition, Reforma 350 in Mexico City. Hines Corporate Properties (Hines’ first Build-to-Suit Fund) closes. Hines U.S. Development Fund I closes. CalPERS selects Hines as partner and investment manager for its $950 million portfolio of 18 properties. Sào Paulo office opens.

1999	—
The Hines U.S. Office Development Fund II and Emerging Markets Real Estate Fund II close. Hines completes Mala Sarka (Prague), DZ Bank (Berlin), and Main Tower (Frankfurt). Hines acquires Figueroa at Wilshire (Los Angeles), 1100 Louisiana (Houston), and Bank of America Tower (Miami).

Continuing Development, Expanded Investment Vehicles: The 00s

2000	—	Hines starts major office projects in the central business districts of Seattle, Chicago, New York and San Francisco. Hines acquires 750 Seventh Avenue (New York).

2001	—
Hines develops, Gannett/USA Today headquarters in Virginia and projects for Morgan Stanley Dean Witter, Bear Stearns and Swiss Bank Corporation (now UBS Warburg) in New York. Hines is named ENERGY STAR® Partner of the year.

2002	—
Hines initiates the Hines Suburban Office Venture to acquire suburban office properties. Hines completes 745 Seventh Avenue in New York City and the resort community of Aspen Highlands Village in Aspen, Colorado. Hines is named ENERGY STAR® Partner of the year.

2003	—
Completed projects include Hilton Americas-Houston, Toyota Center and Calpine Center (all in Houston), 2002 Summit Boulevard (Atlanta), ABN AMRO (Chicago), Benrather Karree (Düsseldorf) and Panamérica Park (São Paulo). Hines expands its presence in Paris with three significant projects. Hines begins the urban planning project Garibaldi Repubblica (Milan), a master plan project which includes residential, office, retail and a hotel as well as a 26-acre public park. Additional residential projects include Tower I of Park Avenue (Beijing), River Valley Ranch (Colorado) and master-planned community Diagonal Mars Illa de Llac in Barcelona. The Hines European Development Fund is formed to focus on Class A office properties in Western Europe. The Hines U.S. Core Fund acquires its first buildings, three New York City office buildings and a building in Washington D.C. The Hines U.S. Office Value Added Fund offering is closed. Construction begins on One South Dearborn (Chicago), 2525 Ponce de Leon (Coral Gables), 1180 Peachtree (Atlanta) and Torre Almirante (Rio de Janeiro). Hines is named ENERGY STAR® Partner of the year.

2004	—
Hines sponsors its first public program, Hines REIT, which commences its first public offering. Development continues on Cannon Place, 99 Queen Victoria and the new world headquarters for the Salvation Army (all in London), and International Plaza-Kempinski Hotel (São Paulo). Hines is honored with the Environmental Protection Agency’s ENERGY STAR® Sustained Excellence Award.

2005	—
Hines continues to seek out new development and investment opportunities in over 100 markets around the world. Hines and CalPERS create funds to invest in Mexico’s real estate market and Brazil’s office, industrial and residential markets. Properties in development include 300 North LaSalle and One South Dearborn in Chicago and 900 de Maisonneuve, (Montreal).

2006	—
Hines and CalPERS establish the nation’s first real estate investment fund devoted solely to sustainable development. New Delhi office opens. Hines develops new region called Eurasia, which includes Poland, Russia and now India.

2007	—	Hines celebrates its 50th anniversary with more than 3,150 employees and almost 900 projects completed and under way around the globe. The Dubai office opens.

2008	—
Gerald D. Hines receives the first ever Visionary Leadership in Real Estate Development Award from Harvard Design School. Hines introduces Hines GREEN OFFICE (HinesGO), a voluntary, internal program created to measure and reward sustainability within all Hines offices worldwide. Hines employees lead the effort in setting the standard for a sustainable future by “walking the walk” in Hines’ own offices. Hines REIT, which is sponsored by Hines, wins the NAREIT Gold Leader in the Light Award for demonstrating superior and sustained energy practices.

2009	—
Hines launches its second public program, Hines Global REIT, which commences its first public offering. Hines expands the Hines GREEN OFFICE program by offering it to its more than 3,500 tenants worldwide. Hines is honored with the Environmental Protection Agency’s 2009 ENERGY STAR® Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. Hines REIT receives NAREIT Bronze Leader in the Light Award for its continuing demonstration of superior and sustained energy practices.

2010	—
Hines is honored with the Environmental Protection Agency’s 2010 ENERGY STAR® Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. Hines Global REIT acquires Fifty South Sixth in Minneapolis; Southpark Commerce Center II in Austin, TX; Hock Plaza in Durham, NC; Brindleyplace in London; and 17600 Gillette in Irvine, CA. MainPlace in downtown Houston becomes BG Group Place with the signing of a major lease. CalPERS commits $190 million to Hines CalPERS Brazil Fund. City Council approves Waterfront Toronto’s Bayside development project, which will transform the city’s waterfront into an active and diverse mixed-use community connected by major parks and public spaces. Hines sells trophy tower in Chicago, 300 N. LaSalle and retains management of 60-story LEED Gold tower. Hines’ Zielo Shopping Pozuelo chosen as “Best Small Shopping Centre in Spain” by Spanish Association of Shopping Centres. Hines begins construction on 43-story luxury residential tower in Warsaw, Poland called

Twarda 2/4, as well as the Arboretum, a 12-story residential building in Lodz. Hines’ GREEN OFFICE program grows to 19 million square feet in first year including more than 400 tenants occupying more than 19 million square feet. Hines’ Pan-European Core Fund acquires 12-story Domkaskaden office building in Hamburg.

2011	—
Hines receives Environmental Protection Agency’s 2011 ENERGY STAR® Sustained Excellence Award. Hines receives top ranking as “Greenest Company” from Commercial Property Executive magazine. Hines is chosen by Private Equity Real Estate as Latin America Firm of the Year. Hines begins construction on 280 High Holborn in Midtown (UK). Hines Global REIT acquires: Stonecutter Court (London, UK); FM Logistics Park (Moscow, Russia); Gogolevsky 11 (Moscow, Russia) 250 Royall (Canton, MA); Campus at Marlborough (Marlborough, MA); Fisher Plaza (Seattle, WA); and 9320 Excelsior Boulevard (Hopkins, MN). Hines hires Alan Patton to lead new Multifamily Division to expand the firm’s development activity throughout the U.S. working with Hines’ domestic regions on for-rent residential. Hines opens office in Dublin to target real estate opportunities emerging from the restructuring of Irish banking and real estate sectors. Construction begins on Hines Archstone’s CityCenterDC, a 10-acre mixed-use development in Washington, DC. Hines and New York State Common Retirement Fund form new venture to develop U.S. single-tenant properties. Hines announces the development of 7 Bryant Park, an iconic new trophy-class office tower on Avenue of the Americas overlooking Bryant Park. Hines sells Three First National Plaza in Chicago. Hines breaks ground on Eos at Interlocken, a Class A, 186,000-square-foot, LEED® Gold pre-certified office building in Broomfield, CO. Hines completes Cannon Place, a 400,000-square-foot office building incorporating the redevelopment of Cannon Street Station, in London. Hines’ 101 California earns LEED Platinum certification and scores #1 out of 7,307 LEED for Existing Building projects worldwide. Hines’ 30-story Garibaldi Tower in Porta Nuova officially becomes the tallest building in Italy, rising to 754 feet high with the addition of a 256-foot-tall spire. Hines starts construction on Centrum Biurowe Neptun Office Building in Gdansk, Poland.

2012	—
Hines Global REIT acquires 9320 Excelsior Boulevard and Logistics Portfolio in Poland. Hines and DLF begin construction on One Horizon Center in Gurgaon. Hines receives Environmental Protection Agency’s 2012 ENERGY STAR® Sustained Excellence Award. Hines announces the start of construction on Apartamenty Novum, firm’s first project in Krakow, Poland. Hines is selected by Caixa, Brazil’s largest savings and loan bank, as consultant to the Porto Maravilha REIT, an investment fund set up to finance Porto Maravilha, the old docklands of Rio de Janeiro. Hines Global REIT acquires first Australian asset, 144 Montague, which expands Hines’ operations to five continents. Hines receives top ranking as “Greenest Company” from Commercial Property Executive magazine for the second year in a row. Hines breaks ground on landmark office tower for LPL Financial at La Jolla Commons. Ivanhoé Cambridge and Hines announce development of sculptural office tower, River Point, in Chicago. Hines Global REIT acquires second Australian asset, 100 Brookes Street in Fortitude Valley, just outside of Brisbane in Queensland. Hines sells Southern California Portfolio, which includes approximately 4.5 million square feet of office space in a total of 59 buildings across Southern California. Hines Global REIT acquires 550 Terry Francois in San Francisco’s Mission Bay district. Hines Global REIT also acquires fifth industrial asset, Distribution Park Sosnowiec, in Poland and capitalizes on middle-class growth in Eastern Europe. North Carolina Department of Transportation engages Hines as Master Developer of Gateway Station. Research Triangle Foundation engages Hines to develop the next phase of Research Triangle Park. Major public piazza in Hines’ Porta Nuova Garibaldi opens in Milan. Hines announces that LPL Financial at La Jolla Commons will produce more energy on site than it uses and will become the largest Net-Zero energy commercial office building in U.S.

2013	—
Hines starts construction on Azure residences in St. Petersburg, and on River Point, a development including a 45-story office tower and a 1.5-acre public park in downtown Chicago’s West Loop. Hines Global REIT acquires Mercedes-Benz Bank Building in Stuttgart, Germany. 499 Park Avenue, 425 Lexington and 1200 Nineteenth Street are sold for investment. Hines celebrates groundbreaking on signature office property, 7 Bryant Park. Hines acquires Archstone’s interest in the CityCenterDC project. Hines receives Environmental Protection Agency’s 2013 ENERGY STAR® Sustained Excellence Award. Hines REIT sells iconic Williams Tower to Invesco Real Estate. Hines Global REIT acquires One Westferry Circus in London, 465 Victoria in Sydney, Australia, and the 481,070-square-foot New City office complex in Warsaw, Poland. Boston Properties and Hines celebrated groundbreaking of Transbay Tower, the West Coast’s tallest building.

Up to $2,500,000,000 in
Common Shares
Hines Global REIT II, Inc.
Offered to the Public

PROSPECTUS

Hines Securities, Inc.
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Hines Global REIT II, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.
December 12, 2014
NY 244842849v7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

All capitalized terms used and not defined in Part II of this registration statement shall have the meanings assigned to them in the prospectus which forms a part of this registration statement.

Item 30. Quantitative and Qualitative Disclosure About Market Risk

For information required by this item please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative Disclosures About Market Risk” in the prospectus included in this registration statement, as updated in Hines Global REIT II, Inc.’s Quarterly Report on Form 10-Q, incorporated by reference into this registration statement.

Item 31. Other Expenses of Issuance and Distribution

The following is a statement of estimated expenses to be incurred by Hines Global REIT II, Inc. in connection with the issuance and distribution of the securities being registered pursuant to this registration statement. All amounts are estimated except the Securities Act registration fee and the FINRA filing fee.

Amount
Securities Act registration fee . . . . . . . . . . . . . . . . . . . . . .	$341,000
FINRA filing fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	225,500
Blue sky qualification fees and expenses . . . . . . . . . . . . .	350,000
Printing and mailing expenses . . . . . . . . . . . . . . . . . . . . .	4,000,000
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . .	3,500,000
Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . .	1,000,000
Advertising and sales literature . . . . . . . . . . . . . . . . . . . . .	2,500,000
Transfer agent fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,000,000
Bank and other administrative expenses . . . . . . . . . . . . . .	150,000
Due diligence expense reimbursements . . . . . . . . . . . . . .	2,342,724
Advisor personnel expenses . . . . . . . . . . . . . . . . . . . . . . .	390,776
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$16,800,000

Item 32. Sales to Special Parties

We may sell shares to retirement plans of participating broker dealers, to participating broker dealers themselves (and their employees), to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities (and to each of their spouses, parents and minor children) at a 7.0% discount, or $9.30 per share, reflecting that no selling commissions will be paid in connection with such transactions. The net proceeds we receive will not be affected by such sales of shares at a discount.

Our directors and officers, both current and retired, as well as affiliates of Hines and their directors, officers and employees, both current and retired (and their spouses, parents and minor children) and entities owned substantially by such individuals, may purchase shares in this offering at a 10.0% discount, or $9.00 per share, reflecting the fact that no selling commissions or dealer manager fees will be paid in connection with any such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount.

In addition, Hines, the Dealer Manager or one of their affiliates may form one or more foreign-based entities for the purpose of raising capital from foreign investors to invest in our shares. Sales of our shares to any such foreign entity may be at a 7.0% discount, or $9.30 per share, reflecting the fact that no selling commissions will be paid in connection with any such transactions. The net offering proceeds we receive will not be affected by such sales of shares at a discount.

Item 33. Recent Sales of Unregistered Securities

Hines Global REIT II, Inc. issued 1,111.111 common shares to Hines Global REIT II Investor Limited Partnership, in exchange for an investment of $10,000 on September 6, 2013, in connection with the formation of Hines Global REIT II, Inc. This sale was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. There have been no other sales of unregistered securities within the past three years.

Item 34. Indemnification of Directors and Officers

The Maryland General Corporation Law, which we refer to as the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

Subject to the conditions set forth in this Item, our charter provides that no director or officer of Hines Global II will be liable to Hines Global II or its stockholders for money damages and that Hines Global II shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse the reasonable expenses of any director or officer of Hines Global II against any and all losses or liabilities reasonably incurred by any such person in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacities. Under our charter, we shall not indemnify a director, an advisor or an affiliate of the advisor, each of which we refer to as an Indemnified Party, for any liability or loss suffered by such Indemnified Party, nor shall we provide that such Indemnified Party be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the Indemnified Party determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the Indemnified Party was acting on behalf of or performing services for us; (iii) such liability or loss was not the result of negligence or misconduct by such Indemnified Party except in the event that the Indemnified Party is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Notwithstanding the foregoing, we shall not indemnify any Indemnified Party or any person acting as a broker dealer, for any loss, liability or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws. Our charter provides that the advancement of our funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party on behalf of us; (ii) the legal action is initiated by a third party who is not a stockholder of ours or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnified Party provides us with written affirmation of his good faith belief that he met the standard of conduct necessary for indemnification and undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under our charter or bylaws, or under resolutions of stockholders or directors, contract or otherwise. We have entered into separate indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and our charter, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the charter and bylaws, as a contract, it cannot be unilaterally modified by the board of directors or by the stockholders to eliminate the rights it provides. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability. Our charter provides that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or bylaws will apply to or affect, in any respect, any party’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements:

Hines Global REIT II, Inc.—Consolidated Financial Statements as of December 31, 2013
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheet	F-3
Notes to Consolidated Balance Sheet	F-4

Hines Global REIT II, Inc.—For the Three and Nine Months Ended September 30, 2014 and for the Period from July 31, 2013 (date of inception) through September 30, 2013
Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets	F-10
Condensed Consolidated Statements of Operations	F-11
Condensed Consolidated Statements of Equity	F-12
Condensed Consolidated Statements of Cash Flows	F-13
Notes to Condensed Consolidated Financial Statements	F-14

2819 Loker Avenue East — For the Nine Months Ended September 30, 2014 (Unaudited) and the Year Ended December 31, 2013
Independent Auditor’s Report	*
Statements of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Hines Global REIT II, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013	*
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2014	*
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Period from July 31, 2013 (date of inception) through December 31, 2013	*
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements	*

*See the “Incorporation by Reference” section (section N) of the Supplement included in this Post-Effective Amendment No. 3 to the Registration Statement.

(b) Exhibits:

The documents listed on the Index to Exhibits are filed as exhibits to this registration statement.

Item 37. Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)(i) that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed; and

(iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) if the registrant is relying on Rule 430B:
(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) to send to each stockholder at least on annual basis a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

(g) to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by our Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed for significant properties acquired during the distribution period.

(h) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on March 5, 2015.

HINES GLOBAL REIT II, INC.

By:	/S/ SHERRI W. SCHUGART
Sherri W. Schugart President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Hines*	Chairman of the Board of Directors	March 5, 2015
Jeffrey C. Hines

/s/ Sherri W. Schugart	President and Chief Executive Officer	March 5, 2015
Sherri W. Schugart	(Principal Executive Officer)

/s/ Ryan T. Sims*	Chief Financial Officer and Secretary	March 5, 2015
Ryan T. Sims	(Principal Financial Officer)

/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer	March 5, 2015
J. Shea Morgenroth	(Principal Accounting Officer)

/s/ Charles M. Baughn*	Director	March 5, 2015
Charles M. Baughn

/s/ Humberto Cabañas*	Director	March 5, 2015
Humberto Cabañas

/s/ Dougal A. Cameron*	Director	March 5, 2015
Dougal A. Cameron

/s/ John O. Niemann, Jr.*	Director	March 5, 2015
John O. Niemann, Jr.
*Signed on behalf of the named individuals by J. Shea Morgenroth under power of attorney.

INDEX TO EXHIBITS

Exhibit No.	Description
1.1
Amended and Restated Dealer Manager Agreement, dated as of December 12, 2014, by and between Hines Global REIT II, Inc. and Hines Securities, Inc. (filed as Exhibit 1.1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, File No. 333-191106 (the “Registration Statement”), on December 12, 2014 and incorporated by reference herein)

1.2	Form of Selected Dealer Agreement (filed as Exhibit 1.2 to Post-Effective Amendment No. 1 to the Registration Statement on December 12, 2014 and incorporated by reference herein)
3.1
Articles of Amendment and Restatement of Hines Global REIT II, Inc. (filed as Exhibit 3.1 to Pre- Effective Amendment No. 5 to the Registration Statement on August 15, 2014 and incorporated by reference herein)

3.2	Articles Supplementary of Hines Global REIT II, Inc. (filed as Exhibit 1.1 to Post-Effective Amendment No. 1 to the Registration Statement on December 12, 2014 and incorporated by reference herein)
3.3	Amended and Restated Bylaws of Hines Global REIT II, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 5 to the Registration Statement on August 15, 2014 and incorporated by reference herein)
4.1	Forms of Subscription Agreement (included in the Prospectus as Appendix B-1 and Appendix B-2)
4.2	Hines Global REIT II, Inc. Distribution Reinvestment Plan (included in the Prospectus as Appendix C)
5.1	Opinion of Venable LLP (filed as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Registration Statement on December 12, 2014 and incorporated by reference herein)
8.1	Opinion of Greenberg Traurig, LLP as to tax matters (filed as Exhibit 8.1 to Post- Effective Amendment No. 2 to the Registration Statement on February 26, 2015 and incorporated by reference herein)
10.1
Amended and Restated Agreement of Limited Partnership of Hines Global REIT II Properties LP, dated as of December 12, 2014 (filed as Exhibit 10.1 to Post-Effective Amendment No. 1 to the Registration Statement on December 12, 2014 and incorporated by reference herein)

10.2
Advisory Agreement, dated as of August 15, 2014, among Hines Global REIT II Advisors LP, Hines
Global REIT II Properties LP, and Hines Global REIT II, Inc. (filed as Exhibit 10.2 to Pre-Effective Amendment No. 5 to the Registration Statement on August 15, 2014 and incorporated by reference herein)

10.3
Amended and Restated Escrow Agreement, dated as of December 12, 2014, by and among Hines Securities Inc., Hines Global REIT II, Inc. and UMB Bank, N.A. (filed as Exhibit 10.3 to Post-Effective Amendment No. 1 to the Registration Statement on December 12, 2014 and incorporated by reference herein)

10.4
Form of Indemnification Agreement entered into between Hines Global REIT II, Inc. and each of the following persons as of August 15, 2014: Jeffrey C. Hines, Charles M. Baughn, Humberto Cabañas, Dougal A. Cameron, John O. Niemann, Jr., Sherri W. Schugart, Ryan T. Sims, David L. Steinbach, Kevin L. McMeans and J. Shea Morgenroth (filed as Exhibit 10.4 to the Registration Statement on September 11, 2013 and incorporated by reference herein)

10.5	Waiver to Hines Global REIT II Advisory Agreement (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on September 24, 2014 and incorporated by reference herein)
10.6
Purchase and Sale Agreement, dated as of November 12, 2014, by and between Hines Interests Limited Partnership and Canoga-Rincon Loker Industrial, LLC (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on November 20, 2014 and incorporated by reference herein)

10.7
Assignment of Contract of Purchase and Sale, dated as of November 14, 2014, by and between Hines Interests Limited Partnership and HGREIT II 2819 Loker LP (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed November 20, 2014 and incorporated by reference herein)

10.8
Uncommitted Loan Agreement, dated as of December 15, 2014, by and between Hines Global REIT II, Inc., as borrower, and Hines Interests Limited Partnership, as lender (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K on December 19, 2014 and incorporated by reference herein)

10.9*	Selected Dealer Agreement, dated as of December 31, 2014, by and between Hines Global REIT II, Inc., Hines Securities, Inc., Hines Global REIT II Advisors LP and Ameriprise Financial Services, Inc.

Exhibit No.	Description
10.10
Particulars and Conditions of Sale of Bishop’s Square, Bishop’s Street/Kevin Street Lower, Dublin 2, dated as of January 30, 2015, by and between Bishop Ireland GREIT II Limited and Violet Yarrow Real Estate (Dublin) Limited (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on February 5, 2015 and incorporated by reference herein)

10.11
Facility Agreement, dated as of March 3, 2015 by and between Deutsche Girozentrale as Agent, Original Hedge Counterparty, Arranger, Security Trustee and Lender and Hines GREIT II Ireland Fund PLC, acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund, as Borrower (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on March 5, 2015 and incorporated by reference herein)

10.12*
Amendment to Selected Dealer Agreement, dated February 27, 2015, by and among Hines Global REIT II, Inc., Hines Securities, Inc., Hines Global REIT II Advisors LP and Ameriprise Financial Services, Inc.

21.1*	List of Subsidiaries of Hines Global REIT II, Inc.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Saville Dodgen & Company PLLC
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)
24.1
Power of Attorney of certain signatories (included in the signature page to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed on August 15, 2014 and incorporated by reference herein)

*    Filed herewith.